Form 10-K405, Exhibit 13
period 1996-12-31
BANCINSURANCE CORP
filed 1997-03-20
CIK 276400

                                                                    Exhibit 13.1



                                  BANCINSURANCE

                                   CORPORATION

                                      1996

                                  Annual Report

--------------------------------------------------------------------------------


BANCINSURANCE CORPORATION 1996 ANNUAL REPORT

     Bancinsurance Corporation (NASDAQ:BCIS) is a specialty property insurance holding company engaged, through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting niche insurance. Among its products are "Ultimate Loss Insurance," which protects banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure and maintain adequate insurance coverage. The Company also provides a surety bond program for national administrative firms that perform certain services for non-profit entities and operates a third party administrator specializing in certain workers' compensation programs.

FINANCIAL HIGHLIGHTS
(In thousands, except for per share data)

                                               ----------------------------------------------------------------------
                                                                           YEAR ENDED DECEMBER 31,
                                                  1996       1995        1994        1993        1992         1991
                                               ----------------------------------------------------------------------

     INCOME STATEMENT DATA
     ---------------------
     Net Premiums Earned                        $10,138     $19,783     $25,536     $19,788     $10,657     $ 6,853
     Net Investment Income                        1,564       1,413       1,561       1,253         782         619
     Other Income                                 1,003         614         580         626         459          34
                                                -------     -------     -------     -------     -------     -------

          Total Revenue                          12,705      21,810      27,667      21,667      11,898       7,506
                                                -------     -------     -------     -------     -------     -------

     Losses and Loss Adjustment Expenses,
       Net of Reinsurance Recoveries              5,404      12,760      15,565      10,919       5,064       3,444
     Income Before Federal Income Taxes and
       Cumulative Effect Accounting Change        3,121       1,598       2,652       2,827       2,896       1,275
                                                -------     -------     -------     -------     -------     -------

     Net Income                                 $ 2,341     $ 1,421     $ 2,317     $ 2,295     $ 2,138     $   942
                                                =======     =======     =======     =======     =======     =======

     Net Income Per Common Share                $   .40     $   .24     $   .39     $   .38     $   .36     $   .16
                                                =======     =======     =======     =======     =======     =======

     Weighted Average Common Shares and
       Equivalents Outstanding                    5,831       5,892       5,921       6,090       5,960       5,843

     BALANCE SHEET DATA
     ------------------

     Total Assets                               $28,275     $27,750     $43,774     $43,612     $28,015     $15,535
     Shareholders' Equity                        15,907      13,710      11,838       9,910       7,581       5,240


             SHAREHOLDEERS EQUITY'                     NET INCOME
                 (Thousnads)                           (Thousands)
             1991        $5,240                        1991        $942
             1992        $7,581                        1992      $2,138
             1993        $9,910                        1993      $2,295
             1994       $11,838                        1994      $2,317
             1995       $13,710                        1995      $1,421
             1996       $15,907                        1996      $2,341

1
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------





TO OUR SHAREHOLDERS

Record profitability was achieved for 1996 due to key decisions which were made the prior year combined with a consistent focus on the Company's niche market opportunities. Net income rose 65 percent to $2,341,048 for the twelve months ended December 31, 1996, compared with $1,421,086 a year ago. Net income per share increased nearly 67 percent to $0.40 versus $0.24 in 1995. These results benefited from significant improvement in operating performance, a stronger investment portfolio, and a disciplined approach to growth.

Strategies were pursued throughout 1996 to further strengthen our core products and services. The substantial decline in premiums earned versus 1995 understates the progress which was achieved this past year. Discontinuance of the Automobile Physical Damage (APD) Program in 1995 negatively impacted premiums earned for most of 1996, but it also enabled us to refocus the Company on profitable business. Revenues totaled $12,704,874 in 1996 versus $21,810,344 the prior year, a decrease of 42 percent. We are now positioned to benefit from solid improvement in long-term performance within our business.

The combined ratio, which includes the loss and loss adjustment expense ratio plus the operating expense ratio, declined sharply in 1996 to 83.8 percent, compared with 116.7 percent a year ago. Our underwriting profit for 1996 compares very favorably with the experience of property and casualty insurers. It was principally due to lower claims as a percentage of premiums earned due to the discontinued APD Program, achievement of higher than anticipated salvage and subrogation results, and much lower operating expenses, compared with the prior year.

Total investments were $25,360,303 at December 31, 1996. Fixed income securities represented 61 percent of the year-end portfolio, while equity securities declined to 12 percent. The investment strategy throughout this past year was primarily tax driven in order to utilize prior year tax benefits and to shelter realized gains. We began the new year with a portfolio which continues to be invested conservatively and we remain committed to prudent fiscal management.

A.M. Best, an independent rating organization for the insurance industry, assigned Ohio Indemnity Company, a subsidiary of Bancinsurance engaged in specialized property and casualty insurance, the rating of "A-" Excellent.

The accomplishments of the past year have enabled management to accelerate efforts to aggressively build upon our established strengths and seek additional niche products to enhance the overall business. Our long-term strategies continue to be focused on consistent improvement in profitability. Shareholders' equity at December 31, 1996 was $15.9 million, an increase of 16 percent over the same date in 1995.

We thank all of our shareholders, Board of Directors, officer and employees for their continued faith in and commitment to Bancinsurance Corporation.

Sincerely,

/s/ Si Sokol
  -----------
Si Sokol

President and Chief Executive Officer

                                                                               2
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------




BUSINESS STRATEGY

The Company's business strategy is to maximize underwriting profits through niche products and services within the insurance industry. During the past several years, Bancinsurance has expanded into businesses which are complementary to its core business and long-term objectives. The Company concentrates on underwriting specialized lines of business where it can utilize its underwriting and claims management expertise to generate underwriting profits superior to property/casualty industry results.

PRODUCTS

Bancinsurance Corporation currently has three distinct lines of niche insurance products and related services: Ultimate Loss Insurance, Bonded Service Program and BCIS Services.

ULTIMATE LOSS INSURANCE PROGRAM
-------------------------------

Ultimate Loss Insurance, a form of physical damage blanket single interest insurance, is sold to lending institutions, such as banks, savings and loan associations, credit unions, automobile dealers and finance companies. Ultimate Loss Insurance insures such institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. The standard policy covers physical damage to the collateral, not to exceed the lesser of the collateral's fair market value or the outstanding loan balance. This blanket single interest policy is generally written to cover the lending institution's complete portfolio of collateralized personal property loans which consist primarily of automobile loans.

BONDED SERVICE PROGRAM
----------------------

Bonded Service is a program in which the Company participates by bonding specific unemployment insurance servicing commitments by a cost containment service firm. Unemployment Compensation laws of each state generally permit non-profit organizations to opt out of the state sponsored unemployment compensation insurance system and, instead, elect to reimburse the state for unemployment compensation claims paid by the state on their behalf. The Company believes that the Bonded Service Program provides a cost effective alternative for qualified reimbursing employers.

BCIS SERVICES, INC.
-------------------

BCIS Services is a third party administrator specializing in managing workers' compensation obligations assumed by employers who self-insure this coverage. The contract defines specific servicing responsibilities for which the client pays agreed upon fees during the duration of such contract.

Services include any that assist the client in controlling factors that impact containment of workplace disability costs from risk control to proactive claims management. BCIS Services can provide independent claims administration involving other casualty insurance exposures on a multi-state basis. Marketing of the program began in July 1993. BCIS Services does not engage in underwriting or insuring risks of loss.

SUMMARY

During the past several years, Bancinsurance Corporation has pursued select growth opportunities to build upon existing strengths and industry experience. These actions by management have resulted in increases in revenue and profitability, while also creating a stronger, more diversified base of business. From time to time, we plan to seek additional ways to complement the Company's existing product and services offerings.

3
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Bancinsurance Corporation:

We have audited the consolidated balance sheets of Bancinsurance Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, cash flows, and the financial statement schedules for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancinsurance Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                /s/ Coopers & Lybrand L.L.P.
Columbus, Ohio
February 28, 1997

                                                                               4
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------



BANCINSURANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

                                                                                                              DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                        1996            1995
--------------------------------------------------------------------------------------------------------------------------------


ASSETS
Investments (note 2):
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $4,086,856 in 1996 and $4,390,089 in 1995).....   $ 4,004,550    $ 4,258,129

 Available for sale:
  Fixed maturities, at fair value (amortized cost $11,271,525 in 1996 and $9,222,686 in 1995)....    11,502,186      9,563,314

  Equity securities, at fair value (cost $2,602,891 in 1996 and $3,175,130 in 1995)..............     3,031,014      3,465,204

 Short-term investments, at cost which approximates fair value...................................     5,730,923      4,942,924

 Securities purchased under agreements to resell.................................................     1,091,630      1,158,571
                                                                                                   ------------  -------------

     TOTAL INVESTMENTS...........................................................................    25,360,303     23,388,142
                                                                                                   ------------   ------------


Cash.............................................................................................       681,286        482,405

Premiums receivable..............................................................................       494,322        400,397

Reinsurance receivable (note 12).................................................................        15,150        528,726

Reinsurance recoverable on paid losses (note 12).................................................        25,143        525,102

Prepaid reinsurance premiums (note 12)...........................................................          -           514,662

Premium taxes receivable.........................................................................          -           138,632

Loans to affiliates (note 13)....................................................................       434,463        217,744

Furniture, fixtures and leasehold improvements, net..............................................        86,435        129,490

Excess of investment over net assets of subsidiaries.............................................       753,738        753,738

Deferred federal income taxes....................................................................          -            55,623

Prepaid federal income taxes.....................................................................        29,633        321,488

Accrued investment income........................................................................       308,646        231,276

Other assets ....................................................................................        85,833         62,809
                                                                                                 --------------  -------------

     TOTAL ASSETS................................................................................  $ 28,274,952    $27,750,234
                                                                                                   ============    ===========

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------


BANCINSURANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

                                                                                                        DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                    1996            1995
----------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses (note 12)................................$ 1,359,775    $ 2,241,881

Unearned premiums (note 12).....................................................................    745,787      2,997,334

Contract funds on deposit.......................................................................  2,950,108      1,809,012

Reinsurance premiums payable (note 12)..........................................................    503,806        392,716

Note payable to bank (note 4)...................................................................  5,600,000      5,616,132

Taxes, licenses, and fees payable...............................................................     93,566         54,552

Deferred federal income taxes...................................................................    194,755           -

Commissions payable.............................................................................    342,258        341,112

Amount due to stock broker......................................................................       -           143,038

Other...........................................................................................    578,080        444,047
                                                                                                -----------  -------------

     TOTAL LIABILITIES.......................................................................... 12,368,135     14,039,824
                                                                                                -----------   ------------


Commitments and contingent liabilities (notes 5, 12 and 17)

Shareholders' equity (notes 8, 9 and 10):
 Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
    no shares issued or outstanding.............................................................     -               -

  Class B Serial Preference shares without par value; authorized 98,646 shares;
    no shares issued or outstanding ............................................................     -               -

 Common stock without par value; authorized 20,000,000 shares; 5,878,277 shares issued .........    315,567        315,567

 Additional paid-in capital.....................................................................  1,433,329      1,466,753

 Net unrealized gain on investments, net of tax (note 2)........................................    434,797        416,263

 Retained earnings.............................................................................. 14,040,484     11,699,436
                                                                                                -----------   ------------
                                                                                                 16,224,177     13,898,019
 Less:  Treasury stock, at cost (111,020 common shares in 1996 and 71,728 common shares
          in 1995)..............................................................................   (317,360)      (187,609)
                                                                                                -----------  -------------

     TOTAL SHAREHOLDERS' EQUITY................................................................. 15,906,817     13,710,410
                                                                                                -----------   ------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................................................$28,274,952    $27,750,234
                                                                                                ===========    ===========


 See accompanying notes to consolidated financial statements.

                                                                               6
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                       YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------

                                                                                 1996             1995           1994
--------------------------------------------------------------------------------------------------------------------------

INCOME:
 Premiums written.........................................................  $   8,358,499      $14,038,845    $35,629,799
 Decrease in unearned premiums............................................      2,251,545       14,294,905      2,051,123
                                                                            -------------      -----------   ------------
     Premiums earned .....................................................     10,610,044       28,333,750     37,680,922
 Premiums ceded...........................................................       (471,940)      (8,550,443)   (12,145,098)
                                                                           --------------     ------------   ------------
     Net premiums earned..................................................     10,138,104       19,783,307     25,535,824
 Investment income (net of expenses of $78,003, $78,761 and
    $167,190, respectively)...............................................      1,318,137        1,387,602      1,447,683
 Net realized gain on investments.........................................        246,038           25,891        112,942
 Claims administration fees...............................................        550,615          533,354        521,171
 Other income.............................................................        451,980           80,190         58,938
                                                                           --------------    -------------  -------------

     TOTAL REVENUE........................................................     12,704,874       21,810,344     27,676,558
                                                                            -------------      -----------    -----------

LOSSES AND OPERATING EXPENSES:
 Losses and loss adjustment expenses......................................      5,864,170       21,206,483     26,297,669
 Reinsurance recoveries...................................................       (459,686)      (8,446,389)   (10,733,161)
 Commission expense.......................................................      1,441,430        2,885,353      3,158,574
 Other insurance operating expenses.......................................      1,551,578        2,996,319      4,100,758
 Amortization of deferred policy acquisition costs........................           -             397,029        768,059
 General and administrative expenses......................................        734,660          719,268      1,024,565
 Interest expense ........................................................        451,425          454,497        407,696
                                                                           --------------     ------------   ------------
     TOTAL EXPENSES......................................................       9,583,577       20,212,560     25,024,160
                                                                           --------------      -----------    -----------

     INCOME BEFORE FEDERAL INCOME TAXES..................................       3,121,297        1,597,784      2,652,398

Federal income tax expense (note 6)......................................         780,249          176,698        335,403
                                                                           --------------     ------------   ------------

     NET INCOME..........................................................   $   2,341,048      $ 1,421,086    $ 2,316,995
                                                                            =============      ===========    ===========


Net income per common share..............................................   $         .40      $       .24     $      .39
                                                                             ============      ===========     ==========

Weighted average number of common shares and equivalents outstanding.....       5,831,048        5,892,002      5,921,419
                                                                             ------------      -----------     ----------


See accompanying notes to consolidated financial statements.


7
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-------------------------------------------------------------------------------

                                     PREFERRED STOCK                ADDITIONAL   UNREALIZED                              TOTAL
                                  --------------------    COMMON     PAID-IN    GAIN (LOSS) ON  RETAINED    TREASURY   SHAREHOLDERS'
                                  CLASS A      CLASS B    STOCK      CAPITAL     INVESTMENTS   EARNINGS     STOCK        EQUITY

------------------------------------------------------------------------------------------------------------------------------------


Balance December 31, 1993             -           -      $ 315,567   $1,599,582   $  97,713  $ 7,961,355   $ (64,475) $ 9,909,742
  Net income.....................     -           -          -            -           -        2,316,995       -        2,316,995
  Cumulative effect of change
   in accounting for investments,
   net of income taxes of
   $345,660 (notes 1(d)
   and 2)........................     -           -          -            -         670,986        -           -          670,986
  Change in unrealized loss
   on investments, net of
   income tax benefit of
   $473,712......................     -           -          -            -        (918,362)       -           -         (918,362)
  Purchase of 60,000
   treasury shares ..............     -           -          -            -           -            -        (165,000)    (165,000)
  38,500 shares issued in
   connection with the
   exercise of stock
   options (note 8)..............     -           -          -          (13,361)      -            -          37,424       24,063
                                 ----------  ----------  ---------   ----------   ---------  -----------   ---------  -----------
Balance December 31, 1994             -           -        315,567    1,586,221    (149,663)  10,278,350    (192,051)  11,838,424
  Net income.....................     -           -          -            -           -        1,421,086       -        1,421,086
  Change in unrealized gain
   on investments, net of
   income taxes of
   $291,538......................     -           -          -            -         565,926        -           -          565,926
  Purchase of 60,400 treasury
   shares (note 17)  ............     -           -          -            -           -            -        (162,838)    (162,838)
  76,500 shares issued in
   connection with the
   exercise of stock options
   (note 8)......................     -           -          -         (119,468)      -            -         167,280       47,812
                                 ----------  ----------  ---------   ----------   ---------  -----------   ---------  -----------
Balance December 31, 1995             -           -        315,567    1,466,753     416,263   11,699,436    (187,609)  13,710,410
  NET INCOME....................      -           -          -            -           -        2,341,048       -        2,341,048
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES OF
   $9,548........................     -           -          -            -          18,534        -           -           18,534
  PURCHASE OF 59,292
   TREASURY SHARES (NOTE 17)          -           -          -            -           -            -        (185,675)    (185,675)
  20,000 SHARES ISSUED IN
   CONNECTION WITH THE
   EXERCISE OF STOCK
   OPTIONS (NOTE 8)..............     -           -          -          (33,424)      -            -          55,924       22,500
                                 ----------  ----------  ---------   ----------   ---------  -----------   ---------  -----------
BALANCE DECEMBER 31, 1996             -           -      $ 315,567   $1,433,329   $ 434,797  $14,040,484   $(317,360) $15,906,817
                                 ==========  ==========  =========   ==========   =========  ===========   =========  ===========

See accompanying notes to consolidated financial statements.

                                                                               8
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------

                                                                              1996             1995            1994
------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:

 Net income............................................................... $ 2,341,048      $ 1,421,086      $2,316,995

 Adjustments to reconcile net income to net cash provided by (used in) operating activities:

  Net realized gain on investments........................................    (245,436)         (25,891)       (112,942)

  Depreciation............................................................      64,605           69,339          88,988

  Amortization of bond premium (discount).................................     (19,491)          29,149         137,279

  Amortization of deferred policy acquisition costs.......................        -             538,017         768,059

  Deferred federal income tax expense.....................................     240,830          363,161         212,978

  (Increase) decrease in premiums receivable..............................     (93,925)       1,588,447      (1,161,276)

  (Increase) decrease in reinsurance receivable...........................     513,576          799,041         (97,825)

  (Increase) decrease in reinsurance recoverable on paid losses...........     499,959        1,483,859        (375,066)

  Increase in deferred policy acquisition costs...........................        -            (140,988)       (784,039)

  (Increase) decrease in prepaid reinsurance premiums.....................     514,662        6,455,951        (278,747)

  (Increase) decrease in premium taxes receivable.........................     138,632         (138,632)           -

  Increase in loans to affiliates.........................................    (216,719)         (71,719)        (72,025)

  (Increase) decrease in prepaid federal income taxes.....................     291,855          291,632        (502,575)

  (Increase) decrease in accrued investment income........................     (77,370)         135,097          64,361

  (Increase) decrease in other assets.....................................     (23,024)          33,528            (243)

  Decrease in reserve for unpaid losses and loss adjustment expenses......    (882,106)      (2,274,998)       (360,475)

  Decrease in unearned premiums...........................................  (2,251,547)     (14,294,903)     (2,051,123)

  Increase in contract funds on deposit...................................   1,141,096          912,916         105,737

  Increase (decrease) in reinsurance premiums payable.....................     111,090       (1,378,456)       (117,263)

  Increase (decrease) in taxes, licenses and fees payable.................      39,014         (196,010)       (239,088)

  Increase (decrease) in commissions payable..............................       1,146         (419,428)        708,569

  Increase (decrease) in other liabilities................................     134,033          (88,175)         36,030
                                                                          ------------     ------------    ------------

     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.................. $ 2,221,928      $(4,907,977)    $(1,713,691)
                                                                           -----------      -----------     -----------

9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                                                       1996             1995            1994
-------------------------------------------------------------------------------------------------------------------------------


Cash flows from investing activities:

 Proceeds from held to maturity: fixed maturities due to redemption or maturity..$    508,779     $  1,068,590     $    58,598

 Proceeds from available for sale: fixed maturities sold, redeemed and matured...   3,168,317        5,653,365       5,062,788

 Proceeds from available for sale: equity securities sold........................   1,865,588          781,249         692,371

 Cost of investments purchased:

  Held to maturity: fixed maturities.............................................    (241,682)        (602,344)     (2,094,074)

  Available for sale: fixed maturities...........................................  (5,152,466)        (188,575)     (1,719,497)

  Equity securities..............................................................  (1,106,028)        (426,816)       (504,713)

 Increase (decrease) in amount due to stock broker...............................    (143,038)         143,038        (449,054)

 Net increase in short-term investments..........................................    (787,999)        (679,383)     (1,363,262)

 Net (increase) decrease in securities purchased under agreements to resell......      66,941          496,471        (461,932)

 Purchase of furniture, fixtures and leasehold improvements......................     (22,152)         (11,554)        (36,529)
                                                                                 ------------     ------------      ----------

     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........................  (1,843,740)       6,234,041        (815,304)
                                                                                 ------------      -----------      ----------

Cash flows from financing activities:

 Proceeds from note payable to bank..............................................   1,790,000        5,100,000         850,000

 Repayments of note payable to bank..............................................  (1,806,132)      (5,400,000)       (250,000)

 Proceeds from stock options exercised...........................................      22,500           47,812          24,063

 Acquisition of treasury stock...................................................    (185,675)        (162,838)       (165,000)
                                                                                 ------------      -----------      ----------

     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........................    (179,307)        (415,026)        459,063
                                                                                 ------------      -----------      ----------


Net increase (decrease) in cash..................................................     198,881          911,038      (2,069,932)

Cash at beginning of year........................................................     482,405         (428,633)      1,641,299
                                                                                 ------------      -----------      ----------

CASH AT END OF YEAR..............................................................$    681,286      $   482,405      $ (428,633)
                                                                                 ============      ===========      ==========


Supplemental disclosures of cash flow information:

Cash paid during the year for:

 Interest .......................................................................$    430,662      $   454,568      $  407,307
                                                                                 ============      ===========      ==========
 Income taxes....................................................................$    530,000      $    20,000      $  625,000
                                                                                 ============      ===========      ==========

Transfer of securities from held to maturity to available for sale at amortized

 cost (fair value $3,102,454)....................................................$      -          $ 3,110,174      $      -
                                                                                 ============      ===========      =========


See accompanying notes to consolidated financial statements.

                                                                              10
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  ORGANIZATION
          Bancinsurance Corporation (the Company) was incorporated in the state of Ohio in 1970. The Company is primarily engaged, through its wholly-owned subsidiary, Ohio Indemnity, in the underwriting of specialized property and casualty insurance. Ohio Indemnity is licensed in forty-four states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the Department) and the regulations of each state in which it operates. During 1993, BCIS Services, Inc. was incorporated as a wholly-owned subsidiary of the Company. BCIS Services provides workers' compensation professional administration and cost control services to employers who self-insure this obligation. No single customer of the Company accounts for a predominant share of consolidated revenue, except for one customer in the Ultimate Loss Insurance program and one customer in the Surety program. See Note 14.

     (B)  BASIS OF FINANCIAL STATEMENT PRESENTATION
          The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) (which vary in certain respects from reporting practices prescribed or permitted by the Department). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Statutory accounting practices differ from GAAP in that:
          (1) assets must be included in the statutory statements at "admitted asset value" and "nonadmitted assets" must be excluded through a charge against surplus; (2) policy acquisition costs are charged against income as incurred rather than being deferred and amortized over the terms of the related policies; (3) ceded reinsurance balances payable are reflected as a reduction of premiums in the course of collection rather than as a liability; (4) adjustments reflecting the revaluation of stocks are carried to the equity account as unrealized investment gains or losses, without providing for Federal income taxes; and (5) the fixed maturities are carried at amortized cost instead of market value with no unrealized gain or loss reflected in surplus. The effects of these differences on shareholder's equity and net income are shown in Note 10.

          The Company received written approval from the Department to record Unearned Premium reserves in the amount of $620,264 at December 31, 1996 for the premium applicable to the unexpired portion of certain ultimate loss insurance policies, whereby coverage was extended to include runoff and to record Contract Funds On Deposit for the portion of funds allocated toward the payment of benefits collected pursuant to a bond insuring the payment of certain reimbursable unemployment compensation benefits on behalf of enrolled employers.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (C)  CONSOLIDATION POLICY
          The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     (D)  INVESTMENTS
          Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and has reported the cumulative effect of this accounting change, represented by the unrealized gain for available for sale securities of $1,016,646, net of the related deferred income taxes of $345,660 as an increase in shareholders' equity. Investments in fixed maturities held as available for sale are carried at fair value. The net unrealized holding gain or loss, net of applicable deferred taxes, is shown as a separate component of shareholders' equity, and is not included in the determination of net earnings. Prior to the adoption of SFAS No. 115, fixed maturities were reported at cost adjusted for the amortization of premium or discount and other than temporary market value declines. Investments in held to maturity fixed maturities, which include bonds and preferred stocks with mandatory redemption features, where the Company has the ability and intent to hold to maturity or put date, are carried at amortized cost. As permitted by the Financial Accounting Standards Board's Special Report entitled "A Guide to Implementation of Statement 115 an Accounting for Certain Investments in Debt and Equity Securities", the Company reassessed the appropriateness of its classifications of all securities held. As a result, the Company transferred additional securities from its held to maturity portfolio to available for sale in 1995.

          Available for sale equity securities, which include common stocks and preferred stocks without mandatory redemption features, are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in shareholders' equity. Short-term investments are reflected at cost which approximates fair value.

11
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

          Realized gains and losses on disposal of investments are determined by the specific identification method and are included in investment income. The carrying value of investments is revised and the amount of revision is charged to net realized losses on investments when management determines that a decline in the value of an investment is other than temporary.

     (E)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY
          As allowed by generally accepted accounting principles, the excess of investment over net assets of Ohio Indemnity acquired is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

     (F)  RECOGNITION OF PREMIUM REVENUES AND RELATED EXPENSES
          Insurance premiums are recorded as revenue over the period of risk assumed. For the Company's "Ultimate Loss Insurance" products, a form of physical damage blanket single interest insurance sold to lending institutions, premiums are earned in relation to the level of exposure assumed. For the surety and auto physical damage products (sales were discontinued in 1995), premiums are earned pro rata. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums.

     (G)  POLICY ACQUISITION COSTS
          During 1992 to 1995, the Company wrote a line of business on which it capitalized and amortized certain policy acquisition costs incurred at policy issuance. Such costs were deferred and amortized over the term of the policy to the extent that these deferred costs could be recovered from future profits, including anticipated investment income related to the line of business. Certain other lines of business have acquisition costs that have not been deferred due to the uncertainty surrounding ultimate profit margins.

     (H)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
          Reserve for unpaid losses and loss adjustment expenses includes case basis estimates of reported losses and estimates of losses incurred but not reported based upon past experience. The reserve also includes an estimate of the loss adjustment expenses to be incurred in the settlement of items provided for in the reserve for unpaid losses. These reserves are reported net of amounts recoverable from salvage and subrogation. Management believes the reserve for unpaid losses and loss adjustment expenses is adequate. Amounts recoverable from the reinsurer are estimated in a manner consistent with the reserve for unpaid losses and loss adjustment expenses and are recorded as a reinsurance receivable.

     (I)  REINSURANCE
          The Company's reinsurance transactions are attributable to premiums written in its automobile physical damage business, which was
          discontinued in 1995.   The Company records its reinsurance
          transactions in accordance with the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

     (J)  CONTRACT FUNDS ON DEPOSIT
          The Company has an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by the Company. The Company and the cost containment service firm share any redundancy resulting from the development of the claims to be paid from the contract funds held on deposit. The Company recognized $411,176 in payments received in excess of losses incurred which are included in other income in 1996. No such amounts were recognized in 1995 or 1994.

     (K)  RETURN PREMIUMS PAYABLE
          Return premiums payable are computed based upon a comparison of reported losses to expected losses with certain insured companies. If actual losses reported are less than expected losses, a return of premium is due to the insured.

     (L)  DEPRECIATION AND AMORTIZATION
          Furniture and fixtures are stated at cost and depreciated using the straight-line method over a five year useful life. Leasehold improvements are amortized over the remaining office lease term. Maintenance, repairs and minor renewals are charged directly to expense as incurred. When furniture and fixtures are sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and the resulting gains or losses are included in the accompanying statements of income.

     (M)  EARNINGS PER SHARE
          Earnings per share have been computed by dividing net income by the weighted average number of common shares outstanding during the year, including outstanding stock options, which are included as common stock equivalents.

12
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


     (N)  FEDERAL INCOME TAXES
          Bancinsurance Corporation files a consolidated federal income tax return with its subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

     (O)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that fair value: Cash, short-term investments and securities purchased under agreements to resell:

             For these short-term investments, the carrying amounts are reasonable estimates of fair value.
          Fixed maturities and equity securities:
             Fair values are based upon quoted market prices or dealer quotes for comparable securities.
          Note payable to bank:
             Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The carrying amount is a reasonable estimate of fair value.

(2)  INVESTMENTS
     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:

                                                                                 DECEMBER 31, 1996
                                                    -----------------------------------------------------------------------

                                                                               GROSS            GROSS
                                                           AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                            COST               GAINS            LOSSES            VALUE
                                                    -----------------------------------------------------------------------

          Held to maturity:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............  $    1,039,505       $      4,856      $       611       $ 1,043,750
             Obligations of states and
              political subdivisions................       2,315,045             84,994            6,933         2,393,106
             Other debt securities..................          50,000                                                50,000
           Redeemable preferred stock...............         600,000               -                -              600,000
                                                      --------------      -------------      -----------      ------------
                                                           4,004,550             89,850            7,544         4,086,856
                                                      --------------        -----------        ---------      ------------

          Available for sale:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............         858,006              7,011              367           864,650
             Obligations of states and
              political subdivisions................      10,173,948            239,968           17,566        10,396,350
             Corporate securities...................         239,571              1,615             -              241,186
           Equity securities........................       2,602,891            507,620           79,497         3,031,014
                                                      --------------       ------------   --------------     -------------
                                                          13,874,416            756,214           97,430        14,533,200
                                                      --------------       ------------   --------------     -------------
                  Totals............................  $   17,878,966       $    846,064   $      104,974     $  18,620,056
                                                      ==============       ============   ==============     =============


13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                                                                 DECEMBER 31, 1995
                                                    -----------------------------------------------------------------------

                                                                               GROSS            GROSS
                                                           AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                            COST               GAINS            LOSSES            VALUE
                                                    -----------------------------------------------------------------------

          Held to maturity:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............    $    797,938      $    12,062     $        -          $    810,000
             Obligations of states and
              political subdivisions................       2,510,191          120,333                435         2,630,089
             Other debt securities..................          50,000            -                  -                50,000
           Redeemable preferred stock...............         900,000            -                  -               900,000
                                                         -----------      -----------      -------------      ------------
                                                           4,258,129          132,395                435         4,390,089
                                                         -----------      -----------      -------------      ------------

          Available for sale:
           Fixed maturities:
             Obligations of states and
              political subdivisions................       8,958,651          300,277             13,551         9,245,377
             Corporate securities...................         264,035           53,902             -               317,937
           Equity securities........................       3,175,130          334,149             44,075         3,465,204
                                                        ------------     ------------     --------------      ------------
                                                          12,397,816          688,328             57,626        13,028,518
                                                        ------------     ------------     --------------      ------------
                  Totals............................     $16,655,945     $    820,723     $       58,061      $ 17,418,607
                                                         ===========     ============     ==============      ============


     The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    -----------------------------------------------------------------------


                                                                 HELD TO MATURITY                  AVAILABLE FOR SALE
                                                           AMORTIZED           FAIR            AMORTIZED          FAIR
                                                            COST               VALUE            COST              VALUE
                                                    -----------------------------------------------------------------------

          Due in one year or less...................  $      650,247      $     652,577     $    889,239     $     893,402
          Due after one year through five years.....       1,866,547          1,912,567        3,868,403         3,946,479
          Due after five years through ten years....         538,640            572,812        4,043,632         4,137,460
          Due after ten years.......................         299,116            298,900        2,470,251         2,524,847
                                                      --------------     --------------     ------------     -------------
                                                           3,354,550          3,436,856       11,271,525        11,502,188

          Redeemable preferred stock................         600,000            600,000             -                 -
          Equity securities.........................            -                  -           2,602,891         3,031,012
          Other debt securities.....................          50,000             50,000             -                 -
                                                     ---------------     --------------     ------------     -------------
                                                     $     4,004,550     $    4,086,856     $ 13,874,416     $  14,533,200
                                                     ===============     ==============     ============     =============


     Gross investment income, including net realized gains and losses, is summarized below:

                                                                      -----------------------------------------------------

                                                                             1996                 1995              1994
                                                                      -----------------------------------------------------

          Held to maturity:
           Fixed maturities                                            $     281,850         $   253,804       $   (72,327)
          Available for sale:
           Fixed maturities                                                  664,909             642,621         1,339,751
           Equity securities                                                 366,357             260,363           215,108
          Short-term investments                                             319,228             327,423           229,696
          Other                                                                9,834               8,043            15,587
                                                                       -------------         -----------       -----------
               Gross investment income                                 $   1,642,178         $ 1,492,254       $ 1,727,815
                                                                       =============         ===========       ===========

                                                                              14
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




     All fixed maturity investments were income producing for the years ended December 31, 1996, 1995 and 1994.

     Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                                      -----------------------------------------------------

                                                                               1996             1995              1994
                                                                      -----------------------------------------------------

       Gross realized gains:
          Held to maturity: fixed maturities.........................     $      3,779     $      4,250      $       248
          Available for sale: fixed maturities.......................           86,529           56,881           96,317
                            Equity securities........................          187,870           77,088           25,502
                                                                          ------------     ------------      -----------
             Total gains.............................................          278,178          138,219          122,067
                                                                          ============     ============      ===========

       Gross realized losses:
          Held to maturity: fixed maturities.........................                5           38,926            -
          Available for sale: fixed maturities.......................           31,585           58,363            4,370
                            Equity securities........................              550           15,039            4,755
                                                                          ------------     ------------      -----------
             Total losses............................................           32,140          112,328            9,125
                                                                          ============     ============      ===========

             Net realized gains .....................................     $    246,038     $     25,891      $   112,942
                                                                          ============     ============      ===========

     From time to time, the Company purchases securities under agreements to resell the same securities (repurchase agreements). The amounts advanced under these agreements represent short-term loans. The fair value of the securities underlying the agreements approximates the carrying value.

     At December 31, 1996, investments having a par value of $3,425,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.

(3)    DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                                      -----------------------------------------------------

                                                                                1996             1995            1994
                                                                      -----------------------------------------------------

       Deferred, January 1...........................................   $         -        $    397,029    $     381,049
          Additions:
          Commissions................................................             -            (121,972)       3,133,836
          Premium tax................................................             -             126,889          715,195
          Salaries...................................................             -              14,099           68,844
          Ceding commissions.........................................             -             121,972       (3,133,836)
                                                                        --------------     ------------    -------------
                                                                                  -             538,017        1,165,088
       Amortization to expense ......................................             -             538,017          768,059
                                                                        --------------     ------------    -------------


       Deferred, December 31.........................................   $         -        $         -     $     397,029
                                                                        ==============     ============    =============


(4)  NOTE PAYABLE TO BANK
     As of December 31, 1996, the Company had a $10,000,000 revolving line of credit with a maturity date of May 1, 2000 and an outstanding balance of $5,600,000. The revolving credit agreement provides for interest payable quarterly, at the bank's prime rate (8.25% per annum at December 31, 1996). Under the terms of the revolving line of credit agreement, the Company has provided the lending bank a collateral assignment of a $100,000 face value life insurance policy on the life of the President. The policy cash value at December 31, 1996, was $23,855.

15
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(5)  LEASES AND SHARED EXPENSES
     Ohio Indemnity leases its office facility and an automobile. The office facilities are shared with other affiliated entities and rental and bookkeeping expenses are allocated among them. This operating lease expires in 2000. In February 1997, the Company entered into an operating lease agreement for an office facility. The lease expires in 2000.

     Consolidated rental expenses under operating leases were $141,738, $128,271 and $124,873 in each of the years 1996, 1995 and 1994, respectively.

     The future minimum lease payments required under these operating leases, as of December 31, 1996 follows:

           -----------------------------------------------------

                         YEAR                   OPERATING
                        ENDING                   LEASES
           -----------------------------------------------------

                         1997                  $  108,224
                         1998                     109,354
                         1999                     104,080
                         2000                      81,667
                                              -----------
                         2000                  $  403,325
                                               ==========


(6)  FEDERAL INCOME TAXES
     Deferred income taxes for 1996 and 1995 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax asset at December 31 are as follows:

                                                                                 ------------------------------------

                                                                                        1996               1995
                                                                                 ------------------------------------

       Deferred tax assets:
          Unpaid loss and loss adjustment expense reserves....................      $    13,066       $    26,985
          Unearned premium reserves...........................................           67,305           185,413
          Alternative minimum tax credit carryforward.........................             -               91,726
             Subtotal.........................................................           80,371           304,124

       Deferred tax liabilities:
          Unrealized gains on available for sale fixed maturities equity securities    (223,986)         (214,438)
          Discounting of anticipated salvage and subrogation..................           (4,919)           (4,919)
          Accrued dividends receivable........................................           (3,120)           (3,043)
          Other   ............................................................          (43,101)          (26,101)
                                                                                   ------------       -----------
             Net deferred tax asset (liability)...............................      $  (194,755)      $    55,623
                                                                                    ===========       ===========

     Net deferred tax assets and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events that would impact management's conclusions as to the ultimate realizability of deferred tax assets.

     The provision for federal income taxes at December 31, consists of the following:

                                                                      -----------------------------------------------------

                                                                             1996               1995             1994
                                                                      -----------------------------------------------------

          Current ...................................................    $     631,144      $  (278,189)     $   122,425
          Deferred ..................................................          149,105          454,887          212,978
                                                                         -------------      -----------      -----------
             Federal income tax expense..............................    $     780,249      $   176,698      $   335,403
                                                                         =============      ===========      ===========




                                                                              16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31, is as follows:

                                                                      -----------------------------------------------------

                                                                               1996             1995             1994
                                                                      -----------------------------------------------------

          Federal income tax at statutory rate.......................      $ 1,061,241      $   543,247       $  901,815
          Dividends received and tax exempt interest deductions......         (284,618)        (359,821)        (450,523)
          Adjustment for utilization of capital loss carryforwards...            -                  -            (88,402)
          Other......................................................            3,626           (6,728)         (27,487)
                                                                           -----------      -----------       ----------
             Federal income tax expense..............................      $   780,249      $   176,698       $  335,403
                                                                           ===========      ===========       ==========


(7)  BENEFIT PLANS
     During 1995 and 1994, the Company had a profit sharing plan for all employees with six months of service. Contributions were determined annually by the Board of Directors. The contribution to the plan was $44,745, in 1994. There was no contribution to the plan in 1995.

     On January 1, 1996, the Company implemented the Ohio Indemnity Company Employee 401(k) and Profit Sharing Plan (the "401(k)" Plan"). The 401(k) Plan is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, the Company matches 50% of the qualified employee's contribution up to 6%. The total cost of the matching contribution was $24,930 for the year ended December 31, 1996. Concurrent with this implementation, the Company merged the Profit Sharing Plan into the Company's 401(k) Plan.

(8)  STOCK OPTION PLANS
     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and, if fully adopted, would change the methods for recognition of cost on plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in 1996 and 1995 are presented below.

     The Company has two stock option plans. The 1984 Plan was open to all employees of the company and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 135,000 shares outstanding at December 31, 1996 expire at various dates from 1997 through 2004 and range in option price per share from $.625 to $6.00.

     The 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 shares, 100,000 shares for any one individual, of the common stock of the Company. Certain key employees, officers, and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee which will determine to whom and when options will be granted along with the terms and conditions of the options. The options for 50,500 shares outstanding at December 31, 1996 expire at dates from 2004 to 2006 and range in option price per share from $2.50 to $6.75.

     A summary of the status of the Company's stock options as of December 31, 1996 and 1995 and changes during the year ended on those dates is presented below:

                                                                       1996                                1995
                                                       --------------------------------------------------------------------

                                                                           WGTD. AVG.                          WGTD. AVG.
                                                              SHARES      EXER. PRICE             SHARES      EXER. PRICE
                                                       --------------------------------------------------------------------


          Outstanding at beginning of year..............      199,500         $3.28                237,500         $2.54
          Granted.......................................        6,000          3.38                 38,500          2.55
          Exercised.....................................      (20,000)         1.125               (76,500)          .625
          Expired.......................................         -              -                    -                -
          Canceled......................................         -              -                    -                -
                                                           ----------                           ----------
          Outstanding at end of year....................      185,500         $3.52                199,500         $3.28
                                                           ==========         ======            ==========         =====

          Options exercisable at year-end...............      159,500                              167,000
                                                           ==========                           ==========
          Shares reserved for issuance..................      635,000                              655,000
                                                           ==========                           ==========
          Options available for future grant............      449,500                              455,500
                                                           ==========                           ==========

          Weighted average fair value of options
             granted during the year....................   $   2.0535                           $   1.5969
                                                           ==========                           ==========

17
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------



      The fair value of each option granted during 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 56.82%, (2) risk-free interest rate of 5.99% for options granted June 15, 1995, 5.58% for options granted December 21, 1995 and 6.67% for options granted June 5, 1996, and (3) expected life of 6 years.

      The following table summarizes information about stock options outstanding at December 31, 1996:

                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                                       --------------------------------------------------------------------

                                                         NUMBER         WGTD. AVG.   WGTD. AVG.    NUMBER        WGTD. AVG.
                                                         OUTSTANDING    REMAINING    EXERCISE      EXERCISABLE   EXERCISE
          RANGE OF EXERCISE PRICES                      AT 12/31/96     CONTR.LIFE   PRICE         AT 12/31/96   PRICE
                                                       --------------------------------------------------------------------

          $ .625........................................     25,000         2.87    $ .625            25,000    $ .625
           1.125........................................     15,000         4.67     1.125            15,000     1.125
           1.9375- 2.50.................................     57,500         6.04     2.255            31,500     2.054
           2.875 - 3.375................................     12,000         8.94     3.125            12,000     3.125
           5.25  - 6.75.................................     76,000         7.04     5.96             76,000     5.96
                                                            -------                                 --------
            .625 - 6.75.................................    185,500         6.10     3.519           159,500     3.685
                                                            =======                                 ========

      Had compensation cost for the Company's 1996 and 1995 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share for 1996 and 1995 would approximate the pro forma amounts below:

                                                       --------------------------------------------------------------------

                                                                        AS REPORTED                     PRO FORMA
                                                                  1996               1995          1996           1995
                                                       --------------------------------------------------------------------

       Net income.......................................    $2,341,048           $1,421,086      $2,333,507    $1,420,230
                                                             ---------            ---------       ---------     ---------
       Net income per common share......................    $      .40           $      .24      $      .40    $      .24
                                                            ----------            ---------       ---------     ---------

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995. Additional awards in future years are anticipated.

(9)   DIVIDEND RESTRICTIONS
      Under Ohio law, insurance companies may only pay dividends to shareholders from shareholders' equity determined in accordance with statutory accounting practices. Further, Ohio law limits dividends to shareholders, without prior approval of the Department, to the greater of the prior year's statutory net income or 10% of statutory shareholders' equity. As of December 31, 1996, dividends from Ohio Indemnity in 1997 are limited to $2,890,887 without prior approval of the Department.

(10)  STATUTORY SHAREHOLDERS' EQUITY AND NET INCOME
      As of December 31, 1996, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:

                                                                                          SHAREHOLDERS'         NET
                                                                                         EQUITY/SURPLUS        INCOME
                                                                                          -------------     ------------
          Statutory..................................................................     $  20,146,338     $  2,890,887
          Reconciling items:
           Non-admitted assets.......................................................             4,116             -
           Deferred taxes............................................................          (189,319)        (149,103)
           Unrealized gain on available for sale fixed maturities....................           230,661             -
                                                                                          -------------     ------------
             GAAP....................................................................     $  20,191,796     $  2,741,784
                                                                                          =============     ============

       As of December 31, 1995, Ohio Indemnity's statutory surplus differed from GAAP shareholders' equity by an amount of $6,979 in nonadmitted assets, $169,806 for deferred taxes and $340,627 in unrealized gain on available for sale fixed maturities. Statutory net income for the year ended December 31, 1995 differed from GAAP net income by ($397,029) for deferred acquisition costs and ($449,452) in deferred taxes.

                                                                              18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(11)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
      Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows:

                                                                           ------------------------------------------------


                                                                                  1996            1995          1994
                                                                           ------------------------------------------------

          Balance at January 1............................................   $   2,242,000    $  4,517,000  $  4,877,000
           Less reinsurance recoverables..................................         529,000       1,328,000     1,230,000
                                                                            --------------    ------------  ------------
          Net Balance at January 1........................................       1,713,000       3,189,000     3,647,000
                                                                            --------------    ------------  ------------
          Incurred related to:
           Current year...................................................       5,761,000      12,513,000    15,036,000
           Prior years....................................................        (357,000)        247,000       529,000
                                                                            ---------------   ------------  ------------
          Total incurred..................................................       5,404,000      12,760,000    15,565,000
                                                                            --------------    ------------  ------------
          Paid related to:
           Current year...................................................       4,424,000      10,659,000    12,188,000
           Prior years....................................................       1,348,000       3,577,000     3,835,000
                                                                            --------------    ------------  ------------
          Total paid......................................................       5,772,000      14,236,000    16,023,000
                                                                            --------------    ------------  ------------
          Net Balance at December 31......................................       1,345,000       1,713,000     3,189,000
           Plus reinsurance recoverables..................................          15,000         529,000     1,328,000
                                                                           ---------------    ------------  ------------
          Balance at December 31..........................................   $   1,360,000    $  2,242,000  $  4,517,000
                                                                             =============    ============  ============


      As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $357,000 in 1996 primarily because of higher than anticipated salvage and subrogation received from the discontinued Automobile Insurance business, and increased by $247,000 in 1995 because of higher than anticipated losses and related legal expenses in connection with a discontinued product. The provision for unpaid losses and loss adjustment expenses increased by $529,000 in 1994 because of higher than anticipated losses from the Automobile Insurance business.

(12)  REINSURANCE
      The Company maintains a quota share reinsurance agreement, by which Ohio Indemnity cedes a portion of its insurance to a reinsurer. This arrangement limits the net claim liability potential arising from specific policies. This reinsurance agreement does not relieve the Company from its obligations to policyholders. Consequently, failure of the reinsurer to honor its obligations could result in losses to the Company. The Company currently recovers 50% of the paid losses and loss adjustment expense applicable to Automobile Physical Damage insurance policies.

      As of December 31, ceded reinsurance reduced commission expense incurred by $62,147, $121,972 and $3,137,726 in 1996, 1995 and 1994, respectively.

(13)  RELATED PARTIES
      Included in loans to affiliates at December 31, 1996, 1995 and 1994 is a $19,000 loan to an officer of Ohio Indemnity, due December 8, 1996. Interest only is payable in quarterly installments at the rate of two points above prime. On December 2, 1996, the loan was renewed and the maturity was extended to December 8, 1997. The carrying amount of the loan is a reasonable estimate of fair value.

      On July 22, 1996, the Company entered into a commercial financing agreement with an Administrator for the marketing and servicing of certain not-for-profit entities in the Bonded Service Program. Under terms of the agreement, the Company provides a line of credit, up to a maximum of $200,000, effective to April 30, 1997 (the "Renewal Date"). Interest is payable in quarterly installments at the rate of one point above prime. The outstanding principal balance is payable in full to the Company on or before April 30 of each annual term. In addition, the Administrator must maintain a principal balance of zero for a minimum of 15 consecutive calendar days during each annual term. At December 31, 1996, the Company had loaned the Administrator $200,000 under this agreement.

      During 1994, the Company entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 1996, the Company had loaned the trustee $215,463 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,000 shares of the Company's common stock contributed by the officer/shareholder to the Trust.

(14)  CONCENTRATIONS
      A single customer in the Ultimate Loss Insurance program represented $1,553,282, $2,343,398 and $2,425,234 of the Company's net premiums earned in 1996, 1995 and 1994, respectively.

19
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


      A single customer in the Surety program represented $995,241, $1,074,126 and $1,059,839 of the Company's net premiums earned in 1996, 1995 and 1994, respectively.

(15)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
      The Company's results of operations have varied, and in the future may vary from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:

                                                                                       1996

                                                    -----------------------------------------------------------------------

                                                            FIRST           SECOND            THIRD             FOURTH
                                                           QUARTER         QUARTER           QUARTER            QUARTER
                                                    -----------------------------------------------------------------------

          Net premiums earned........................     $2,895,349       $2,624,054       $2,375,207        $2,243,494
          Net investment and other income............        592,478          684,081          518,975           771,236
          Total revenues.............................      3,487,827        3,308,135        2,894,182         3,014,730
          Losses and operating expenses..............      2,774,479        2,320,842        2,170,779         2,317,477
          Net income ................................        541,422          717,403          546,447           535,776
          Net income per share.......................            .09              .13              .09               .09


                                                                                         1995
                                                    -----------------------------------------------------------------------


                                                             FIRST           SECOND            THIRD             FOURTH
                                                            QUARTER          QUARTER          QUARTER           QUARTER
                                                    -----------------------------------------------------------------------

          Net premiums earned........................     $6,281,912       $5,676,272       $4,367,224        $3,457,899
          Net investment and other income............        558,522          597,007          470,171           401,337
          Total revenues.............................      6,840,434        6,273,279        4,837,395         3,859,236
          Losses and operating expenses..............      6,405,219        5,695,627        4,908,900         3,202,814
          Net income ................................        386,966          470,722          114,814           448,584
          Net income per share.......................            .07              .08              .02               .07


(16)  REGULATORY STANDARD
      During 1993, the National Association of Insurance Commissioners adopted a Risk Based Capital (RBC) test applicable to property and casualty insurers as of December 31, 1994. The RBC calculation serves as a benchmark of insurance enterprises' solvency by state insurance regulators by establishing statutory surplus targets which will require certain Company level or regulatory level actions. Based on the Company's analysis, it appears that the Company's total adjusted capital is in excess of all required action levels and that no corrective action will be necessary. The RBC provisions have been enacted into the Ohio Revised Code.

(17)  COMMON SHARE REPURCHASE PROGRAM
      On November 13, 1995, the Board of Directors adopted a common share repurchase program. The program allows the Company to repurchase, up to a total of 100,000 of its common shares. As of September 5, 1996, the Company repurchased 100,000 shares. In addition, on September 5, and November 4, 1996, the Board of Directors approved an additional 19,112 and 100,000 common shares for repurchase, respectively. The program will expire on December 31, 1997. As of December 31, 1996, the Company repurchased 119,692 shares at an average price per share of $2.91 under this program. Repurchases have been and will continue to be funded by cash flows from operations.

(18)  LITIGATION
      The Company is routinely a party to litigation incidental to its business, as well as to other nonmaterial litigation. Management believes that no individual item of litigation, or group of similar items of litigation, including the matters referred to below, is likely to result in judgments that will have a material adverse effect on the financial condition or results of operations of the Company.

      On November 2, 1994, the James L. Miniter Agency, Inc. (the "Agent") filed a lawsuit against Ohio Indemnity in the Suffolk County Superior Court, Massachusetts, alleging essentially that Ohio Indemnity had breached its contractual obligations to the Agent policyholder. On December 2, 1994, Ohio Indemnity removed the case to the United States District Court for the District of Massachusetts. On June 7, 1996, a summary judgement was granted in favor of Ohio Indemnity, however, an appeal of the judgement has been filed by the Agent.

                                                                              20
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company's principal sources of revenue are premiums paid by insureds for insurance policies issued by the Company. The premiums written become premiums earned for financial statement purposes as the premium is earned incrementally over the term of each insurance policy and after deducting the amount of premium ceded to reinsurers pursuant to reinsurance treaties or agreements. The Company's principal costs are losses and loss adjustment expenses. The principal factor in determining the level of the Company's profit is the difference between these premiums earned and losses and loss adjustment expenses incurred.

Loss and loss adjustment expense reserves are estimates of what an insurer expects to pay on behalf of claimants. The Company is required to maintain reserves for payment of estimated losses and loss adjustment expenses for both reported claims and IBNR claims. The ultimate liability incurred by the Company may be different from current reserve estimates.

Loss and loss adjustment expense reserves for IBNR claims are estimated based on many variables including historical and statistical information, inflation, legal developments, economic conditions, general trends in claim severity and frequency and other factors that could affect the adequacy of loss reserves. The Company reviews case and IBNR reserves monthly and makes appropriate adjustments.

SUMMARY RESULTS

The following table sets forth period to period changes in selected financial data:

                                           --------------------------------------------------------------------------------

                                                                PERIOD TO PERIOD INCREASE (DECREASE)
                                                                          YEARS ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------------

                                                     1995-96                      1994-95                    1993-94
                                              ----------------------       --------------------        --------------------
                                              AMOUNT         %CHANGE       AMOUNT       %CHANGE        AMOUNT       %CHANGE
                                              ------         -------       ------       -------        ------       -------
      Premiums written................... $ (5,680,346)      (40.5%)   $(21,590,954)     (60.6%)    $(1,254,297)     (3.4%)
      Net premiums earned................   (9,645,203)      (48.8%)     (5,752,517)     (22.5%)      5,747,966      29.0%
      Net investment income..............      150,682        10.7%        (147,132)      (9.4%)        307,703      24.6%
      Loss and loss adjustment expense,
       net of reinsurance recoveries.....   (7,355,610)      (57.6%)     (2,804,414)     (18.0%)      4,645,859      42.5%
      Operating expense..................   (3,270,301)      (46.7%)     (2,053,987)     (22.7%)      1,756,145      24.1%
      Interest expense...................       (3,072)        (.7%)         46,801       11.5%         197,295      93.8%
      Operating income...................    1,523,513        95.4%      (1,054,614)     (39.8%)       (174,216)     (6.2%)
      Net income......................... $    919,962        64.7%    $   (895,909)     (38.7%)    $    22,173       1.0%

The combined ratio, which is the sum of the loss ratio and expense ratio, determined in accordance with statutory accounting practices, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of the Subsidiary on both a statutory and GAAP basis for each of the years ended December 31:

                                                                            1996           1995           1994
                                                                         ---------------------------------------
    Statutory:
      Loss ratio.........................................................    53.3%          64.5%          61.9%
      Expense ratio......................................................    30.4%          48.8%          33.8%
                                                                          -------          -----           ----
      Combined ratio.....................................................    83.7%         113.3%          95.7%
                                                                          =======          =====           ====
    GAAP:
      Loss ratio.........................................................    53.3%          64.5%          61.0%
      Expense ratio......................................................    30.5%          52.2%          34.4%
                                                                          -------          -----           ----
      Combined ratio.....................................................    83.8%         116.7%          95.4%
                                                                          =======          =====           ====

Investments of the Subsidiary's assets are restricted to certain investments permitted by Ohio insurance laws. The Company's overall investment policy is determined by the Company's Board of Directors and is reviewed periodically. The Company principally invests in investment-grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in favorable net yields. The Company has the ability and intent to hold its held to maturity fixed income securities to maturity or put date, and as a result carries its held to maturity fixed income securities at amortized cost for GAAP purposes. As the Company's fixed income securities mature, there can be no assurance that the Company will be able to reinvest in securities with comparable yields.

21
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

Premiums Written; Premiums Earned. Premiums written decreased 40.5% from $14,038,845 in 1995 to $8,358,499 in 1996, while premiums earned decreased 48.8%
from $19,783,307 in 1995 to $10,138,104 in 1996. Premiums decreased primarily due to the discontinuance of the California Automobile Physical Damage Program. Automobile insurance premiums were predominantly earned through June 1996 as the policies expired. The discontinuance of the Automobile Physical Damage Program resulted in a positive impact on underwriting results although there has been a material reduction in premiums associated with its discontinuance. Nonetheless, there can be no assurance that the discontinuance will not have a material adverse effect on the Company's operating results. See "DISCONTINUED PRODUCTS."

Automobile Physical Damage Insurance accounted for $(110,821) of premiums written and $573,207 of premiums earned in 1996, compared with $5,272,700 and $9,507,516 in 1995, a decrease of 102.1% and 94.0% respectively. The Company began commercially marketing the product in California in June 1992 and in Arizona in January 1993. In October 1994, the Company discontinued sales of Automobile Physical Damage insurance in Arizona. On April 30, 1995, the Company canceled its managing general agent contract for the sales of Automobile Physical Damage Insurance in California. On May 1, 1995, the reinsurance agreement applicable to the Automobile Physical Damage written through its managing general agent was canceled. Reinsurance will remain in force for all policies written by its managing general agent. In addition, on May 1, 1995, the Company assumed marketing and underwriting responsibilities and engaged an independent claims agent to handle subsequent settlements. On July 28, 1995, Ohio Indemnity Company entered into an agreement with the California Department of Insurance to discontinue sales and renewals of private passenger personal lines in automobile physical damage insurance in California. Premiums earned decreased less significantly than premiums written as a result of reductions in unearned premium resulting from the run-off and reductions in premiums written.

Premiums written for Ultimate Loss Insurance decrease 5.1% from $5,479,857 in 1995 to $5,198,724 in 1996. Premiums earned for Ultimate Loss Insurance decreased 8.6% from $6,817,904 in 1995 to $6,233,308 in 1996. The decrease in premiums written and premiums earned during 1996 reflected decreased premium volume. The decrease in premiums earned reflects, in addition, the reduction in unearned premium associated with a canceled policy.

Premiums written for the Bonded Service program remained relatively constant from $3,285,708 in 1995 to $3,231,642 in 1996, while premiums earned from the Bonded Service program decreased 2.0% from $3,293,325 in 1995 to $3,228,725 in 1996. The decreases in net premiums written and premiums earned on the Bonded Service program were primarily attributable to marginal decreases in premium rates.

Net Investment Income. Net investment income increased 10.7% from $1,413,493 in 1995 to $1,564,175 in 1996 primarily as a result of net realized gains on equity securities. During 1996, the Company's investment strategy was primarily tax driven in order to utilize potentially expiring capital loss carryforwards and to shelter current year realized gains that were primarily market driven.
The average yield on the investment portfolio was 5.8% in 1995 and 5.6% in 1996.

Claims Administration. Claims administration income generated by BCIS Services accounted for $533,354 of the revenues for 1995 and $550,615 in 1996. The wholly-owned subsidiary commenced business operations in California during the third quarter of 1993.

Other Income. Other income increased 463.6% from $80,190 in 1995 to $451,980 in 1996. The increase in other income was primarily due to earnings in 1996 of $411,176 attributed to recognition of favorable results from a closed year of operations of the Bonded Service program. The Company expects other income to vary from year to year depending on claims experience of the Bonded Service program. See Note (1)(j) of the Notes to Consolidated Financial Statements.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $12,760,094, or 64.5% of premiums earned in 1995 versus $5,404,484, or 53.3% of premiums earned in 1996. Losses and loss adjustment expenses, as a percentage of premiums earned, decreased for the same period because net premiums earned decreased at a lower percentage rate than the percentage rate decrease in losses and loss adjustment expenses. This result reflected lower loss and loss adjustment expense experience and higher than anticipated salvage and subrogation received from the discontinued Automobile Insurance program.

The decrease in losses and loss adjustment expenses was primarily attributable to claims from the Automobile Physical Damage Insurance business which in 1995 totaled $8,614,845 compared with $502,208 in 1996. This decrease of 94.2%, was due to the discontinuance of the Automobile Physical Damage program in 1995. The losses and loss adjustment expenses for Ultimate Loss Insurance increased 17.0% from $3,485,742 in 1995 to $4,079,921 in 1996 due to increases in loss expenses. Losses and loss adjustment expenses for the Bonded Service program increased from $176,684 in 1995 to $438,355 in 1996 due to increases in reserves.

                                                                              22
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense decreased 46.7% from $6,997,969 in 1995 to $3,727,668 in 1996. The decrease in operating expense was primarily attributable to a 50.0% decrease in 1996 in non-deferred commission expense and a 100% decrease in policy fees paid to the general agent in connection with administration of Automobile Physical Damage Insurance. Legal expenses decreased from $590,083 in 1995 to $202,199 in 1996. Operating expense also decreased as a result of reductions in bond amortization expense, consulting and supplies. Amortization of deferred policy acquisition costs decreased 100% from $538,017 in 1995 due to discontinuance of the Automobile Physical Damage Program. Insurance Department licenses and fees expense decreased 35.5% from $131,639 in 1995 to $84,957 in 1996 primarily due to securing additional states authority to accommodate the expansion of the Surety program during 1995. Additionally, BCIS Services incurred operating expenses of $567,343 in 1996 compared with $565,910 of operating expenses during 1995.

Interest Expense. Interest expense remained relatively constant from $454,497 in 1995 to $451,425 in 1996.

Federal Income Taxes. The difference between Federal income taxes, $176,698 in 1995 and $780,249 in 1996, resulted from an increase in the effective tax rate primarily due to lower tax exempt interest in 1996 and increases in taxable income. See Note 6 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 113.3% in 1995 to 83.7% in 1996 was primarily attributable to a decrease in loss and loss adjustment expense experience together with higher than anticipated salvage and subrogation associated with the discontinued automobile physical damage insurance program. See "Losses and Loss Adjustment
Expenses, Net of Reinsurance Recoveries."

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

Premiums Written; Premiums Earned. Premiums written decreased 60.6% from $35,629,799 in 1994 to $14,038,845 in 1995, while premiums earned decreased 22.5% from $25,535,824 in 1994 to $19,783,307 in 1995. Premiums decreased primarily due to the initial restructuring of the California Automobile Physical Damage Program in May 1995 and later discontinuance of sales and renewals on July 28, 1995. It is anticipated that premium will predominantly be earned through June 1996 as the policies expire. Management anticipates the discontinuance of the Automobile Physical Damage Program will result in a positive impact on underwriting results although there has been and will continue to be a material reduction in premiums associated with its discontinuance. Nonetheless, there can be no assurance that the discontinuance will not have a material adverse effect on the Company's operating results.

Automobile Physical Damage Insurance accounted for $5,272,700 of premiums written and $9,507,516 of premiums earned in 1995, compared with $27,537,712 and $14,835,119 in 1994, a decrease of 80.9% and 35.9% respectively. The Company began commercially marketing the product in California in June 1992 and in Arizona in January 1993. In October 1994, the Company discontinued sales of Automobile Physical Damage insurance in Arizona. On April 30, 1995, the Company canceled its managing general agent contract for the sales of Automobile Physical Damage Insurance in California. On May 1, 1995, the reinsurance agreement applicable to the Automobile Physical Damage written through its managing general agent was canceled. Reinsurance will remain in force for all policies written by its managing general agent. In addition, on May 1, 1995, the Company assumed marketing and underwriting responsibilities and engaged an independent claims agent to handle subsequent settlements. As of December 31, 1995, there were $278,122 in premiums written under the restructured program. On July 28, 1995, Ohio Indemnity Company entered into an agreement with the California Department of Insurance to discontinue sales and renewals of private passenger personal lines in automobile physical damage insurance in California. Premiums earned decreased less significantly than premiums written as a result of reductions in unearned premium resulting from the run-off and reductions in premiums written.

Premiums written for Ultimate Loss Insurance remained relatively constant from $5,378,178 in 1994 to $5,479,857 in 1995. Premiums earned for Ultimate Loss Insurance decreased 11.7% from $7,717,291 in 1994 to $6,817,904 in 1995. The increase in premiums written during 1995 was the result of reductions in return premium and the decrease in net premiums earned related to reductions in unearned premium associated with the canceled policy and the elimination of continuation coverage on a second policy. See Note 14 to the Notes to Consolidated Financial Statements.

Premiums written for the Bonded Service program increased 22.8% from $2,675,532 in 1994 to $3,285,708 in 1995, while premiums earned from the Bonded Service program increased 23.6% from $2,664,525 in 1994 to $3,293,325 in 1995. The increases in net premiums written and premiums earned on the Bonded Service program were primarily attributable to the addition in 1995 of one multi-employer group created by the cost containment service firm to service small not-for-profit organizations. As of December 31, 1995, the Company services five such groups.

Net Investment Income. Net investment income decreased 9.4% from $1,560,625 in 1994 to $1,413,493 in 1995 primarily as a result of a smaller investment portfolio attributable to the Company's premium reduction relating to the discontinued Automobile Physical Damage program, offset in part by a higher return on investments in 1995 due to the prevailing interest rate environment. During 1995, the Company's investment strategy was primarily tax driven in order to utilize potentially expiring capital loss carryforwards and to shelter current year realized gains that were primarily market driven. In addition, unallocated investment expenses decreased, primarily attributable to a reduction in bond amortization of 80.4% from $142,365 in 1994 to $27,857 in 1995.

23
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


The average yield on the investment portfolio was 5.6% in 1994 and 5.8% in 1995.

Claims Administration. Claims administration income generated by BCIS Services accounted for $521,171 of the increase in revenues for 1994 and $533,354 in 1995. The wholly-owned subsidiary commenced business operations in California during the third quarter of 1993.

Other Income. Other income increased 36.1% from $58,938 in 1994 to $80,190 in 1995. The increase in other income was primarily due to earnings in 1995 of $24,400 attributed to fee income earned and $24,522 in recoveries. A portion of the fees charged to participants in the Bonded Service program by the cost containment service firm are used to establish an aggregate loss fund to cover potential losses. If losses reserved do not ultimately develop, a portion of the reserve fund is earned by the Company. Reserve years 1994, 1993 and 1992, though not fully developed at December 31, 1995 are expected to yield redundant reserves due to lower than anticipated losses. The Company expects other income to vary from year to year depending on claims experience of the Bonded Service program.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $15,564,508, or 61.0% of premiums earned in 1994 versus $12,760,094, or 64.5% of premiums earned in 1995. Losses and loss adjustment expenses, as a percentage of premiums earned, increased for the same period because net premiums earned increased at a lower percentage rate than the percentage rate increase in losses and loss adjustment expenses. This result reflected higher loss and loss adjustment expense experience, reductions in premium volume and marginal increases in premium rates.

The absolute decrease in losses and loss adjustment expenses was primarily attributable to initial claims from the Automobile Physical Damage Insurance business in 1994 which totaled $11,111,284 compared with $8,614,845 in 1995. This decrease of 22.5%, was primarily due to the discontinuance of the Automobile Physical Damage program in 1995. The losses and loss adjustment expenses for Ultimate Loss Insurance decreased 14.6% from $4,083,264 in 1994 to $3,485,742 in 1995 due to decreases in loss and loss adjustment expenses connected with two significant lending institutions. See Note 14 to the Notes to Consolidated Financial Statements. Losses and loss adjustment expenses for the Bonded Service program decreased from $316,701 in 1994 to $176,684 in 1995 due to a decrease in reserves.

Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense decreased 22.7% from $9,051,956 in 1994 to $6,997,969 in 1995. The decrease in operating expense was primarily attributable to a 8.7% decrease in 1995 in non-deferred commission expense and a 67.0% decrease in policy fees paid to the general agent in connection with administration of Automobile Physical Damage Insurance. Policy fees decreased from $2,483,795 in 1994 to $819,325 in 1995 due to discontinuance of the program. Legal expenses increased from $320,800 in 1994 to $590,083 in 1995 as a result of legal work related to a Contract Dispute. See Note 19 to the Notes to Consolidated Financial Statements. Operating expense also decreased as a result of reductions in bond amortization expense, consulting and audit expenses. Amortization of deferred policy acquisition costs decreased 30.0% from $768,059 in 1994 to $538,017 in 1995 due to discontinuance of the Automobile Physical Damage Program. Insurance Department licenses and fees expense decreased 45.5% from $241,550 in 1994 to $131,639 in 1995 primarily due to securing additional states authority to accommodate the expansion of the Surety program during 1994. Additionally, BCIS Services incurred operating expenses of $565,910 in 1995 compared with $667,646 of operating expenses during 1994.

Interest Expense. Interest expense increased 11.5% from $407,696 in 1994 to $454,497 in 1995. This increase was due to higher borrowing levels on the Company's revolving credit line and increases in the prime rate.

Federal Income Taxes. The difference between Federal income taxes, $335,403 in 1994 and $176,698 in 1995, provided at the Company's effective tax rate, 12.6% in 1994 and 11.1% in 1995, and the 34% Federal statutory rate was primarily due to lower pre-tax income primarily due to a higher unearned premiums deduction and the recognition of higher losses and loss adjustment expenses in 1995. See
Note 6 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 95.7% in 1994 to 113.3% in 1995 was attributable to a decrease in premiums written primarily associated with the discontinued sales of automobile physical damage insurance together with higher loss and loss adjustment expense experience. See "Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries."

YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO YEAR ENDED DECEMBER 31, 1993

Premiums Written; Premiums Earned. Premiums written decreased 3.4% from $36,884,096 in 1993 to $35,629,799 in 1994, while premiums earned increased 29.0% from $19,787,858 in 1993 to $25,535,824 in 1994.

Automobile Physical Damage Insurance accounted for $27,537,712 of premiums written and $14,835,119 of premiums earned in 1994, compared with $26,249,514 and $10,925,091 in 1993, an increase of 4.9% and 35.8% respectively. The Company began commercially marketing Automobile Physical Damage Insurance in California in June 1992 and in Arizona from January 1993 to October 1994.

                                                                              24
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Premiums written for Ultimate Loss Insurance decreased 39.0% from $8,809,547 in 1993 to $5,378 178 in 1994. Premiums earned for Ultimate Loss Insurance increased 5.9% from $7,289,015 in 1993 to $7,717,291 in 1994. Premiums written decreased primarily from the cancellation of a significant policy and the recognition of a return premium attributable to the elimination of continuation coverage on a second significant policy. Premiums earned increased as a result of reductions in unearned premium resulting from the canceled policy and the elimination of continuation coverage on the second policy. See Note 15 to the Notes to Consolidated Financial Statements. A discontinued product accounted for (0.3%) of premiums written and 0.1% of premiums earned for 1993.

Premiums written for the Bonded Service program increased 100.2% from $1,336,473 in 1993 to $2,675,532 in 1994, while premiums earned from the Bonded Service program increased 100.4% from $1,329,361 in 1993 to $2,664,525 in 1994. The increases in net premiums written and premiums earned on the Bonded Service program were primarily attributable to the addition in 1994 of two multi-employer groups created by the TPA to service small not-for-profit organizations. As of December 31, 1994, the Company services four such groups.

Net Investment Income. Net investment income increased 24.6% from $1,252,922 in 1993 to $1,560,625 in 1994 primarily as a result of higher interest earned on short-term investments and dividends earned on equity securities resulting from growth in invested assets during 1993. In addition, unallocated investment expenses decreased, primarily attributable to a reduction in bond amortization of 37.1% from $226,359 in 1993 to $142,365 in 1994. The average yield on the investment portfolio was 6.1% in 1993 and 5.6% in 1994.

Claims Administration. Claims administration income generated by BCIS Services accounted for $154,523 of the increase in revenues for 1993 and $521,171 in 1994. The wholly-owned subsidiary commenced business operations in California during the third quarter of 1993.

Other Income. Other income decreased 87.5% from $471,562 in 1993 to $58,938 in 1994. The decrease in other income was primarily due to earnings in 1993 of $396,612 attributed to the release of redundant reserves from the aggregate loss fund established in connection with the Bonded Service program. A portion of the fees charged to participants in the Bonded Service program by the TPA is used to establish an aggregate loss fund to cover potential losses. If losses reserved do not ultimately develop, a portion of the reserve fund is earned by the Company. Reserve year 1993, though not fully developed at December 31, 1994 is not expected to yield redundant reserves due to higher than anticipated losses. The Company expects other income to vary from year to year depending on claims experience of the Bonded Service program.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $10,918,649, or 55.2% of premiums earned in 1993 versus $15,564,508, or 61.0% of premiums earned in 1994. Losses and loss adjustment expenses, as a percentage of premiums earned, increased for the same period because premiums earned increased at a lower percentage rate than the percentage rate increase in losses and loss adjustment expenses. This result reflected higher loss and loss adjustment expense experience, smaller increases in premium volume and marginal increases in premium rates.

The absolute increase in losses and loss adjustment expenses was primarily attributable to initial claims from the Automobile Physical Damage Insurance business written in 1994 which totaled $11,111,284 compared with $7,179,975 in 1993. This increase of 54.8%, was due to higher loss and loss adjustment expense experience in 1994, in part due to the 1994 California earthquake. The losses and loss adjustment expenses for Ultimate Loss Insurance rose 5.1% from $3,884,133 in 1993 to $4,083,264 in 1994 due to higher than anticipated loss and loss adjustment expenses related to a discontinued product and increases in loss and loss adjustment expense payments connected with two significant lending institutions. See Note 15 to the Notes to Consolidated Financial Statements. Losses and loss adjustment expenses for the Bonded Service program increased from $(204,363) in 1993 to $316,701 in 1994 due to an increase in reserves.

Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense increased 24.1% from $7,295,811 in 1993 to $9,051,956 in 1994. The increase in operating expense was primarily attributable to a 61.4% increase in 1994 in non-deferred commission expense and a 8.7% increase in policy fees paid to the general agent in connection with administration of Automobile Physical Damage Insurance. Policy fees increased from $2,285,575 in 1993 to $2,483,795 in 1994 due to expansion of the program. Legal expenses decreased from $666,084 in 1993 to $320,800 in 1994 as a result of a reduction in legal work related to a discontinued product. See
Note 19 to the Notes to Consolidated Financial Statements. Operating expense also increased as a result of recognition of amortized deferred policy acquisition costs that increased from $535,233 in 1993 to $768,059 in 1994 due to the expansion of the Surety and the Automobile Physical Damage programs. Insurance Department licenses and fees expense increased 63.5% from $147,719 in 1993 to $241,550 in 1994 in part due to securing additional states authority to accommodate the expansion of the Surety program. Additionally, BCIS Services incurred operating expenses of $667,646 in 1994 compared with $455,761 in start-up costs during 1993.

Interest Expense. Interest expense increased 93.8% from $210,401 in 1993 to $407,696 in 1994. This increase, despite lower interest rates, was due to higher borrowing levels on the Company's revolving credit line and increases in the prime rate.

Federal Income Taxes. The difference between Federal income taxes, $580,379 in 1993 and $335,403 in 1994, provided at the Company's effective tax rate, 20.5% in 1993 and 12.6% in 1994, and the 34% Federal statutory rate was primarily due to a

25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


significant portion of pre-tax income representing dividends received and tax-exempt interest deductions, and in 1994 the adjustment resulting from a restructuring of the policy coverage and the policy cancellation with two significant customers in the Ultimate Loss Insurance program. See Note 6 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 80.6% in 1993 to 95.7% in 1994 was attributable to higher general and administrative expenses and higher loss and loss adjustment expense experience, together with marginal increases in premium rates.

DISCONTINUED PRODUCTS

In October 1994, the Company discontinued sales of Automobile Physical Damage insurance in Arizona which accounted for 2.2% of premiums written and 1.9% of premiums earned in 1994. The Company's managing General Agent withdrew from Arizona and discontinued sales. On April 30, 1995, the Company canceled its managing general agent contract for the sales of Automobile Physical Damage Insurance in California. On May 1, 1995, the reinsurance agreement applicable to the Automobile Physical Damage written through its managing general agent was canceled. Reinsurance will remain in force for all policies written by its managing general agent. In addition, on May 1, 1995 the Company assumed marketing and underwriting responsibilities and engaged an independent claims agent to handle subsequent settlements. On July 28, 1995, Ohio Indemnity entered into an agreement with the California Department of Insurance to discontinue sales and renewals of private passenger personal lines in automobile physical damage insurance in California for a maximum period of three years. Premiums were predominantly earned through June 1996 as the policies expired. The Automobile Physical Damage Insurance program represented (1.3)% of the Company's premiums written and 5.7% of the Company's premiums earned for 1996 versus 37.6% and 48.1%, and 77.3% and 58.1%, respectively, for 1995 and 1994. See "RESULTS OF OPERATIONS."

LIQUIDITY AND CAPITAL RESOURCES

The Company is an insurance holding company whose principal asset is the stock of Ohio Indemnity. The Company is, and will continue to be, dependent on dividends from the Subsidiary to meet its liquidity requirements, including debt service obligations. The Company has a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that the Company would be able to receive in 1997 from Ohio Indemnity, absent regulatory consent, is $2,890,887. See Note 9 to the Notes to Consolidated Financial Statements.

Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from the Company. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by (used in) operating activities equalled $(1,713,691), $(4,907,977) and $2,221,928 for the years ended December 31, 1994, 1995, and 1996, respectively. Net cash provided by (used in) financing activities was $459,063, $(415,026), and $(179,307) for the years ended December 31, 1994, 1995, and
1996, respectively. Net cash provided by (used in) investing activities of the Company was $(815,304), $6,234,041 and $(1,843,740) for the years ended December 31, 1994, 1995, and 1996, respectively.

BCIS Services derives its funds principally from claims administration fees which are sufficient to meet its operating obligations.

The Company maintains a level of cash and liquid short-term investments which it believes will be adequate to meet anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 1997. Due to the nature of the risks the Company insures, losses and loss adjustment expenses emanating from its policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, the Company believes that it can estimate its cash needs to meet its loss and expense payment obligations through the end of 1997.

The Company's investments at December 31, 1996 consisted primarily of investment-grade fixed income securities. Cash and short-term investments at December 31, 1996 amounted to $7,503,839, or 28.8% of total cash and invested assets. The fair values of the Company's held to maturity fixed income securities are subject to market fluctuations but are carried on the balance sheet at amortized cost because the Company has the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in shareholders' equity. The Company earned net investment income of $1,560,625, $1,413,493 and $1,564,175 for the years ended December 31, 1994, 1995 and 1996, respectively.

The Company's total shareholders' equity increased from $11,838,424 in 1994 to $13,710,410 in 1995 to $15,906,817 in 1996 representing a 34.4% increase over the three-year period. The increase in total shareholders' equity has strengthened the Company's capital position.

All material capital commitments and financial obligations of the Company are reflected in the Company's financial statements, except the Company's risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on such programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $458,436 and $345,000 at December 31, 1996 and 1995, respectively.

26
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Under applicable insurance statutes and regulations, the Subsidiary is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. The Subsidiary is in compliance with all applicable statutory capital and surplus requirements. The Subsidiary's investments consist only of permitted investments under Ohio insurance laws.

NAIC guidelines recommend that a property/casualty insurer's ratio of annual statutory net premiums written to statutory surplus be no greater than 3 to 1. At December 31, 1996, the ratio of combined annual statutory net premiums written by the Subsidiary to its combined statutory surplus was approximately
 .42 to 1.

FACTORS TO CONSIDER FORWARD LOOKING

Management has undertaken several initiatives in 1996 which should favorably impact performance in 1997, although there can be no assurance that this will occur. The discontinuance of the Automobile Physical Damage Program in California should allow the Company to improve its profit potential.

The discontinuance of the Automobile Physical Damage Program in California has resulted in a positive impact on underwriting results although there has been a material reduction in premiums associated with its discontinuance. Additionally, the restructured business should allow for better concentration on established products and opportunities intended to improve the Company's performance over the long-term. Nonetheless, there can be no assurance that the discontinuance will not have a material adverse effect on the Company's results of operations.

The Company expects to continue expanding its direct sale force, which should allow the Company to increase its market penetration. These activities will be directed toward selected market niches where management believes the Company will be able to provide customers with additional services.

TRENDS

Management does not know of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or results of operations.

The Company's results of operations have varied from quarter to quarter principally because of fluctuations in underwriting results. The Company's experience indicates that more loans for automobile purchases are financed during summer months due to seasonal consumer buying habits. The Company expects that such quarterly fluctuations may lessen as a result of the discontinuance of the California Automobile Physical Damage Program, although there can be no assurance that this will occur. See Note 15 to the Notes to Consolidated Financial Statements.

SAFEHARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters discussed in this Annual Report includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, and other risks detailed from time to time in the Company's Form 10-K for the year ended December 31, 1996 and other Securities and Exchange Commission filings. Actual results may differ materially from management expectations.

INFLATION

Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitutes one of the bases for determining premiums on Ultimate Loss Insurance. Despite relatively low inflation during 1996, the Company has experienced no material adverse consequences with respect to its growth in premiums.

INSURANCE REGULATORY MATTERS

On August 9, 1994, the Ohio Department of Insurance issued its triennial examination report on Ohio Indemnity as of December 31, 1993. The examiners reported that the financial statements set forth in the report reflected the financial condition of Ohio Indemnity. Management is not aware of any recommendations by regulatory authorities which would have, or are reasonably likely to have, a material effect on the Company's liquidity, capital resources or results of operations.

The NAIC has developed a risk-based capital measurement formula to be applied to all property/casualty insurance companies. This formula calculates a minimum required statutory net worth, based on the underwriting, investment, credit, loss reserve and other business risks inherent in an individual company's operations. Under the current formula, any insurance company which does not meet threshold risk-based capital measurement standards could be forced to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. Based on the Company's analysis, it appears that the Company's total adjusted capital is in excess of all required action levels and that no corrective action will be necessary. The Risk Based Capital provisions have been enacted into the Ohio Revised Code.

27
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------


RESERVES

The amount of incurred losses and loss adjustment expenses is dependent upon a number of factors, including claims frequency and severity, and the nature and types of losses incurred and the number of policies written. These factors may fluctuate from year to year and do not necessarily bear any relationship to the amount of premiums written or earned.

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating IBNR claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet claims obligations of the Company. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in the Company's results of operations. The Company's independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 1996, were reasonable.

                                                                              28
-------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA

-----------------------------------------------------------------------------------------------------------------------------------

                                   1996            1995          1994           1993           1992           1991          1990
-----------------------------------------------------------------------------------------------------------------------------------

Premiums earned                 $10,138,104    $19,783,307   $25,535,824    $19,787,858    $10,657,111     $6,852,544    $4,596,382

Investment and other income       2,566,770      2,027,037     2,140,734      1,879,007      1,241,158        653,300       343,776

Total revenues                   12,704,874     21,810,344    27,676,558     21,666,865     11,898,269      7,505,844     4,940,158

Losses and loss adjustment

  expenses, net of

  reinsurance recoveries          5,404,484     12,760,094    15,564,508     10,918,649      5,063,855      3,444,370     2,582,505

Operating expenses                4,179,093      7,452,466     9,459,652      7,506,212      3,938,717      2,786,956     1,739,441

Operating income                  3,121,297      1,597,784     2,652,398      2,826,614      2,895,697      1,274,518       618,212

Income taxes                        780,249        176,698       335,403        580,379        758,167        332,108       178,466

Net income                        2,341,048      1,421,086     2,316,995      2,294,822      2,137,530        942,410       439,746

Net income per outstanding

  share of common stock                $.40           $.24          $.39           $.38           $.36           $.16          $.08

Average number of shares of

  common stock outstanding(1)     5,831,048      5,892,002     5,921,419      6,089,720      5,959,705      5,843,382     5,781,947


SELECTED BALANCE SHEET DATA

------------------------------------------------------------------------------------------------------------------------------------

                                   1996           1995          1994            1993           1992           1991          1990
------------------------------------------------------------------------------------------------------------------------------------


Total assets                    $28,274,952    $27,750,234   $43,774,264    $43,612,249    $28,014,631    $15,534,604   $11,581,617

Note payable to bank            $ 5,600,000    $ 5,616,132   $ 5,916,132    $ 5,316,132    $ 3,500,000    $ 3,350,000   $ 3,600,000

Net shareholders' equity        $15,906,817    $13,710,410   $11,838,424    $ 9,909,742    $ 7,581,232    $ 5,239,984   $ 4,247,832


(1) Earnings per share have been computed by dividing net income by the weighted average number of common shares outstanding during the year, including convertible preferred stock and stock options, which are included as common stock equivalents. In 1990 the stock options (see Note 8 to the Notes to Consolidated Financial Statements) were excluded from the computation due to their anti-dilative effect.

29
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------------------
          1989            1988            1987            1986            1985            1984            1983            1982
-----------------------------------------------------------------------------------------------------------------------------------

        $3,326,437      $3,327,362      $2,717,607      $2,413,136      $1,760,841      $1,479,406      $1,241,397      $1,123,176

           379,287         275,331         264,709         192,960         147,136         160,803         114,710         131,845

         3,705,724       3,602,693       2,982,316       2,606,096       1,907,977       1,640,209       1,356,107       1,255,021





         2,119,556       1,957,693       1,418,484       1,280,981         844,401         634,439         625,547         676,851

         1,074,691         774,083         643,867         544,173         480,737         429,414         328,056         549,896

           511,477         870,917         919,965         780,942         582,839         576,356         402,504         274,002

            72,596         240,220         258,315         276,392         155,288         182,021         116,239           -

           438,881         630,697         628,226         504,550         273,420         320,578         298,861         123,827



              $.08            $.11            $.11            $.08            $.04            $.05            $.06           $ .02



         5,784,347       5,863,733       5,844,144       6,573,406       6,905,644       6,285,843       5,277,564       6,984,217





------------------------------------------------------------------------------------------------------------------------------------

          1989            1988            1987            1986            1985            1984            1983            1982
-----------------------------------------------------------------------------------------------------------------------------------


        $7,492,524      $5,755,781      $4,021,011      $3,456,108      $2,680,210      $2,696,888     $ 2,233,922      $1,845,290

        $1,600,000      $1,650,000      $  368,000      $  388,000      $  408,200      $  433,292     $   458,292     $   458,292

        $3,685,010      $3,342,282      $2,777,141      $2,255,976      $1,930,873      $1,640,687     $ 1,320,109     $   991,303



                                                                              30
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


MARKET INFORMATION AND DIVIDENDS

  Bancinsurance Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 14, 1997, the last reported sale price of the Company's common stock was $4 1/4.

                                       Low Sale                 High Sale
                                       --------                 ---------

          September 30, 1995             2 3/4                    3 1/4
          December 31, 1995              2 3/8                    2 3/4
          March 31, 1996                 3                        3 1/2
          June 30, 1996                  3 1/4                    3 1/2
          September 30, 1996             3                        3 1/4
          December 31, 1996              3 3/4                    4 1/8

HOLDERS

  The number of holders of record of the Company's common stock as of February 14, 1997 was 1,012.

DIVIDENDS

  No cash dividends were declared or paid on the Company's outstanding common stock in the two most recent fiscal years. The Company intends to retain earnings to finance the growth of its business and the business of Ohio Indemnity and BCIS Services and, therefore, does not anticipate paying any cash dividends to holders of its common stock. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 9 to the Notes to Consolidated Financial Statements for a description of the restrictions on payment of dividends to the Company from the Subsidiary.

MARKET MAKERS

  As of January 31, 1997, the following broker-dealer firms were making a market in Bancinsurance Corporation common stock:

  THE CHICAGO CORPORATION                  MCDONALD & COMPANY SECURITIES, INC.
  ERNST & COMPANY                          MORGAN, KEEGAN & COMPANY
  EVEREN SECURITIES INC.                   NASH WEISS/DIV. OF SHATKIN INV.
  HERZOG, HEINE, GEDULD, INC.              SHERWOOD SECURITIES CORP.
  MAYER & SCHWEITZER INC.                  WIEN SECURITIES CORP.

ANNUAL MEETING

  The annual meeting of shareholders will be held on June 3, 1997, at 9:30 A.M. at the offices of Porter, Wright, Morris & Arthur, 29th Floor, 41 South High Street, Columbus, Ohio.

31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------





BOARD OF DIRECTORS

Milton O. Lustnauer
Private Investor

Saul Sokol
Owner
Sokol Insurance Agency

James R. Davis
Vice President

John S. Sokol
Executive Vice President

Daniel D. Harkins
Private Investor

Si Sokol
Chairman
Bancinsurance Corporation

-------------------------------------------------------------------------------



OFFICERS

Si Sokol
Chairman, President and
Chief Executive Officer

John S. Sokol
Executive Vice President

James R. Davis
Vice President

Sally J. Cress
Secretary and Treasurer

                                                                              32
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------




CORPORATE OFFICE
Bancinsurance Corporation
20 East Broad Street
Columbus, Ohio  43215

SUBSIDIARIES:
Ohio Indemnity Company
20 East Broad Street
Columbus, Ohio  43215

BCIS Services, Inc.
15301 Ventura Blvd.
Sherman Oaks, California  91403

-------------------------------------------------------------------------------


INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
Columbus, Ohio

-------------------------------------------------------------------------------


LEGAL COUNSEL
Porter, Wright, Morris, & Arthur
Columbus, Ohio

-------------------------------------------------------------------------------


TRANSFER AGENT AND REGISTRAR
Communications regarding changes of address, transfer of shares, and lost certificates should be directed to the Company's stock transfer agent and registrar:

The Huntington National Bank
Stock Transfer Department, HC 1026
Columbus, Ohio  43287

-------------------------------------------------------------------------------


S.E.C. FORM 10-K
A copy of the Bancinsurance Form 10-K as filed with the Securities and Exchange Commission is available to shareholders without charge upon written request to the Corporate Secretary.

-------------------------------------------------------------------------------


COMMON STOCK
Listed:  Nasdaq National Market
Quoted:  BCIS

33
-------------------------------------------------------------------------------