Form 10-K405, Exhibit 13
period 1997-12-31
BANCINSURANCE CORP
filed 1998-03-16
CIK 276400

                                                                 Exhibit 13.1


                                  BANCINSURANCE
                                   CORPORATION






                                      1997



                                  Annual Report

BANCINSURANCE CORPORATION 1997 ANNUAL REPORT

Bancinsurance Corporation (the "Company") (NASDAQ:BCIS) is a specialty property insurance holding company primarily engaged, through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting niche insurance. Among its products are "Ultimate Loss Insurance," which protects banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure and maintain adequate insurance coverage. The Company also provides a surety bond program for national administrative firms that perform certain services for non-profit entities and operates a third party administrator specializing in certain workers' compensation programs. Title Research Corporation, acquired in April 1997, specializes in title, appraisal and related services which support documentation needs for first and second mortgage lending requirements.


FINANCIAL HIGHLIGHTS
(In thousands, except for per share data)


                                         -------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                           1997        1996       1995         1994       1993         1992
                                         -------------------------------------------------------------------
INCOME STATEMENT DATA

Net Premiums Earned                      $11,169     $10,138     $19,783     $25,536     $19,788     $10,657

Net Investment Income                      1,528       1,564       1,413       1,561       1,253         782

Other Income                               3,133       1,003         614         580         626         459
                                         -------     -------     -------     -------     -------     -------


     Total Revenue                        15,830      12,705      21,810      27,677      21,667      11,898
                                         -------     -------     -------     -------     -------     -------


Losses and Loss Adjustment Expenses,
  Net of Reinsurance Recoveries            6,071       5,404      12,760      15,565      10,919       5,064

Income Before Federal Income Taxes
  and Cumulative Effect Accounting
  Change                                   3,669       3,121       1,598       2,652       2,827       2,896
                                         -------     -------     -------     -------     -------     -------


Net Income                               $ 2,701     $ 2,341     $ 1,421     $ 2,317     $ 2,295     $ 2,138
                                         =======     =======     =======     =======     =======     =======


Net Income Per Common Share,
  Diluted                                $   .46     $   .40     $   .24     $   .40     $   .40     $   .37
                                         =======     =======     =======     =======     =======     =======



BALANCE SHEET DATA

Total Assets                             $31,404     $28,275     $27,750     $43,774     $43,612     $28,015

Shareholders' Equity                      19,080      15,907      13,710      11,838       9,910       7,581



                                    [GRAPH]

                              SHAREHOLDERS' EQUITY

            1992      1993       1994       1995      1996      1997

          $7,581     $9,710     $11,838   $13,710   $15,907    $19,080




                                    [GRAPH]

                                   NET INCOME

            1992      1993       1994       1995      1996      1997

          $2,138     $2,295     $2,317    $1,421    $2,341     $2,701

TO OUR SHAREHOLDERS

     For Bancinsurance Corporation, 1997 was a year of strategic transition, capped by solid revenue growth and increased profitability. What Bancinsurance Corporation developed over the past 12 months-through a sharp focus on our historically profitable core market, our first acquisition, and an expansion of our product line and customer base-is a Company that is ideally positioned for continued growth. Growth in premiums written and earned. Growth in complementary products and services. Growth in the number and size of financial institutions served. Growth in net income and shareholder satisfaction.

     The Company posted year-end revenues of $15,830,401, a dramatic 25% rise over 1996. Premiums written increased 34% to $11,179,561 while premiums earned rose 10% to $11,169,243 in 1997...growth that will continue as Bancinsurance Corporation extends its reach nationally.

     Net income for the year ended December 31, 1997 rose to $2,701,294 from $2,341,048, a 15% increase. Earnings per share grew to $.46 from $.40 last year.

     Our combined ratio, including the loss and loss adjustment expense ratio plus the operating expense ratio, dropped from 83.9% in 1996 to 76.5% this year, indicating an underwriting profit more favorable than the property-casualty industry average.

     The April 1997 purchase of Columbus, Ohio-based Title Research Agency-our first acquisition-marks a significant turning point for Bancinsurance Corporation. The wholly owned subsidiary, renamed Title Research Corporation, demonstrates our capacity to recognize and act upon strategically advantageous opportunities.

     Specializing in second mortgage title and lien searches, Title Research will be marketed to consumer lending departments of Ohio-based financial institutions currently served by our core Ultimate Loss Insurance product, a form of physical damage, blanket single interest insurance.

     We devoted the second half of 1997 to creating a web-based system to enhance Title Research's efficiencies and turn-around times. As we enter the new year, we will cultivate the market for this service, while keeping an eye open for other acquisitions that may become available as the insurance industry continued to consolidate.

     An expanding customer base also contributed to 1997 growth. We signed up a large national Ultimate Loss Insurance account that had a significant positive impact on the Company's third and fourth quarter results. Based on that success, we plan to market our core product to the super-regional and national financial institutions in 1998, in addition to the smaller community bank market we have traditionally served.

     Among other 1997 firsts, Bancinsurance Corporation signed new agents to represent our Ultimate Loss product, enhancing our position in the marketplace and creating new opportunities to grow our core business. We also began test marketing collateral and mortgage protection policies in two states in association with a new agent. These products, alternative to Ultimate Loss Insurance, hold tremendous promise. If successful, they will be introduced elsewhere in the country later in 1998.

     Adding to the year's accomplishments, the management service fee income generated by our Bonded Service Program-bonding specific unemployment insurance serving commitments- was much higher than anticipated, significantly more than previous years.

     BCIS Services, Inc.-our third-party administrator specializing in managing the workers' compensation obligations of self-insured employers-also posted increased revenues in 1997, thanks largely to an increase in servicing responsibilities.

     Finally A.M. Best, an independent rating organization assigned an "A-" Excellent rating to Ohio Indemnity Company our consolidated subsidiary, engaged in underwriting specialized property and casualty insurance.

     We are enthused by the Company's performance over the past 12 months and are committed to the timely and profitable growth of Bancinsurance Corporation in 1998 and beyond. We are grateful to our shareholders, directors, officers and employees for their continued support.

Sincerely,


Si Sokol
President and Chief Executive Officer

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


PRODUCTS
The Company currently has four distinct lines of niche insurance products and related services: Ultimate Loss Insurance, Bonded Service Program, BCIS Services and Title Research.

ULTIMATE LOSS INSURANCE PROGRAM

Ultimate Loss Insurance, a form of physical damage blanket single interest collateral protection insurance, is sold to lending institutions, such as banks, savings and loan associations, credit unions, automobile dealers and finance companies. Ultimate Loss Insurance insures such institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. The standard policy covers physical damage to the collateral, not to exceed the lesser of the collateral's fair market value or the outstanding loan balance. This blanket single interest collateral protection policy is generally written to cover the lending institution's complete portfolio of collateralized personal property loans which consist primarily of automobile loans.

BONDED SERVICE PROGRAM

Bonded Service is a program in which the Company participates by bonding specific unemployment compensation servicing commitments of a cost containment service firm including reimbursement of unemployment benefits. Unemployment Compensation laws of each state permit certain non-profit and governmental entities to opt out of the state sponsored unemployment compensation program and, instead, reimburse the state for benefits paid to their former employees. The Company believes that the Bonded Service Program provides a cost effective alternative for qualified reimbursing employers.

BCIS SERVICES, INC.

BCIS Services is a third party administrator specializing in managing workers' compensation obligations assumed by employers who self-insure this coverage. The contract defines specific servicing responsibilities for which the client pays agreed upon fees during the duration of such contract.

Services include any that assist the client in controlling factors that impact containment of workplace disability costs from risk control to proactive claims management. BCIS Services can provide independent claims administration involving other casualty insurance exposures on a multi-state basis. BCIS Services does not engage in underwriting or insuring risks of loss.

TITLE RESEARCH CORPORATION

In April 1997, Title Research, a newly formed, wholly-owned subsidiary of Bancinsurance Corporation, purchased substantially all of the net assets of Title Research Agency, an Ohio corporation. Title Research assists the consumer mortgage lending industry with various services including title, lien search, property appraisal, closings and placement of title insurance. Title Research is engaged in preparation of all technical documentation necessary for home equity lending. Title Research does not engage in the business of underwriting or insuring title coverage, but represents two title insurance companies.

SUMMARY

During the past several years, the Company has pursued select growth opportunities to build upon existing strengths and industry experience. These actions by management have resulted in increases in revenue and profitability, while also creating a stronger, more diversified base of business. From time to time, we plan to seek additional ways to complement the Company's existing products and services.

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS


                                                                                                 DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                                                                             1997            1996
---------------------------------------------------------------------------------------------------------------------
ASSETS
Investments (note 2):
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $4,054,026 in 1997
    and $4,086,856 in 1996) ............................................................  $ 3,940,194     $ 4,004,550

 Available for sale:
  Fixed maturities, at fair value (amortized cost $12,635,652 in 1997
    and $11,271,525 in 1996) ...........................................................   12,962,626      11,502,186

  Equity securities, at fair value (cost $2,601,150 in 1997 and
    $2,602,891 in 1996) ................................................................    3,225,061       3,031,014

 Short-term investments, at cost which approximates fair value .........................    5,753,669       5,730,923

 Securities purchased under agreements to resell .......................................    1,048,075       1,091,630
                                                                                          -----------     -----------

     TOTAL INVESTMENTS .................................................................   26,929,625      25,360,303
                                                                                          -----------     -----------


Cash ...................................................................................    1,146,317         681,286

Premiums receivable ....................................................................      755,611         494,322

Accounts receivable, net of allowance for doubtful accounts ............................      297,519              --

Reinsurance receivable (note 14) .......................................................        8,000          15,150

Reinsurance recoverable on paid losses (note 14) .......................................           --          25,143

Prepaid reinsurance premiums (note 14) .................................................       36,335              --

Loans to affiliates (note 15) ..........................................................      606,182         434,463

Note receivable (note 4) ...............................................................       67,500              --

Furniture, fixtures and leasehold improvements, net ....................................      121,697          86,435

Excess of investment over net assets of subsidiaries, net ..............................      976,610         753,738

Prepaid federal income taxes ...........................................................           --          29,633

Accrued investment income ..............................................................      298,234         308,646

Other assets ...........................................................................      160,802          85,833
                                                                                          -----------     -----------

     TOTAL ASSETS ......................................................................  $31,404,432     $28,274,952
                                                                                          ===========     ===========

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS


                                                                                      DECEMBER 31,
----------------------------------------------------------------------------------------------------------
                                                                                1997              1996
----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses (note 14) ......     $  1,531,714      $  1,359,775

Unearned premiums (note 14) ...........................................          698,764           745,787

Contract funds on deposit .............................................        3,451,371         2,950,108

Reinsurance premiums payable (note 14) ................................           27,821           503,806

Note payable to bank (note 5) .........................................        5,000,000         5,600,000

Note payable (note 6) .................................................           37,073                --

Taxes, licenses, and fees payable .....................................          150,778            93,566

Deferred federal income taxes .........................................          296,049           194,755

Federal income taxes payable ..........................................              741                --

Commissions payable ...................................................          493,212           342,258

Other .................................................................          637,108           578,080
                                                                            ------------      ------------

     TOTAL LIABILITIES ................................................       12,324,631        12,368,135
                                                                            ------------      ------------


Commitments and contingent liabilities (notes 7, 14 and 19)


Shareholders' equity (notes 10, 11 and 12): Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized
    100,000 shares; no shares issued or outstanding ...................               --                --

  Class B Serial Preference shares without par value; authorized
    98,646 shares; no shares issued or outstanding ....................               --                --

 Common stock without par value; authorized 20,000,000 shares;
           5,878,277 shares issued ....................................          315,567           315,567

 Additional paid-in capital ...........................................        1,495,387         1,433,329

 Net unrealized gain on investments, net of tax (note 2) ..............          627,583           434,797

 Retained earnings ....................................................       16,741,778        14,040,484
                                                                            ------------      ------------
                                                                              19,180,315        16,224,177
 Less: Treasury stock, at cost (35,162 common shares in 1997
           and 111,020 common shares in 1996) .........................         (100,514)         (317,360)
                                                                            ------------      ------------

     TOTAL SHAREHOLDERS' EQUITY .......................................       19,079,801        15,906,817
                                                                            ------------      ------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................     $ 31,404,432      $ 28,274,952
                                                                            ============      ============



See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME


                                                                                     YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                                                               1997             1996           1995
---------------------------------------------------------------------------------------------------------------------
INCOME:
 Premiums written.......................................................  $11,179,561      $ 8,358,499    $14,038,845
 Decrease in unearned premiums..........................................       47,023        2,251,545     14,294,905
                                                                          -----------      -----------    -----------
     Premiums earned ...................................................   11,226,584       10,610,044     28,333,750
 Premiums ceded.........................................................      (57,341)        (471,940)    (8,550,443)
                                                                          -----------      -----------    -----------
     Net premiums earned................................................   11,169,243       10,138,104     19,783,307
 Investment income (net of expenses of $68,621, $78,003 and
    $78,761, respectively)..............................................    1,344,815        1,318,137      1,387,602
 Net realized gain on investments.......................................      182,734          246,038         25,891
 Claims administration fees.............................................      658,884          550,615        533,354
 Title and appraisal fees...............................................    1,593,556               --             --
 Management fees........................................................      809,345          411,176             --
 Other income...........................................................       71,824           40,804         80,190
                                                                          -----------      -----------    -----------

     TOTAL REVENUE......................................................   15,830,401       12,704,874     21,810,344
                                                                          -----------      -----------    -----------

LOSSES AND OPERATING EXPENSES:
 Losses and loss adjustment expenses....................................    6,070,954        5,864,170     21,206,483
 Reinsurance recoveries.................................................         -            (459,686)    (8,446,389)
 Commission expense.....................................................    1,565,826        1,441,430      2,885,353
 Other insurance operating expenses.....................................    1,692,041        1,551,578      2,996,319
 Amortization of deferred policy acquisition costs......................           --               --        397,029
 General and administrative expenses....................................    2,469,935          734,660        719,268
 Interest expense ......................................................      362,997          451,425        454,497
                                                                          -----------      -----------    -----------
     TOTAL EXPENSES....................................................    12,161,753        9,583,577     20,212,560
                                                                          -----------      -----------    -----------

     INCOME BEFORE FEDERAL INCOME TAXES................................     3,668,648        3,121,297      1,597,784

Federal income tax expense (note 8)....................................       967,354          780,249        176,698
                                                                          -----------      -----------    -----------

     NET INCOME........................................................   $ 2,701,294      $ 2,341,048    $ 1,421,086
                                                                          ===========      ===========    ===========


Net income per common share (note 21)..................................   $       .46      $       .41    $       .24
                                                                          ===========      ===========    ===========
Net income per common share, assuming dilution (note 21)...............   $       .46      $       .40    $       .24
                                                                          ===========      ===========    ===========



See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



--------------------------------------------------------------------------------------------------------------------------


                           PREFERRED STOCK             ADDITIONAL     UNREALIZED                                 TOTAL
                          ----------------   COMMON      PAID-IN    GAIN (LOSS) ON    RETAINED    TREASURY    SHAREHOLDERS'
                          CLASS A  CLASS B    STOCK      CAPITAL      INVESTMENTS     EARNINGS      STOCK        EQUITY
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994 ..    --    --     $315,567  $ 1,586,221      $(149,663)   $10,278,350  $(192,051)  $ 11,838,424
  Net income ...............    --    --           --           --             --      1,421,086         --      1,421,086
  Change in unrealized gain
   on investments, net of
   income taxes of
   $291,538 ................    --    --           --           --        565,926             --         --        565,926
 Purchase of 60,400 treasury
   shares (note 19) ........    --    --           --           --             --             --   (162,838)      (162,838)
 76,500 shares issued in
   connection with the
   exercise of stock options
   (note 10) ...............    --    --           --     (119,468)            --             --    167,280         47,812
                               ---- ----     --------  -----------      ---------    -----------  ---------   ------------
Balance December 31, 1995 ..    --    --      315,567    1,466,753        416,263     11,699,436   (187,609)    13,710,410
  Net income ...............    --    --           --           --             --      2,341,048         --      2,341,048
  Change in unrealized gain
   on investments, net of
   income taxes of
   $9,548 ..................    --    --           --           --         18,534             --         --         18,534
  Purchase of 59,292
   treasury shares (note 19)    --    --           --           --             --             --   (185,675)      (185,675)
 20,000 shares issued in
   connection with the
   exercise of stock
   options (note 10) .......    --    --           --      (33,424)            --             --     55,924         22,500
                              ----- ----     --------  -----------      ---------    -----------  ---------   ------------
Balance December 31, 1996 ..    --    --      315,567    1,433,329        434,797     14,040,484   (317,360)    15,906,817
  NET INCOME ...............    --    --           --           --             --      2,701,294         --      2,701,294
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES OF
   $99,314 .................    --    --           --           --        192,786             --         --        192,786
  ISSUE OF 62,500 TREASURY
   SHARES IN PURCHASE
   ACQUISITION (NOTE 1(F)) .    --    --           --       97,120             --             --    178,661        275,781
 20,000 SHARES ISSUED IN
   CONNECTION WITH THE
   EXERCISE OF STOCK
   OPTIONS (NOTE 10) .......    --    --           --      (35,062)            --             --     38,185          3,123
                              ----  ----     --------  -----------      ---------    -----------  ---------   ------------
BALANCE DECEMBER 31, 1997 ..    --    --     $315,567  $ 1,495,387      $ 627,583    $16,741,778  $(100,514)  $ 19,079,801
                              ====  ====     ========  ===========      =========    ===========  =========   ============



See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income ...................................................................     $ 2,701,294    $ 2,341,048   $  1,421,086
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Net realized gain on investments ............................................        (182,734)      (245,436)       (25,891)
  Depreciation ................................................................         113,202         64,605         69,339
  Amortization of bond premium (discount) .....................................          47,530        (19,491)        29,149
  Amortization of deferred policy acquisition costs ...........................              --             --        538,017
  Deferred federal income tax expense .........................................           1,980        240,830        363,161
  (Increase) decrease in premiums receivable ..................................        (261,289)       (93,925)     1,588,447
  Increase in accounts receivable, net ........................................        (129,374)            --             --
  Decrease in reinsurance receivable ..........................................           7,150        513,576        799,041
  Decrease in reinsurance recoverable on paid losses ..........................          25,143        499,959      1,483,859
  Increase in deferred policy acquisition costs ...............................              --             --       (140,988)
  (Increase) decrease in prepaid reinsurance premiums .........................         (36,335)       514,662      6,455,951
  (Increase) decrease in premium taxes receivable .............................              --        138,632       (138,632)
  Increase in loans to affiliates .............................................        (171,719)      (216,719)       (71,719)
  Increase in note receivable .................................................         (67,500)            --             --
  Decrease in prepaid federal income taxes ....................................          29,633        291,855        291,632
  (Increase) decrease in accrued investment income ............................          10,412        (77,370)       135,097
  (Increase) decrease in other assets .........................................         (74,969)       (23,024)        33,528
  Increase (decrease) in reserve for unpaid losses and loss
    adjustment expenses .......................................................         171,939       (882,106)    (2,274,998)
  Decrease in unearned premiums ...............................................         (47,023)    (2,251,547)   (14,294,903)
  Increase in contract funds on deposit .......................................         501,263      1,141,096        912,916
  Increase (decrease) in reinsurance premiums payable .........................        (475,985)       111,090     (1,378,456)
  Decrease in note payable ....................................................          (9,750)            --             --
  Increase (decrease) in taxes, licenses and fees payable .....................          57,212         39,014       (196,010)
  Increase in federal income taxes payable ....................................             741             --             --
  Increase (decrease) in commissions payable ..................................         150,954          1,146       (419,428)
  Increase (decrease) in other liabilities ....................................         (70,604)       134,033        (88,175)
                                                                                    -----------    -----------   ------------
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ......................     $ 2,291,171    $ 2,221,928   $ (4,907,977)
                                                                                    -----------    -----------   ------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------
                                                                         1997             1996             1995
------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to
   redemption or maturity ......................................     $ 1,259,000      $   508,779      $ 1,068,590

 Proceeds from available for sale: fixed maturities sold,
   redeemed and matured ........................................       2,515,944        3,168,317        5,653,365

 Proceeds from available for sale: equity securities sold ......       2,235,078        1,865,588          781,249

 Cost of investments purchased:

  Held to maturity: fixed maturities ...........................      (1,500,543)        (241,682)        (602,344)

  Available for sale: fixed maturities .........................      (3,908,653)      (5,152,466)        (188,575)

  Equity securities ............................................      (1,763,653)      (1,106,028)        (426,816)

 Increase (decrease) in amount due to stock broker .............              --         (143,038)         143,038

 Net increase in short-term investments ........................         (22,746)        (787,999)        (679,383)

 Net decrease in securities purchased under agreements to resell          43,555           66,941          496,471

 Purchase of furniture, fixtures and leasehold improvements ....        (115,163)         (22,152)         (11,554)

 Cash acquired in purchase of subsidiary .......................          27,918               --               --
                                                                     -----------      -----------      -----------

     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES .......      (1,229,263)      (1,843,740)       6,234,041
                                                                     -----------      -----------      -----------

Cash flows from financing activities:

 Proceeds from note payable to bank ............................       7,525,000        1,790,000        5,100,000

 Repayments of note payable to bank ............................      (8,125,000)      (1,806,132)      (5,400,000)

 Proceeds from stock options exercised .........................           3,123           22,500           47,812

 Acquisition of treasury stock .................................              --         (185,675)        (162,838)
                                                                     -----------      -----------      -----------

     NET CASH USED IN FINANCING ACTIVITIES .....................        (596,877)        (179,307)        (415,026)
                                                                     -----------      -----------      -----------


Net increase in cash ...........................................         465,031          198,881          911,038

Cash at beginning of year ......................................         681,286          482,405         (428,633)
                                                                     -----------      -----------      -----------

CASH AT END OF YEAR ............................................     $ 1,146,317      $   681,286      $   482,405
                                                                     ===========      ===========      ===========

Supplemental disclosures of cash flow information:

Cash paid during the year for:
 Interest ......................................................     $   389,632      $   430,662      $   454,568
                                                                     ===========      ===========      ===========
 Income taxes ..................................................     $   935,000      $   530,000      $    20,000
                                                                     ===========      ===========      ===========

Supplemental schedule of noncash investing activities:
 Common stock issued in purchase acquisition ...................     $   275,781               --               --
                                                                     ===========      ===========      ===========

Transfer of securities from held to maturity to available
 for sale at amortized cost (fair value $3,102,454) ............     $        --      $        --      $ 3,110,174
                                                                     ===========      ===========      ===========


See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  ORGANIZATION

          Bancinsurance Corporation (the "Company") was incorporated in the state of Ohio in 1970. The Company is primarily engaged, through its wholly-owned subsidiary, Ohio Indemnity, in the underwriting of specialized property and casualty insurance. Insurance written is principally in two lines of business, ultimate loss insurance and a bonded service program. Ohio Indemnity is licensed in forty-five states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the Department) and the regulations of each state in which it operates. During 1993, BCIS Services, Inc. was incorporated as a wholly-owned subsidiary of the Company. BCIS Services provides workers' compensation professional administration and cost control services to employers who self-insure this obligation. During 1997, Title Research Corporation ("Title Research") was incorporated in Ohio as a wholly-owned subsidiary of the Company. Title Research is a title lien search and mortgage service company. No single customer of the Company accounts for a predominant share of consolidated revenue, except for two customers in the Ultimate Loss Insurance program and one customer in the Surety program. See Note 16.

     (B)  BASIS OF FINANCIAL STATEMENT PRESENTATION

          The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (which vary in certain respects from reporting practices prescribed or permitted by the Department). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Statutory accounting practices differ from GAAP in that: (1) assets must be included in the statutory statements at "admitted asset value" and "nonadmitted assets" must be excluded through a charge against surplus; (2) policy acquisition costs are charged against income as incurred rather than being deferred and amortized over the terms of the related policies; (3) ceded reinsurance balances payable are reflected as a reduction of premiums in the course of collection rather than as a liability; (4) adjustments reflecting the revaluation of stocks are carried to the equity account as unrealized investment gains or losses, without providing for Federal income taxes; and (5) the fixed maturities are carried at amortized cost instead of market value with no unrealized gain or loss reflected in surplus. The effects of these differences on shareholder's equity and net income are shown in Note 12.

          The Company received written approval from the Department to record management fee income for the redundancy resulting from the development of the claims paid from the contract funds held on deposit pursuant to a bond insuring the payment of certain reimbursable unemployment compensation benefits on behalf of enrolled employers.

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

     (E)  ACCOUNTS RECEIVABLE

          Accounts receivable at December 31, 1997 are comprised of title and appraisal billings. Provisions are made periodically to reflect estimated doubtful accounts.

     (F)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY

          As allowed by generally accepted accounting principles, the excess of investment over net assets of Ohio Indemnity acquired is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

          On April 2, 1997, Title Research, a newly formed wholly-owned subsidiary of Bancinsurance Corporation, purchased substantially all of the net assets of Title Research Agency, an Ohio corporation for 62,500 shares of Bancinsurance Corporation common stock, with a value of $275,781. The acquisition was accounted for using the purchase method. Under the purchase method, the results of operations of the acquired Company are included prospectively from the date of acquisition, and the acquisition is allocated to the acquirees' tangible assets and liabilities based upon their fair values at the date of acquisition, with any residual being goodwill. The company amortizes goodwill on a straight-line basis over its estimated economic life of fifteen years. At December 31, 1997, the net book value of goodwill associated with the acquisition was $222,872.

     (G)  RECOGNITION OF REVENUES AND RELATED EXPENSES

          Insurance premiums are recorded as revenue over the period of risk assumed. For the Company's "Ultimate Loss Insurance" products, a form of physical damage blanket single interest collateral protection insurance sold to lending institutions, premiums are earned in relation to the level of exposure assumed. For the surety product, premiums are earned pro rata. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums.

          Claims administration fees reported for BCIS Services and title and appraisal fees reported for Title Research are recorded as revenue in the period in which the work was performed and/or services provided.

     (H)  POLICY ACQUISITION COSTS

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

     (I)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES Reserve for

          unpaid losses and loss adjustment expenses includes case basis estimates of reported losses and estimates of losses incurred but not reported based upon past experience. The reserve also includes an estimate of the loss adjustment expenses to be incurred in the settlement of items provided for in the reserve for unpaid losses. These reserves are reported net of amounts recoverable from salvage and subrogation. Management believes the reserve for unpaid losses and loss adjustment expenses is adequate. Amounts recoverable from the reinsurer are estimated in a manner consistent with the reserve for unpaid losses and loss adjustment expenses and are recorded as a reinsurance receivable.

     (J)  REINSURANCE

          The Company's reinsurance transactions are attributable to premiums written in its automobile physical damage business, which was discontinued in 1995 and for its mortgage protection product. The Company records its reinsurance transactions in accordance with the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

     (K)  CONTRACT FUNDS ON DEPOSIT

          The Company has an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by the Company. The Company and the cost containment service firm share any redundancy resulting from the development of the claims to be paid from the contract funds held on deposit. The Company records these management fees when the loss year has been closed. Fees of $809,345 and $411,176 were recognized in 1997 and 1996, respectively, as a result of this arrangement. No such amount was recognized in 1995.

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

     (M)  EARNINGS PER SHARE

          Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." The statement specified the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock, and required restatement of all prior period earnings per share data presented. The impact of the statement on the Company's earnings per share was not material.

          Net income per common share is presented in two prescribed methods. Net income per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Net income per common share-assuming dilution is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding adjusted for any dilative potential common shares for the period.

     (N)  FEDERAL INCOME TAXES

          The Company files a consolidated federal income tax return with its subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

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

(2)  INVESTMENTS

     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:


                                                          DECEMBER 31, 1997
                                     ---------------------------------------------------------
                                                       GROSS          GROSS
                                       AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                         COST          GAINS          LOSSES          VALUE
                                     ---------------------------------------------------------
Held to maturity:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ..     $ 1,160,644     $   27,156     $       --     $ 1,187,800
   Obligations of states and
    political subdivisions .....       2,629,550         88,755          2,079       2,716,226
   Other debt securities .......          50,000             --             --          50,000
 Redeemable preferred stock ....         100,000             --             --         100,000
                                     -----------     ----------     ----------     -----------
                                       3,940,194        115,911          2,079       4,054,026
                                     -----------     ----------     ----------     -----------
Available for sale:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ..         853,376          4,164             --         857,540
   Obligations of states and
    political subdivisions .....      11,732,276        332,815         11,036      12,054,055
   Corporate securities ........          50,000          1,031             --          51,031
 Equity securities .............       2,601,150        728,547        104,636       3,225,061
                                     -----------     ----------     ----------     -----------
                                      15,236,802      1,066,557        115,672      16,187,687
                                     -----------     ----------     ----------     -----------
        Totals .................     $19,176,996     $1,182,468     $  117,751     $20,241,713
                                     ===========     ==========     ==========     ===========

                                                        DECEMBER 31, 1996
                                     ---------------------------------------------------------
                                                       GROSS         GROSS
                                       AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                         COST           GAINS         LOSSES         VALUE
                                     ---------------------------------------------------------
Held to maturity:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ..     $ 1,039,505     $  4,856     $      611     $ 1,043,750
   Obligations of states and
    political subdivisions .....       2,315,045       84,994          6,933       2,393,106
   Other debt securities .......          50,000           --             --          50,000
 Redeemable preferred stock ....         600,000           --             --         600,000
                                     -----------     --------     ----------     -----------
                                       4,004,550       89,850          7,544       4,086,856
                                     -----------     --------     ----------     -----------

Available for sale:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ..         858,006        7,011            367         864,650
   Obligations of states and
    political subdivisions .....      10,173,948      239,968         17,566      10,396,350
   Corporate securities ........         239,571        1,615             --         241,186
 Equity securities .............       2,602,891      507,620         79,497       3,031,014
                                     -----------     --------     ----------     -----------
                                      13,874,416      756,214         97,430      14,533,200
                                     -----------     --------     ----------     -----------
        Totals .................     $17,878,966     $846,064     $  104,974     $18,620,056
                                     ===========     ========     ==========     ===========


The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                 --------------------------------------------------------------
                                                       HELD TO MATURITY                AVAILABLE FOR SALE
                                                   AMORTIZED         FAIR            AMORTIZED          FAIR
                                                     COST            VALUE             COST             VALUE
                                                 --------------------------------------------------------------
Due in one year or less .....................     $  199,322      $   200,000      $ 1,843,455      $ 1,852,185
Due after one year through five years .......      2,535,801        2,628,076        6,261,709        6,474,874
Due after five years through ten years ......        856,365          877,050        4,024,567        4,129,567
Due after ten years .........................        198,706          198,900          505,921          506,000
                                                  ----------      -----------      -----------      -----------
                                                   3,790,194        3,904,026       12,635,652       12,962,626

Redeemable preferred stock ..................        100,000          100,000               --               --
Equity securities ...........................             --               --        2,601,150        3,225,061
Other debt securities .......................         50,000           50,000               --               --
                                                  ----------      -----------      -----------      -----------
                                                  $3,940,194      $ 4,054,026      $15,236,802      $16,187,687
                                                  ==========      ===========      ===========      ===========


     Gross investment income, including net realized gains and losses, is summarized below:



                                                                -----------------------------------------------
                                                                   1997                1996             1995
                                                                -----------------------------------------------
Held to maturity:
 Fixed maturities .......................................       $  246,173          $  281,850       $  253,804
Available for sale:
 Fixed maturities .......................................          696,644             664,909          642,621
 Equity securities ......................................          336,173             366,357          260,363
Short-term investments ..................................          296,266             319,228          327,423
Other ...................................................           20,914               9,834            8,043
                                                                ----------          ----------       ----------
     Gross investment income ............................       $1,596,170          $1,642,178       $1,492,254
                                                                ==========          ==========       ==========

All fixed maturity investments were income producing for the years ended December 31, 1997, 1996 and 1995.

Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:



                                                                     -----------------------------------------
                                                                        1997             1996            1995
                                                                     -----------------------------------------
Gross realized gains:
   Held to maturity: fixed maturities .........................      $  8,191          $  3,779       $  4,250
   Available for sale:
      fixed maturities ........................................         6,753            86,529         56,881
      equity securities .......................................       230,869           187,870         77,088
                                                                     --------          --------       --------
      Total gains .............................................       245,813           278,178        138,219
                                                                     ========          ========       ========

Gross realized losses:
   Held to maturity: fixed maturities .........................           392                 5         38,926
   Available for sale:
      fixed maturities ........................................         1,503            31,585         58,363
      equity securities .......................................        61,184               550         15,039
                                                                     --------          --------       --------
      Total losses ............................................        63,079            32,140        112,328
                                                                     ========          ========       ========

      Net realized gains ......................................      $182,734          $246,038       $ 25,891
                                                                     ========          ========       ========



From time to time, the Company purchases securities under agreements to resell the same securities (repurchase agreements). The amounts advanced under these agreements represent short-term loans. The fair value of the securities underlying the agreements approximates the carrying value.

At December 31, 1997, investments having a par value of $3,825,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.


(3)  DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                                         --------------------------------------------
                                                                              1997             1996            1995
                                                                         --------------------------------------------
Deferred, January 1 ......................................               $        --        $     --        $ 397,029
   Additions:
   Commissions ...........................................                        --              --         (121,972)
   Premium tax ...........................................                        --              --          126,889
   Salaries ..............................................                        --              --           14,099
   Ceding commissions ....................................                        --              --          121,972
                                                                         -----------        --------        ---------
                                                                                  --              --          538,017

Amortization to expense ..................................                        --              --          538,017
                                                                         -----------        --------        ---------


Deferred, December 31 ....................................               $        --        $     --        $      --
                                                                         ===========        ========        =========


(4)  NOTE RECEIVABLE

     The promissory note provides for principal and interest payable monthly at the rate of 7-1/2% per annum with a maturity date Of December 1, 1998.

(5)  NOTE PAYABLE TO BANK

     As of December 31, 1997, the Company had a $10,000,000 revolving line of credit with a maturity date of May 1, 2001 and an outstanding balance of $5,000,000. The revolving credit agreement provides for interest payable quarterly, at the bank's prime rate less one quarter percent (8.25% per annum at December 31, 1997).

(6)  NOTE PAYABLE

     In connection with the acquisition of Title Research, the Company agreed to assume a note payable to the previous owner of a Title Research branch office. The cognovit note agreement provides for principal and interest payable monthly at the rate of 6.5% per annum with a maturity date of April 1, 2001. Annual payments are $13,000 and the outstanding balance was $37,073 at December 31, 1997.

(7)  LEASES AND SHARED EXPENSES

     The Company routinely leases premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

     Consolidated rental expenses under operating leases were $202,100, $141,738 and $128,271 in each of the years 1997, 1996 and 1995, respectively.

     The future minimum lease payments required under these operating leases, as of December 31, 1997 follows:



                      ---------------------------------------
                          YEAR                  OPERATING
                         ENDING                   LEASES
                      ---------------------------------------
                          1998                  $217,570
                          1999                   146,758
                          2000                    91,789
                          2001                     1,005
                                               ---------
                                                $457,122
                                               =========


(8)  FEDERAL INCOME TAXES

     Deferred income taxes for 1997 and 1996 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax liability at December 31 are as follows:



                                                                                        ---------------------------
                                                                                           1997             1996
                                                                                        ---------------------------
Deferred tax assets:
   Unpaid loss and loss adjustment expense reserves ............................        $  13,660         $  13,066
   Unearned premium reserves ...................................................           61,637            67,305
                                                                                        ---------         ---------
      Subtotal .................................................................           75,297            80,371

Deferred tax liabilities:
   Unrealized gains on available for sale fixed maturities and equity
      securities ...............................................................         (323,300)         (223,986)
   Discounting of anticipated salvage and subrogation ..........................           (4,919)           (4,919)
   Accrued dividends receivable ................................................           (2,389)           (3,120)
   Other .......................................................................          (40,738)          (43,101)
                                                                                        ---------         ---------
      Net deferred tax liability ...............................................        $(296,049)        $(194,755)
                                                                                        =========         =========


Net deferred tax assets and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events that would impact management's conclusions as to the ultimate realizability of deferred tax assets.

The provision for federal income taxes at December 31, consists of the following:


                                                                  -------------------------------------
                                                                   1997           1996          1995
                                                                  -------------------------------------
Current ..................................................        $965,374      $631,144     $(278,189)
Deferred .................................................           1,980       149,105       454,887
                                                                  --------      --------     ---------
   Federal income tax expense ............................        $967,354      $780,249     $ 176,698
                                                                  ========      ========     =========

      The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31, is as follows:



                                                                       -------------------------------------------
                                                                           1997             1996            1995
                                                                       -------------------------------------------
Federal income tax at statutory rate ...............................   $1,247,340       $1,061,241     $ 543,247
Dividends received and tax exempt interest deductions ..............     (290,738)        (284,618)     (359,821)
Other ..............................................................       10,752            3,626        (6,728)
                                                                       ----------       ----------     ---------
   Federal income tax expense ......................................   $  967,354       $  780,249     $ 176,698
                                                                       ==========       ==========     =========


(9)  BENEFIT PLANS

     During 1995, the Company had a profit sharing plan for all employees with six months of service. Contributions were determined annually by the Board of Directors. There was no contribution to the plan in 1995.

     On January 1, 1996, the Company implemented the Ohio Indemnity Company Employee 401(k) and Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, the Company matches 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $68,288 and $24,930 for the year ended December 31, 1997 and 1996, respectively.

(10)  STOCK OPTION PLANS

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for options issued to employees, officers and directors under its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and changes the methods for recognition of cost on plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in 1997, 1996 and 1995 are presented below.

     The Company has two stock option plans. The 1984 Plan was open to all employees of the Company and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 95,000 shares outstanding at December 31, 1997 expire at various dates from 2000 through 2004 and range in option price per share from $.625 to $6.00.

     The 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 shares, 100,000 shares for any one individual, of the common stock of the Company. Certain key employees, officers, and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee which will determine to whom and when options will be granted along with the terms and conditions of the options. The options for 121,500 shares outstanding at December 31, 1997 expire at dates from 2004 to 2007 and range in option price per share from $2.50 to $6.75.

     A summary of the status of the Company's stock options as of December 31, 1997, 1996 and 1995 and changes during the year ended on those dates is presented below:


                                                    1997                      1996                    1995
                                              ------------------------------------------------------------------------
                                                         WGTD. AVG.               WGTD. AVG.               WGTD. AVG.
                                              SHARES     EXER. PRICE    SHARES    EXER. PRICE    SHARES    EXER. PRICE
                                              ------------------------------------------------------------------------
Outstanding at beginning of year............  185,500      $3.52        199,500      $3.28      237,500       $2.54
Granted.....................................   71,000       4.04          6,000       3.38       38,500        2.55
Exercised...................................  (20,000)      1.61        (20,000)     1.125      (76,500)       .625
Expired.....................................      -            -           -             -         -              -
Canceled....................................  (20,000)     $6.00           -             -         -              -
                                              -------      -----        -------      -----      --------      -----
Outstanding at end of year..................  216,500      $3.64        185,500      $3.52       199,500      $3.28
                                              =======      =====        =======      =====      ========      =====

Options exercisable at year-end.............  132,000                   159,500                 167,000
                                              =======                   =======                 =======
Shares reserved for issuance................  595,000                   635,000                 655,000
                                              =======                   =======                 =======
Options available for future grant..........  378,500                   449,500                 455,500
                                              =======                   =======                 =======

Weighted average fair value of options
  granted during the year...................  $2.2211                   $2.0535                 $1.5969
                                              =======                   =======                 =======

The fair value of each option granted during 1997, 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 47.84% for 1997 and 56.82% for 1996 and 1995, (2) risk-free interest rate of 6.25% for options granted January 2, 1997, 6.83% for options granted April 1, 1997, 6.51% for options granted June 4, 1997, 5.99% for options granted June 15, 1995, 5.58% for options granted December 21, 1995 and 6.67% for options granted June 15, 1996 and (3) expected life of 6 years for all years.

The following table summarizes information about stock options outstanding at December 31, 1997:



                                                   OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                              -----------------------------------------------------------------
                                              NUMBER         WGTD. AVG.   WGTD. AVG.  NUMBER         WGTD. AVG.
                                              OUTSTANDING    REMAINING    EXERCISE    EXERCISABLE    EXERCISE
RANGE OF EXERCISE PRICES                      AT 12/31/97    CONTR.LIFE   PRICE       AT 12/31/97    PRICE
                                              ------------------------------------------------------------------
$ .625 - 1.10.................................   20,000        2.42        $ .625       20,000        $ .625
 1.10 - 1.93..................................   15,000        3.67         1.125       15,000         1.125
 1.9375 - 2.50...............................    42,500        7.09         2.368       23,000         2.256
 2.875 - 4.31................................    83,000        8.95         3.908       31,000         3.680
 5.25 - 6.75..................................   56,000        6.07         5.946       56,000         5.946
                                                -------                                -------
  .625 - 6.75.................................  216,500        6.87         3.637      145,000         3.644
                                                =======                                =======



Had compensation cost for the Company's 1997, 1996, and 1995 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below:




                                      ------------------------------------------------------------------------------
                                                        AS REPORTED                               PRO FORMA
                                        1997         1996          1995            1997          1996         1995
                                      ------------------------------------------------------------------------------
Net income.........................   $2,701,294  $2,341,048   $1,421,086       $2,686,209   $2,333,507   $1,420,230
                                      ----------  ----------   ----------       ----------   ----------   ----------
Net income per common share........   $      .46  $      .41   $      .24       $      .46   $      .40   $      .24
                                      ----------  ----------   ----------       ----------   ----------   ----------

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.


(11) DIVIDEND RESTRICTIONS

     Under Ohio law, insurance companies may only pay dividends to shareholders from shareholders' equity determined in accordance with statutory accounting practices. Further, Ohio law limits dividends to shareholders, without prior approval of the Department, to the greater of the prior year's statutory net income or 10% of statutory shareholders' equity. As of December 31, 1997, dividends from Ohio Indemnity in 1998 are limited to $3,042,840 without prior approval of the Department.

(12) STATUTORY SHAREHOLDERS' EQUITY AND NET INCOME

     As of December 31, 1997, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:


                                                                            SHAREHOLDERS'         NET
                                                                           EQUITY/SURPLUS        INCOME
                                                                           --------------        ------
Statutory ............................................................     $ 22,011,391      $ 3,042,840
Reconciling items:
 Non-admitted assets .................................................            2,689               --
 Deferred taxes ......................................................         (293,942)          (5,310)
 Unrealized gain on available for sale fixed maturities ..............          326,973               --
                                                                           ------------      -----------
   GAAP ..............................................................     $ 22,047,111      $ 3,037,530
                                                                           ============      ===========


     As of December 31, 1996, Ohio Indemnity's statutory surplus differed from GAAP shareholders' equity by an amount of $4,116 in nonadmitted assets, ($189,319) for deferred taxes and $230,661 in unrealized gain on available for sale fixed maturities. Statutory net income for the year ended December 31, 1996 differed from GAAP net income by ($149,103) in deferred taxes. Statutory net income for the year ended December 31, 1995 differed from GAAP net income by $(397,029) for deferred acquisition costs and $(449,452) in deferred taxes.

(13) RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
     Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows:
     [Dollars in thousands]


                                   ---------------------------------
                                    1997          1996         1995
                                   ---------------------------------
Balance at January 1 .........     $ 1,360      $ 2,242      $ 4,517
 Less reinsurance recoverables          15          529        1,328
                                   -------      -------      -------
Net Balance at January 1 .....       1,345        1,713        3,189
                                   -------      -------      -------
Incurred related to:
 Current year ................       6,074        5,761       12,513
 Prior years .................          (3)        (357)         247
                                   -------      -------      -------
Total incurred ...............       6,071        5,404       12,760
                                   -------      -------      -------
Paid related to:
 Current year ................       4,479        4,424       10,659
 Prior years .................       1,413        1,348        3,577
                                   -------      -------      -------
Total paid ...................       5,892        5,772       14,236
                                   -------      -------      -------
Net Balance at December 31 ...       1,524        1,345        1,713
 Plus reinsurance recoverables           8           15          529
                                   -------      -------      -------
Balance at December 31 .......     $ 1,532      $ 1,360      $ 2,242
                                   =======      =======      =======


     As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $3,000 in 1997 and $357,000 in 1996 primarily due to higher than anticipated salvage and subrogation received from the discontinued Automobile Insurance business. The provision for unpaid losses and loss adjustment expenses increased by $247,000 in 1995 because of higher than anticipated losses and related legal expenses in connection with a discontinued product.

(14) REINSURANCE

     The Company maintains a quota share reinsurance agreement for certain insurance products, by which Ohio Indemnity cedes a portion of its insurance to a reinsurer. This arrangement limits the net claim liability potential arising from specific policies. This reinsurance agreement does not relieve the Company from its obligations to policyholders. Consequently, failure of the reinsurer to honor its obligations could result in losses to the Company. The Company currently recovers 75% and 50% of the paid losses and loss adjustment expense applicable to Mortgage Protection and Automobile Physical Damage insurance policies, respectively.

     As of December 31, ceded reinsurance reduced commission expense incurred by $23,032 in 1997 and increased commission expense incurred by $62,147 and $121,972 in 1996 and 1995, respectively.

(15) RELATED PARTIES

     Included in loans to affiliates at December 31, 1997 and 1996 is a $19,000 loan to an officer of Ohio Indemnity, originally due December 8, 1997. Interest only is payable in quarterly installments at the rate of two points above prime. On December 8, 1997, the loan was renewed and the maturity was extended to December 8, 1998. The carrying amount of the loan is a reasonable estimate of fair value.

     On July 22, 1996, the Company entered into a commercial financing agreement with an Administrator for the marketing and servicing of certain not-for-profit entities in the Bonded Service Program. Under amended terms of the agreement, the Company provides a line of credit, up to a maximum of $300,000, effective to April 30, 1998 (the "Renewal Date"). Interest is payable in quarterly installments at the rate of one point above prime. The outstanding principal balance is payable in full to the Company on or before April 30 of each annual term. In addition, the Administrator must maintain a principal balance of zero for a minimum of 15 consecutive calendar days during each annual term. At December 31, 1997, the Company had loaned the Administrator $300,000 under this agreement.

     During 1994, the Company entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 1997, the Company had loaned the trustee $287,182 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,000 shares of the Company's common stock contributed by the officer/shareholder to the Trust.

     The executive offices of the Company are shared with consolidated subsidiaries and other affiliated entities. Rental, equipment and bookkeeping expense are allocated among them pursuant to management fee agreements.

(16) CONCENTRATIONS

     A single customer in the Ultimate Loss Insurance program represented $1,398,541, $1,553,282, and $2,343,398 of the Company's net premiums earned in 1997, 1996 and 1995, respectively. A new customer in the Ultimate Loss Insurance program represented $1,866,672 of the Company's net premiums earned in 1997.

     A single customer in the Surety program represented $907,942, $995,241 and $1,074,126 of the Company's net premiums earned in 1997, 1996 and 1995, respectively.

(17) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

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


                                                            1997
                                    -------------------------------------------------------
                                      FIRST         SECOND          THIRD         FOURTH
                                     QUARTER        QUARTER        QUARTER        QUARTER
                                    -------------------------------------------------------
Net premiums earned ...........     $2,117,072     $2,383,011     $3,247,427     $3,421,733
Net investment and other income        526,124      1,370,792      1,211,751      1,552,491
Total revenues ................      2,643,196      3,753,803      4,459,178      4,974,224
Losses and operating expenses .      1,987,232      2,598,898      3,574,962      4,000,661
Net income ....................        494,552        843,586        658,165        704,991
Net income per common share ...            .09            .14            .11            .12
Net income per common share,
  assuming dilution ...........            .09            .14            .11            .12



                                                            1996
                                    -------------------------------------------------------
                                      FIRST         SECOND         THIRD          FOURTH
                                     QUARTER        QUARTER       QUARTER         QUARTER
                                    -------------------------------------------------------
Net premiums earned ...........     $2,895,349     $2,624,054     $2,375,207     $2,243,494
Net investment and other income        592,478        684,081        518,975        771,236
Total revenues ................      3,487,827      3,308,135      2,894,182      3,014,730
Losses and operating expenses .      2,774,479      2,320,842      2,170,779      2,317,477
Net income ....................        541,422        717,403        546,447        535,776
Net income per common share ...            .09            .13            .10            .09
Net income per common share,
  assuming dilution ...........            .09            .13            .09            .09

(18) REGULATORY STANDARD

     Ohio Indemnity is subject to a Risk Based Capital ("RBC") test applicable to property and casualty insurers. The RBC calculation serves as a benchmark of insurance enterprises' solvency by state insurance regulators by establishing statutory surplus targets which will require certain Company level or regulatory level actions. Based on the Company's analysis, it appears that the Company's total adjusted capital is in excess of all required action levels and that no corrective action will be necessary.


(19) COMMON SHARE REPURCHASE PROGRAM

     On November 13, 1995, the Board of Directors adopted a common share repurchase program. The program allows the Company to repurchase up to a total of 100,000 of its common shares. As of September 5, 1996, the Company repurchased 100,000 shares. In addition, on September 5, and November 4, 1996, the Board of Directors approved an additional 19,112 and 100,000 common shares for repurchase, respectively. The program expired on December 31, 1997.

(20) LITIGATION

     The Company is routinely a party to litigation incidental to its business, as well as to other nonmaterial litigation. Management believes that no individual item of litigation, or group of similar items of litigation, is likely to result in judgments that will have a material adverse effect on the financial condition or results of operations of the Company.


(21)  SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                                              -------------------------------------
                                                                                 1997          1996         1995
                                                                              -------------------------------------
       Net income.........................................................    $2,701,294    $2,341,048   $1,421,086
                                                                              ----------    ----------   ----------
       Income available to common stockholders,
          assuming dilution...............................................    $2,701,294    $2,341,048   $1,421,086
                                                                              ----------    ----------   ----------


       Weighted average common shares outstanding.........................     5,822,781     5,780,351    5,837,983
       Adjustments for dilutive securities:
          Dilutive effect of outstanding options..........................        55,342        50,697       54,019
                                                                              ----------   -----------   ----------
       Diluted common shares..............................................     5,878,123     5,831,048    5,892,002
                                                                              ==========    ==========   ==========


       Net income per common share........................................    $      .46    $      .41   $      .24
       Net income per common share, assuming dilution.....................    $      .46    $      .40   $      .24



(22) ADOPTION OF NEW ACCOUNTING STANDARDS

     In December 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (issued in June 1996) establishes new criteria for determining whether a transfer of financial assets should be accounted for as a sale or as a pledge of collateral in a secured borrowing, as well as establishes new accounting requirements for pledged collateral. SFAS No. 127 deferred the implementation of SFAS No. 125 as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions. The Company will adopt SFAS No. 125 in 1998, as required by SFAS 127; however the implementation of SFAS No. 125 is not expected to have a material impact on the Company's statement of position or results of operations.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, enterprises that provide a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 130 in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, public business enterprises are required to provide disclosures about operating segments using the "management approach" for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 131 in 1998. The Company has not yet determined what its operating segments will be under SFAS No. 131.

                        REPORT OF INDEPENDENT ACCOUNTANTS





The Board of Directors and Shareholders
Bancinsurance Corporation:




We have audited the consolidated balance sheets of Bancinsurance Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows, for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancinsurance Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                 /s/ Coopers & Lybrand L.L.P.



Columbus, Ohio
February 27, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW

The Company's principal sources of revenue are premiums paid by insureds for insurance policies issued by the Company. Premium volume principally is earned as written due to the nature of the monthly policies issued by the Company. The Company's principal costs are losses and loss adjustment expenses. The principal factor in determining the level of the Company's profit is the difference between these premiums earned and losses and loss adjustment expenses incurred.

Loss and loss adjustment expense reserves are estimates of what an insurer expects to pay on behalf of claimants. The Company is required to maintain reserves for payment of estimated losses and loss adjustment expenses for both reported claims and incurred but not reported ("IBNR") claims. The ultimate liability incurred by the Company may be different from current reserve estimates.

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

SUMMARY RESULTS

The following table sets forth period to period changes in selected financial data:


                                      ------------------------------------------------------
                                               PERIOD TO PERIOD INCREASE (DECREASE)
                                                     YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------
                                                1996-97                     1995-96
                                      -------------------------   --------------------------
                                         AMOUNT        %CHANGE       AMOUNT        %CHANGE
                                      -----------      -------    -----------      -------
Premiums written ................     $ 2,821,062        33.8%    $(5,680,346)      (40.5%)
Net premiums earned .............       1,031,139        10.2%     (9,645,203)      (48.8%)
Net investment income ...........         (36,626)       (2.3%)       150,682        10.7%
Total revenue ...................       3,125,527        24.6%     (9,105,470)      (41.7%)
Loss and loss adjustment expense,
 net of reinsurance recoveries ..         666,470        12.3%     (7,355,610)      (57.6%)
Operating expense ...............       2,000,134        53.7%     (3,270,301)      (46.7%)
Interest expense ................         (88,428)      (19.6%)        (3,072)        (.7%)
Operating income ................         547,351        17.5%      1,523,513       (95.4%)
Net income ......................     $   360,246        15.4%    $   919,962       (64.7%)

The combined ratio, which is the sum of the loss ratio and expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:

                                                 1997           1996          1995
Statutory:
  Loss ratio ..............................      54.4%          53.3%          64.5%
  Expense ratio ...........................      21.9%          30.4%          48.8%
                                                 ----           ----           ----
  Combined ratio ..........................      76.3%          83.7%         113.3%
                                                 ====           ====          =====
GAAP:
  Loss ratio ..............................      54.4%          53.3%          64.5%
  Expense ratio ...........................      22.1%          30.5%          52.2%
                                                 ----           ----           ----
  Combined ratio ..........................      76.5%          83.8%         116.7%
                                                 ====           ====          =====

Investments of Ohio Indemnity's assets are restricted to certain investments permitted by Ohio insurance laws. The Company's overall investment policy is determined by the Company's Board of Directors and is reviewed periodically. The Company principally invests in investment-grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in favorable net yields. The Company has the ability and intent to hold its held to maturity fixed income securities to maturity or put date, and as a result carries its held to maturity fixed income securities at amortized cost for GAAP purposes. As the Company's fixed income securities mature, there can be no assurance that the Company will be able to reinvest in securities with comparable yields.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

Premiums Written; Premiums Earned. Premiums written increased 33.8% from $8,358,499 in 1996 to $11,179,561 in 1997, while premiums earned increased 10.2%
from $10,138,104 in 1996 to $11,169,243 in 1997. Premiums increased due to a focus on historically profitable core lines of business and complementary products and services. The addition of a significant new policy in the Ultimate Loss Insurance Program, a new agency program, growth in the Bonded Service Program and reductions in return premiums recorded in 1996 associated with the discontinuance of the Automobile Physical Damage Insurance Program, which had no premiums written or earned during 1997, primarily contributed to the increases. Premiums written for Ultimate Loss Insurance increased 47.3% from $7,620,000 in 1996 to $7,656,552 in 1997. Premiums earned for Ultimate Loss Insurance increased 22.2% from $6,233,308 in 1996 to $7,620,000 in 1997. The increase in premiums written and premiums earned during 1997 reflected increased premium volume primarily attributable to a significant new customer added during the third quarter of 1997. See Note 16 to the Notes to Consolidated Financial Statements. In addition, a new creditor placed mortgage protection and collateral protection program during 1997 recorded $624,691 and $266,578 of premiums written and earned, respectively, in 1997.

Premiums written for the Bonded Service program increased 5.9% from $3,231,642 in 1996 to $3,422,032 in 1997, while premiums earned from the Bonded Service program increased 5.9% from $3,228,725 in 1996 to $3,420,793 in 1997. The increases in net premiums written and premiums earned on the Bonded Service program were primarily attributable to increases in employee enrollment among existing trust members resulting in higher service fees.

Net Investment Income. Net investment income remained relatively constant from $1,564,175 in 1996 to $1,527,549 in 1997. Investment income increased from $1,318,137 in 1996 to $1,344,815 in 1997 primarily resulting from a higher invested asset position and lengthened maturities on the bond portfolio. Net realized gains on investments decreased from $246,038 in 1996 to $182,734 in 1997 resulting from the Company's 1997 investment strategy to shelter current year realized gains that were primarily market driven. The average yield on the investment portfolio was 5.6% in 1996 and 5.3% in 1997.

Claims Administration. Claims administration fees generated by BCIS Services, a consolidated subsidiary, accounted for $550,615 of the revenues for 1996 and $658,884 in 1997. The increase of 19.7% was primarily attributable to an increase in claims processing and servicing responsibilities.

Title and Appraisal Fees. Title and appraisal fees generated by Title Research, a consolidated subsidiary, accounted for $1,593,556 of the revenues for 1997. Title Research commenced business operations in Ohio during the second quarter of 1997.

Management Fees. Management fees increased from $411,176 in 1996 to $809,345 in 1997. The increase was attributed to recognition of favorable results from a closed year of operations of the Bonded Service program. See Note (1)(K) of the Notes to Consolidated Financial Statements.

Other Income. Other income increased from $40,804 in 1996 to $71,824 in 1997 primarily as a result of recording $63,657 as a reimbursement for expenses previously incurred from an insurance product line sold. Expenses totalling $72,980 for this business are recorded on the income statement as general and administrative expenses in 1997.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $5,404,484, or 53.3% of premiums earned in 1996 versus $6,070,954, or 54.4% of premiums earned in 1997. Losses and loss adjustment expenses, as a percentage of premiums earned, increased for the same period because net premiums earned increased at a lower percentage rate than the percentage rate increase in losses and loss adjustment expenses. This result was primarily due to loss development related to a new policy and deficiency development on prior year reserves.

The absolute increase in losses and loss adjustment expenses was primarily attributable to a significant new policy in the Ultimate Loss Insurance Program which incurred loss and loss adjustment expenses of $1,649,340. See Note 16 to the Notes to the Consolidated Financial Statements. Total loss and loss adjustment expenses for the Ultimate Loss Insurance Program increased 25.2% from $4,079,921 in 1996 to $5,106,930 in 1997. Loss and loss adjustment expenses for the Bonded Service Program increased 31.5% from $438,355 in 1996 to $576,502 in 1997 due to adverse development on prior year reserves. Loss and loss adjustment expenses from the Automobile Physical Damage Insurance Program decreased from $502,208 in 1996 to $158,136 of net recoveries in 1997 due to higher than anticipated salvage and subrogation and adequate reserves to handle the runoff associated with the discontinued program.

Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense increased 53.7% from $3,727,668 in 1996 to $5,727,802 in 1997. Commission expense increased 8.6% from $1,441,430 in 1996 to $1,565,826 in 1997, primarily due to the addition of a new collateral protection insurance agency program and commission incurred related to the Bonded Service Program. Other insurance operating expenses increased 9.1% from $1,551,578 in 1996 to $1,692,041 in 1997, primarily due to increases in allocable salaries and related benefits, advertising, amortization of bond premiums, consulting and appraisal and prepaid premium taxes. General and administrative expenses increased from $734,660 in 1996 to $2,469,935 in 1997 primarily due to operating and administrative expenses incurred by Title Research from April 2, 1997. Additionally, salaries and related costs, consulting and depreciation increased during 1997. BCIS Services incurred operating expenses of $567,343 in 1996 compared with $619,032 in 1997 and Title Research incurred operating expenses of $1,599,516 during 1997.

Interest Expense. Interest expense decreased from $451,425 in 1996 to $362,997 in 1997 due to lower borrowing levels on the Company's revolving credit line.

Federal Income Taxes. The difference between Federal income taxes, $780,249 in 1996 and $967,354 in 1997, resulted from an increase in the effective tax rate primarily due to an increase in taxable income. See Note 8 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 83.7% in 1996 to 76.3% in 1997 was primarily attributable to a decrease in loss and loss adjustment expense experience primarily associated with the discontinuance of the Automobile Physical Damage Program, which generally carried higher loss ratings than the company's core lines.


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

Claims Administration. Claims administration income generated by BCIS Services accounted for $533,354 of the revenues for 1995 and $550,615 in 1996. BCIS Services commenced business operations in California during the third quarter of 1993.

Management Fees. Management fees was $411,176 in 1996. No such amount was recognized in 1995. Management fees was attributed to recognition of favorable results from a closed year of operations of the Bonded Service program. The Company expects other income to vary from year to year depending on claims experience of the Bonded Service program. See Note (1)(k) of the Notes to Consolidated Financial Statements.

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

Federal Income Taxes. The difference between Federal income taxes, $176,698 in 1995 and $780,249 in 1996, resulted from an increase in the effective tax rate primarily due to lower tax exempt interest in 1996 and increases in taxable income. See Note 8 to the Notes to Consolidated Financial Statements.

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

DISCONTINUED PRODUCTS

The Company recorded $63,657 as a reimbursement for expenses previously incurred from a product line sold May 31, 1997. The business was engaged (during five months of 1997) in administering and marketing of service contracts on consumer goods. Expenses incurred, totalling $72,980, are included in general and administrative expenses in 1997. See "RESULTS OF OPERATIONS."

On July 28, 1995, Ohio Indemnity entered into an agreement with the California Department of Insurance to discontinue sales and renewals of private passenger personal lines in automobile physical damage insurance in California for a maximum period of three years. Premiums were predominantly earned through June 1996 as the policies expired. The Automobile Physical Damage Insurance program represented (1.3)% and 5.7% of the Company's premiums written and 37.6% and 48.1% of the Company's premiums earned, respectively, for 1996 and 1995. There were no premiums written or earned during 1997.

LIQUIDITY AND CAPITAL RESOURCES

The Company is an insurance holding company whose principal asset is the stock of Ohio Indemnity. The Company is, and will continue to be, dependent on dividends from Ohio Indemnity to meet its liquidity requirements, including debt service obligations. The Company has a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that the Company would be able to receive in 1998 from Ohio Indemnity, absent regulatory consent, is $3,042,840. See Note 11 to the Notes to Consolidated Financial Statements.

Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from the Company. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by (used in) operating activities equalled $(4,907,977), $2,221,928 and $2,291,171 for the years ended December 31, 1995, 1996, and 1997, respectively. Net cash used in financing activities was $415,026, $179,307 and $596,877 for the years ended December 31, 1995, 1996, and 1997, respectively. Net cash provided by (used in) investing activities of the Company was $6,234,041, $(1,843,740) and $(1,229,263) for the years ended December 31, 1995, 1996 and
1997, respectively.

BCIS Services derives its funds principally from claims administration fees and Title Research derives its funds principally from title and appraisal fees which are sufficient to meet their respective operating obligations. Although it is impossible to estimate accurately the future cash flows from the operations of Title Research's business, management believes the Company's effective capital costs may increase. Management is actively exploring further avenues for preserving capital and improving liquidity.

The Company maintains a level of cash and liquid short-term investments which it believes will be adequate to meet anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 1998. Due to the nature of the risks the Company insures, losses and loss adjustment expenses emanating from its policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, the Company believes that it can estimate its cash needs to meet its loss and expense payment obligations through the end of 1998.

The Company's investments at December 31, 1997 consisted primarily of investment-grade fixed income securities. Cash and short-term investments at December 31, 1997 amounted to $7,948,061, or 28.3% of total cash and invested assets. The fair values of the Company's held to maturity fixed income securities are subject to market fluctuations but are carried on the balance sheet at amortized cost because the Company has the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in shareholders' equity. The Company earned net investment income of $1,413,493, $1,564,175 and $1,527,549 for the years ended December 31, 1995, 1996 and 1997, respectively.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. The Company mitigates this risk by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to sell assets prior to maturity and recognized a gain or loss.

The Company's total shareholders' equity increased $13,710,410 in 1995 to $15,906,817 in 1996 to $19,079,801 in 1997 representing a 39.2% increase over the three-year period. Driven by profitable operating earnings, the increase in total shareholders' equity has strengthened the Company's capital position.

All material capital commitments and financial obligations of the Company are reflected in the Company's financial statements, except the Company's risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on such programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $477,600 and $458,436 at December 31, 1997 and 1996, respectively.

Under applicable insurance statutes and regulations, Ohio Indemnity is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. Ohio Indemnity is in compliance with all applicable statutory capital and surplus requirements. Ohio Indemnity's investments consist only of permitted investments under Ohio insurance laws.

NAIC guidelines recommend that a property/casualty insurer's ratio of annual statutory net premiums written to statutory surplus be no greater than 3 to 1. At December 31, 1997, the ratio of combined annual statutory net premiums written by the Subsidiary to its combined statutory surplus was approximately .5 to 1. The relative capital position is reflective of the Company's low underwriting leverage and conservative investment risk profile.

FACTORS TO CONSIDER FORWARD LOOKING

Management has undertaken several initiatives in 1997 which should favorably impact performance in 1998, although there can be no assurance that this will occur. The discontinuance of the Automobile Physical Damage Program in California should allow the Company to improve its profit potential.

The Company's current and future marketing plan is to provide fast and efficient service in the delivery of coverage and service through a home office, branch offices and issuing agents. Marketing activities will be directed toward selected market niches where management believes the Company will be able to provide customers with additional services.

IMPACT OF THE YEAR 2000 ISSUE

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary liability to process transactions or engage in normal business activities.

The Company will utilize external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company plans to complete the Year 2000 project no later than December 31, 1998. The total cost of the Year 2000 project is estimated at $49,500 and will be funded through operating cash flows. Of the total project cost, approximately $24,880 is attributable to the purchase and development of new software which will be capitalized. The remaining $24,620, which will be expensed as incurred is not expected to have a material affect on the results of operations. To date, the Company has incurred and expensed approximately $19,620 related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan.

The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing assumptions of future events including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

TRENDS

Management does not know of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or results of operations.

The Company's results of operations have varied from quarter to quarter principally because of fluctuations in underwriting results. The Company's experience indicates that more loans for automobile purchases are financed during summer months due to seasonal consumer buying habits. Title and appraisal fees are closely related to the level of real estate activity and the average price of real estate sales. The availability of funds to finance purchases directly affects real estate sales. Other factors include consumer confidence, economic conditions, supply and demand, mortgage interest rates and family income levels. Historically, the first quarter has had the least real estate activity, while the remaining quarters have been more active. Fluctuations in mortgage interest rates can cause shifts in real estate activity outside the normal seasonal pattern. See Note 17 to the Notes to Consolidated Financial Statements.

SAFEHARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters discussed in this Annual Report includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, and other risks detailed from time to time in the Company's Form 10-K for the year ended December 31, 1997 and other Securities and Exchange Commission filings. Actual results may differ materially from management expectations.

INFLATION

Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitutes one of the bases for determining premiums on Ultimate Loss Insurance. Despite relatively low inflation during 1997, the Company has experienced no material adverse consequences with respect to its growth in premiums.

INSURANCE REGULATORY MATTERS

On June 20, 1997, the Ohio Department of Insurance issued its triennial examination report on Ohio Indemnity as of December 31, 1996. The examiners reported that the financial statements set forth in the report reflected the financial condition of Ohio Indemnity. Management is not aware of any recommendations by regulatory authorities which would have, or are reasonably likely to have, a material effect on the Company's liquidity, capital resources or results of operations.

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

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating IBNR claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet claims obligations of the Company. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in the Company's results of operations. The Company's independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 1997, were reasonable.

MARKET INFORMATION AND DIVIDENDS

Bancinsurance Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 12, 1998, the last reported sale price of the Company's common stock was $5-1/8.


                                    Low Sale         High Sale
                                    --------         ---------
          September 30, 1996           3                3-1/4
          December 31, 1996            3-3/4            4-1/8
          March 31, 1997               4-1/4            5-1/8
          June 30, 1997                4                4-1/4
          September 30, 1997           4-1/8            4-3/8
          December 31, 1997            4-1/2            5

HOLDERS

The number of holders of record of the Company's common stock as of February 12, 1998 was 966.


DIVIDENDS

No cash dividends were declared or paid on the Company's outstanding common stock in the two most recent fiscal years. The Company intends to retain earnings to finance the growth of its business and the business of Ohio Indemnity and BCIS Services and, therefore, does not anticipate paying any cash dividends to holders of its common stock. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 11 to the Notes to Consolidated Financial Statements for a description of the restrictions on payment of dividends to the Company from the Subsidiary.


MARKET MAKERS

As of January 31, 1998, the following broker-dealer firms were making a market in Bancinsurance Corporation common stock:

  HERZOG, HEINE, GEDULD, INC.                  MORGAN, KEEGAN & COMPANY
  MAYER & SCHWEITZER INC.                      NASH WEISS/DIV. OF SHATKIN INV.
  MCDONALD & COMPANY SECURITIES, INC.          SOUTHLAND SECURITIES CORP.

ANNUAL MEETING

The annual meeting of shareholders will be held on June 2, 1998, at 9:30 A.M. at the offices of Porter, Wright, Morris & Arthur, 29th Floor, 41 South High Street, Columbus, Ohio.

BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA


                                -------------------------------------------------------------------------------------------
                                    1997         1996        1995          1994           1993         1992          1991
                                -------------------------------------------------------------------------------------------
Premiums earned ...........     $11,226,584   10,138,104  $19,783,307   $25,535,824   $19,787,858  $10,657,111   $6,852,544
Investment and other income       4,661,158    2,566,770    2,027,037     2,140,734     1,879,007    1,241,158      653,300
Total revenues ............      15,830,401   12,704,874   21,810,344    27,676,558    21,666,865   11,898,269    7,505,844
Losses and loss adjustment
  expenses, net of
  reinsurance recoveries ..       6,070,954    5,404,484   12,760,094    15,564,508    10,918,649    5,063,855    3,444,370
Operating expenses ........       6,090,799    4,179,093    7,452,466     9,459,652     7,506,212    3,938,717    2,786,956
Operating income ..........       3,668,648    3,121,297    1,597,784     2,652,398     2,826,614    2,895,697    1,274,518
Income taxes ..............         967,354      780,249      176,698       335,403       580,379      758,167      332,108
Net income ................       2,701,294    2,341,048    1,421,086     2,316,995     2,294,822    2,137,530      942,410
Net income per common
     share, diluted(1) ....     $       .46   $      .40  $       .24   $       .40   $       .40  $       .37   $      .16


SELECTED BALANCE SHEET DATA



                             -----------------------------------------------------------------------------------------------
                                 1997         1996          1995        1994           1993          1992           1991
                             -----------------------------------------------------------------------------------------------
Total assets                 $31,404,432   $28,274,952   $27,750,234  $43,774,264   $43,612,249   $28,014,631    $15,534,604
Note payable to bank         $ 5,000,000   $ 5,600,000   $ 5,616,132  $ 5,916,132   $ 5,316,132   $ 3,500,000    $ 3,350,000
Net shareholders' equity     $19,079,801   $15,906,817   $13,710,410  $11,838,424   $ 9,909,742   $ 7,581,232    $ 5,239,984


(1) Earnings per share assuming dilution is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding adjusted for any dilative potential common shares for the period.


--------------------------------------------------------------------------------------------------------------------
    1990           1989           1988           1987           1986           1985           1984            1983
--------------------------------------------------------------------------------------------------------------------
$ 4,596,382     $3,326,437     $3,327,362     $2,717,607     $2,413,136     $1,760,841     $1,479,406     $1,241,397
    343,776        379,287        275,331        264,709        192,960        147,136        160,803        114,710
  4,940,158      3,705,724      3,602,693      2,982,316      2,606,096      1,907,977      1,640,209      1,356,107


  2,582,505      2,119,556      1,957,693      1,418,484      1,280,981        844,401        634,439        625,547
  1,739,441      1,074,691        774,083        643,867        544,173        480,737        429,414        328,056
    618,212        511,477        870,917        919,965        780,942        582,839        576,356        402,504
    178,466         72,596        240,220        258,315        276,392        155,288        182,021        116,239
    439,746        438,881        630,697        628,226        504,550        273,420        320,578        298,861

$       .08     $      .08     $      .11     $      .11     $      .08     $      .04     $      .05     $      .06



--------------------------------------------------------------------------------------------------------------------
       1990           1989           1988           1987           1986           1985           1984           1983
--------------------------------------------------------------------------------------------------------------------
$11,581,617     $7,492,524     $5,755,781     $4,021,011     $3,456,108     $2,680,210     $2,696,888     $2,233,922
$ 3,600,000     $1,600,000     $1,650,000     $  368,000     $  388,000     $  408,200     $  433,292     $  458,292
$ 4,247,832     $3,685,010     $3,342,282     $2,777,141     $2,255,976     $1,930,873     $1,640,687     $1,320,109

BOARD OF DIRECTORS

Milton O. Lustnauer
Private Investor

Saul Sokol
Owner
Sokol Insurance Agency

James R. Davis
Vice President

John S. Sokol
Executive Vice President

Daniel D. Harkins
Private Investor

Si Sokol
Chairman
Bancinsurance Corporation





OFFICERS

Si Sokol
Chairman, President and
Chief Executive Officer

John S. Sokol
Executive Vice President

James R. Davis
Vice President

Sally J. Cress
Secretary and Treasurer

CORPORATE OFFICE
Bancinsurance Corporation
20 East Broad Street
Columbus, Ohio  43215

SUBSIDIARIES:
Ohio Indemnity Company
20 East Broad Street
Columbus, Ohio  43215

BCIS Services, Inc.
15301 Ventura Blvd.
Sherman Oaks, California  91403

Title Research Corporation
3966 G Brown Park Drive
Hilliard, Ohio  43026



INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
Columbus, Ohio


LEGAL COUNSEL
Porter, Wright, Morris, & Arthur
Columbus, Ohio


TRANSFER AGENT AND REGISTRAR
Communications regarding changes of address, transfer of shares, and lost certificates should be directed to the Company's stock transfer agent and registrar:

Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Mail Drop #1090F5-4129
Cincinnati, Ohio  45263


S.E.C. FORM 10-K
A copy of the Bancinsurance Form 10-K as filed with the Securities and Exchange Commission is available to shareholders without charge upon written request to the Corporate Secretary.


COMMON STOCK
Listed:  Nasdaq National Market
Quoted:  BCIS