Form 10-K405, Exhibit 13
period 1998-12-31
BANCINSURANCE CORP
filed 1999-03-17
CIK 276400

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                               DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1998              1997
                                                                                                      -----------       -----------
ASSETS
Investments:
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $4,841,414 in 1998 and $4,054,026 in 1997) ..       $ 4,702,163       $ 3,940,194
 Available for sale:
  Fixed maturities, at fair value (amortized cost $ 10,763,962 in 1998 and $12,635,652 in 1997)        11,170,469        12,962,626

  Equity securities, at fair value (cost $3,434,573 in 1998 and $2,601,150 in 1997) ...........         4,024,800         3,225,061

 Short-term investments, at cost which approximates fair value ................................         5,824,464         5,753,669

 Securities purchased under agreements to resell ..............................................         1,260,857         1,048,075
                                                                                                      -----------       -----------

     TOTAL INVESTMENTS ........................................................................        26,982,753        26,929,625
                                                                                                      -----------       -----------


Cash ..........................................................................................         4,582,168         1,146,317

Premiums receivable ...........................................................................         1,783,719           755,611

Accounts receivable, net of allowance for doubtful accounts ...................................           286,242           297,519


Reinsurance receivable ........................................................................             2,750             8,000


Prepaid reinsurance premiums ..................................................................            28,400            36,335


Deferred policy acquisition costs .............................................................           152,678              --

Loans to affiliates ...........................................................................           578,621           606,182

Note receivable ...............................................................................             6,031            67,500

Furniture, fixtures and leasehold improvements, net ...........................................           171,764           121,697

Excess of investment over net assets of subsidiaries, net .....................................           964,453           976,610

Accrued investment income .....................................................................           269,690           298,234

Other assets ..................................................................................           139,398           160,802
                                                                                                      -----------       -----------
     TOTAL ASSETS .............................................................................       $35,948,667       $31,404,432
                                                                                                      ===========       ===========

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                       DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1998            1997
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses ...............................       $  3,177,845        $  1,531,714

Unearned premiums ....................................................................            718,795             698,764

Contract funds on deposit ............................................................          2,917,868           3,451,371

Reinsurance premiums payable .........................................................              5,430              27,821

Note payable to bank .................................................................          4,250,000           5,000,000

Note payable .........................................................................             28,076              37,073

Taxes, licenses, and fees payable ....................................................            373,679             150,778

Deferred federal income taxes ........................................................            290,846             296,049

Federal income taxes payable .........................................................             44,191                 741

Commissions payable ..................................................................            438,175             493,212

Other ................................................................................          1,199,280             637,108
                                                                                             ------------        ------------

     TOTAL LIABILITIES ...............................................................         13,444,185          12,324,631
                                                                                             ------------        ------------

Commitments and contingent liabilities

Shareholders' equity:
 Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
no shares issued
    or outstanding ...................................................................               --                  --

  Class B Serial Preference shares without par value; authorized 98,646 shares;
     no shares issued or outstanding .................................................               --                  --

 Common stock without par value; authorized 20,000,000 shares; 5,878,277 shares issued            315,567             315,567

 Additional paid-in capital ..........................................................          1,495,387           1,495,387

 Accumulated other comprehensive income ..............................................            657,844             627,583

 Retained earnings ...................................................................         20,136,198          16,741,778
                                                                                             ------------        ------------
                                                                                               22,604,996          19,180,315

 Less:  Treasury stock, at cost (35,162 common shares in 1998 and 1997) ..............           (100,514)           (100,514)
                                                                                             ------------        ------------
      in 1997) .......................................................................           (100,514)           (100,514)
                                                                                             ------------        ------------
     TOTAL SHAREHOLDERS' EQUITY ......................................................         22,504,482          19,079,801
                                                                                             ------------        ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......................................       $ 35,948,667        $ 31,404,432
                                                                                             ============        ============

See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       1998                 1997                1996
-----------------------------------------------------------------------------------------------------------------------------------
INCOME:
 Premiums written .........................................       $ 20,971,405        $ 11,179,561        $  8,358,499
 (Increase) decrease in unearned premiums .................            (20,031)             47,023           2,251,545
                                                                  ------------        ------------        ------------
     Premiums earned ......................................         20,951,374          11,226,584          10,610,044
 Premiums ceded ...........................................            (82,086)            (57,341)           (471,940)
                                                                  ------------        ------------        ------------
     Net premiums earned ..................................         20,869,288          11,169,243          10,138,104
 Investment income (net of expenses of $81,379, $68,621 and
    $78,003, respectively) ................................          1,339,816           1,344,815           1,318,137
 Net realized gain on investments .........................             67,274             182,734             246,038
 Claims administration fees ...............................            570,302             658,884             550,615
 Title and appraisal fees .................................          1,959,384           1,593,556                --
 Management fees ..........................................          1,328,083             809,345             411,176
 Other income .............................................             63,566              71,824              40,804
                                                                  ------------        ------------        ------------

     TOTAL REVENUE ........................................         26,197,713          15,830,401          12,704,874
                                                                  ------------        ------------        ------------

LOSSES AND OPERATING EXPENSES:
 Losses and loss adjustment expenses ......................         13,340,737           6,070,954           5,864,170
 Reinsurance recoveries ...................................               --                  --              (459,686)
 Commission expense .......................................          2,346,798           1,565,826           1,441,430
 Other insurance operating expenses .......................          2,423,997           1,692,041           1,551,578
 General and administrative expenses ......................          3,050,389           2,469,935             734,660
 Interest expense .........................................            285,030             362,997             451,425
                                                                  ------------        ------------        ------------
     TOTAL EXPENSES .......................................         21,446,951          12,161,753           9,583,577
                                                                  ------------        ------------        ------------

     INCOME BEFORE FEDERAL INCOME TAXES ...................          4,750,762           3,668,648           3,121,297

Federal income tax expense ................................          1,356,342             967,354             780,249
                                                                  ------------        ------------        ------------

     NET INCOME ...........................................       $  3,394,420        $  2,701,294        $  2,341,048
                                                                  ============        ============        ============

Net income per common share ...............................       $        .58        $        .46        $        .41
                                                                  ============        ============        ============
Net income per common share, assuming dilution ............       $        .57        $        .46        $        .40
                                                                  ============        ============        ============


See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                     YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                               1998              1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Net income ..........................................................       $3,394,420       $2,701,294       $2,341,048

Other comprehensive income:
 Unrealized holding gains on securities arising during period, net of
      income taxes of $15,589, $99,314 and $9,548, respectively .....           30,261          192,786           18,534
                                                                            ----------       ----------       ----------

Comprehensive income ................................................       $3,424,681       $2,894,080       $2,359,582
                                                                            ==========       ==========       ==========

See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                               ACCUMULATED
                                                                ADDITIONAL        OTHER                                   TOTAL
                                  PREFERRED STOCK      COMMON    PAID-IN      COMPREHENSIVE   RETAINED    TREASURY    SHAREHOLDERS'
                                  CLASS A  CLASS B     STOCK    CAPITAL           INCOME       EARNINGS       STOCK       EQUITY
-----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 1995 .        --      --       $ 315,567   $ 1,466,753   $ 416,263     $ 11,699,436  $(187,609)  $ 13,710,410
  Net income ..............        --      --            --            --          --          2,341,048       --        2,341,048
  Change in unrealized gain
   on investments, net of
   income taxes of
   $9,548 .................        --      --            --            --        18,534             --         --           18,534
  Purchase of 59,292
   treasury shares ........        --      --            --            --          --               --     (185,675)      (185,675)
 20,000 shares issued in
   connection with the
   exercise of stock
   options ................        --      --            --         (33,424)       --              --        55,924
                                  -------  -------  ---------   -----------   ---------     ------------  ---------   ------------
                                                                                                                            22,500
Balance December 31, 1996 .        --      --         315,567     1,433,329     434,797       14,040,484   (317,360)    15,906,817
  Net income ..............        --      --            --            --          --          2,701,294       --        2,701,294
  Change in unrealized gain
   on investments, net of
   income taxes of
   $99,314 ................        --      --            --            --       192,786             --         --          192,786
  Issue of 62,500 treasury
   shares in purchase
   acquisition ............        --      --            --          97,120        --               --      178,661        275,781
 20,000 shares issued in
   connection with the
   exercise of stock
   options ................        --      --            --         (35,062)       --               --       38,185          3,123
                                  -------  -------  ---------   -----------   ---------     ------------  ---------   ------------
Balance December 31, 1997 .        --      --         315,567     1,495,387     627,583       16,741,778   (100,514)    19,079,801
  NET INCOME ..............        --      --            --            --          --          3,394,420       --        3,394,420
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES OF
   $15,589 ................        --      --            --            --          --             30,261       --             --
                                  -------  -------  ---------   -----------   ---------     ------------  ---------   ------------
                                                                                                                            30,261
BALANCE DECEMBER 31, 1998 .        --      --       $ 315,567   $ 1,495,387   $ 657,844     $ 20,136,198  $(100,514)  $ 22,504,482
                                  =======  =======  =========   ===========   =========     ============  =========   ============


See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            1998          1997         1996
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income .....................................................................      $ 3,394,420    $ 2,701,294  $ 2,341,048
Adjustments to reconcile net income to net cash provided by operating activities:
  Net realized gain on investments ..............................................          (67,274)      (182,734)    (245,436)
  Net realized loss on disposal of equipment ....................................           52,403           --           --
  Depreciation and amortization .................................................          192,087        160,732       45,114
  Deferred federal income tax (benefit) expense .................................          (20,792)         1,980      240,830
  Increase in premiums receivable ...............................................       (1,028,108)      (261,289)     (93,925)
  (Increase) decrease in accounts and reinsurance receivable, net ...............           12,584       (122,224)     652,208
  Decrease in reinsurance recoverable on paid losses ............................             --           25,143      499,959
  Increase in deferred policy acquisition costs .................................         (152,678)          --           --
  (Increase) decrease in prepaid reinsurance premiums ...........................            7,935         (6,702)     806,517
  (Increase) decrease in loans to affiliates ....................................           27,561       (171,719)    (216,719)
  (Increase) decrease in notes receivable .......................................           61,469        (67,500)        --
  (Increase) decrease in note receivable ........................................           61,469        (67,500)        --
  (Increase) decrease in accrued investment income ..............................           28,544         10,412      (77,370)
  (Increase) decrease in other assets ...........................................          (74,969)       (23,024)      33,528
  (Increase) decrease in other assets ...........................................           21,404        (74,969)     (23,024)
  Increase (decrease) in reserve for unpaid losses and loss adjustment expenses .        1,646,131        171,939     (882,106)
  Increase (decrease) in unearned premiums ......................................           20,031        (47,023)  (2,251,547)
  Increase (decrease) in contract funds on deposit ..............................         (533,503)       501,263    1,141,096
  Increase (decrease) in reinsurance premiums payable ...........................          (22,391)      (475,985)     111,090
  Decrease in note payable ......................................................           (8,997)        (9,750)        --
  Increase in other liabilities .................................................          773,486        138,303      174,193
                                                                                       -----------    -----------  -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES .............................        4,404,312      2,291,171    2,221,928
                                                                                       -----------    -----------  -----------
 Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to redemption or maturity .          360,000      1,259,000      508,779
 Proceeds from available for sale: fixed maturities sold, redeemed and matured ..        1,971,000      2,515,944    3,168,317
 Proceeds from available for sale: equity securities sold .......................        3,154,418      2,235,078    1,865,588
 Cost of investments purchased:
  Held to maturity: fixed maturities ............................................         (709,015)    (1,500,543)    (241,682)
  Available for sale: fixed maturities ..........................................         (207,946)    (3,908,653)  (5,152,466)
  Equity securities .............................................................       (4,314,759)    (1,763,653)  (1,106,028)
 Net (increase) decrease in short-term investments and securities purchased under
  agreements to resell ..........................................................         (283,577)        20,809     (721,058)
 Purchase of furniture, fixtures and leasehold improvements .....................         (189,107)      (115,163)     (22,152)
 Other ..........................................................................              525         27,918     (143,038)
                                                                                       -----------    -----------  -----------
     NET CASH USED IN INVESTING ACTIVITIES ......................................         (218,461)    (1,229,263)  (1,843,740)
                                                                                       -----------    -----------  -----------
Cash flows from financing activities:
 Proceeds from note payable to bank .............................................        7,200,000      7,525,000    1,790,000
 Repayments of note payable to bank .............................................       (7,950,000)    (8,125,000)  (1,806,132)
 Proceeds from stock options exercised ..........................................             --            3,123       22,500
 Acquisition of treasury stock ..................................................             --             --       (185,675)

     NET CASH USED IN FINANCING ACTIVITIES ......................................         (750,000)      (596,877)    (179,307)
                                                                                       -----------    -----------  -----------
Net increase in cash ............................................................        3,435,851        465,031      198,881
Cash at beginning of year .......................................................        1,146,317        681,286      482,405
CASH AT END OF YEAR .............................................................      $ 4,582,168    $ 1,146,317  $   681,286
                                                                                       ===========    ===========  ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
 Interest .......................................................................      $   282,727    $   389,632  $   430,662
                                                                                       ===========    ===========  ===========
 Income taxes ...................................................................      $ 1,530,000    $   935,000  $   530,000
                                                                                       ===========    ===========  ===========
Supplemental schedule of noncash investing activities:
 Common stock issued in purchase acquisition ....................................             --      $   275,781         --
                                                                                       ===========    ===========  ===========

See accompanying notes to consolidated financial statements.

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  ORGANIZATION

         Bancinsurance Corporation (the "Company") was incorporated in the state of Ohio in 1970. The Company is primarily engaged, through its wholly-owned subsidiary, Ohio Indemnity, in the underwriting of specialized property and casualty insurance. Insurance written is principally in two lines of business, ultimate loss insurance and a bonded service program. Ohio Indemnity is licensed in forty-seven states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the Department) and the regulations of each state in which it operates. During 1993, BCIS Services, Inc. was incorporated as a wholly-owned subsidiary of the Company. BCIS Services provides workers' compensation professional administration and cost control services to employers who self-insure this obligation. During 1997, Custom Title Services, Inc. (formerly known as Title Research Corporation) ("Custom Title") was incorporated in Ohio as a wholly-owned subsidiary of the Company. Custom Title is a title lien search and mortgage service company. No single customer of the Company accounts for a predominant share of consolidated revenue, except for two customers in the Ultimate Loss Insurance program. See
         Note 16.

    (b)  BASIS OF FINANCIAL STATEMENT PRESENTATION

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Statutory accounting practices differ from GAAP in that: (1) assets must be included in the statutory statements at "admitted asset value" and "nonadmitted assets" must be excluded through a charge against surplus; (2) policy acquisition costs are charged against income as incurred rather than being deferred and amortized over the terms of the related policies; (3) ceded reinsurance balances payable are reflected as a reduction of premiums in the course of collection rather than as a liability and reinsurance receivables are recorded as admitted assets;
         (4) adjustments reflecting the revaluation of stocks are carried to the equity account as unrealized investment gains or losses, without providing for federal income taxes; and (5) the fixed maturities are carried at amortized cost instead of market value with no unrealized gain or loss reflected in surplus. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its effective date of January 1, 2001. The effects of these differences on shareholder's equity and net income are shown in Note 12.

         In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The Ohio Insurance Department has adopted the Codification guidance, effective January 1, 2001. The Company has not estimated the potential effect of the Codification guidance if adopted by the Department.

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

    (d)  INVESTMENTS

         Investments in fixed maturities held as available for sale are carried at fair value. The net unrealized holding gain or loss, net of applicable deferred taxes, is reflected in other comprehensive income. Investments in held to maturity fixed maturities, which include bonds and preferred stocks with mandatory redemption features, where the Company has the ability and intent to hold to maturity or put date, are carried at amortized cost.

         Available for sale equity securities, which include common stocks and preferred stocks without mandatory redemption features, are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in other comprehensive income. Short-term investments are reflected at cost which approximates fair value.

         Realized gains and losses on disposal of investments are determined by the specific identification method and are included in net investment income. The carrying value of investments is revised and the amount of revision is charged to net realized losses on investments when management determines that a decline in the value of an investment is other than temporary.

    (e)  ACCOUNTS RECEIVABLE

         Accounts receivable at December 31, 1998 are comprised of title services and appraisal billings. The Company estimates its allowance for doubtful accounts and bad debts based upon management's assessment of the collectibility of receivables and prior experience.

    (f)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY

         As allowed by generally accepted accounting principles, the excess of investment over net assets of Ohio Indemnity acquired is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

         On April 2, 1997, Custom Title, a newly formed wholly-owned subsidiary of Bancinsurance Corporation, purchased substantially all of the net assets of Title Research Agency, an Ohio corporation for 62,500 shares of Bancinsurance Corporation common stock, with a value of $275,781. The acquisition was accounted for using the purchase method. Under the purchase method, the results of operations of the acquired Company are included prospectively from the date of acquisition, and the acquisition price is allocated to the acquirees' tangible assets and liabilities based upon their fair values at the date of acquisition, with any residual being goodwill. The Company amortizes this goodwill on a straight-line basis over its estimated economic life of fifteen years. At December 31, 1998, the net book value of goodwill associated with the acquisition was $210,716.

    (g)  RECOGNITION OF REVENUES AND RELATED EXPENSES

         Insurance premiums are recorded as revenue over the period of risk assumed. For the Company's "Ultimate Loss Insurance" products, a form of physical damage blanket single interest collateral protection insurance sold to lending institutions, premiums are earned in relation to the level of exposure assumed. For the surety product, premiums are earned pro rata. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums. Management fees are recorded as revenue in the period redundant reserves are released from the aggregate loss fund established in connection with the Bonded Service program.

         Claims administration fees reported for BCIS Services and title service and appraisal fees reported for Custom Title are recorded as revenue in the period in which the work was performed and/or services provided.

    (h)  POLICY ACQUISITION COSTS

         Acquisition expenses, mainly commissions and premium taxes, related to unearned premiums are deferred and amortized over the period the coverage is provided. Anticipated losses and other expenses related to those premiums are considered in determining the recoverability of deferred acquisition costs.

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

    (j)  REINSURANCE

         The Company's reinsurance transactions are attributable to premiums written in its mortgage protection product and for its automobile physical damage business, which was discontinued in 1995. The Company records its reinsurance transactions in accordance with the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

    (k)  CONTRACT FUNDS ON DEPOSIT

         The Company has an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by the Company. The Company and the cost containment service firm share any redundancy resulting from the development of the claims to be paid from the contract funds held on deposit. The Company records these management fees in the period redundant reserves are released from the aggregate loss fund. Fees of $1,328,083, $809,345 and $411,176 were recognized in 1998, 1997 and 1996, respectively, as a result of this arrangement.

    (l)  DEPRECIATION AND AMORTIZATION

         Furniture and fixtures are stated at cost and depreciated using the straight-line method over a three year useful life. Leasehold improvements are capitalized and amortized over the remaining office lease term. Maintenance, repairs and minor renewals are charged directly to expense as incurred. When furniture and fixtures are sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and the resulting gains or losses are included in the accompanying statements of income.

    (m)  FEDERAL INCOME TAXES
         The Company files a consolidated federal income tax return with its subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

    (n)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         Accounts and notes receivable:

               The carrying amounts are reasonable estimates of fair value.

         Note payable to bank:

               Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The carrying amount is a reasonable estimate of fair value.

    (o)  CASH AND CASH EQUIVALENTS

         For the purposes of the statements of cash flows, cash equivalents include money market instruments with a maturity of ninety days or less when purchased.


(2) INVESTMENTS
     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:

                                                            DECEMBER 31, 1998
                                     -------------------------------------------------------------------
                                                          GROSS            GROSS
                                      AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                         COST               GAINS            LOSSES            VALUE
                                     -------------------------------------------------------------------
Held to maturity:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ..      $ 1,364,643      $    57,557      $      --        $ 1,422,200
   Obligations of states and
    political subdivisions .....        2,787,520           86,248            4,554        2,869,214
   Other debt securities .......           50,000             --               --             50,000
 Redeemable preferred stock ....          500,000             --               --            500,000
                                      -----------      -----------      -----------      -----------
                                        4,702,163          143,805            4,554        4,841,414
                                      -----------      -----------      -----------      -----------
Available for sale:
 Fixed maturities:
   Obligations of states and
    political subdivisions .....       10,753,274          408,188            1,681       11,159,781
   Corporate securities ........           10,688             --               --             10,688
 Equity securities .............        3,434,573          853,635          263,408        4,024,800
                                      -----------      -----------      -----------      -----------
                                       14,198,535        1,261,823          265,089       15,195,269
                                      -----------      -----------      -----------      -----------
        Totals .................      $18,900,698      $ 1,405,628      $   269,643      $20,036,683
                                      ===========      ===========      ===========      ===========

                                                                 DECEMBER 31, 1997
                                         -----------------------------------------------------------------
                                                                                 GROSS            GROSS
                                          AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                            COST               GAINS            LOSSES            VALUE
                                         -----------------------------------------------------------------
Held to maturity:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ........  $ 1,160,644        $    27,156        $      --          $ 1,187,800
   Obligations of states and
    political subdivisions ...........    2,629,550             88,755              2,079          2,716,226
   Other debt securities .............       50,000               --                 --               50,000
 Redeemable preferred stock ..........      100,000               --                 --              100,000
                                        -----------        -----------        -----------        -----------
                                          3,940,194            115,911              2,079          4,054,026
                                        -----------        -----------        -----------        -----------
Available for sale:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies ........      853,376              4,164               --              857,540
   Obligations of states and
    political subdivisions ...........   11,732,276            332,815             11,036         12,054,055
   Corporate securities ..............       50,000              1,031               --               51,031
 Equity Securities ...................    2,601,150            728,547            104,636          3,225,061
                                        -----------        -----------        -----------        -----------
                                         15,236,802          1,066,557            115,672         16,187,687
                                        -----------        -----------        -----------        -----------
        Totals .......................  $19,176,996        $ 1,182,468        $   117,751        $20,241,713
                                        ===========        ===========        ===========        ===========


 The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 1998 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                     HELD TO MATURITY                     AVAILABLE FOR SALE
                                              AMORTIZED           FAIR                AMORTIZED          FAIR
                                                COST               VALUE                COST            VALUE
                                              --------------------------------------------------------------------
Due in one year or less ..............        $   375,811        $   382,437        $   487,276        $   493,218
Due after one year through five years           2,040,169          2,121,387          3,785,605          3,926,482
Due after five years through ten years          1,137,879          1,191,837          4,083,757          4,281,506
Due after ten years ..................            598,304            595,753          2,407,324          2,469,263
                                              -----------        -----------        -----------        -----------
                                                4,152,163          4,291,414         10,763,962         11,170,469

Redeemable preferred stock ...........            500,000            500,000               --                 --
Equity securities ....................               --                 --            3,434,573          4,024,800
Other debt securities ................             50,000             50,000               --                 --
                                              -----------        -----------        -----------        -----------
                                              $ 4,702,163        $ 4,841,414        $14,198,535        $15,195,269
                                              ===========        ===========        ===========        ===========


     Gross investment income, including net realized gains and losses, is summarized below:


                                          1998              1997              1996
                                      ----------------------------------------------
Held to maturity:
    Fixed maturities .........        $  237,996        $  246,173        $  281,850
Available for sale:
    Fixed maturities .........           612,468           696,644           664,909
    Equity securities ........           234,511           336,173           366,357
Short-term investments .......           382,677           296,266           319,228
Other ........................            20,817            20,914             9,834
                                      ----------        ----------        ----------
       Gross investment income        $1,488,469        $1,596,170        $1,642,178
                                      ==========        ==========        ==========

All fixed maturity investments were income producing for the years ended December 31, 1998, 1997 and 1996.

Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                 1998            1997           1996
                                                -----------------------------------------
Gross realized gains:
   Held to maturity: fixed maturities ..        $   --          $  8,191        $  3,779

   Available for sale: fixed maturities            1,245           6,753          86,529
                       equity securities         160,119         230,869         187,870
                                                --------        --------        --------
      Total gains ......................         161,364         245,813         278,178
                                                ========        ========        ========
Gross realized losses:
   Held to maturity: fixed maturities ..             208             392               5

   Available for sale: fixed maturities            6,845           1,503          31,585
                     equity securities .          87,037          61,184             550
                                                --------        --------        --------
      Total losses .....................          94,090          63,079          32,140
                                                ========        ========        ========
      Net realized gains ...............        $ 67,274        $182,734        $246,038
                                                ========        ========        ========

     From time to time, the Company purchases securities under agreements to resell the same securities (repurchase agreements). The amounts advanced under these agreements represent short-term loans. The fair value of the U.S. treasuries and government agencies underlying the agreements, $1,260,857, approximates the carrying value.

     At December 31, 1998, investments having a par value of $3,825,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.


(3)  DEFERRED POLICY ACQUISITION COSTS
     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                     1998
                                  ----------
  Deferred, January 1 ....        $     --
     Additions:
     Commissions .........         1,008,841
Premium tax ..............           126,200
                                  ----------
                                   1,135,041
  Amortization to expense            982,363
                                  ----------
     Deferred, December 31        $  152,678
                                  ==========

     Prior to 1998, policy acquisition costs were not capitalized due to the terms of the policies the Company wrote.

(4)  NOTE RECEIVABLE
     The promissory note is non-interest bearing and provides for principal payable monthly with a maturity date of March 1, 1999.

(5)  NOTE PAYABLE TO BANK
     As of December 31, 1998, the Company had an uncollateralized $10,000,000 revolving line of credit with a maturity date of May 1, 2002 and an outstanding balance of $4,250,000. The revolving credit agreement provides for interest payable quarterly, at the bank's prime rate less one half percent (7.25% per annum at December 31, 1998).

(6)  NOTE PAYABLE
     In connection with the acquisition of Custom Title, the Company agreed to assume a note payable to the previous owner of a Custom Title branch office. The cognovit note agreement provides for principal and interest payable monthly at the rate of 6.5% per annum with a maturity date of April 1, 2001. Annual payments are $13,000 and the outstanding balance was $28,076 at December 31, 1998.

(7)  LEASES AND SHARED EXPENSES
     The Company routinely leases premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

     Consolidated rental expenses under operating leases were $241,109, $202,100 and $141,738 in each of the years 1998, 1997 and 1996, respectively.

     The future minimum lease payments required under these operating leases, as of December 31, 1998 follows:


              YEAR                     OPERATING
              ENDING                     LEASES
             ------------------------------------
                1999                 $  215,293
                2000                    184,740
                2001                     96,630
                2002                     88,912
                2003                     88,992
                2004                     18,761
                                     ----------
                                     $  693,328
                                     ==========


(8)  FEDERAL INCOME TAXES

     Deferred income taxes for 1998 and 1997 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax liability at December 31 are as follows:

                                                                1998               1997
                                                             --------------------------
Deferred tax assets:
   Unpaid loss and loss adjustment expense reserves .        $  48,034         $  13,660
   Unearned premium reserves ........................           63,539            61,637
   Other ............................................           38,712              --
                                                             ---------         ---------
      Subtotal ......................................          150,285            75,297

Deferred tax liabilities:
   Unrealized gains on available for sale securities          (338,889)         (323,300)
   Discounting of anticipated salvage and subrogation           (4,919)           (4,919)
   Deferred policy acquisition costs ................          (51,911)             --
   Accrued dividends receivable .....................             (603)           (2,389)
   Other ............................................          (44,809)          (40,738)
                                                             ---------         ---------
      Net deferred tax liability ....................        $(290,846)        $(296,049)
                                                             =========         =========

     Net deferred tax assets and liabilities and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events.

     The provision for federal income taxes at December 31, consists of the following:


                                         1998              1997             1996
                                     ----------------------------------------------
Current .....................        $1,341,751        $  965,374        $  631,144
Deferred ....................            14,591             1,980           149,105
                                     ----------        ----------        ----------
   Federal income tax expense        $1,356,342        $  967,354        $  780,249
                                     ==========        ==========        ==========


      The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31, is as follows:



                                                                  1998               1997                1996
                                                             ----------------------------------------------------
Federal income tax at statutory rate ................        $ 1,615,259         $ 1,247,340         $ 1,061,241
Dividends received and tax exempt interest deductions           (270,333)           (290,738)           (284,618)
Other ...............................................             11,416              10,752               3,626
                                                             -----------         -----------         -----------
     Federal income tax expense .....................        $ 1,356,342         $   967,354         $   780,249
                                                             ===========         ===========         ===========

(9)   BENEFIT PLANS

      On January 1, 1996, Ohio Indemnity implemented an Employee 401(k) and Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, the Company matches 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $85,290, $68,288 and $24,930 for the year ended December 31, 1998, 1997 and 1996, respectively.

(10)  STOCK OPTION PLANS

      The Company applies APB Opinion No. 25 and related Interpretations in accounting for options issued to employees, officers and directors under its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and changes the methods for recognition of cost on plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in 1998, 1997 and 1996 are presented below.

      The Company has two stock option plans. The 1984 Plan was open to all employees of the Company and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 95,000 shares outstanding at December 31, 1998 expire at various dates from 2000 through 2004 and range in option price per share from $.625 to $6.00.

      The 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 shares, 100,000 shares for any one individual, of the common stock of the Company. Certain key employees, officers, and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee which will determine to whom and when options will be granted along with the terms and conditions of the options. The options for 200,000 shares outstanding at December 31, 1998 expire at dates from 2004 to 2008 and range in option price per share from $2.50 to $6.75.

      A summary of the status of the Company's stock options as of December 31, 1998, 1997 and 1996 and changes during the year ended on those dates is presented below:

                                                       1998                      1997                   1996
                                               ---------------------------------------------------------------------------
                                                            WGTD. AVG.              WGTD. AVG.                  WGTD. AVG.
                                               SHARES     EXER. PRICE    SHARES    EXER. PRICE    SHARES       EXER. PRICE
                                               ---------------------------------------------------------------------------
Outstanding at beginning of year .....         216,500    $ 3.64         185,500    $  3.52         199,500     $  3.28
Granted ..............................         103,500      4.84          71,000       4.04           6,000        3.38
Exercised ............................            --        --           (20,000)      1.61         (20,000)       1.13
Expired ..............................            --        --              --         --              --          --
Canceled .............................         (25,000)   $ 4.31         (20,000)   $  6.00            --          --
                                                          ------        --------    -------        --------     -------
Outstanding at end of year ...........         295,000    $ 4.00         216,500    $  3.64         185,500     $  3.52
                                              ========    ======        ========    =======        ========     =======

Options exercisable at year-end ......         152,500                  132,000                     159,500
                                              ========                 ========                   ========
Shares reserved for issuance .........         570,000                  595,000                    635,000
                                              ========                 ========                   ========
Options available for future grant ...         275,000                  378,500                    449,500
                                              ========                 ========                   ========

Weighted average fair value of options
  granted during the year ............        $ 2.6157                 $ 2.2211                  $  2.0535
                                              ========                 ========                   ========

The fair value of each option granted during 1998, 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 38.91% for 1998 and 47.84% for 1997 and 56.82% for 1996, (2) risk-free interest rate of 5.48% for options granted January 5, 1998, 5.62% for options granted June 3, 1998, 6.25% for options granted January 2, 1997, 6.83% for options granted April 1, 1997, 6.51% for options granted June 4, 1997 and 6.67% for options granted June 15, 1996 and
(3) expected life of 6 years for all years.

The following table summarizes information about stock options outstanding at December 31, 1998:

                                        OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                 -------------------------------------------------------------------
                                  NUMBER         WGTD. AVG.   WGTD. AVG.   NUMBER          WGTD. AVG.
                                 OUTSTANDING    REMAINING    EXERCISE     EXERCISABLE     EXERCISE
RANGE OF EXERCISE PRICES         AT 12/31/98    CONTR.LIFE   PRICE        AT 12/31/98     PRICE
                                 -------------------------------------------------------------------
$ .625 - 1.10 ......                20,000         1.43       $ .625         20,000         $ .625
 1.10 - 1.93 .......                15,000         2.16        1.125         15,000          1.125
 1.9375 - 2.50 .....                42,500         6.09        2.368         29,500          2.309
 2.875 - 4.75 ......               155,500         8.57        4.371         26,000          3.558
 5.25 - 6.75 .......                62,000         5.50        5.976         62,000          5.976
                                   -------         ----        -----         ------          -----

  .625 - 6.75 ......               295,000         6.76        4.000        152,500          3.675
                                   =======         ====        =====        =======          =====


Had compensation cost for the Company's 1998, 1997, and 1996 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below:


                                                AS REPORTED                                   PRO FORMA
                                ---------------------------------------------------------------------------------------
                                   1998             1997         1996            1998            1997           1996
Net income .................     $3,394,420     $2,701,294     $2,341,048     $ 3,369,496     $2,686,209     $2,333,507
                                 ----------     ----------     ----------     -----------     ----------     ----------
Net income per common share,
   diluted .................     $      .57     $      .46     $      .40     $       .57     $      .46     $      .40
                                 ----------     ----------     ----------     -----------     ----------     ----------

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

(11)  DIVIDEND RESTRICTIONS
      Under Ohio law, insurance companies may only pay dividends to shareholders from shareholders' equity determined in accordance with statutory accounting practices. Further, Ohio law limits dividends to shareholders, without prior approval of the Department, to the greater of the prior year's statutory net income or 10% of statutory shareholders' equity. As of December 31, 1998, dividends from Ohio Indemnity in 1999 are limited to $3,718,691 without prior approval of the Department.

(12)  STATUTORY SHAREHOLDERS' EQUITY AND NET INCOME
      As of December 31, 1998, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:

                                                             SHAREHOLDERS'         NET
                                                            EQUITY/SURPLUS        INCOME
                                                           --------------        ------
Statutory .............................................     $ 23,910,841      $  3,718,691
Reconciling items:
 Non-admitted assets ..................................            2,865              --
 Deferred policy acquisition costs ....................          152,678           152,678
 Deferred taxes .......................................         (288,739)          (14,590)
 Unrealized gain on available for sale fixed maturities          406,507              --
                                                            ------------      ------------
GAAP ..................................................     $ 24,184,152      $  3,856,779
                                                            ============      ============



       As of December 31, 1997, Ohio Indemnity's statutory surplus differed from GAAP shareholders' equity by an amount of $2,689 in nonadmitted assets, ($293,942) for deferred taxes and $326,973 in unrealized gain on available for sale fixed maturities. Statutory net income for the year ended December 31, 1997 differed from GAAP net income by ($5,310) in deferred taxes. Statutory net income for the year ended December 31, 1996 differed from GAAP net income by $(149,103) in deferred taxes.

(13)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows: [Dollars in thousands]

                                           1998            1997          1996
                                        -------------------------------------
     Balance at January 1 .........     $  1,532      $  1,360      $  2,242
      Less reinsurance recoverables            8            15           529
                                        --------      --------      --------
     Net Balance at January 1 .....        1,524         1,345         1,713
                                        --------      --------      --------
     Incurred related to:
      Current year ................       13,388         6,074         5,761
Prior years .......................          (47)           (3)         (357)
                                        --------      --------      --------
     Total incurred ...............       13,341         6,071         5,404
                                        --------      --------      --------
     Paid related to:
      Current year ................       10,100         4,479         4,424

      Prior years .................        1,590         1,413         1,348
                                        --------      --------      --------
     Total paid ...................       11,690         5,892         5,772
                                        --------      --------      --------
     Net Balance at December 31 ...        3,175         1,524         1,345

      Plus reinsurance recoverables            3             8            15
                                        --------      --------      --------
     Balance at December 31 .......     $  3,178      $  1,532      $  1,360
                                        ========      ========      ========


      As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $47,000 in 1998 primarily due to salvage and subrogation received from a significant Ultimate Loss Insurance program customer and $3,000 in 1997 due to higher than anticipated salvage and subrogation received from the discontinued Automobile Insurance business.

-------------------------------------------------------------------------------

(14)  REINSURANCE

      The Company maintains a quota share reinsurance agreement for certain insurance products, by which Ohio Indemnity cedes a portion of its insurance to a reinsurer. This arrangement limits the net claim liability potential arising from specific policies. This reinsurance agreement does not relieve the Company from its obligations to policyholders. Consequently, failure of the reinsurer to honor its obligations could result in losses to the Company. The Company currently recovers 75% of the paid losses and loss adjustment expense applicable to Mortgage Protection insurance policies.

      As of December 31, ceded reinsurance decreased commission expense incurred by $38,925 and $23,032 in 1998 and 1997, respectively, and increased commission expense incurred by $62,147 in 1996.

(15)  RELATED PARTIES

      Included in loans to affiliates at December 31, 1998 and 1997 is a loan to an officer of Ohio Indemnity, originally due December 8, 1998. Interest only is payable in quarterly installments at the rate of two points above prime. On November 10, 1998, the loan was renewed and increased from $19,000 to $24,000 and the maturity was extended to December 8, 1999. The carrying amount of the loan is a reasonable estimate of fair value.

      On July 22, 1996, the Company entered into a commercial financing agreement with an Administrator for the marketing and servicing of certain not-for-profit entities in the Bonded Service Program. Under amended terms of the agreement, the Company provides a line of credit, up to a maximum of $300,000, effective to April 30, 1999 (the "Renewal Date"). Interest is payable in quarterly installments at the rate of one point above prime. The outstanding principal balance is payable in full to the Company on or before April 30 of each annual term. In addition, the Administrator must maintain a principal balance of zero for a minimum of 15 consecutive calendar days during each annual term. At December 31, 1998, the Company had loaned the Administrator $195,720 under this agreement.

      During 1994, the Company entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 1998, the Company had loaned the trustee $358,901 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,000 shares of the Company's common stock contributed by the officer/shareholder to the Trust.

      The Company holds a $50,000 convertible subordinated debenture, maturing December 31, 2000, issued by Westford Group, Inc., an affiliate of the Company through a common officer and principal shareholder.

      The executive offices of the Company are shared with consolidated subsidiaries and other affiliated entities. Rental, equipment and bookkeeping expense are allocated among them pursuant to management fee agreements.

(16)  CONCENTRATIONS

      A single customer in the Ultimate Loss Insurance program represented $1,724,395, $1,398,541 and $1,553,282 of the Company's net premiums earned in 1998, 1997 and 1996, respectively. A second customer in the Ultimate Loss Insurance program represented $5,300,056 and $1,866,672 of the Company's net premiums earned in 1998 and 1997, respectively. This second customer discontinued their policy in December 1998. See "DISCONTINUED PRODUCTS."

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

                                                             1998
                                    -------------------------------------------------------
                                       FIRST         SECOND         THIRD          FOURTH
                                      QUARTER       QUARTER        QUARTER         QUARTER
                                    -------------------------------------------------------
Net premiums earned ...........     $3,866,481     $5,365,485     $4,685,217     $6,952,105
Net investment and other income      1,204,827      1,289,505      1,659,679      1,174,414
Total revenues ................      5,071,308      6,654,990      6,344,896      8,126,519
Losses and operating expenses .      4,117,933      5,345,831      5,250,649      6,732,538
Net income ....................        707,501        930,968        784,164        971,787
Net income per common share ...            .12            .16            .13            .17
Net income per common share,
  assuming dilution ...........            .12            .16            .13            .16

-------------------------------------------------------------------------------

                                                                            1997
                                                -------------------------------------------------------------
                                                   FIRST           SECOND            THIRD             FOURTH
                                                  QUARTER          QUARTER          QUARTER           QUARTER
                                                ----------       ----------       ----------        ----------
Net premiums earned........................     $2,117,072       $2,383,011       $3,247,427        $3,421,733
Net investment and other income............        526,124        1,370,792        1,211,751         1,552,491
Total revenues.............................      2,643,196        3,753,803        4,459,178         4,974,224
Losses and operating expenses..............      1,987,232        2,598,898        3,580,088         4,000,661
Net income ................................        494,552          843,586          658,165           704,991
Net income per common share................            .09              .14              .11               .12
Net income per common share,
  assuming dilution........................            .09              .14              .11               .12


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


(19)  LITIGATION

      On June 11, 1998, the Company filed an action in Franklin County Common Pleas Court against Brian Delphia d/b/a Delphia Carr and Delphia Consulting, Inc., a computer consulting firm, asserting claims for breach of contract relating to a software development project. The computer consultant brought a counter-claim seeking payment of $166,500 for outstanding billings. Mr. Delphia filed a second counter-claim seeking $1,000,000 from the Company for malicious prosecution. The Company believes both counter-claims are without merit and believes it has strong defenses to the claims.


(20)  SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE


                                                        1998           1997           1996
                                                     ----------     ----------     ----------
Net income .....................................     $3,394,420     $2,701,294     $2,341,048
                                                     ----------     ----------     ----------
Income available to common stockholders,
   assuming dilution ...........................     $3,394,420     $2,701,294     $2,341,048
                                                     ----------     ----------     ----------


Weighted average common shares outstanding .....      5,843,115      5,822,781      5,780,351
Adjustments for dilutive securities:
   Dilutive effect of outstanding options ......         91,974         55,342         50,697
                                                     ----------     ----------     ----------
Diluted common shares ..........................      5,935,089      5,878,123      5,831,048
                                                     ==========     ==========     ==========


Net income per common share ....................     $      .58     $      .46     $      .41
Net income per common share, assuming dilution .     $      .57     $      .46     $      .40


(21)  SEGMENT INFORMATION

      In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosure of revenues and other information based on the way management organizes the segments of the business for making operating decisions and assessing performance.

      The Company operates primarily in the property/casualty insurance industry. There are intersegment management fees but not intersegment sales. The allocations of certain general expenses within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.


--------------------------------------------------------------------------------

                                                                        DECEMBER 31, 1998
                                    ----------------------------------------------------------------------------------------
                                                                              WORKERS
                                    PROPERTY/CASUALTY      TITLE           COMPENSATION           ALL           CONSOLIDATED
                                        INSURANCE          AGENCY         ADMINISTRATION         OTHER             TOTALS
                                    -----------------      ------         --------------         -----          ------------
Revenues from external customers       $22,338,307       $ 1,959,384        $   570,302       $      --          $24,867,993
Intersegment revenues ..........             9,480              --                 --              10,440             19,920
Interest revenue ...............         1,323,824              --                 --              25,816          1,349,640
Interest expense ...............             2,921             4,003                373           277,733            285,030
Depreciation and amortization ..            89,875            40,664              4,741            56,807            192,087
Segment profit (loss) ..........         5,578,439          (165,149)             8,676          (651,284)         4,770,682
Income tax expense (benefit) ...         1,634,827              --                3,608          (282,093)         1,356,342
Segment assets .................       $33,332,485       $   626,141        $   153,570       $ 1,881,571        $35,993,767


                                                                        DECEMBER 31, 1997
                                    ----------------------------------------------------------------------------------------
                                                                              WORKERS
                                    PROPERTY/CASUALTY      TITLE           COMPENSATION           ALL           CONSOLIDATED
                                        INSURANCE          AGENCY         ADMINISTRATION         OTHER             TOTALS
                                    -----------------      ------         --------------         -----          ------------
Revenues from external customers       $12,310,768       $ 1,593,556        $   658,884       $      --          $14,563,208
Intersegment revenues ..........             6,280              --                 --               9,740             16,020
Interest revenue ...............         1,257,299              --                 --              25,914          1,283,213
Interest expense ...............              --                   9                394           362,594            362,997
Depreciation and amortization ..            47,531            20,418             33,967            59,938            161,854
Segment profit (loss) ..........         4,166,975            (3,116)            39,768          (518,959)         3,684,668
Income tax expense (benefit) ...         1,129,445             5,442             13,764          (181,297)           967,354
Segment assets .................       $28,791,093       $   591,522        $   475,763       $ 1,560,496        $31,418,874


                                                                      DECEMBER 31, 1996
                                    --------------------------------------------------------------------------------------
                                                                            WORKERS
                                    PROPERTY/CASUALTY      TITLE         COMPENSATION            ALL          CONSOLIDATED
                                        INSURANCE          AGENCY       ADMINISTRATION          OTHER            TOTALS
                                    -----------------      ------       --------------          -----         ------------
Revenues from external customers       $ 11,024,112        $  --         $    550,615        $       --       $ 11,574,727
Intersegment revenues ..........              5,880           --                 --                 9,240           15,120
Interest revenue ...............          1,130,434           --                 --                14,833        1,145,267
Interest expense ...............              4,579           --                  561             446,285          451,425
Depreciation and amortization ..            (19,491)          --               33,570              31,035           45,114
Segment profit (loss) ..........          3,727,245           --              (17,234)           (573,594)       3,136,417
Income tax expense (benefit) ...            985,462           --                 --              (205,213)         780,249
Segment assets .................       $ 26,023,986        $  --         $    417,040        $  1,833,926     $ 28,274,952


--------------------------------------------------------------------------------
17

                                                  1998                1997                1996
                                              ------------        ------------        ------------
REVENUES

Total revenues for reportable segment .       $ 24,867,993        $ 14,563,208        $ 11,574,727
Interest revenue ......................          1,349,640           1,283,213           1,145,267
Elimination of intersegment revenues ..            (19,920)            (16,020)            (15,120)
                                              ------------        ------------        ------------
Total consolidated revenues ...........       $ 26,197,713        $ 15,830,401        $ 12,704,874
                                              ============        ============        ============

PROFIT

Total profit for reportable segments ..       $  5,421,966        $  3,233,631        $  2,562,823
Other loss ............................           (651,284)            451,037             573,594
Elimination of intersegment profits ...            (19,920)            (16,020)            (15,120)
                                              ------------        ------------        ------------
Income before income taxes ............       $  4,750,762        $  3,668,648        $  3,121,297
                                              ============        ============        ============

ASSETS

Total assets for reportable segments ..       $ 34,112,196        $ 29,858,378        $ 26,441,026
Other assets ..........................          1,881,571           1,560,496           1,833,926
Elimination of intersegment receivables            (45,100)            (14,442)               --
                                              ------------        ------------        ------------

Consolidated assets ...................       $ 35,948,667        $ 31,404,432        $ 28,274,952
                                              ============        ============        ============


(22)  ADOPTION OF NEW ACCOUNTING STANDARDS

      During 1998, SFAS 130, Reporting Comprehensive Income, was issued. This SFAS was adopted by the Company as of January 1, 1998. Statements of Comprehensive Income for years ending December 31, 1997 and 1996 have been added accordingly.

      In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for periods beginning after June 15, 1999, establishes accounting and reporting standards which require derivatives to be measured at fair value and recognized as assets or liabilities in the balance sheet. The Company's balance sheet and statements of earnings and cash flows will not be materially impacted by this statement, upon adoption.


--------------------------------------------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS





The Board of Directors and Shareholders
of Bancinsurance Corporation:



In our opinion, the accompanying consolidated balance sheets and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Bancinsurance Corporation and subsidiaries at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/PricewaterhouseCoopers LLP


Columbus, Ohio
February 26, 1999


--------------------------------------------------------------------------------
19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      OVERVIEW

      The Company's principal sources of revenue are premiums paid by insureds for insurance policies issued by the Company. Premium volume principally is earned as written due to the nature of the monthly policies issued by the Company for its major line of insurance coverage. The Company's principal costs are losses and loss adjustment expenses. The principal factor in determining the level of the Company's profit is the difference between these premiums earned and losses and loss adjustment expenses incurred.

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

      SUMMARY RESULTS

      The following table sets forth period to period changes in selected financial data:


                                                     PERIOD TO PERIOD INCREASE (DECREASE)
                                                            YEARS ENDED DECEMBER 31,
                                        --------------------------------------------------------------
                                                     1997-98                          1996-97
                                        -----------------------------     ----------------------------
                                           AMOUNT             %CHANGE        AMOUNT            %CHANGE
                                           ------             -------        ------            -------
Premiums written ................       $  9,791,844           87.6%      $  2,821,062          33.8%
Net premiums earned .............          9,700,045           86.8%         1,031,139          10.2%
Net investment income ...........           (120,459)          (7.9)%          (36,626)         (2.3)%
Total revenue ...................         10,367,312           65.5%         3,125,527          24.6%
Loss and loss adjustment expense,
  net of reinsurance recoveries            7,269,783          119.7%           666,470          12.3%
Operating expense ...............          2,093,382           36.5%         2,000,134          53.7%
Interest expense ................            (77,967)         (21.5)%          (88,428)        (19.6)%
Operating income ................          1,082,144           29.5%           547,351          17.5%
Net income ......................       $    693,126           25.7%      $    360,246          15.4%


      The combined ratio, which is the sum of the loss ratio and expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:

                                             1998            1997            1996
                                             ----            ----            ----
Statutory:
    Loss ratio .................             63.9%           54.4%           53.3%
    Expense ratio ..............             16.6%           21.9%           30.4%
                                             ----            ----            ----
    Combined ratio .............             80.5%           76.3%           83.7%
                                             ====            ====            ====
GAAP:
    Loss ratio .................             63.9%           54.4%           53.3%
    Expense ratio ..............             16.5%           22.1%           30.5%
                                             ----            ----            ----
    Combined ratio .............             80.4%           76.5%           83.8%
                                             ====            ====            ====

      Investments of Ohio Indemnity's assets are restricted to certain investments permitted by the Ohio insurance laws. The Company's overall investment policy is determined by the Company's Board of Directors and is reviewed periodically. The Company principally invests in investment-grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in favorable net yields. The Company has the ability and intent to hold its held to maturity fixed income securities to maturity or put date, and as a result carries its held to maturity fixed income securities at amortized cost for GAAP purposes. As the Company's fixed income securities mature, there can be no assurance that the Company will be able to reinvest in securities with comparable yields.


--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

Premiums Written; Premiums Earned. Premiums written increased 87.6% from $11,179,561 in 1997 to $20,971,405 in 1998, while premiums earned increased 86.8% from $11,169,243 in 1997 to $20,869,288 in 1998. Premiums increased due to strong performance in the Company's expanding core product lines of business.

Premiums written for Ultimate Loss Insurance increased 119.2% from $7,656,552 in 1997 to $16,784,547 in 1998. Premiums earned for Ultimate Loss Insurance increased 119.2% from $7,620,000 in 1997 to $16,701,678 in 1998. The increase in premiums written and premiums earned was primarily attributable to six major financial institutions added as customers during 1998 with projected annual premiums for each in excess of $500,000. Sixty smaller financial institutions generating individual annualized premiums ranging from $10,000 to $100,000 were also added as customers throughout the year. In addition, a new creditor-placed collateral and mortgage protection program added during 1997 recorded, in the aggregate, $624,691 and $462,843 of premiums written and $266,578 and $421,765 of premiums earned during 1997 and 1998, respectively.

Premiums written for the Bonded Service program increased 18.8% from $3,422,032 in 1997 to $4,066,883 in 1998, while premiums earned from the Bonded Service program increased 18.8% from $3,420,793 in 1997 to $4,064,285 in 1998. The increases in premiums written and premiums earned on the Bonded Service program were primarily attributable to increases in employee enrollment among existing trust members resulting in higher service fees.

Net Investment Income. Net investment income decreased 7.9% from $1,527,549 in 1997 to $1,407,090 in 1998. Net realized gains on investments decreased from $182,734 in 1997 to $67,274 in 1998 principally due to recent stock market declines. The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's investment portfolio is concentrated in municipal tax-free investment-grade securities. The Company's investment in non-investment-grade fixed maturity investments is insignificant. The average yield on the investment portfolio was 5.3% in 1997 and 1998.

Claims Administration Fees. Claims administration fees generated by BCIS Services, a consolidated subsidiary, accounted for $658,884 of the revenues for 1997 and $570,302 in 1998. The decrease of 13.4% was primarily attributable to a decline in claims processing and servicing responsibilities in 1998.

Title and Appraisal Fees. Title services and appraisal fees generated by Custom Title, a consolidated subsidiary, accounted for $1,593,556 of the revenues for 1997 and $1,959,384 in 1998. Custom Title commenced business operations in Ohio during the second quarter of 1997.

Management Fees. Management fees increased from $809,345 in 1997 to $1,328,083 in 1998. The increase was attributed to recognition of favorable results from a closed year of operations of the Bonded Service program. The Company expects management fees to vary from year to year depending on claims experience in the Bonded Service Program. See Note 1(k) to the Notes to Consolidated Financial Statements.

Other Income. Other income decreased from $71,824 in 1997 to $63,566 in 1998 primarily as a result of recording $63,657 as a reimbursement for operating expenses previously incurred from an insurance product line sold during the second quarter of 1997. Expenses totaling $72,980 for this business are recorded on the income statement as general and administrative expenses in 1997.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $6,070,954, or 54.4% of premiums earned in 1997 versus $13,340,737, or 63.9% of premiums earned in 1998. Losses and loss adjustment expenses, as a percentage of premiums earned, increased for the comparable period because net premiums earned increased at a lower percentage rate than the percentage rate increase in losses and loss adjustment expenses.

The absolute increase in losses and loss adjustment expenses was attributable to initial claims primarily associated with two significant policies in the Ultimate Loss Insurance business which incurred loss and loss adjustment expenses of $6,498,445. One significant new customer was added during the third quarter of 1997. See Note 16 to the Notes to Consolidated Financial Statements. Total loss and loss adjustment expenses for the Ultimate Loss Insurance Program increased 142.9% from $5,106,930 in 1997 to $12,576,801 in 1998. Loss and loss adjustment expenses for the Bonded Service Program decreased 55.2% from $576,502 in 1997 to $268,101 in 1998 due to improved loss experience on prior year reserves.

Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense increased 36.5% from $5,727,802 in 1997 to $7,821,184 in 1998. Commission expense increased 49.9%
from $1,565,826 in 1997 to $2,346,798 in 1998, primarily due to higher direct commissions associated with a new agency program in the Ultimate Loss Insurance Program and both higher direct and contingent commissions associated with the increase in gross premiums written in the Bonded Service Program. Other insurance operating expenses increased 43.3% from $1,692,041 in 1997 to $2,423,997 in 1998, primarily due to increases in allocable salaries and related benefits, legal, premium taxes and consulting. General and administrative expenses increased 23.5% from $2,469,935 in 1997 to $3,050,389 in 1998 primarily due to recognition of twelve months of operating and administrative expenses incurred by Custom Title (a purchase business combination April 2, 1997) versus nine months of expense recognition during 1997. Additionally, salaries and related costs, consulting and depreciation increased during 1998. BCIS Services incurred operating expenses of $619,032 in 1997 compared with $561,602 in 1998 and Custom Title incurred operating expenses of $1,599,516 during 1997 compared with $2,124,533 in 1998.

Interest Expense. Interest expense decreased from $362,997 in 1997 to $285,030 in 1998 due to lower borrowing levels on the Company's revolving credit line.


--------------------------------------------------------------------------------
21

Federal Income Taxes. The difference between federal income taxes, $967,354 in 1997 and $1,356,342 in 1998, resulted from higher pre-tax income and lower permanent tax differences resulting in a higher effective tax rate. See Note 8 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 76.3% in 1997 to 80.5% in 1998 was an anticipated increase in the loss ratio due to management's continuing emphasis on larger accounts in the Ultimate Loss Insurance program.

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

Premiums written for Ultimate Loss Insurance increased 47.3% from $5,198,724 in 1996 to $7,656,552 in 1997. Premiums earned for Ultimate Loss Insurance increased 22.2% from $6,233,308 in 1996 to $7,620,000 in 1997. The increase in premiums written and premiums earned during 1997 reflected increased premium volume primarily attributable to a significant new customer added during the third quarter of 1997. See Note 16 to the Notes to Consolidated Financial Statements. In addition, a new creditor placed mortgage protection and collateral protection program during 1997 recorded in the aggregate $624,691 and $266,578 of premiums written and premiums earned, respectively, in 1997.

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

Claims Administration Fees. Claims administration fees generated by BCIS Services, a consolidated subsidiary, accounted for $550,615 of the revenues for 1996 and $658,884 in 1997. The increase of 19.7% was primarily attributable to an increase in claims processing and servicing responsibilities.

Title and Appraisal Fees. Title and appraisal fees generated by Title Research, a consolidated subsidiary, accounted for $1,593,556 of the revenues for 1997. Title Research commenced business operations in Ohio during the second quarter of 1997.

Management Fees. Management fees increased from $411,176 in 1996 to $809,345 in 1997. The increase was attributed to recognition of favorable results from a closed year of operations of the Bonded Service program. See Note 1(k) to the Notes to Consolidated Financial Statements.

Other Income. Other income increased from $40,804 in 1996 to $71,824 in 1997 primarily as a result of recording $63,657 as a reimbursement for expenses previously incurred from an insurance product line sold. Expenses totaling $72,980 for this business are recorded on the income statement as general and administrative expenses in 1997.

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

The absolute increase in losses and loss adjustment expenses was primarily attributable to a significant new policy in the Ultimate Loss Insurance Program which incurred loss and loss adjustment expenses of $1,649,340. See Note 16 to the Notes to Consolidated Financial Statements. Total loss and loss adjustment expenses for the Ultimate Loss Insurance Program increased 25.2% from $4,079,921 in 1996 to $5,106,930 in 1997. Loss and loss adjustment expenses for the Bonded Service Program increased 31.5% from $438,355 in 1996 to $576,502 in 1997 due to adverse development on prior year reserves. Loss and loss adjustment expenses from the Automobile Physical Damage Insurance Program decreased from $502,208 in 1996 to $158,136 of net recoveries in 1997 due to higher than anticipated salvage and subrogation and adequate reserves to handle the runoff associated with the discontinued program.

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


--------------------------------------------------------------------------------

Federal Income Taxes. The difference between federal income taxes, $780,249 in 1996 and $967,354 in 1997, resulted from an increase in the effective tax rate primarily due to an increase in taxable income. See Note 8 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 83.7% in 1996 to 76.3% in 1997 was primarily attributable to a decrease in loss and loss adjustment expense experience primarily associated with the discontinuance of the Automobile Physical Damage Program, which generally carried higher loss ratios than the Company's core lines.

DISCONTINUED PRODUCTS

In November 1998, one of the Company's significant Ultimate Loss Insurance program customers closed their auto finance division as part of an overall strategy to focus on more profitable areas of lending. This customer represented 25.3% of the Company's premiums written and 25.4% of the Company's premiums earned for 1998 versus 11.0% and 11.0% for 1997, respectively. There were no premiums written or earned during 1996. See "RESULTS OF OPERATIONS".

The Company recorded $63,657 as a reimbursement for operating expenses previously incurred from a product line sold May 31, 1997. The business was engaged (during five months of 1997) in administering and marketing of service contracts on consumer goods. Expenses incurred, totaling $72,980, are included in general and administrative expenses in 1997. See "RESULTS OF OPERATIONS."

On July 28, 1995, Ohio Indemnity entered into an agreement with the California Department of Insurance to discontinue sales and renewals of private passenger personal lines in automobile physical damage insurance in California for a maximum period of three years. Premiums were predominantly earned through June 1996 as the policies expired. The Automobile Physical Damage Insurance program represented (1.3)% of the Company's premiums written and 37.6% of the Company's premiums earned for 1996. There were no premiums written or earned during 1997 and 1998.

LIQUIDITY AND CAPITAL RESOURCES

The Company is an insurance holding company whose principal asset is the stock of Ohio Indemnity. The Company is, and will continue to be, dependent on dividends from Ohio Indemnity to meet its liquidity requirements, including debt service obligations. The Company has a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that the Company would be able to receive in 1999 from Ohio Indemnity, absent regulatory consent, is $3,718,691. See Note 11 to the Notes to Consolidated Financial Statements.

Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from the Company. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by operating activities equaled $2,221,928, $2,291,171 and $4,404,312 for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in financing activities was $179,307, $596,877 and $750,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in investing activities of the Company was $1,843,740, $1,229,263 and $218,461 for the years ended December 31, 1996, 1997 and 1998, respectively.

BCIS Services derives its funds principally from claims administration fees and Custom Title derives its funds principally from title and appraisal fees which are sufficient to meet their respective operating obligations. Although it is impossible to estimate accurately the future cash flows from the operations of Custom Title's business, management believes the Company's effective capital costs may increase. Management is actively exploring further avenues for preserving capital and improving liquidity.

The Company maintains a level of cash and liquid short-term investments which it believes will be adequate to meet anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 1999. Due to the nature of the risks, the Company insures losses and loss adjustment expenses emanating from its policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, the Company believes that it can estimate its cash needs to meet its loss and expense payment obligations through the end of 1999.

The Company's investments at December 31, 1998 consisted primarily of investment-grade fixed income securities. Cash and short-term investments at December 31, 1998 amounted to $11,667,489, or 37.0% of total cash and invested assets. The fair values of the Company's held to maturity fixed income securities are subject to market fluctuations but are carried on the balance sheet at amortized cost because the Company has the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in shareholders' equity. The Company earned net investment income of $1,564,175, $1,527,549 and $1,407,090 for the years ended December 31, 1996, 1997 and 1998, respectively.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. The Company mitigates this risk by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to sell assets prior to maturity and recognize a gain or loss.

The Company's total shareholders' equity increased from $15,906,817 in 1996 to $19,079,801 in 1997 to $22,504,482 in 1998 representing a 41.5% increase over the three-year period. Driven by profitable operating earnings, the increase in total shareholders' equity has strengthened the Company's capital position.

All material capital commitments and financial obligations of the Company are reflected in the Company's financial statements, except the Company's risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on such programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $396,000 and $477,600 at December 31, 1998 and 1997, respectively.


--------------------------------------------------------------------------------
23

Under applicable insurance statutes and regulations, Ohio Indemnity is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. Ohio Indemnity is in compliance with all applicable statutory capital and surplus requirements. Ohio Indemnity's investments consist only of permitted investments under Ohio insurance laws.

NAIC guidelines recommend that a property/casualty insurer's ratio of annual statutory net premiums written to statutory surplus be no greater than 3 to 1. At December 31, 1998, the ratio of combined annual statutory net premiums written by the Subsidiary to its combined statutory surplus was approximately .9 to 1. The relative capital position is reflective of the Company's low underwriting leverage and conservative investment risk profile.

DISCLOSURE ABOUT MARKET RISK

The following discussion about the Company's risk-management activities includes "forward-looking statements" that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and other relevant market rate or price changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of the Company's primary market risk exposures and how those exposures are currently managed as of December 31, 1998. The Company's market risk sensitive instruments are entered into for purposes other than trading.

The carrying value of the Company's investment portfolio as of December 31, 1998 was $19,897,432, 80% of which is invested in fixed maturity securities. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities as well as fixed-rate short-term investments. The Company's exposure to equity risk is not significant. The Company has no foreign exchange risk or direct commodity risk.

For fixed maturity securities, the short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding the Company's objectives and strategies pertaining to the investment portfolio, see the Liquidity and Capital Resources section of this management's discussion and analysis (MD&A).

For the Company's investment portfolio, there were no significant changes in the Company's primary market risk exposures or in how these exposures are managed compared to the year ended December 31, 1997. The Company does not anticipate significant changes in the Company's primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

The following table summarizes the financial instruments held by the Company at December 31, 1998, which are sensitive to changes in interest rates. The instruments held by the Company are held for purposes other than trading. Excluded from the financial instruments shown below, are those fixed-rate instruments with a maturity of less than twelve months at December 31, 1998, as we have determined the interest rate risk related to these instruments to be relatively immaterial. Also excluded from the cash flow information disclosed below are cash receipts and payments related to interest.

In the normal course of business, the Company also faces risks that are either nonfinancial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following table:

                                                                         PROJECTED CASH FLOWS
                                 --------------------------------------------------------------------------------------------------
                                                                                                                       DECEMBER 31,
                                                                                                                           1998
                                  1999       2000       2001         2002        2003      THEREAFTER       TOTAL       FAIR VALUE
                                 --------   --------   --------   -----------   --------   ----------    -----------   ------------
Assets
Fixed maturity securities:
  Held to maturity ............  $575,000   $900,000   $800,000   $ 1,015,000   $100,000   $1,255,000    $ 4,645,000   $ 4,841,414
  Available for sale ..........                                                                                         11,170,469
Short-term investments ........                          20,000                                               20,000        19,135
Loans to affiliates ...........                                                               358,901        358,901       342,960
Liabilities:
Note payable ..................    13,000     13,000      2,076                                               28,076        25,106

Weighted Average Interest Rate:
  Fixed maturity securities ...      6.32%      5.60%      3.66%         6.34%      6.23%        5.35%
  Short-term investments ......                            5.35%
  Loans to affiliates .........                                                                  0.00%

The amounts reported as cash flows in the above table for held-to-maturity fixed maturities represent par values at maturity date or call date, if applicable. The fair values of fixed maturities as disclosed in the above table are based upon quoted market prices or dealer quotes for comparable securities. The fair values of the fixed rate short-term investments, as well as the loans to affiliates are based upon the amount of total cash flows discounted over the applicable term at interest rates that approximate market yields on similar investments at December 31, 1998. The fair value of the notes payable is based on the amount of cash flows discounted over the applicable term at the Company's borrowing rate at December 31, 1998. The cash flows for the loans to affiliates and notes payable represent the principal amounts outstanding at December 31, 1998 at respective due dates.


--------------------------------------------------------------------------------

FACTORS TO CONSIDER FORWARD LOOKING

Going forward, management will consider underwriting, acquisition and investment opportunities which fit the Company's strategy of penetrating niche and short-tail risk markets. These decisions will be in areas where management feels they have an understanding of the underwriting and inherent risks. Management is intent on adding independent agents to expand its market presence. The Company will further concentrate on penetrating larger financial institutions for collateral protection insurance and expanding financial institution programs to include mortgage collateral insurance. Opportunities will be considered for underwriting additional non-profit organizations as they continue to consolidate into national trusts and seek to retain and transfer their unemployment claim exposure.

One of the Company's significant Ultimate Loss Insurance program customers decided to close their auto finance division as part of an overall strategy to focus on more profitable areas of lending. Management expects the discontinuance of this policy will not have a material adverse effect on the Company's operating results. See "DISCONTINUED PRODUCTS."

IMPACT OF THE YEAR 2000 ISSUE

State of Readiness. The Year 2000 issue relates to the way computer systems and programs define calendar dates; they could fail or make miscalculations due to interpreting a date including "00" to mean 1900, not 2000.

During fiscal 1997, the Company completed the installation and testing of its internal financial systems and believes that such systems are Year 2000 compliant. The Company utilizes the latest version of Year 2000 compliant Platinum SQL software for its internal financial system.

The Company began work on the Year 2000 Compliance issue for all remaining internal software in fiscal 1997. The scope of the project includes: ensuring the compliance of all applications, operating systems and hardware on network, PC platforms; and addressing the compliance of key business partners.

The most significant category of key business partners are financial institutions. Their critical functions include safeguarding and management of investment portfolios and processing of the Company's operating bank accounts. Other partner categories include insurance agencies, communication services, utilities, materials and supplies. Based on the importance of each relationship, the Company is defining a strategy to determine compliance.

The target for completion of all phases is the third quarter of 1999. The Company has completed the assessment and strategy phases for applications, operating systems and hardware. Currently, approximately 45% of all policyholder network systems are compliant.

The Company has a MCSE (Microsoft Certified Systems Engineer) on staff to review the impact of its Year 2000 risks. Continuing evaluation by our MCSE in developing contingency plans and to complete remediation work on separate portions of the project are on going. Expected completion of all phases is anticipated by third quarter end 1999.

Costs to Address the Company's Year 2000 Issue. Since the inception of the project, the Company has incurred external costs of approximately $51,000. Current estimates project a total expense for the project of $150,000. Current year costs were $75,000, and were expensed as incurred. There has not been a material adverse impact on the Company's operations or financial condition as a result of projects being deferred due to resource constraints caused by the year 2000 project.

The Company's Contingency Plans. With respect to contingency plans for critical policyholder systems, the Company recognizes that there is a viable alternative if these systems are non-compliant. However, the Company has a targeted completion of critical policyholder systems by third quarter end of 1999, allowing for unanticipated delays. The Company will continue to reassess the need for formal contingency plans, based on progress of Year 2000 efforts by the Company and third parties.

Risks of the Company's Year 2000 Issue. Although the Company expects its critical systems to be compliant by third quarter 1999 end, there is no guarantee that these results will be achieved. Specific factors that give rise to this uncertainty include a possible loss of technical resources to perform the work, failure to identify all susceptible systems, non-compliance by third parties whose systems and operations impact the Company, and other similar uncertainties. A reasonable possible worst case scenario might include one or more of the Company's significant policyholder systems being non-compliant, but no loss of current data is anticipated. Such an event will not result in a material disruption to the Company's operations. Specifically, if a third party system is not Year 2000 compliant, the Company could experience an interruption to manage its invested assets and it's operating cash accounts. Should the worst case scenario occur, it could, depending on its duration, have a material impact on the Company's results of operations and financial position.

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


--------------------------------------------------------------------------------
25

FORWARD-LOOKING INFORMATION

Statements in the following discussion that indicate the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission, as the same may be amended from time to time.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the Company does not have an intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INFLATION

Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitutes one of the bases for determining premiums on Ultimate Loss Insurance. Despite relatively low inflation during 1998, the Company has experienced no material adverse consequences with respect to its growth in premiums.

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

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating IBNR claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet claims obligations of the Company. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in the Company's results of operations. The Company's independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 1998, were reasonable.


--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA


                                  1998          1997          1996          1995          1994          1993          1992
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Premiums earned ...........   $20,869,288   $11,226,584   $10,138,104   $19,783,307   $25,535,824   $19,787,858   $10,657,111
Investment and other income     5,328,425     4,661,158     2,566,770     2,027,037     2,140,734     1,879,007     1,241,158
Total revenues ............    26,197,713    15,830,401    12,704,874    21,810,344    27,676,558    21,666,865    11,898,269
Losses and loss adjustment
  expenses, net of
  reinsurance recoveries ..    13,340,737     6,070,954     5,404,484    12,760,094    15,564,508    10,918,649     5,063,855
Operating expenses ........     8,106,214     6,090,799     4,179,093     7,452,466     9,459,652     7,506,212     3,938,717
Operating income ..........     4,750,762     3,668,648     3,121,297     1,597,784     2,652,398     2,826,614     2,895,697
Income taxes ..............     1,356,342       967,354       780,249       176,698       335,403       580,379       758,167
Net income ................     3,394,420     2,701,294     2,341,048     1,421,086     2,316,995     2,294,822     2,137,530
Net income per common
     share, diluted(1) ....   $       .57   $       .46   $       .40   $       .24   $       .40   $       .40   $       .37


SELECTED BALANCE SHEET DATA


                               1998          1997          1996          1995          1994          1993          1992
                           -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total assets ...........   $35,948,667   $31,404,432   $28,274,952   $27,750,234   $43,774,264   $43,612,249   $28,014,631
Note payable to bank ...     4,250,000     5,000,000     5,600,000     5,616,132     5,916,132     5,316,132     3,500,000
Net shareholders' equity   $22,504,482   $19,079,801   $15,906,817   $13,710,410   $11,838,424   $ 9,909,742   $ 7,581,232



      (1) Earnings per share assuming dilution is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding adjusted for any dilutive potential common shares for the period.


--------------------------------------------------------------------------------
27

   1991         1990         1989         1988         1987         1986         1985         1984
----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
$6,852,544   $4,596,382   $3,326,437   $3,327,362   $2,717,607   $2,413,136   $1,760,841   $1,479,406
   653,300      343,776      379,287      275,331      264,709      192,960      147,136      160,803
 7,505,844    4,940,158    3,705,724    3,602,693    2,982,316    2,606,096    1,907,977    1,640,209



 3,444,370    2,582,505    2,119,556    1,957,693    1,418,484    1,280,981      844,401      634,439

 2,786,956    1,739,441    1,074,691      774,083      643,867      544,173      480,737      429,414

 1,274,518      618,212      511,477      870,917      919,965      780,942      582,839      576,356

   332,108      178,466       72,596      240,220      258,315      276,392      155,288      182,021
   942,410      439,746      438,881      630,697      628,226      504,550      273,420      320,578

$      .16   $      .08   $      .08   $      .11   $      .11   $      .08   $      .04   $      .05


    1991          1990          1989          1988          1987          1986          1985          1984
-----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
$15,534,604   $11,581,617   $ 7,492,524   $ 5,755,781   $ 4,021,011   $ 3,456,108   $ 2,680,210   $ 2,696,888

  3,350,000     3,600,000     1,600,000     1,650,000       368,000       388,000       408,200       433,292

$ 5,239,984   $ 4,247,832   $ 3,685,010   $ 3,342,282   $ 2,777,141   $ 2,255,976   $ 1,930,873   $ 1,640,687


--------------------------------------------------------------------------------

MARKET INFORMATION AND DIVIDENDS

Bancinsurance Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 11, 1999, the last reported sale price of the Company's common stock was $5 1/2.

                                                        Low Sale          High Sale
                                                        --------          ---------
September 30, 1997 ..........................             3 7/8             4 3/8
December 31, 1997 ...........................             4 1/8             5
March 31, 1998 ..............................             4 3/8             6 3/8
June 30, 1998 ...............................             5 3/4             6 3/4
September 30, 1998 ..........................             5 3/4             6 1/2
December 31, 1998 ...........................             4 1/2             6 1/4


HOLDERS

The number of holders of record of the Company's common stock as of February 11, 1999 was 915.


DIVIDENDS

No cash dividends were declared or paid on the Company's outstanding common stock in the two most recent fiscal years. The Company intends to retain earnings to finance the growth of its business and the business of Ohio Indemnity, BCIS Services and Custom Title and, therefore, does not anticipate paying any cash dividends to holders of its common stock. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 11 to the Notes to Consolidated Financial Statements for a description of the restrictions on payment of dividends to the Company from the Subsidiary.


ANNUAL MEETING

The annual meeting of shareholders will be held on June 1, 1999, at 9:30 a.m. local time, at the offices of Porter, Wright, Morris & Arthur, 41 South High Street, 29th Floor, Columbus, Ohio.


--------------------------------------------------------------------------------
                                                                              29