Form 10-K405, Exhibit 13
period 1999-12-31
BANCINSURANCE CORP
filed 2000-03-16
CIK 276400


-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                                                                                  DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $4,897,428 and $4,841,414, respectively)............  $ 4,902,028    $ 4,702,163

 Available for sale:
  Fixed maturities, at fair value (amortized cost $16,091,394 and $10,763,962, respectively)..........   15,649,618     11,170,469

  Equity securities, at fair value (cost $4,409,620 and $3,434,573, respectively).....................    5,059,639      4,024,800

 Short-term investments, at cost which approximates fair value........................................    4,254,006      5,824,464

 Securities purchased under agreements to resell......................................................    2,393,198      1,260,857
                                                                                                        -----------     ----------

     TOTAL INVESTMENTS................................................................................   32,258,489     26,982,753
                                                                                                        -----------     ----------

Cash .................................................................................................    2,401,312      4,582,168

Premiums receivable...................................................................................    2,213,278      1,783,719

Accounts receivable, net of allowance for doubtful accounts...........................................      459,684        286,242

Reinsurance receivable................................................................................        2,250          2,750

Prepaid reinsurance premiums..........................................................................       80,420         28,400

Deferred policy acquisition costs.....................................................................      219,193        152,678

Loans to affiliates...................................................................................      635,420        578,621

Land and building, net................................................................................       38,288           -

Furniture, fixtures and leasehold improvements, net...................................................      255,369        171,764

Excess of investment over net assets of subsidiaries, net.............................................    2,932,701        964,453

Accrued investment income.............................................................................      338,117        269,690

Deferred federal income taxes.........................................................................      324,114           -

Other assets .........................................................................................      289,478        145,429
                                                                                                        -----------     ----------

     TOTAL ASSETS.....................................................................................  $42,448,113   $ 35,948,667
                                                                                                        ===========   ============
-----------------------------------------------------------------------------------------------------------------------------------
4


-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                                                                                 DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          1999            1998
LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses................................................  $ 5,272,601   $  3,177,845

Unearned premiums.....................................................................................    2,430,776        718,795

Contract funds on deposit.............................................................................    2,272,177      2,917,868

Reinsurance premiums payable..........................................................................       12,211          5,430

Note payable to bank..................................................................................    5,145,000      4,250,000

Notes payable.........................................................................................       49,954         28,076

Acquisition liability.................................................................................      619,114           -

Taxes, licenses, and fees payable.....................................................................      177,357        373,679

Deferred federal income taxes.........................................................................         -           290,846

Federal income taxes payable..........................................................................       90,068         44,191

Commissions payable...................................................................................      681,732        438,175

Other.................................................................................................      503,834      1,199,280
                                                                                                        -----------   ------------

     TOTAL LIABILITIES................................................................................   17,254,824     13,444,185
                                                                                                        -----------   ------------

Commitments and contingent liabilities
Shareholders' equity:
 Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
    no shares issued or outstanding...................................................................         -              -
  Class B Serial Preference shares without par value; authorized 98,646 shares; no shares issued
    or outstanding ...................................................................................         -              -

 Common stock without par value; authorized 20,000,000 shares; 6,170,341 and 5,878,277
    shares, respectively..............................................................................    1,794,141        315,567

 Additional paid-in capital...........................................................................    1,442,773      1,495,387

 Accumulated other comprehensive income...............................................................      137,440        657,844

 Retained earnings....................................................................................   22,546,355     20,136,198
                                                                                                        -----------   ------------


                                                                                                         25,920,709     22,604,996


 Less:  Treasury stock, at cost (147,292 and 35,162 common shares, respectively)......................     (727,420)     (100,514)
                                                                                                        -----------   ------------

     TOTAL SHAREHOLDERS' EQUITY.......................................................................   25,193,289     22,504,482
                                                                                                        -----------   ------------


     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................................................ $42,448,113   $ 35,948,667
                                                                                                        ===========   ============


See accompanying notes to consolidated financial statements.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                  5


-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
                                                                                                 YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                         1999             1998            1997
-----------------------------------------------------------------------------------------------------------------------------------
INCOME:
 Premiums written................................................................... $  27,019,384     $20,971,405    $ 11,179,561
 (Increase) decrease in unearned premiums...........................................    (1,676,683)        (20,031)         47,023
                                                                                     --------------    ------------   ------------
     Premiums earned ...............................................................    25,342,701      20,951,374      11,226,584
 Premiums ceded.....................................................................      (127,070)        (82,086)        (57,341)
                                                                                     --------------    ------------   ------------
     Net premiums earned............................................................    25,215,631      20,869,288      11,169,243
 Investment income (net of expenses of $56,428, $81,379 and $68,621,
    respectively)...................................................................     1,495,848       1,339,816       1,344,815
 Net realized gain on investments...................................................       226,826          67,274         182,734
 Claims administration fees.........................................................       591,654         570,302         658,884
 Title and appraisal fees...........................................................     2,387,351       1,959,384       1,593,556
 Management fees....................................................................     1,153,663       1,328,083         809,345
 Commission fees....................................................................       103,430         -               -
 Other income.......................................................................        87,504          63,566          71,824
                                                                                     --------------    ------------   ------------
     TOTAL REVENUE..................................................................    31,261,907      26,197,713      15,830,401
                                                                                     --------------    ------------   ------------

LOSSES AND OPERATING EXPENSES:
 Losses and loss adjustment expenses................................................    15,765,242      13,340,737       6,070,954
 Reinsurance recoveries.............................................................        (9,892)       -                 -
 Commission expense.................................................................     3,623,761       2,346,798       1,565,826
 Other insurance operating expenses.................................................     2,855,542       2,423,997       1,692,041
 General and administrative expenses................................................     3,311,415       3,050,389       2,469,935
 Interest expense ..................................................................       262,641         285,030         362,997
                                                                                     -------------     -----------    ------------
     TOTAL EXPENSES.................................................................    25,808,709      21,446,951      12,161,753
                                                                                     -------------     -----------    ------------

     INCOME BEFORE FEDERAL INCOME TAXES............................................      5,453,198       4,750,762       3,668,648

Federal income tax expense.........................................................      1,564,003       1,356,342         967,354
                                                                                     -------------     -----------    ------------



     NET INCOME....................................................................  $   3,889,195     $ 3,394,420    $  2,701,294
                                                                                     =============     ===========    ============



Net income per common share........................................................  $         .64     $       .55    $        .44
                                                                                     =============     ===========    ============
Net income per common share, assuming dilution.....................................  $         .63     $       .55    $        .44
                                                                                     =============     ===========    ============


See accompanying notes to consolidated financial statements.


-----------------------------------------------------------------------------------------------------------------------------------
6


-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                                                                 YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                       1999              1998            1997
-----------------------------------------------------------------------------------------------------------------------------------
 Net income.......................................................................... $  3,889,195     $   3,394,420   $ 2,701,294


 Other comprehensive income:
  Unrealized holding gains (loss) on securities arising during period, net of income tax (benefit) expense of $(268,087), $15,589 and
       $99,314, respectively.........................................................     (520,404)           30,261       192,786
                                                                                      ------------      ------------   -----------

 Comprehensive income................................................................ $  3,368,791      $  3,424,681   $ 2,894,080
                                                                                      ============      ============   ===========


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
                                                                               7


-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------


                                                                                  ACCUMULATED
                                     PREFERRED STOCK               ADDITIONAL       OTHER                                 TOTAL
                                   --------------------- COMMON      PAID-IN     COMPREHENSIVE   RETAINED    TREASURY  SHAREHOLDERS'
                                   CLASS A    CLASS B    STOCK      CAPITAL         INCOME      EARNINGS       STOCK       EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996........    -          -       $  315,567 $1,433,329    $434,797   $14,040,484   $(317,360)   $15,906,817
  Net income.....................    -          -             -            -           -      2,701,294         -        2,701,294
  Change in unrealized gain
   on investments, net of
   income taxes of
   $99,314.......................    -          -             -            -      192,786            -          -          192,786
  Issue of 62,500 treasury
   shares in purchase
   acquisition...................    -          -             -        97,120          -             -      178,661        275,781
 20,000 shares issued in
   connection with the
   exercise of stock
   options.......................    -          -             -       (35,062)         -             -       38,185          3,123
                                   ------    ------     ----------  ---------    --------    ----------    --------    -----------
Balance December 31, 1997........    -          -          315,567  1,495,387     627,583    16,741,778    (100,514)    19,079,801
  Net income.....................    -          -             -            -           -      3,394,420         -        3,394,420
  Change in unrealized gain
   on investments, net of
   income taxes of
   $15,589.......................    -          -             -            -      30,261             -          -           30,261
                                   ------    ------     ----------  ---------    --------    ----------    --------    -----------
Balance December 31, 1998........    -          -          315,567  1,495,387    657,844     20,136,198    (100,514)    22,504,482
NET INCOME.......................    -          -             -            -          -       3,889,195         -        3,889,195
  CHANGE IN UNREALIZED LOSS
   ON INVESTMENTS, NET OF
   INCOME TAX BENEFIT OF
   $268,087......................    -          -             -            -    (520,404)            -          -         (520,404)
  5% COMMON STOCK DIVIDEND AT
   FAIR MARKET VALUE.............    -          -        1,478,574         -          -      (1,479,038)        -             (464)
  PURCHASE OF 124,630 TREASURY
   SHARES........................    -          -             -            -          -              -     (688,583)      (688,583)
  12,500 SHARES ISSUED IN
   CONNECTION WITH THE
   EXERCISE OF STOCK
   OPTIONS.......................    -          -             -       (52,614)        -              -       61,677          9,063
                                   ------    ------     ----------  ---------    --------    ----------    --------    -----------
BALANCE DECEMBER 31, 1999........    -          -      $ 1,794,141 $1,442,773  $ 137,440    $22,546,355   $(727,420)   $25,193,289
                                   ======    ======    =========== ==========  ==========   ===========   ==========   ===========




See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
8



-----------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         1999             1998            1997
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income ......................................................................  $  3,889,195    $  3,394,420      $  2,701,294
Adjustments to reconcile net income to net cash provided by operating activities:
  Net realized gain on investments ..............................................      (226,826)        (67,274)         (182,734)
  Net realized loss on disposal of equipment ....................................         2,599          52,403                 -
  Depreciation and amortization .................................................       256,004         192,087           160,732
  Deferred federal income tax (benefit) expense .................................      (346,873)        (20,792)            1,980
  Increase in premiums receivable ...............................................      (429,559)     (1,028,108)         (261,289)
  (Increase) decrease in accounts and reinsurance receivable, net ...............      (172,942)         12,584          (122,224)
  (Increase) decrease in prepaid reinsurance premiums ...........................       (52,020)          7,935            (6,702)
  Increase in deferred policy acquisition costs .................................       (66,515)       (152,678)                -
  (Increase) decrease in loans to affiliates ....................................       (56,799)         27,561          (171,719)
  (Increase) decrease in accrued investment income ..............................       (68,427)         28,544            10,412
  (Increase) decrease in other assets ...........................................      (144,049)         82,873          (117,326)
  Increase in reserve for unpaid losses and loss adjustment expenses ............     2,094,756       1,646,131           171,939
  Increase (decrease) in unearned premiums ......................................     1,711,981          20,031           (47,023)
  Increase (decrease) in contract funds on deposit ..............................      (645,691)       (533,503)          501,263
  Increase (decrease) in reinsurance premiums payable ...........................         6,781         (22,391)         (475,985)
  Increase (decrease) in other liabilities ......................................      (594,980)        764,489           128,553
                                                                                   ------------    ------------      ------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ...................................     5,156,635       4,404,312         2,291,171
                                                                                   ------------    ------------      ------------
 Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to redemption or maturity .       438,000         360,000         1,259,000
 Proceeds from available for sale: fixed maturities sold, redeemed and matured ..     4,998,051       1,971,000         2,515,944
 Proceeds from available for sale: equity securities sold .......................     5,212,493       3,154,418         2,235,078
 Cost of investments purchased:
  Held to maturity: fixed maturities ............................................      (699,375)       (709,015)       (1,500,543)
  Available for sale: fixed maturities ..........................................   (10,358,534)       (207,946)       (3,908,653)
  Equity securities .............................................................    (5,864,798)     (4,314,759)       (1,763,653)
 Net (increase) decrease in short-term investments and securities purchased under
  agreements to resell ..........................................................       438,126        (283,577)           20,809
 Purchase of furniture, automobiles and leasehold improvements ..................      (225,070)       (189,107)         (115,163)
 Cash used in purchase of subsidiary ............................................    (1,500,000)              -                 -
 Other ..........................................................................         8,600             525            27,918
                                                                                   ------------    ------------      ------------
     NET CASH USED IN INVESTING ACTIVITIES ......................................    (7,552,507)       (218,461)       (1,229,263)
                                                                                   ------------    ------------      ------------
Cash flows from financing activities:
 Proceeds from note payable to bank .............................................     7,345,000       7,200,000         7,525,000
 Repayments of note payable to bank .............................................    (6,450,000)     (7,950,000)       (8,125,000)
 Proceeds from stock options exercised ..........................................         9,063               -             3,123
 Acquisition of treasury stock ..................................................      (688,583)              -                 -
 Dividends paid .................................................................          (464)              -                 -
                                                                                   ------------    ------------      ------------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ........................       215,016        (750,000)         (596,877)
                                                                                   ------------    ------------      ------------
Net increase (decrease) in cash .................................................    (2,180,856)      3,435,851           465,031
Cash at beginning of year .......................................................     4,582,168       1,146,317           681,286
                                                                                   ------------    ------------      ------------
CASH AT END OF YEAR .............................................................  $  2,401,312    $  4,582,168      $  1,146,317
                                                                                   ============    ============      ============
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest .......................................................................  $    233,958    $    282,727      $    389,632
                                                                                   ============    ============      ============
 Income taxes ...................................................................  $  1,865,000    $  1,530,000      $    935,000
                                                                                   ============    ============      ============
Supplemental schedule of noncash investing activities:
 Common stock received in debenture conversion ..................................  $     50,000             $ -               $ -
                                                                                   ============    ============      ============
 Common stock issued in purchase acquisition ....................................       $     -             $ -      $    275,781
                                                                                   ============    ============      ============

See accompanying notes to consolidated financial statements

--------------------------------------------------------------------------------
                                                                               9

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  ORGANIZATION
         Bancinsurance Corporation (the "Company") was incorporated in the State of Ohio in 1970. The Company is primarily engaged, through its wholly-owned subsidiary, Ohio Indemnity Company, ("Ohio Indemnity"), in the underwriting of specialized property and casualty insurance. Insurance written is principally in two lines of business, ultimate loss insurance and a bonded service program. Ohio Indemnity is licensed in forty-seven states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the "Department") and the regulations of each state in which it operates. In August 1999, the Company acquired the stock of Paul Boardway and Associates, Inc. ("Paul Boardway"). Paul Boardway is a property/casualty insurance agency serving lending institutions. During 1993, BCIS Services, Inc. ("BCIS Services") was incorporated as a wholly-owned subsidiary of the Company. BCIS Services provides workers' compensation claims management and loss control services to employers who self-insure this obligation. During 1997, Custom Title Services, Inc. (formerly known as Title Research Corporation) ("Custom Title") was incorporated in Ohio as a wholly-owned subsidiary of the Company. Custom Title is a title lien search and mortgage service company. On January 24, 2000, the Company entered into an agreement for the sale of Custom Title. No single customer of the Company accounts for a predominant share of consolidated revenue, except for three customers in the Ultimate Loss Insurance program. See Note 15.

    (b)  BASIS OF FINANCIAL STATEMENT PRESENTATION
          The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Statutory accounting practices differ from GAAP in that: (1) assets must be included in the statutory statements at "admitted asset value" and "nonadmitted assets" must be excluded through a charge against surplus; (2) policy acquisition costs are charged against income as incurred rather than being deferred and amortized over the terms of the related policies; (3) ceded reinsurance balances payable are reflected as a reduction of premiums in the course of collection rather than as a liability and reinsurance receivables are recorded as admitted assets;
         (4) adjustments reflecting the revaluation of stocks are carried to the equity account as unrealized investment gains or losses, without providing for federal income taxes; and (5) the fixed maturities are carried at amortized cost instead of market value with no unrealized gain or loss reflected in surplus. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its effective date of January 1, 2001. The effects of these differences on shareholder's equity and net income are shown in Note 11.

         In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The Ohio Insurance
         Department has adopted the Codification guidance, effective January 1, 2001. The Company has not estimated the potential effect of the Codification guidance adopted by the Department.

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

-------------------------------------------------------------------------------
10

--------------------------------------------------------------------------------

    (e)  ACCOUNTS RECEIVABLE
         Accounts receivable comprised of title services and appraisal billings. The Company estimates its allowance for doubtful accounts and bad debts based upon management's assessment of the collectibility of receivables and prior experience.

    (f)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY
         As allowed by generally accepted accounting principles, the excess of investment over net assets of Ohio Indemnity acquired is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

         On April 2, 1997, Custom Title, a newly formed wholly-owned subsidiary of Bancinsurance Corporation, purchased substantially all of the net assets of Title Research Agency, an Ohio corporation for 62,500 shares of Bancinsurance Corporation common stock, with a value of $275,781. The acquisition was accounted for using the purchase method. Under the purchase method, the results of operations of the acquired Company are included prospectively from the date of acquisition, and the acquisition price is allocated to the acquirees' tangible assets and liabilities based upon their fair values at the date of acquisition, with any residual being goodwill. The Company amortizes this goodwill on a straight-line basis over its estimated economic life of fifteen years. At December 31, 1999, the net book value of goodwill associated with the acquisition was $194,812.

         On August 25, 1999, the Company acquired the stock of Paul Boardway. The Company purchased the wholly-owned subsidiary for $1,500,000 in cash; $300,000 of the Company's stock to be issued on the first anniversary of the closing date; and $331,159 of contingent acquisition liabilities. The acquisition was accounted for using the purchase method. The Company amortizes the resulting goodwill on a straight-line basis over its estimated economic life of twenty years. At December 31, 1999, the net book value of goodwill associated with the acquisition was $1,984,152.

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

         Commission fees reported for Paul Boardway, claims administration fees reported for BCIS Services and title service and appraisal fees reported for Custom Title are recorded as revenue in the period in which the work was performed and/or services provided.

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

    (k)  CONTRACT FUNDS ON DEPOSIT
         The Company has an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by the Company. The Company and the cost containment service firm share any redundancy resulting from the development of the claims to be paid from the contract funds held on deposit. The Company records these management fees in the period redundant reserves are released from the aggregate loss fund. Fees of $1,153,663, $1,328,083 and $809,345 were recognized in 1999, 1998 and 1997, respectively, as a result of this arrangement.

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

--------------------------------------------------------------------------------
                                                                              11

--------------------------------------------------------------------------------

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


(2) INVESTMENTS
    The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:


                                                                             DECEMBER 31, 1999
                                                        -----------------------------------------------------------------
                                                                               GROSS            GROSS
                                                           AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                            COST               GAINS            LOSSES            VALUE
                                                        ------------------------------------------------------------------
          Held to maturity:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............    $   1,954,615      $      7,392      $     12,957     $   1,949,050
             Obligations of states and
              political subdivisions................        2,548,413            14,904            13,939         2,549,378
             Redeemable preferred stock.............          399,000               -                -              399,000
                                                        -------------      ------------      ------------     -------------
                                                            4,902,028            22,296            26,896         4,897,428
                                                        -------------      ------------      ------------     -------------
          Available for sale:
           Fixed maturities:
             US Treasury securities and
             obligations of US government
             corporations and agencies..............          400,000               -                -              400,000
             Obligations of states and
              political subdivisions................       15,683,144            49,720           491,496        15,241,368
             Corporate securities...................            8,250               -                -                8,250
           Equity securities........................        4,409,620           986,079           336,060         5,059,639
                                                        -------------      ------------      ------------     -------------
                                                           20,501,014         1,035,799           827,556        20,709,257
                                                        -------------      ------------      ------------     -------------
                  Totals............................    $  25,403,042      $  1,058,095      $    854,452     $  25,606,685
                                                        =============      ============      ============     =============


-------------------------------------------------------------------------------
12

-------------------------------------------------------------------------------

                                                                                 DECEMBER 31, 1998
                                                        -------------------------------------------------------------------
                                                                               GROSS            GROSS
                                                           AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                            COST               GAINS            LOSSES            VALUE
                                                        -------------------------------------------------------------------
          Held to maturity:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............    $  1,364,643       $    57,557       $       -        $   1,422,200
             Obligations of states and
              political subdivisions................       2,787,520            86,248              4,554         2,869,214
             Other debt securities..................          50,000               -                 -               50,000
           Redeemable preferred stock...............         500,000               -                 -              500,000
                                                        ------------       -----------       ------------     -------------
                                                           4,702,163           143,805              4,554         4,841,414
                                                        ------------       -----------       ------------     -------------
          Available for sale:
           Fixed maturities:
             Obligations of states and
              political subdivisions................      10,753,274           408,188              1,681        11,159,781
             Corporate securities...................          10,688               -                 -               10,688
           Equity securities........................       3,434,573           853,635            263,408         4,024,800
                                                        ------------       -----------       ------------     -------------

                                                          14,198,535         1,261,823            265,089        15,195,269
                                                        ------------       -----------       ------------     -------------

                  Totals............................    $ 18,900,698       $ 1,405,628       $    269,643     $  20,036,683
                                                        ============       ===========       ============     =============



The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 1999 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         -----------------------------------------------------------------
                                                                 HELD TO MATURITY                  AVAILABLE FOR SALE
                                                           AMORTIZED           FAIR            AMORTIZED          FAIR
                                                            COST               VALUE            COST              VALUE
                                                         -----------------------------------------------------------------

          Due in one year or less...................     $ 1,025,882       $  1,030,257      $ 2,769,546      $  2,757,920
          Due after one year through five years.....       2,341,450          2,345,213        4,807,543         4,718,522
          Due after five years through ten years....         739,832            730,280        6,423,775         6,193,285
          Due after ten years.......................         395,864            392,678        2,090,530         1,979,891
                                                         -----------       ------------      -----------      ------------
                                                           4,503,028          4,498,428       16,091,394        15,649,618

          Redeemable preferred stock................         399,000            399,000           -                 -
          Equity securities.........................         -                  -              4,409,620         5,059,639
                                                        ------------       ------------      -----------      ------------
                                                        $  4,902,028       $  4,897,428      $20,501,014      $ 20,709,257
                                                        ============       ============      ===========      ============


Gross investment income, including net realized gains and losses, is summarized below:


                                                                           -------------------------------------------------
                                                                              1999                1998              1997
                                                                           -------------------------------------------------
          Held to maturity:
               Fixed maturities......................................      $  243,587         $  237,996       $   246,173
          Available for sale:
               Fixed maturities......................................         731,567            612,468           696,644
               Equity securities.....................................         430,429            234,511           336,173
          Short-term investments.....................................         345,164            382,677           296,266
          Other......................................................          28,355             20,817            20,914
                                                                           ----------         ----------        ----------
               Gross investment income...............................      $1,779,102         $1,488,469        $1,596,170
                                                                           ==========         ==========        ==========


Fixed maturity investments were predominately income producing for the years ended December 31, 1999, 1998 and 1997.


--------------------------------------------------------------------------------
                                                                              13

Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:


                                                                            ---------------------------------------------------

                                                                               1999               1998                 1997

                                                                            ---------------------------------------------------
       Gross realized gains:
          Held to maturity:    fixed maturities.........................    $     4,303         $      -            $     8,191
          Available for sale:  fixed maturities                                  43,239               1,245               6,753
                               equity securities........................        550,402             160,119             230,869
                                                                            -----------         -----------         -----------
             Total gains................................................        597,944             161,364             245,813
                                                                            ===========         ===========         ===========

       Gross realized losses:
          Held to maturity:    fixed maturities.........................           -                    208                 392
          Available for sale:  fixed maturities                                  26,198               6,845               1,503
                               equity securities........................        344,920              87,037              61,184
                                                                            -----------         -----------         -----------
             Total losses...............................................        371,118              94,090              63,079
                                                                            ===========         ===========         ===========

             Net realized gains .....................................       $   226,826         $    67,274         $   182,734
                                                                            ===========         ===========         ===========

     From time to time, the Company purchases securities under agreements to resell the same securities (repurchase agreements). The amounts advanced under these agreements represent short-term loans. The fair value of the U.S. treasuries and government agencies underlying the agreements, $2,393,198, approximates the carrying value.

     At December 31, 1999, investments having a par value of $4,125,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.

(3)  DEFERRED POLICY ACQUISITION COSTS
     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                                             1999                  1998
                                                                        -----------------------------------

       Deferred, January 1..............................                $      152,678        $           -
       Additions:
          Commissions...................................                     2,116,788            1,008,841
          Premium tax...................................                       276,512              126,200
                                                                        --------------        -------------
                                                                             2,393,300            1,135,041

       Amortization to expense .........................                     2,326,785              982,363
                                                                        --------------        -------------

       Deferred, December 31............................                $      219,193        $     152,678
                                                                        ==============        =============

     Prior to 1998, policy acquisition costs were not capitalized due to the terms of the policies the Company wrote.

(4)  NOTE PAYABLE TO BANK
     As of December 31, 1999, the Company had an uncollateralized $10,000,000 revolving line of credit with a maturity date of May 1, 2003 and an outstanding balance of $5,145,000. The revolving credit agreement provides for interest payable quarterly, at an annual rate equal to 0.75% less than the prime rate (7.75% per annum at December 31, 1999).

(5)  NOTE PAYABLE
     In connection with the acquisition of Custom Title, the Company agreed to assume a note payable to the previous owner of a Custom Title branch office. The cognovit note agreement provides for principal and interest payable monthly at the rate of 6.5% per annum with a maturity date of April 1, 2001. Annual payments are $13,000 and the outstanding balance was $16,561 at December 31, 1999.

     Custom Title financed the purchase of three automobiles during 1999. Promissory notes provide for principal and interest payable monthly at the rate of 10.5% per annum with a maturity date of November 1, 2003. Annual payments are $11,930 and the outstanding balance was $33,393 at December 31, 1999.

(6)  LEASES AND SHARED EXPENSES
     The Company routinely leases premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

     Consolidated rental expenses under operating leases were $252,809, $241,109 and $202,100 in each of the years 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
14

-------------------------------------------------------------------------------
                                                                              15

     The future minimum lease payments required under these operating leases, as of December 31, 1999 follows:


                              ----------------------------------------------
                                   YEAR                     OPERATING
                                  ENDING                     LEASES
                              ----------------------------------------------


                                   2000                 $  110,071
                                   2001                      6,890
                                                        ----------
                                                        $  116,961
                                                        ==========


(7)  FEDERAL INCOME TAXES
     Deferred income taxes for 1999 and 1998 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax asset (liability) at December 31 are as follows:

                                                                                        ------------------------------
                                                                                           1999                 1998
                                                                                        ------------------------------
       Deferred tax assets:
          Unpaid loss and loss adjustment expense reserves....................          $ 272,448            $  48,034
          Unearned premium reserves...........................................            158,208               63,539
          Unrealized losses on available for sale securities..................              2,724                 -
          Other...............................................................             48,924               38,712
                                                                                        ---------            ---------
             Subtotal.........................................................            482,304              150,285

       Deferred tax liabilities:
          Unrealized gains on available for sale securities...................            (73,527)            (338,889)
          Discounting of anticipated salvage and subrogation..................             (2,675)              (4,919)
          Deferred policy acquisition costs...................................            (74,526)             (51,911)
          Accrued dividends receivable........................................             (1,439)                (603)
          Other...............................................................             (6,023)             (44,809)
                                                                                        ---------           ----------
             Net deferred tax liability.......................................          $ 324,114           $ (290,846)
                                                                                        =========           ==========

     Net deferred tax assets and liabilities and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events.

     The provision for federal income taxes at December 31, consists of the following:

                                                                            ---------------------------------------------
                                                                              1999              1998             1997
                                                                            ---------------------------------------------

          Current ...................................................       $1,706,736        $1,341,751     $    965,374
          Deferred (benefit) expense ................................         (142,733)           14,591            1,980
                                                                            ----------        ----------     ------------
             Federal income tax expense..............................       $1,564,003        $1,356,342     $    967,354
                                                                            ==========        ==========     ============

      The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31, is as follows:


                                                                            ---------------------------------------------
                                                                              1999              1998             1997
                                                                            ---------------------------------------------


          Federal income tax at statutory rate.......................       $1,854,087        $1,615,259      $ 1,247,340
          Dividends received and tax exempt interest deductions......         (304,367)         (270,333)        (290,738)
          Other......................................................           14,283            11,416           10,752
                                                                            ----------        ----------      -----------
               Federal income tax expense............................       $1,564,003        $1,356,342      $   967,354
                                                                            ==========        ==========      ===========


(8)   BENEFIT PLANS
      On January 1, 1996, Ohio Indemnity implemented an Employee 401(k) and Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, the Company matches 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $83,648, $85,290 and $68,288 for the year ended December 31, 1999, 1998 and 1997, respectively.


--------------------------------------------------------------------------------
                                                                              15

--------------------------------------------------------------------------------

(9)   STOCK OPTION PLANS
      The Company applies APB Opinion No. 25 and related Interpretations in accounting for options issued to employees, officers and directors under its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and changes the methods for recognition of cost on plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in 1999, 1998 and 1997 are presented below.

      The Company has two stock option plans. The 1984 Plan was open to all employees of the Company and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 82,500 shares outstanding at December 31, 1999 expire at various dates from 2000 through 2004 and range in option price per share from $.625 to $6.00.

      The 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 shares, 100,000 shares for any one individual, of the common stock of the Company. Certain key employees, officers, and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee which will determine to whom and when options will be granted along with the terms and conditions of the options. The options for 281,000 shares outstanding at December 31, 1999 expire at dates from 2004 to 2009 and range in option price per share from $2.50 to $6.75.

      A summary of the status of the Company's stock options as of December 31, 1999, 1998 and 1997 and changes during the year ended on those dates is presented below:


                                                    ---------------------------------------------------------------------------
                                                              1999                    1998                     1997

                                                                  WGTD. AVG.               WGTD. AVG.                WGTD. AVG.
                                                     SHARES      EXER. PRICE    SHARES    EXER. PRICE     SHARES    EXER. PRICE
                                                    ---------------------------------------------------------------------------

     Outstanding at beginning of year............    295,000         $4.00     216,500        $3.64    185,500        $3.52
     Granted.....................................     81,000          5.40     103,500         4.84     71,000         4.04
     Exercised...................................    (12,500)          .73        -             -      (20,000)        1.61
     Expired.....................................       -              -          -             -         -             -
     Canceled....................................       -              -       (25,000)        4.31    (20,000)        6.00
                                                     -------         -----     -------        -----    -------        -----
     Outstanding at end of year..................    363,500         $4.42     295,000        $4.00    216,500        $3.64
                                                     =======         =====     =======        =====    =======        =====

     Options exercisable at year-end.............    180,000                   152,500                 132,000
                                                     =======                   =======                 =======
     Shares reserved for issuance................    557,500                   570,000                 595,000
                                                     =======                   =======                 =======
     Options available for future grant..........    194,000                   275,000                 378,500
                                                     =======                   =======                 =======

     Weighted average fair value of options
       granted during the year...................    $2.7789                   $2.2844                 $2.2211
                                                     =======                   =======                 =======

      The fair value of each option granted during 1999, 1998 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 44.36% for 1999 and 38.91% for 1998 and 47.84% for 1997, (2) risk-free interest rate of 5.39% for options granted April 30, 1999, 5.98% for options granted June 2, 1999, 5.82% for options granted July 16, 1999, 5.48% for options granted January 5, 1998, 5.62% for options granted June 3, 1998, 6.25% for options granted January 2, 1997, 6.83% for options granted April 1, 1997 and 6.51% for options granted June 4, 1997 and (3) expected life of 6 years for all years.

      The following table summarizes information about stock options outstanding at December 31, 1999:


                                                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                                            -----------------------------------------------------------------

                                                            NUMBER         WGTD. AVG.   WGTD. AVG.   NUMBER        WGTD. AVG.
                                                            OUTSTANDING    REMAINING    EXERCISE     EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES                                    AT 12/31/99    CONTR.LIFE   PRICE        AT 12/31/99   PRICE
                                                            -----------------------------------------------------------------
          $ .625 - 1.10.................................        10,000          .43      $  .625         10,000    $ .625
           1.10 - 1.93..................................        12,500         1.16        1.125         12,500     1.125
           1.9375 - 2.50...............................         42,500         5.09        2.368         36,000     2.344
           2.875 - 4.75................................        155,500         7.57        4.371         53,500     4.040
           5.25 - 6.75..................................       143,000         7.34        5.648         68,000     5.912
                                                               -------                                  -------
            .625 - 6.75.................................       363,500         6.77        4.424        180,000     4.016
                                                               =======                                  =======


--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

      If compensation cost for the Company's 1999, 1998, and 1997 grants for stock-based compensation plans had been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below:

                                                 --------------------------------------------------------------------------------
                                                               AS REPORTED                               PRO FORMA
                                                    1999           1998         1997            1999        1998         1997
                                                 --------------------------------------------------------------------------------

       Net income.........................       $3,889,195    $3,394,420   $2,701,294       $3,876,851  $3,369,496   $ 2,686,209
                                                 ----------    ----------   ----------       ----------  ----------   -----------
       Net income per common share,
          diluted.........................       $      .63    $      .55   $      .44       $      .63  $      .55   $       .44
                                                 ----------    ----------   ----------       ----------  ----------   -----------

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

(10)  DIVIDEND RESTRICTIONS
      Under Ohio law, insurance companies may only pay dividends to shareholders from shareholders' equity determined in accordance with statutory accounting practices. Further, Ohio law limits dividends to shareholders, without prior approval of the Department, to the greater of the prior year's statutory net income or 10% of statutory shareholders' equity. As of December 31, 1999, dividends from Ohio Indemnity in 2000 are limited to $3,644,602 without prior approval of the Department.

(11)  STATUTORY SHAREHOLDERS' EQUITY AND NET INCOME
      As of December 31, 1999, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:

                                                                                          SHAREHOLDERS'            NET
                                                                                         EQUITY/SURPLUS          INCOME
                                                                                         --------------        -----------
          Statutory..................................................................    $  25,442,531         $ 3,644,602
          Reconciling items:
           Non-admitted assets.......................................................              888               -
           Deferred policy acquisition costs.........................................          219,193              66,515
           Deferred taxes............................................................         (441,776)            134,233
           Unrealized gain on available for sale fixed maturities....................          271,780               -
                                                                                         -------------         -----------
          GAAP   ....................................................................    $  25,492,616         $ 3,845,350
                                                                                         =============         ===========

      As of December 31, 1998, Ohio Indemnity's statutory surplus differed from GAAP shareholder's equity by an amount of $2,865 in nonadmitted assets, $152,678 in deferred policy acquisition costs, $(288,739) in deferred taxes and $406,507 in unrealized gain on available for sale fixed maturities. Statutory net income for the year ended December 31, 1998 differed from GAAP net income by $152,678 in deferred policy acquisition costs and $(14,590) in deferred taxes. Statutory net income for the year ended December 31, 1997 differed from GAAP net income by $(5,310) in deferred taxes.

(12)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
      Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows: [Dollars in thousands]

                                                                                    ------------------------------------------
                                                                                       1999            1998          1997
                                                                                    ------------------------------------------
          Balance at January 1............................................          $   3,178     $    1,532     $     1,360
           Less reinsurance recoverables..................................                  3              8              15
                                                                                    ---------     ----------     -----------
          Net Balance at January 1........................................              3,175          1,524           1,345
                                                                                    ---------     ----------     -----------
          Incurred related to:
          Current year...................................................              17,727         13,388           6,074
           Prior years ...................................................             (1,436)           (47)             (3)
                                                                                    ---------     ----------     -----------
          Total incurred..................................................             16,291         13,341           6,071
                                                                                    ---------     ----------     -----------
          Paid related to:
           Current year...................................................             12,459         10,100           4,479
           Prior years....................................................              1,736          1,590           1,413
                                                                                    ---------     ----------     -----------
          Total paid......................................................             14,195         11,690           5,892
                                                                                    ---------     ----------     -----------
          Net Balance at December 31......................................              5,271          3,175           1,524
           Plus reinsurance recoverables..................................                  2              3               8
                                                                                    ---------     ----------     -----------
          Balance at December 31..........................................          $   5,273     $    3,178     $     1,532
                                                                                    =========     ==========     ===========

--------------------------------------------------------------------------------
                                                                              17

--------------------------------------------------------------------------------

      As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $1,436,000 in 1999 due to favorable development in aggregate limit coverages, a decrease of $47,000 in 1998, primarily from salvage and subrogation received from a significant Ultimate Loss Insurance program customer, and $3,000 in 1997 due to higher than anticipated salvage and subrogation received from the discontinued Automobile Insurance business.

(13)  REINSURANCE
      The Company maintains a quota share reinsurance agreement for certain insurance products, by which Ohio Indemnity cedes a portion of its insurance to a reinsurer. This arrangement limits the net claim liability potential arising from specific policies. This reinsurance agreement does not relieve the Company from its obligations to policyholders. Consequently, failure of the reinsurer to honor its obligations could result in losses to the Company. The Company currently recovers 75% of the paid losses and loss adjustment expense applicable to Mortgage Protection insurance policies.

      As of December 31, ceded reinsurance decreased commission expense incurred by $73,420, $38,925 and $23,032 in 1999, 1998 and 1997, respectively.

(14)  RELATED PARTIES
      Included in loans to affiliates at December 31, 1999 is a $15,000 loan to an officer/director of the Company. Interest only is payable in quarterly installments at the rate of two points above prime through July 28, 2000. In addition, included in loans to affiliates at December 31, 1999 and 1998 is a loan to an officer of Ohio Indemnity, originally due December 8, 1999. Interest only is payable in quarterly installments at the rate of two points above prime. On June 14, 1999, the loan was renewed and increased from $24,000 to $60,000 and the maturity was extended to June 13, 2000. At December 31, 1999, the outstanding balance was $40,000. The carrying amount of the loan is a reasonable estimate of fair value.

      On July 22, 1996, the Company entered into a commercial financing agreement with an Administrator for the marketing and servicing of certain not-for-profit entities in the Bonded Service program. Under amended terms of the agreement, the Company provides a line of credit, up to a maximum of $500,000, effective to April 30, 2000 (the "Renewal Date"). Interest is payable in quarterly installments at the rate of one point above prime. The outstanding principal balance is payable in full to the Company on or before April 30 of each annual term. In addition, the Administrator must maintain a principal balance of zero for a minimum of 15 consecutive calendar days during each annual term. At December 31, 1999, the Company had loaned the Administrator $140,000 under this agreement.

      During 1994, the Company entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 1999, the Company had loaned the trustee $430,620 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,000 shares of the Company's common stock contributed by the officer/shareholder to the Trust.

      On August 7, 1992, a $50,000 convertible debenture was issued to the Company by Westford Group, Inc., ("Westford"), an affiliate of the Company through a common officer and principal shareholder. On December 1, 1995, a resolution was adopted by Westford to renew the debenture. On August 30, 1999 the Company exercised their conversion for 345,000 shares of common stock of Westford.

      The executive offices of the Company are shared with consolidated subsidiaries and other affiliated entities. Rental, equipment and bookkeeping expense are allocated among them pursuant to management fee agreements.

(15)  CONCENTRATIONS
      Three new customers in the Ultimate Loss Insurance program represented $3,825,000, $2,857,446 and $2,643,601 of the Company's net premiums earned in 1999 and $558,065, $649,200 and $2,160,493 of the net premiums earned in 1998, respectively.

(16)  STOCK DIVIDEND
      On May 5, 1999, the Company declared a 5% common stock dividend to shareholders of record on May 25, 1999. Accordingly, all common share data have been adjusted to include the effect of the stock dividend.

(17)  COMMON SHARE REPURCHASE PROGRAM
      On August 16, 1999, the Board of Directors adopted a common share repurchase program. The program allows the Company to repurchase, from time to time, up to a total of 500,000 of its common shares. The program will expire on December 31, 2000. As of December 31, 1999, the Company repurchased 124,630 shares at an average price per share of $5.53 under this program. Repurchases have been and will continue to be funded by cash flows from operations.

(18)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
      The Company's results of operations have varied, and in the future may vary from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:


--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

                                                                                      1999
                                                          ---------------------------------------------------------------

                                                            FIRST            SECOND            THIRD             FOURTH
                                                           QUARTER          QUARTER           QUARTER            QUARTER
                                                          ---------------------------------------------------------------
          Net premiums earned........................     $5,704,178       $6,574,867       $7,096,115         $5,840,471
          Net investment and other income............      1,351,824        1,510,310        1,634,869          1,549,273
          Total revenues.............................      7,056,002        8,085,177        8,730,984          7,389,744
          Losses and operating expenses..............      5,806,635        6,408,487        7,280,724          6,312,863
          Net income ................................        880,775        1,182,998        1,034,943            790,479
          Net income per common share................            .14              .19              .17                .13
          Net income per common share,
            assuming dilution........................            .14              .19              .17                .13



                                                                                      1998
                                                          ---------------------------------------------------------------

                                                            FIRST            SECOND            THIRD             FOURTH
                                                           QUARTER          QUARTER           QUARTER            QUARTER
                                                          ---------------------------------------------------------------

          Net premiums earned........................     $3,866,481       $5,365,485       $4,685,217        $6,952,105
          Net investment and other income............      1,204,827        1,289,505        1,659,679         1,174,414
          Total revenues.............................      5,071,308        6,654,990        6,344,896         8,126,519
          Losses and operating expenses..............      4,117,933        5,345,831        5,250,649         6,732,538
          Net income ................................        707,501          930,968          784,164           971,787
          Net income per common share................            .11              .15              .13               .16
          Net income per common share,
            assuming dilution........................            .11              .15              .13               .16

      Common share data have been adjusted to include the effect of the stock dividend.


(19)  REGULATORY STANDARD
      Ohio Indemnity is subject to a Risk Based Capital ("RBC") test applicable to property and casualty insurers. The RBC calculation serves as a benchmark of insurance enterprises' solvency by state insurance regulators by establishing statutory surplus targets which will require certain Company level or regulatory level actions. Based on the Company's analysis, it appears that the Company's total adjusted capital is in excess of all required action levels and that no corrective action will be necessary.


(20)  LITIGATION
      There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. Neither the Company nor any Company Subsidiary is a party to any order, judgment or decree which has had or could reasonably be expected to have a material adverse effect on the Company.


(21)  SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                                                 ------------------------------------------------
                                                                                     1999              1998             1997
                                                                                 ------------------------------------------------
       Net income.........................................................       $  3,889,195      $  3,394,420      $  2,701,294
                                                                                 ------------      ------------      ------------
       Income available to common stockholders,
          assuming dilution...............................................       $  3,889,195      $  3,394,420      $  2,701,294
                                                                                 ------------      ------------      ------------

       Weighted average common shares outstanding.........................          6,106,117         5,843,115         5,822,781
       Adjustments for dilutive securities:
          Dilutive effect of outstanding options..........................             74,131            91,974            55,342
                                                                                 ------------      ------------      ------------
       Diluted common shares..............................................          6,180,248         5,935,089         5,878,123
                                                                                 =============     ============      ============


       Net income per common share........................................       $        .64      $        .55      $        .44
       Net income per common share, assuming dilution.....................       $        .63      $        .55      $        .44

      Common Share data has been adjusted to include the effect of the stock dividend.
--------------------------------------------------------------------------------
                                                                              19

--------------------------------------------------------------------------------

(22)  SEGMENT INFORMATION
      In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosure of revenues and other information based on the way management organizes the segments of the business for making operating decisions and assessing performance.

      The Company operates primarily in the property/casualty insurance industry. There are intersegment management and commission fees. The allocations of certain general expenses within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.


                                                                            DECEMBER 31, 1999
                                  -------------------------------------------------------------------------------------------------
                                                                     WORKERS
                                  PROPERTY/CASUALTY      TITLE     COMPENSATION        INSURANCE          ALL          CONSOLIDATED
                                      INSURANCE         AGENCY     ADMINISTRATION       AGENCY           OTHER            TOTALS
                                  -------------------------------------------------------------------------------------------------

Revenues from external customers     $26,804,050     $ 2,387,351     $   591,654      $   479,197     $       109      $30,262,361
Intersegment revenues ..........           9,480               -               -          375,014          10,440          394,934
Interest revenue ...............       1,364,876               -               -                -          29,604        1,394,480
Interest expense ...............           5,054           2,814              29               51         254,693          262,641
Depreciation and amortization ..          65,907          64,555           4,685           43,928          76,929          256,004
Segment profit (loss) ..........       5,626,008          33,556         (36,867)         261,278         (35,843)       5,848,132
Income tax expense (benefit) ...       1,615,479          13,927               -          103,604        (169,007)       1,564,003
Segment assets .................      37,205,839         940,140         248,952        2,409,474       3,349,718       44,154,123


                                                                            DECEMBER 31, 1999
                                  -------------------------------------------------------------------------------------------------
                                                                       WORKERS
                                  PROPERTY/CASUALTY      TITLE       COMPENSATION   INSURANCE      ALL       CONSOLIDATED
                                      INSURANCE         AGENCY       ADMINISTRATION  AGENCY       OTHER        TOTALS
                                  -------------------------------------------------------------------------------------------------

Revenues from external customers     $22,338,307     $ 1,959,384      $   570,302     $-              $-      $24,867,993
Intersegment revenues ..........           9,480               -                -      -          10,440           19,920
Interest revenue ...............       1,323,824               -                -      -          25,816        1,349,640
Interest expense ...............           2,921           4,003              373      -         277,733          285,030
Depreciation and amortization ..          89,875          40,664            4,741      -          56,807          192,087
Segment profit (loss) ..........       5,578,439        (165,149)           8,676      -        (651,284)       4,770,682
Income tax expense (benefit) ...       1,634,827               -            3,608      -        (282,093)       1,356,342
Segment assets .................      33,332,485         626,141          153,570      -       2,958,511       37,070,707


                                                                            DECEMBER 31, 1999
                                  -------------------------------------------------------------------------------------------------
                                                                       WORKERS
                                  PROPERTY/CASUALTY      TITLE       COMPENSATION   INSURANCE      ALL       CONSOLIDATED
                                      INSURANCE         AGENCY       ADMINISTRATION  AGENCY       OTHER        TOTALS
                                  -------------------------------------------------------------------------------------------------


Revenues from external customers     $12,310,768     $ 1,593,556      $   658,884     $   -     $         -      $14,563,208
Intersegment revenues ..........           6,280               -                -         -           9,740           16,020
Interest revenue ...............       1,257,299               -                -         -          25,914        1,283,213
Interest expense ...............               -               9              394         -         362,594          362,997
Depreciation and amortization ..          47,531          20,418           33,967         -          59,938          161,854
Segment profit (loss) ..........       4,166,975          (3,116)          39,768         -        (518,959)       3,684,668
Income tax expense (benefit) ...       1,129,445           5,442           13,764         -        (181,297)         967,354
Segment assets .................      28,791,093         591,522          475,763         -       2,325,519       32,183,897


--------------------------------------------------------------------------------
20

--------------------------------------------------------------------------------

                                                                                  ----------------------------------------------
                                                                                      1999             1998            1997
                                                                                  ----------------------------------------------
     REVENUES

     Total revenues for reportable segments.....................................  $ 30,262,361    $24,867,993     $ 14,563,208
     Interest revenue...........................................................     1,394,480      1,349,640        1,283,213
     Elimination of intersegment revenues.......................................      (394,934)       (19,920)         (16,020)
                                                                                  ------------    ------------    ------------
     Total consolidated revenues................................................  $ 31,261,907    $26,197,713     $ 15,830,401
                                                                                  ============    ===========     ============
     PROFIT

     Total profit for reportable segments.......................................  $ 5,883,975     $ 5,421,966     $ 3,233,631
     Other loss                                                                       (35,843)       (651,284)        451,037
     Elimination of intersegment profits........................................     (394,934)        (19,920)        (16,020)
                                                                                  ------------    ------------    ------------
     Income before income taxes.................................................  $ 5,453,198     $ 4,750,762     $ 3,668,648
                                                                                  ============    ===========     ============

     ASSETS

     Total assets for reportable segments.......................................  $40,804,405     $34,112,196     $29,858,378
     Other assets                                                                   3,349,718       2,958,511       2,325,519
     Elimination of intersegment receivables....................................   (1,706,010)     (1,122,040)       (779,465)
                                                                                  ------------    ------------    ------------
     Consolidated assets........................................................  $42,448,113     $35,948,667     $31,404,432
                                                                                  ============    ===========     ============


(23) ADOPTION OF NEW ACCOUNTING STANDARDS
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company's balance sheet and statements of earnings and cash flows will not be materially impacted by this statement, upon adoption.


(24) SUBSEQUENT EVENTS
     On January 24, 2000, the Company sold 85.4 of the Company's 100 shares of Custom Title Services, Inc. for $350,000 in the form of a promissory note. The Company contributed the remaining 14.6 shares of Custom Title in consideration of a 10% capital investment in the acquiring company.

     On July 19, 1999, the Company entered into an Agreement and Plan of Merger with Westford Group, Inc., an Ohio corporation ("Westford"), and Bancinsurance Acquisitions, Inc., an Ohio corporation and a wholly-owned subsidiary of the Company ("Acquisitions"), whereby Westford will be merged with and into Acquisitions, with Acquisitions being the surviving entity as a wholly-owned subsidiary of the Company under the name Westford Group, Inc. (the "Merger"). On February 29, 2000, the stockholders of Westford approved the merger. The Company paid the Westford shareholders cash in the amount of $.70 per share for each share of Westford common stock, without par value. The total amount of the merger consideration paid by the Company was $958,094 (the "Merger Consideration"). The Company paid the Merger Consideration from existing cash reserves.



--------------------------------------------------------------------------------
                                                                              21

--------------------------------------------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS





The Board of Directors and Shareholders
of  Bancinsurance Corporation:



In our opinion, the accompanying consolidated balance sheets and the related statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Bancinsurance Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.







Columbus, Ohio
March 13, 2000


--------------------------------------------------------------------------------
22

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

     SUMMARY RESULTS

     The following table sets forth period to period changes in selected financial data:


                                                                -----------------------------------------------------------------
                                                                              PERIOD TO PERIOD INCREASE (DECREASE)
                                                                                    YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------------------------

                                                                           1998-99                              1997-98
                                                                --------------------------              ------------------------
                                                                   AMOUNT          %CHANGE                AMOUNT         %CHANGE
                                                                -----------        -------              -----------    ---------
     Premiums written........................................   $ 6,047,979        28.8%                $ 9,791,844     87.6%
     Net premiums earned.....................................     4,346,343        20.8%                  9,700,045     86.8%
     Net investment income...................................       315,584        22.4%                   (120,459)    (7.9)%
     Total revenue..........................................      5,064,194        19.3%                 10,367,312     65.5%
     Loss and loss adjustment expenses,
         net of reinsurance recoveries.......................     2,414,613        18.1%                  7,269,783    119.7%
     Operating expenses......................................     1,969,534        25.2%                  2,093,382     36.5%
     Interest expense........................................       (22,389)       (7.9)%                   (77,967)   (21.5)%
     Operating income........................................       702,436        14.8%                  1,082,114     29.5%
     Net income..............................................       494,775        14.6%                    693,126     25.7%


     The combined ratio, which is the sum of the loss ratio and expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:

                                                                                 1999           1998         1997
                                                                              ------------------------------------
      Statutory:
         Loss ratio......................................................        62.5%          63.9%        54.4%
         Expense ratio.......................................................    23.9%          16.6%        21.9%
                                                                              -------        -------       ------
         Combined ratio......................................................    86.4%          80.5%        76.3%
                                                                              =======        =======       ======
      GAAP:
         Loss ratio......................................................        62.5%          63.9%        54.4%
         Expense ratio.......................................................    25.3%          16.5%        22.1%
                                                                              -------        -------       ------
         Combined ratio......................................................    87.8%          80.4%        76.5%
                                                                              =======        =======       ======

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


--------------------------------------------------------------------------------
                                                                              23

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

Premiums Written; Premiums Earned. Premiums written increased 28.8% from $20,971,405 in 1998 to $27,019,384 in 1999, while premiums earned increased 20.8% from $20,869,288 in 1998 to $25,215,631 in 1999. Premiums increased due to strong performance in the Company's expanding core product lines of business. Premiums written for Ultimate Loss Insurance increased 23.7% from $16,784,547 in 1998 to $20,765,936 in 1999. Premiums earned for Ultimate Loss Insurance increased 21.1% from $16,701,678 in 1998 to $20,222,904 in 1999. The increase in premiums written and premiums earned was primarily attributable to five major financial institutions added as customers during the second half of 1998. Premiums written for the Bonded Service program increased 15.3% from $4,066,883 in 1998 to $4,689,962 in 1999, while premiums earned from the Bonded Service program increased 15.5% from $4,064,285 in 1998 to $4,692,875 in 1999. The increases in premiums written and premiums earned on the Bonded Service program were primarily attributable to the addition of one trust and increases in employee enrollment among existing trust members resulting in higher service fees. A no-charge-back excess of loss program added during 1999 recorded $1,321,760 of premiums written and $132,410 of premiums earned.

Net Investment Income. Net investment income increased 22.4% from $1,407,090 in 1998 to $1,722,674 in 1999. Net realized gains on investments increased from $67,274 in 1998 to $226,826 in 1999 principally due to changes in investment mix resulting from the application of the Company's investment strategy in the current market environment. In 2000, the Company intends to seek growth in investment income by increasing the average size of the investment portfolio. As new funds become available, they will be invested in accordance with the Company's strategy of emphasizing after tax return, which predominately includes municipal tax-free securities. The Company strives to maintain a high quality investment portfolio. The average yield on the investment portfolio was 5.3% in 1998 and 1999.

Claims Administration Fees. Claims administration fees generated by BCIS Services, a consolidated subsidiary, accounted for $570,302 of the revenues for 1998 and $591,654 in 1999. The increase of 3.7% was attributable to claims processing and servicing responsibilities provided to two new clients in 1999.

Title and Appraisal Fees. Title services and appraisal fees generated by Custom Title, a consolidated subsidiary, accounted for $1,959,384 of the revenues for 1998 and $2,387,351 in 1999. The increase of 21.8% was primarily attributable to an increase in the loan-closing segment of the business.

Management Fees. Management fees decreased from $1,328,083 in 1998 to $1,153,663 in 1999. The decrease was attributable to recognition of less favorable results from a closed year of operations of the Bonded Service program. The Company expects management fees to vary from year to year depending on claims experience in the Bonded Service program. See Note 1(k) to the Notes to Consolidated Financial Statements.

Commission Fees. Net commission fees generated by Paul Boardway, a consolidated subsidiary, accounted for $103,430 of the revenues during 1999. Paul Boardway was acquired by the Company during the third quarter of 1999.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $13,340,737, or 63.9% of premiums earned in 1998 versus $15,755,350 or 62.5% of premiums earned in 1999. Losses and loss adjustment expenses, as a percentage of premiums earned, remained relatively constant for the comparable period. Loss and loss adjustment expenses for the Ultimate Loss Insurance program increased 19.8% from $12,576,801 in 1998 to $15,064,387 in 1999. The increase was primarily attributable to claims associated with three significant policies which incurred loss and loss adjustment expenses of $2,260,829 and $7,442,285 in 1998 and 1999, respectively. See Note 15 to the Notes to Consolidated Financial Statements. Loss and loss adjustment expenses for the Bonded Service program increased 11.7% from $268,101 in 1998 to $299,363 in 1999 primarily due to adverse development on prior year reserves.

Operating Expense. Operating expense consists of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expense increased 25.2% from $7,821,184 in 1998 to $9,790,718 in 1999. Commission expense increased 54.4%
from $2,346,798 in 1998 to $3,623,761 in 1999, primarily due to both higher direct and contingent commissions associated with the increase in premiums written in the Ultimate Loss Insurance and Bonded Service programs. Other insurance operating expenses increased 17.8% from $2,423,997 in 1998 to $2,855,542 in 1999, primarily due to increases in allocable salaries and related benefits, consulting and appraisal fees, office supplies and travel expenses. General and administrative expenses increased 8.6% from $3,050,389 in 1998 to $3,311,415 in 1999 primarily due to increases in salaries, temporary services, depreciation and shareholder expense. BCIS Services incurred operating expenses of $561,602 in 1998 compared with $628,534 in 1999. Custom Title's operating expenses increased 10.8% from $2,124,533 during 1998 compared with $2,353,795 in 1999, principally due to increases in subcontract search and closing fees, bad debt expense and depreciation. Paul Boardway incurred operating expenses of $217,919 from August 25, 1999.

Interest Expense. Interest expense decreased 7.9% from $285,030 in 1998 to $262,641 in 1999 due to lower borrowing levels on the Company's revolving credit line.

Federal Income Taxes. Income taxes increased 15.3% from $1,356,342 in 1998 to $1,564,003 in 1999. The effective consolidated income tax rate was 28.5% in 1998 and 28.7% in 1999. See Note 7 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 80.5% in 1998 to 86.4% in 1999 was an anticipated increase in the loss ratio due to management's continuing emphasis on larger accounts in the Ultimate Loss Insurance program.


--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

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

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $6,070,954, or 54.4% of premiums earned in 1997 versus $13,340,737, or 63.9% of premiums earned in 1998. Losses and loss adjustment expenses, as a percentage of premiums earned, increased for the comparable period because net premiums earned increased at a lower percentage rate than the percentage rate increase in losses and loss adjustment expenses. The absolute increase in losses and loss adjustment expenses was attributable to initial claims primarily associated with two significant policies in the Ultimate Loss Insurance business which incurred loss and loss adjustment expenses of $6,498,445. One significant new customer was added during the third quarter of 1997. See Note 15 to the Notes to Consolidated Financial Statements. Total loss and loss adjustment expenses for the Ultimate Loss Insurance program increased 142.9% from $5,106,930 in 1997 to $12,576,801 in 1998. Loss and loss adjustment expenses for the Bonded Service program decreased 55.2% from $576,502 in 1997 to $268,101 in 1998 due to improved loss experience on prior year reserves.

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

Federal Income Taxes. The difference between federal income taxes, $967,354 in 1997 and $1,356,342 in 1998, resulted from higher pre-tax income and lower permanent tax differences resulting in a higher effective tax rate. See Note 7 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 76.3% in 1997 to 80.5% in 1998 was an anticipated increase in the loss ratio due to management's continuing emphasis on larger accounts in the Ultimate Loss Insurance program.
--------------------------------------------------------------------------------
                                                                              25

--------------------------------------------------------------------------------

DISCONTINUED PRODUCTS
In November 1998, one of the Company's significant Ultimate Loss Insurance program customers closed their auto finance division. This customer represented 25.3% of the Company's premiums written and 25.4% of the Company's premiums earned for 1998 versus 11.0% and 11.0% for 1997, respectively.

The Company recorded $63,657 as a reimbursement for operating expenses previously incurred from a product line sold May 31, 1997. The business was engaged (during five months of 1997) in administering and marketing of service contracts on consumer goods. Expenses incurred, totaling $72,980, are included in general and administrative expenses in 1997.

LIQUIDITY AND CAPITAL RESOURCES
The Company is an insurance holding company whose principal asset is the stock of Ohio Indemnity. The Company is, and will continue to be, dependent on dividends from Ohio Indemnity to meet its liquidity requirements, including debt service obligations. The Company has a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that the Company would be able to receive in 2000 from Ohio Indemnity, absent regulatory consent, is $3,644,602. See Note 10 to the Notes to Consolidated Financial Statements.

Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from the Company. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by operating activities equaled $2,291,171, $4,404,312 and $5,156,635 for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash provided by (used in) financing activities was $(596,877), $(750,000) and $215,016 for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used in investing activities of the Company was $1,229,263, $218,461 and $7,552,507 for the years ended December 31, 1997, 1998 and 1999, respectively.

BCIS Services derives its funds principally from claims administration fees, Custom Title from title and appraisal fees and Paul Boardway from commission fees which are sufficient to meet their respective operating obligations. Although it is impossible to estimate accurately the future cash flows from the operations of these business segments, management believes the Company's effective capital costs may increase. Management is actively exploring further avenues for preserving capital and improving liquidity.

The Company's balance sheet liquidity remains favorable as evidenced by invested assets that significantly exceed liabilities. The liquidity position has been enhanced by increased premiums, positive underwriting, favorable loss experience and investment income.

The Company maintains a level of cash and liquid short-term investments which it believes will be adequate to meet anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 2000. Due to the nature of the risks the Company insures, losses and loss adjustment expenses emanating from its policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, the Company believes that it can estimate its cash needs to meet its loss and expense payment obligations through the end of 2000.

The Company's investments at December 31, 1999 consisted primarily of investment-grade fixed income securities. Cash and short-term investments at December 31, 1999 amounted to $9,048,516, or 26.1% of total cash and invested assets. The fair values of the Company's held to maturity fixed income securities are subject to market fluctuations but are carried on the balance sheet at amortized cost because the Company has the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in accumulated other comprehensive income. The Company earned net investment income of $1,527,549, $1,407,090 and $1,722,674 for the years ended December 31, 1997, 1998 and 1999, respectively.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. The Company mitigates this risk by attempting to ladder the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, the Company would have to sell assets prior to maturity and recognize a gain or loss.

The Company's total shareholders' equity increased from $22,504,482 in 1998 to $25,193,289 in 1999 representing a 11.9% increase over the two-year period. Driven by profitable operating earnings, the increase in total shareholders' equity has strengthened the Company's capital position.

All material capital commitments and financial obligations of the Company are reflected in the Company's financial statements, except the Company's risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on such programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $405,100 and $396,000 at December 31, 1999 and 1998, respectively.

Under applicable insurance statutes and regulations, Ohio Indemnity is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. Ohio Indemnity is in compliance with all applicable statutory capital and surplus requirements. Ohio Indemnity's investments consist only of permitted investments under Ohio insurance laws.

NAIC guidelines recommend that a property/casualty insurer's ratio of annual statutory net premiums written to statutory surplus be no greater than 3 to 1. At December 31, 1999, the ratio of combined annual statutory net premiums written by the Subsidiary to its combined statutory surplus was approximately
1.0 to 1.0. The relative capital position is reflective of the Company's low underwriting leverage and conservative investment risk profile.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

DISCLOSURE ABOUT MARKET RISK
The following discussion about the Company's risk-management activities includes "forward-looking statements" that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and other relevant market rate or price changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of the Company's primary market risk exposures and how those exposures are currently managed as of December 31, 1999. The Company's market risk sensitive instruments are entered into for purposes other than trading.

The carrying value of the Company's investment portfolio as of December 31, 1998 was $32,258,489, 64% of which is invested in fixed maturity securities and 21% of which is invested in short-term investments. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities as well as fixed-rate short-term investments. The Company's exposure to equity risk is not significant. The Company has no foreign exchange risk or direct commodity risk.

For fixed maturity securities, the short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding the Company's objectives and strategies pertaining to the investment portfolio, see the Liquidity and Capital Resources section of this Management's Discussion and Analysis.

For the Company's investment portfolio, there were no significant changes in the Company's primary market risk exposures or in how these exposures are managed compared to the year ended December 31, 1998. The Company does not anticipate significant changes in the Company's primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

The following table summarizes the financial instruments held by the Company at December 31, 1999, which are sensitive to changes in interest rates. The instruments held by the Company are held for purposes other than trading. Excluded from the financial instruments shown below, are those fixed-rate instruments with a maturity of less than twelve months at December 31, 1999, as we have determined the interest rate risk related to these instruments to be relatively immaterial. Also excluded from the cash flow information disclosed below are cash receipts and payments related to interest.

In the normal course of business, the Company also faces risks that are either nonfinancial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following table:

                                                                         PROJECTED CASH FLOWS
                                        --------------------------------------------------------------------------------------------
                                                                                                                        DECEMBER 31,
                                                                                                                           1999
                                          2000        2001      2002        2003      2004    THEREAFTER       TOTAL    FAIR VALUE
                                        --------------------------------------------------------------------------------------------
   ASSETS
   Fixed maturity securities:
     Held to maturity.................  $1,424,000  $900,000  $1,180,000  $ 100,000  $ 135,000  $ 1,120,000  $4,859,000 $ 4,897,428
     Available for sale...............                                                                                   15,649,618
   Loans to affiliates................                                                              430,620     430,620     404,566

   Weighted Average Interest Rate:
     Fixed maturity securities........       4.23%     5.07%       6.22%      6.23%      6.80%        5.18%
     Loans to affiliates..............                                                                0.00%

The amounts reported as cash flows in the above table for held-to-maturity fixed maturities represent par values at maturity date or call date, if applicable. The fair values of fixed maturities as disclosed in the above table are based upon quoted market prices or dealer quotes for comparable securities. The fair values of the fixed rate short-term investments, as well as the loans to affiliates are based upon the amount of total cash flows discounted over the applicable term at interest rates that approximate market yields on similar investments at December 31, 1999. The fair value of the notes payable is based on the amount of cash flows discounted over the applicable term at the Company's borrowing rate at December 31, 1999. The cash flows for the loans to affiliates and notes payable represent the principal amounts outstanding at December 31, 1999 at respective due dates.

FACTORS TO CONSIDER FORWARD LOOKING
Going forward, management will consider underwriting, acquisition and investment opportunities which fit the Company's strategy of penetrating niche markets. These decisions will be in areas where management feels they have an understanding of the underwriting and inherent risks. Management is intent on adding independent agents to expand its market presence. The Company will further concentrate on penetrating larger financial institutions for collateral protection insurance and expanding financial institution programs to include mortgage collateral insurance. Opportunities will be considered for underwriting additional non-profit organizations as they continue to consolidate into national trusts and seek to retain and transfer their unemployment claim exposure.

--------------------------------------------------------------------------------
                                                                              27

--------------------------------------------------------------------------------

On January 24, 2000, the Company entered into an agreement for the sale of Custom Title Services, Inc. as part of an overall strategy to focus on historically profitable core lines of business. On February 29, 2000, Westford Group, Inc. was merged with and into the Company. Management expects neither of these transactions will have a material adverse effect on the Company's operating results.

YEAR 2000 READINESS DISCLOSURE
The Company has completed its Year 2000 readiness initiatives and did not experience any significant problems as a result of the millennium change. The Company does not anticipate any continued business impacts related to this issue. The Company incurred approximately $52,200 on all of its Year 2000 efforts.

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

FORWARD-LOOKING INFORMATION
Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" that indicate the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the Company does not have an intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INFLATION
Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitutes one of the bases for determining premiums on Ultimate Loss Insurance. Despite relatively low inflation during 1999, the Company has experienced no material adverse consequences with respect to its growth in premiums.

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

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating IBNR claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet claims obligations of the Company. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in the Company's results of operations. The Company's independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 1999, were reasonable.

--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------------------

                                     1999          1998          1997           1996           1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------

Premiums earned                  $25,215,631    $20,869,288  $11,226,584    $10,138,104     $19,783,307   $25,535,824  $19,787,858
Investment and other income        6,046,276      5,328,425    4,661,158      2,566,770       2,027,037     2,140,734    1,879,007
Total revenues                    31,261,907     26,197,713   15,830,401     12,704,874      21,810,344    27,676,558   21,666,865
Losses and loss adjustment
  expenses, net of
  reinsurance recoveries          15,755,350     13,340,737    6,070,954      5,404,484      12,760,094    15,564,508   10,918,649
Operating expenses                10,053,359      8,106,214    6,090,799      4,179,093       7,452,466     9,459,652    7,506,212
Operating income                   5,453,198      4,750,762    3,668,648      3,121,297       1,597,784     2,652,398    2,826,614
Income taxes                       1,564,003      1,356,342      967,354        780,249         176,698       335,403      580,379
Net income                         3,889,195      3,394,420    2,701,294      2,341,048       1,421,086     2,316,995    2,294,822
Net income per common
     share, diluted(1)                  $.63           $.55         $.44           $.38            $.23          $.37         $.38

SELECTED BALANCE SHEET DATA


-----------------------------------------------------------------------------------------------------------------------------------
                                     1999         1998          1997           1996           1995            1994         1993
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                     $42,448,113    $35,948,667  $31,404,432    $28,274,952     $27,750,234   $43,774,264  $43,612,249
Note payable to bank               5,145,000      4,250,000    5,000,000      5,600,000       5,616,132     5,916,132    5,316,132
Net shareholders' equity          25,193,289     22,504,482   19,079,801     15,906,817      13,710,410    11,838,424    9,909,742



     (1) Earnings per share assuming dilution is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding adjusted for any dilutive potential common shares for the period and restated for common stock dividends.

--------------------------------------------------------------------------------
                                                                              29

--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
           1992            1991           1990            1989            1988            1987            1986           1985
-----------------------------------------------------------------------------------------------------------------------------------

        $10,657,111      $6,852,544     $4,596,382      $3,326,437      $3,327,362      $2,717,607      $2,413,136       $1,760,841
          1,241,158         653,300        343,776         379,287         275,331         264,709         192,960          147,136
         11,898,269       7,505,844      4,940,158       3,705,724       3,602,693       2,982,316       2,606,096        1,907,977



          5,063,855       3,444,370      2,582,505       2,119,556       1,957,693       1,418,484       1,280,981          844,401
          3,938,717       2,786,956      1,739,441       1,074,691         774,083         643,867         544,173          480,737
          2,895,697       1,274,518        618,212         511,477         870,917         919,965         780,942          582,839
            758,167         332,108        178,466          72,596         240,220         258,315         276,392          155,288
          2,137,530         942,410        439,746         438,881         630,697         628,226         504,550          273,420


               $.35            $.15           $.08            $.08            $.10            $.10            $.08             $.04






-----------------------------------------------------------------------------------------------------------------------------------
          1992            1991           1990             1989            1988            1987            1986             1985
-----------------------------------------------------------------------------------------------------------------------------------

        $28,014,631     $15,534,604    $11,581,617      $7,492,524      $5,755,781      $4,021,011      $3,456,108       $2,680,210
          3,500,000       3,350,000      3,600,000       1,600,000       1,650,000         368,000         388,000          408,200
          7,581,232       5,239,984      4,247,832       3,685,010       3,342,282       2,777,141       2,255,976        1,930,873


--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------

MARKET INFORMATION AND DIVIDENDS
Bancinsurance Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 10, 2000, the last reported sale price of the Company's common stock was $5 1/8.

                                           Low Sale                 High Sale
                                           --------                 ---------

          March 31, 1998                      4 3/8                    6 3/8
          June 30, 1998                       5 3/4                    6 3/4
          September 30, 1998                  5 3/4                    6 1/2
          December 31, 1998                   4 1/2                    61/4
          March 31, 1999                      5 1/4                    6 1/2
          June 30, 1999                       4 1/2                    6 1/8
          September 30, 1999                  4 7/8                    6 1/8
          December 31, 1999                   5                        6


HOLDERS
The number of holders of record of the Company's common stock as of February 10, 2000 was 897.


DIVIDENDS
No cash dividends were declared or paid on the Company's outstanding common stock in the two most recent fiscal years. The Company intends to retain earnings to finance the growth of its business and the business of Ohio Indemnity, BCIS Services and Custom Title and, therefore, does not anticipate paying any cash dividends to holders of its common stock. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 10 to the Notes to Consolidated Financial Statements for a description of the restrictions on payment of dividends to the Company from the Subsidiary.


ANNUAL MEETING
The annual meeting of shareholders will be held on May 30, 2000, at 10:00 a.m. local time, at the offices of Porter, Wright, Morris & Arthur LLP, 41 South High Street, 29th Floor, Columbus, Ohio.

--------------------------------------------------------------------------------
                                                                              31