Form 10-K, Exhibit 13
period 2000-12-31
BANCINSURANCE CORP
filed 2001-03-30
CIK 276400

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                                   DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              2000           1999
------------------------------------------------------------------------------------------------------------------------------------



ASSETS
Investments:

 Held to maturity:
  Fixed maturities, at amortized cost (fair value $5,144,356 in 2000 and $4,897,428 in 1999)..........  $   5,048,466   $  4,902,028

 Available for sale:
  Fixed maturities, at fair value (amortized cost $14,323,397 in 2000 and $16,091,394 in 1999)........     14,486,863     15,649,618

  Equity securities, at fair value (cost $3,852,659 in 2000 and $4,409,620 in 1999, respectively).....      4,823,438      5,059,639

 Short-term investments, at cost which approximates fair value........................................      6,019,440      6,647,204
                                                                                                        -------------   ------------

     TOTAL INVESTMENTS................................................................................     30,378,207     32,258,489
                                                                                                        -------------   ------------


Cash .................................................................................................      6,560,778      2,401,312

Premiums receivable...................................................................................      2,591,617      2,213,278

Accounts receivable, net of allowance for doubtful accounts...........................................        441,315        459,684

Reinsurance receivable................................................................................         20,250          2,250

Reinsurance recoverable on paid losses................................................................         99,631           -

Prepaid reinsurance premiums..........................................................................         50,048         80,420

Deferred policy acquisition costs.....................................................................        642,787        219,193

Estimated earnings in excess of billings on uncompleted codification contracts........................        159,295           -

Loans to affiliates...................................................................................        533,039        635,420

Notes receivable......................................................................................        441,000           -

Land and building, net................................................................................         34,546         38,288

Furniture, fixtures and leasehold improvements, net...................................................        134,691        255,369

Excess of investment over net assets of subsidiaries, net.............................................      2,635,424      2,932,701

Intangible asset, net.................................................................................        422,416           -

Accrued investment income.............................................................................        336,803        338,117

Deferred federal income taxes.........................................................................           -           324,114

Other assets .........................................................................................        419,137        289,478
                                                                                                        -------------   ------------

     TOTAL ASSETS.....................................................................................  $  45,900,984   $ 42,448,113
                                                                                                        =============   ============

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                                   DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               2000           1999
------------------------------------------------------------------------------------------------------------------------------------





LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses.............................................  $   2,958,615  $   3,723,012

Unearned premiums..................................................................................      2,740,418      2,430,776

Reinsurance premiums payable.......................................................................           -            12,211

Experience rating adjustments payable..............................................................      1,316,563      1,549,589

Retrospective premium adjustments payable..........................................................        855,567         83,524

Contract funds on deposit..........................................................................      2,073,529      2,272,177

Note payable to bank...............................................................................      5,142,000      5,145,000

Acquisition liability..............................................................................        159,659        619,114

Taxes, licenses, and fees payable..................................................................        216,923        177,357

Federal income taxes payable.......................................................................         47,314         90,068

Deferred federal income taxes......................................................................        310,345           -

Commissions payable................................................................................        821,777        681,732

Billings in excess of estimated earnings on uncompleted codification contracts.....................         64,195           -

Other..............................................................................................        658,720        470,264
                                                                                                     -------------  -------------

     TOTAL LIABILITIES.............................................................................     17,365,625     17,254,824
                                                                                                     -------------  -------------



Shareholders' equity:
 Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
no shares issued

    or outstanding.................................................................................           -              -

  Class B Serial Preference shares without par value; authorized 98,646 shares;
no shares issued

    or outstanding ................................................................................           -              -

 Common stock without par value; authorized 20,000,000 shares; 6,170,341 shares issued.............      1,794,141      1,794,141

 Additional paid-in capital........................................................................      1,336,805      1,442,773

 Accumulated other comprehensive income............................................................        748,602        137,440

 Retained earnings..................................................................................    26,464,712     22,546,355
                                                                                                     -------------  -------------
                                                                                                        30,344,260     25,920,709

 Less:  Treasury stock, at cost (401,106 in 2000 and 147,292 in 1999 common shares)................     (1,808,901)      (727,420)
                                                                                                     -------------  -------------

     TOTAL SHAREHOLDERS' EQUITY....................................................................     28,535,359     25,193,289
                                                                                                     -------------  -------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................................  $  45,900,984  $  42,448,113
                                                                                                     =============  =============


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             2000           1999            1998
------------------------------------------------------------------------------------------------------------------------------------

INCOME:
 Premiums written................................................................... $    25,403,832   $  27,019,384  $  20,971,405
 Increase in unearned premiums......................................................        (344,940)     (1,676,683)       (20,031)
                                                                                     ---------------   -------------  -------------
     Premiums earned ...............................................................      25,058,892      25,342,701     20,951,374
 Premiums ceded.....................................................................        (217,077)       (127,070)       (82,086)
                                                                                     ---------------   -------------  -------------
     Net premiums earned............................................................      24,841,815      25,215,631     20,869,288
 Investment income (net of expenses of $26,745, $56,428 and $81,379,
    respectively)...................................................................       1,628,306       1,495,848      1,339,816
 Net realized gain (loss) on investments............................................        (320,742)        226,826         67,274
 Codification and subscription fees.................................................       1,884,067           -               -
 Claims administration fees.........................................................         427,036         591,654        570,302
 Title and appraisal fees...........................................................         115,724       2,387,351      1,959,384
 Management fees....................................................................         659,929       1,153,663      1,328,083
 Commission fees....................................................................         155,942         103,430           -
 Other income.......................................................................         988,919          87,504         63,566
                                                                                     ---------------   -------------  -------------

     Total revenue..................................................................      30,380,996      31,261,907     26,197,713
                                                                                     ---------------   -------------  -------------

LOSSES AND OPERATING EXPENSES:

 Losses and loss adjustment expenses................................................      15,230,041      14,595,243     12,961,147
 Reinsurance recoveries.............................................................        (161,411)         (9,892)          -
 Experience rating adjustments......................................................        (233,026)      1,169,999        379,590
 Commission expense.................................................................       3,639,642       3,623,761      2,346,798
 Other insurance operating expenses.................................................       2,936,666       2,855,542      2,423,997
 General and administrative expenses................................................       3,090,167       3,311,415      3,050,389
 Interest expense ..................................................................         257,984         262,641        285,030
                                                                                     ---------------   -------------  -------------
     Total expenses.................................................................      24,760,063      25,808,709     21,446,951
                                                                                     ---------------   -------------  -------------

     Income before federal income taxes............................................        5,620,933       5,453,198      4,750,762

Federal income taxes...............................................................        1,702,576       1,564,003      1,356,342
                                                                                     ---------------   -------------  -------------


     Net income....................................................................  $     3,918,357   $   3,889,195  $   3,394,420
                                                                                     ===============   =============  =============


Net income per common share........................................................  $           .66   $         .64  $         .55
                                                                                     ===============   =============  =============
Net income per common share, assuming dilution.....................................  $           .66   $         .63  $         .55
                                                                                     ===============   =============  =============


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                 YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    2000           1999              1998
------------------------------------------------------------------------------------------------------------------------------------

 Net income.......................................................................... $   3,918,357    $   3,889,195  $   3,394,420


 Other comprehensive income:
  Unrealized holding gains (loss) on securities arising during period, net of income tax (benefit) expense of $314,841, $(268,087) and
       $15,589, respectively.........................................................       611,162         (520,404)        30,261
                                                                                      -------------    -------------  -------------

 Comprehensive income................................................................ $   4,529,519    $   3,368,791  $   3,424,681
                                                                                      =============    =============  =============


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  ACCUMULATED
                                         PREFERRED STOCK            ADDITIONAL       OTHER
                                    ---------------------------       COMMON        PAID-IN       COMPREHENSIVE     RETAINED
                                       CLASS A       CLASS B          STOCK          CAPITAL          INCOME         EARNINGS
-------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 1997 .......           --             --     $    315,567   $  1,495,387    $    627,583    $ 16,741,778

  Net income ....................           --             --             --             --              --         3,394,420
  Change in unrealized gain
   on investments, net of
   income taxes of
   $15,589 ......................           --             --             --             --            30,261            --
                                    ------------   ------------   ------------   ------------    ------------    ------------
Balance December 31, 1998 .......           --             --          315,567      1,495,387         657,844      20,136,198
Net income ......................           --             --             --             --              --         3,889,195
  Change in unrealized loss
   on investments, net of
   income tax benefit of
   $268,087 .....................           --             --             --             --          (520,404)           --
  5% common stock dividend at
   fair market value ............           --             --        1,478,574           --              --        (1,479,038)
  Purchase of 124,630 treasury
   shares .......................                          --             --             --              --              --

  12,500 shares issued in
   connection with the
   exercise of stock
   options ......................           --             --             --          (52,614)           --              --
                                    ------------   ------------   ------------   ------------    ------------    ------------

Balance December 31, 1999 .......           --             --        1,794,141      1,442,773         137,440      22,546,355
NET INCOME ......................           --             --             --             --              --         3,918,357
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES  OF
   $314,841 .....................           --             --             --             --           611,162            --
  ISSUE OF 73,504 TREASURY
   SHARES IN PURCHASE ACQUISITION
   (NOTE 1(F)) ..................           --             --             --          (37,196)           --              --
  PURCHASE OF 349,318 TREASURY
   SHARES .......................           --             --             --             --              --              --
  22,000 SHARES ISSUED IN
   CONNECTION WITH THE
   EXERCISE OF STOCK
   OPTIONS ......................           --             --             --          (68,772)           --              --
                                    ------------   ------------   ------------   ------------    ------------    ------------
BALANCE DECEMBER 31, 2000 .......           --             --     $  1,794,141   $  1,336,805    $    748,602    $ 26,464,712
                                    ============   ============   ============   ============    ============    ============

                                                        TOTAL
                                        TREASURY     SHAREHOLDERS'
                                          STOCK         EQUITY
-------------------------------------------------------------------

Balance December 31, 1997 .......     $   (100,514)   $ 19,079,801

  Net income ....................             --         3,394,420
  Change in unrealized gain
   on investments, net of
   income taxes of
   $15,589 ......................             --            30,261
                                      ------------    ------------
Balance December 31, 1998 .......         (100,514)     22,504,482
Net income ......................             --         3,889,195
  Change in unrealized loss
   on investments, net of
   income tax benefit of
   $268,087 .....................             --          (520,404)
  5% common stock dividend at
   fair market value ............             --              (464)
  Purchase of 124,630 treasury
   shares .......................         (688,583)       (688,583)
  12,500 shares issued in
   connection with the
   exercise of stock
   options ......................           61,677           9,063
                                      ------------    ------------

Balance December 31, 1999 .......         (727,420)     25,193,289
NET INCOME ......................             --         3,918,357
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES  OF
   $314,841 .....................             --           611,162
  ISSUE OF 73,504 TREASURY
   SHARES IN PURCHASE ACQUISITION
   (NOTE 1(F)) ..................          337,195         299,999
  PURCHASE OF 349,318 TREASURY
   SHARES .......................       (1,525,012)     (1,525,012)
  22,000 SHARES ISSUED IN
   CONNECTION WITH THE
   EXERCISE OF STOCK
   OPTIONS ......................          106,336          37,564
                                      ------------    ------------
BALANCE DECEMBER 31, 2000 .......     $ (1,808,901)   $ 28,535,359
                                      ============    ============

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         2000             1999            1998
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income ......................................................................   $  3,918,357    $  3,889,195    $  3,394,420
Adjustments to reconcile net income to net cash provided by operating activities:
  Net realized gain on disposal of subsidiaries .................................        (59,936)           --              --
  Net realized (gain) loss on investments .......................................        320,742        (226,826)        (67,274)
  Net realized loss on disposal of equipment ....................................          1,497           2,599          52,403
  Net realized loss on debt forgiveness .........................................         30,000            --              --
  Depreciation and amortization .................................................        327,524         256,004         192,087
  Deferred federal income tax (benefit) expense .................................        319,316        (346,873)        (20,792)
  Change in premiums receivable .................................................       (378,339)       (429,559)     (1,028,108)
  Change in accounts and reinsurance receivable, net ............................        709,732        (172,942)         12,584
  Change in deferred policy acquisition costs ...................................       (423,594)        (66,515)       (152,678)
  Change in notes receivable ....................................................       (441,000)           --              --
  Change in accrued investment income ...........................................          1,314         (68,427)         28,544
  Change in other assets ........................................................        319,798        (252,868)        118,369
  Change in reserve for unpaid losses and loss adjustment expenses ..............       (764,397)        924,757       1,266,541
  Change in unearned premiums ...................................................        309,642       1,711,981          20,031
  Change in reinsurance premiums payable ........................................        (12,211)          6,781         (22,391)
  Change in experience rating adjustments payable ...............................       (233,026)      1,169,999         379,590
  Change in retrospective premium adjustments payable ...........................        772,043          72,011          (8,848)
  Change in contract funds on deposit ...........................................       (198,648)       (645,691)       (533,503)
  Change in other liabilities ...................................................       (207,512)       (666,991)        773,337
                                                                                    ------------    ------------    ------------
     Net cash provided by operating activities ..................................      4,311,302       5,156,635       4,404,312
                                                                                    ------------    ------------    ------------
 Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to redemption or maturity .      1,020,000         438,000         360,000
  Proceeds from available for sale: fixed maturities sold, redeemed and matured .      6,342,760       4,998,051       1,971,000
 Proceeds from available for sale: equity securities sold .......................     10,288,020       5,212,493       3,154,418
 Cost of investments purchased:
  Held to maturity: fixed maturities ............................................       (884,859)       (699,375)       (709,015)
  Available for sale: fixed maturities ..........................................     (5,099,713)    (10,358,534)       (207,946)
  Equity securities .............................................................     (9,903,848)     (5,864,798)     (4,314,759)
 Net change in short-term investments and securities purchased under
  agreements to resell ..........................................................        627,764         438,126        (283,577)
 Purchase of furniture, automobiles and leasehold improvements ..................        (86,253)       (225,070)       (189,107)
 Cash used in purchase of subsidiary ............................................       (958,094)     (1,500,000)           --
 Other ..........................................................................         (7,165)          8,600             525
                                                                                    ------------    ------------    ------------
     Net cash provided by (used in) investing activities ........................      1,338,612      (7,552,507)       (218,461)
                                                                                    ------------    ------------    ------------
Cash flows from financing activities:
 Proceeds from note payable to bank .............................................     17,157,000       7,345,000       7,200,000
 Repayments of note payable to bank .............................................    (17,160,000)     (6,450,000)     (7,950,000)
 Proceeds from stock options exercised ..........................................         37,564           9,063            --
 Acquisition of treasury stock ..................................................     (1,525,012)       (688,583)           --
 Dividends paid .................................................................           --              (464)           --
                                                                                    ------------    ------------    ------------
     Net cash provided by (used in) financing activities ........................     (1,490,448)        215,016        (750,000)
                                                                                    ------------    ------------    ------------
Net increase (decrease) in cash .................................................      4,159,466      (2,180,856)      3,435,851
Cash at beginning of year .......................................................      2,401,312       4,582,168       1,146,317
                                                                                    ------------    ------------    ------------
Cash at end of year .............................................................   $  6,560,778    $  2,401,312    $  4,582,168
                                                                                    ============    ============    ============
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest .......................................................................   $    230,200    $    233,958    $    282,727
                                                                                    ============    ============    ============
 Income taxes ...................................................................   $  1,445,000    $  1,865,000    $  1,530,000
                                                                                    ============    ============    ============
Supplemental schedule of noncash investing activities:
 Common stock issued in purchase acquisition ....................................   $    300,000    $       --      $       --
                                                                                    ============    ============    ============
 Common stock received in debenture conversion ..................................   $       --      $     50,000    $       --
                                                                                    ============    ============    ============
See accompanying notes to consolidated financial statements .....................

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  ORGANIZATION
         Bancinsurance Corporation ("Bancinsurance") was incorporated in the State of Ohio in 1970. We are primarily engaged, through our wholly-owned subsidiary, Ohio Indemnity Company, ("Ohio Indemnity"), in the underwriting of specialized property and casualty insurance. Insurance written is principally in two lines of business, ultimate loss insurance and a bonded service program. Ohio Indemnity is licensed in forty-seven states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the "Department") and the regulations of each state in which it operates. In August 1999, we acquired the stock of Paul Boardway and Associates, Inc. ("Paul Boardway"). Paul Boardway is a property/casualty insurance agency serving lending institutions. On February 29, 2000, American Legal Publishing Corporation ("American Legal Publishing") became a wholly-owned subsidiary through a merger. American Legal Publishing's primary business consists of the codification of municipal and county codes of ordinances and the supplementing thereof. During 1997, Custom Title Services, Inc. (formerly known as Title Research Corporation) ("Custom Title") was incorporated in Ohio as a wholly-owned subsidiary. Custom Title is a title lien search and mortgage service company. On January 29, 2000, we entered into an agreement for the Sale of Custom Title. During 1993, BCIS Services, Inc. ("BCIS Services") was incorporated as a wholly-owned subsidiary. BCIS Services provides workers' compensation claims management and loss control services to employers who self-insure this obligation. On October 6, 2000, we entered into an agreement for the sale of BCIS Services. No single customer of ours accounts for a predominant share of consolidated revenue, except for three customers in the ultimate loss insurance program. See Note 16.

    (b)  BASIS OF FINANCIAL STATEMENT PRESENTATION
         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by the Department. Currently, "prescribed" statutory accounting practices are interspersed throughout state insurance laws and regulations, the NAIC's Accounting Practices and Procedures Manual and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The effects of these differences on shareholders equity and net income are shown in Note 12.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c)  CONSOLIDATION POLICY
         The accompanying financial statements include our accounts and our wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

    (d)  INVESTMENTS
         Investments in fixed maturities held as available for sale are carried at fair value. The unrealized holding gain or loss, net of applicable deferred taxes, is reflected in other comprehensive income. Investments in held to maturity fixed maturities, which include fixed maturity securities and preferred stocks with mandatory redemption features, where we have the ability and intent to hold to maturity or put date, are carried at amortized cost.

         Available for sale equity securities, which include common stocks and preferred stocks without mandatory redemption features, are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in other comprehensive income. Short-term investments are reported at cost which approximates fair value.

         Realized gains and losses on disposal of investments are determined by the specific identification method and are included in net investment income. The carrying value of investments is revised and the amount of revision is charged to net realized losses on investments when management determines that a decline in the value of an investment is other than temporary.

    (e)  ACCOUNTS RECEIVABLE

         Accounts receivable at December 31, 2000 are comprised of municipal code contract billings. The Company estimates its allowance for doubtful accounts and bad debts based upon management's assessment of the collectibility of receivables and prior experience.

    (f)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY

         The excess of investment over net assets of Ohio Indemnity is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

         On August 25, 1999, we acquired the stock of Paul Boardway. We purchased the wholly-owned subsidiary for $1,500,000 in cash; $300,000 of our stock which was issued on the first anniversary of the closing date; and $331,247 of acquisition liabilities. The acquisition was accounted for using the purchase method. We amortize the resulting goodwill on a straight-line basis over its estimated economic life of twenty years. At December 31, 2000, the net book value of goodwill associated with the acquisition was $1,881,687.

    (g)  INTANGIBLE ASSET
         On July 19, 1999, we entered into an Agreement and Plan of Merger with Westford Group, Inc., an Ohio corporation ("Westford"), whereby Westford would be merged with and into Bancinsurance. On February 29, 2000, the shareholders of Westford approved the merger. We paid the Westford shareholders cash in the amount of $.70 per share for each share of Westford common stock, without par value. The total amount of the merger consideration paid by us was $958,094. We paid the merger consideration from existing cash reserves. Preceding the merger, Westford was an affiliate of us through a common officer and principal shareholder. This individual owned 42.4% and 45.8% of the outstanding common stock of Westford and Bancinsurance, respectively, at the time of the merger. Immediately following the new merger, Westford was dissolved and Westford's wholly-owned subsidiary, American Legal Publishing Corporation became the surviving entity as a wholly-owned subsidiary of Bancinsurance. American Legal Publishing offers a wide range of publishing services including information management, documents imaging, and electronic publishing solutions for state and local governments. They currently publish, supplement and distribute codes of ordinances for over 1,000 municipalities. The merger was accounted for as a purchase. The excess of the fair value of net assets acquired over the purchase price of approximately $440,780 was allocated to a database acquired. Pro forma data for the merger is not included as the effect is not material to the Company's financial statements. The database is comprised of the municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of twenty years reflecting the long-lived nature of the municipal codes and is computed on the straight-line method.

    (h)  RECOGNITION OF REVENUES AND RELATED EXPENSES
         Insurance premiums are recorded as revenue over the period of risk assumed. For our "Ultimate Loss Insurance" products, a form of physical damage blanket single interest collateral protection insurance sold to lending institutions, premiums are earned in relation to the level of exposure assumed. For the unemployment insurance products, premiums are earned pro rata. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums. Management fees are recorded as revenue in the period a residual in the aggregate loss fund, established in connection with the bonded service program, is shared with the cost containment service firm.

         Commission fees reported for Paul Boardway, claims administration fees reported for BCIS Services and title service and appraisal fees reported for Custom Title are recorded as revenue in the period in which the work was performed and/or services provided.

         Revenue from municipal code contracts is recognized on the percentage-of-completion method. Completion is measured based on the percentage of direct labor costs incurred to date to estimated direct labor costs for each contract. While management uses available information to estimate total direct labor costs on each contract, actual experience may vary from estimated amounts. Under this method, the costs incurred and the related revenues are included in the statement of operations as work progresses. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. If a revised estimate indicates a loss, such loss is provided for in its entirety. The amount by which revenues are earned in advance of contractual collection dates is an unbilled receivable and the amount by which contractual billings exceed earned revenues in unrealized revenue which is carried as a liability.

         Revenue from code supplements is recognized on the completed-contract method because the typical supplement is completed in a few months. No progress payments are billed due to the short production time and low average supplement contract price. Supplement contracts in process are valued at the lower of cost or contract price less estimated cost of completion. Costs of uncompleted code supplements, included in other assets in the Consolidated Balance Sheets, represents all supplement costs incurred to date. Provisions for estimated losses on uncompleted contracts are made in the period which losses are determined.

    (i)  POLICY ACQUISITION COSTS
         Acquisition expenses, mainly commissions and premium taxes, related to unearned premiums are deferred and amortized over the period the coverage is provided. Anticipated losses and other expenses related to those premiums are considered in determining the recoverability of deferred acquisition costs.

    (j)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
         Loss and loss adjustment expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31. We do not discount loss and loss adjustment expense reserves. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and loss adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

    (k)  REINSURANCE
         Our reinsurance transactions are attributable to premiums written in our mortgage protection product. We record our reinsurance transactions in accordance with the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

    (l)  EXPERIENCE RATING AND RETROSPECTIVE PREMIUM ADJUSTMENTS
         Certain policies are eligible for premium adjustments based upon a comparison of actual losses to expected losses. For some of these policies, return premiums are calculated and settled on an annual basis. For others, an experience rating adjustment payable is calculated and adjusted from period to period and settled upon cancellation of the policy.

--------------------------------------------------------------------------------

    (m)  CONTRACT FUNDS ON DEPOSIT
         We have an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by Bancinsurance. Bancinsurance and the cost containment service firm share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. We record management fees in the period the residual is shared with the cost containment service firm. Fees of $659,929, $1,153,663 and $1,328,083 were recognized in 2000, 1999 and 1998, respectively, as a result of this arrangement.

    (n)  DEPRECIATION AND AMORTIZATION
         Furniture and fixtures are stated at cost and depreciated using the straight-line method over a three year useful life. Leasehold improvements are capitalized and amortized over the remaining office lease term. Maintenance, repairs and minor renewals are charged directly to expense as incurred.

    (o)  FEDERAL INCOME TAXES
         Bancinsurance files a consolidated federal income tax return with its subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

    (p)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that fair value:
         Cash, short-term investments and securities purchased under agreements to resell: For these short-term investments, the carrying amounts are reasonable estimates of fair value.
         Fixed maturities and equity securities:
               Fair values are based upon quoted market prices or dealer quotes for comparable securities. Accounts and notes receivable:
               The carrying amounts are reasonable estimates of fair value. Note payable to bank:
               Rates currently available to us for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Based on this analysis, the carrying amount is a reasonable estimate of fair value.

    (q)  CASH AND CASH EQUIVALENTS
         For the purposes of the statements of cash flows, cash equivalents include money market instruments with a maturity of ninety days or less when purchased.

    (r)  RECLASSIFICATIONS
         Certain prior year amounts have been reclassified in order to conform to the 2000 presentation.

--------------------------------------------------------------------------------
                                       12

(2)  INVESTMENTS

     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:

                                                                                 DECEMBER 31, 2000
                                                        -------------------------------------------------------------------
                                                                               GROSS            GROSS
                                                          AMORTIZED          UNREALIZED       UNREALIZED         FAIR
                                                            COST               GAINS             LOSSES          VALUE
                                                        -------------------------------------------------------------------

          Held to maturity:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............    $   2,536,673      $      51,529     $      2,622     $   2,585,580
             Obligations of states and
              political subdivisions................        2,214,793             46,983              -           2,261,776
             Redeemable preferred stock.............          297,000               -                 -             297,000
                                                        -------------      -------------     ------------     -------------
                                                            5,048,466             98,512            2,622         5,144,356
                                                        -------------      -------------     ------------     -------------
          Available for sale:
           Fixed maturities:
             US Treasury securities and
              obligations of US government
              corporations and agencies.............          497,793              3,207              120           500,880
             Obligations of states and
              political subdivisions................       13,825,604            203,585           43,206        13,985,983
           Equity securities........................        3,852,659          1,465,130          494,351         4,823,438
                                                        -------------      -------------     ------------     -------------
                                                           18,176,056          1,671,922          537,677        19,310,301
                                                        -------------      -------------     ------------     -------------
                  Totals............................    $  23,224,522      $   1,770,434     $    540,299     $  24,454,657
                                                        =============      =============     ============     =============


                                                                                  DECEMBER 31, 1999
                                                        -------------------------------------------------------------------
                                                                               GROSS            GROSS
                                                          AMORTIZED          UNREALIZED       UNREALIZED         FAIR
                                                            COST               GAINS             LOSSES          VALUE
                                                        -------------------------------------------------------------------

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
                                                        =============      ============      ============     =============


The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 2000 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------

                                                         ------------------------------------------------------------------
                                                               HELD TO MATURITY                 AVAILABLE FOR SALE
                                                          AMORTIZED             FAIR          AMORTIZED           FAIR
                                                             COST               VALUE           COST              VALUE
                                                         ------------------------------------------------------------------

          Due in one year or less...................     $    950,154      $     958,211     $  2,093,168     $   2,117,236
          Due after one year through five years.....        2,403,952          2,452,969        6,745,779         6,812,968
          Due after five years through ten years....          910,924            935,916        4,335,158         4,368,152
          Due after ten years.......................          486,436            500,260        1,149,292         1,188,508
                                                         ------------      -------------     ------------     -------------
                                                            4,751,466          4,847,356       14,323,397        14,486,864

          Redeemable preferred stock................          297,000            297,000              -                -
          Equity securities.........................            -                  -            3,852,659         4,823,437
                                                        -------------      -------------     ------------     -------------
                                                        $   5,048,466      $   5,144,356     $ 18,176,056     $  19,310,301
                                                        =============      =============     ============     =============


     Investment income, net of expenses, is summarized below:

                                                                           ------------------------------------------------
                                                                                2000            1999             1998
                                                                           ------------------------------------------------
          Held to maturity:
               Fixed maturities......................................      $   357,902        $   239,284       $   238,204
          Available for sale:
               Fixed maturities......................................          733,583            714,526           618,068
               Equity securities.....................................          184,805            224,947           161,429
          Short-term investments.....................................          315,755            345,164           382,677
          Other......................................................           63,006             28,355            20,817
          Expenses...................................................          (26,745)           (56,428)          (81,379)
                                                                           -----------        -----------       -----------
               Investment income.....................................      $ 1,628,306        $ 1,495,848       $ 1,339,816
                                                                           ===========        ===========       ===========


Fixed maturity investments were predominately income producing for the years ended December 31, 2000, 1999 and 1998.

Refer to Note 1 for a description of the methods and significant assumptions used to estimate the fair value of financial instruments.

The proceeds from sales of available-for-sale securities were $16,630,780 and $10,210,544 for the years ended December 31, 2000 and 1999, respectively.

Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                     ----------------------------------
                                                        2000          1999        1998
                                                     ----------------------------------

Gross realized gains:
   Held to maturity: fixed maturities ............   $    --      $   4,303   $    --
   Available for sale: fixed maturities ..........      34,111       43,239       1,245
                    equity securities ............     339,940      550,402     160,119
                                                     ---------    ---------   ---------
     Total gains .................................     374,051      597,944     161,364
                                                     =========    =========   =========

Gross realized losses:
   Held to maturity: fixed maturities ............        --           --           208
   Available for sale: fixed maturities ..........      56,833       26,198       6,845
                    equity securities ............     637,960      344,920      87,037
                                                     ---------    ---------   ---------
     Total losses ................................     694,793      371,118      94,090
                                                     =========    =========   =========

     Net realized gains (losses) .................   $(320,742)   $ 226,826   $  67,274
                                                     =========    =========   =========

At December 31, 2000, investments having a par value of $3,854,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.

--------------------------------------------------------------------------------

(3)  DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                                   2000         1999
                                                               -----------------------

Deferred, January 1 ........................................   $  219,193   $  152,678
Additions:
   Commissions .............................................    3,059,578    2,116,788
   Premium tax .............................................      312,540      276,512
                                                               ----------   ----------
                                                                3,372,118    2,393,300
Amortization to expense ....................................    2,948,524    2,326,785
                                                               ----------   ----------
Deferred, December 31 ......................................   $  642,787   $  219,193
                                                               ==========   ==========

(4)  UNCOMPLETED CONTRACTS
     Revenues earned on uncompleted codification contracts by American Legal Publishing were $1,027,339 and billings to date on those contracts were $932,239 at December 31, 2000. The excess of costs and estimated earnings over billings to date are presented in the accompanying balance sheets.

(5)  NOTES RECEIVABLE

     On January 24, 2000, we sold 85.4% of our 100 shares of Custom Title for $350,000 in the form of a promissory note. The note bears interest at the prime rate, payable quarterly commencing March 1, 2000, and is payable as to principal quarterly commencing March 1, 2002. We contributed the remaining 14.6 shares of Custom Title in consideration of a 10% capital investment of $60,000 in the acquiring company. In connection with the sale transaction, we loaned $91,000 to the acquiring company. The associated promissory note provides for interest at the prime rate and is payable in full as to interest and principal on February 1, 2001. During the third quarter of 2000, we determined the business of the acquiring company was impaired. A $60,000 write-down for the other-then-temporary impairment of our 10% capital investment was recognized in earnings. Both promissory notes are co-made by the business owner and another company with which he is affiliated.

(6)  NOTE PAYABLE TO BANK

     As of December 31, 2000, we had an uncollateralized $10,000,000 revolving line of credit with a maturity date of June 30, 2004 with an outstanding balance of $5,142,000. The revolving credit agreement provides for interest payable quarterly, at an annual rate equal to 0.75% less than the prime rate (8.75% per annum at December 31, 2000). The bank that provides the credit line is also a policyholder of ours. Premium from this policyholder represented 8.8% of revenue for the year ended December 31, 2000.

(7)  LEASES AND SHARED EXPENSES

     We routinely lease premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

     Consolidated rental expenses under operating leases were $198,353, $252,809 and $241,109 in each of the years 2000, 1999 and 1998, respectively.

     The future minimum lease payments required under these operating leases, as of December 31, 2000 follows:

                        --------------------------------------------
                              YEAR                   OPERATING
                             ENDING                    LEASES
                        --------------------------------------------
                               2001                 $   73,470
                               2002                     68,363
                               2003                     39,879
                                                    ----------
                                                    $  181,712
                                                    ==========

     In January 2001, we entered into a new lease for our Columbus office space, replacing the existing commitment. This lease does not affect our financial results for the year ending December 31, 2000. Occupancy was assumed under the new lease on January 1, 2001. Under its provisions, no cash payments are due until April 1, 2002. Rent expense will be recognized evenly over the lease term ending December 31, 2008. Future minimum lease payments required under this lease are $102,713 for 2002, $159,187 for 2003, $170,275 for 2004, $175,175 for 2005, $208,769 for 2006, $224,009 for 2007
     and $229,943 for 2008.

--------------------------------------------------------------------------------

(8)  FEDERAL INCOME TAXES

     Deferred income taxes for 2000 and 1999 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax asset (liability) at December 31 are as follows:

                                                                            ----------------------
                                                                               2000        1999
                                                                            ----------------------

Deferred tax assets:
   Unpaid loss and loss adjustment expense reserves .....................   $  79,845    $ 272,448
   Unearned premium reserves ............................................     188,625      158,208
   Unrealized losses on available for sale securities ...................       6,737        2,724
   Other reserves .......................................................      34,000         --
   Book/tax depreciation differences ....................................      33,778         --
   Other ................................................................      14,130       48,924
                                                                            ---------    ---------
      Subtotal ..........................................................     357,115      482,304

Deferred tax liabilities:
   Unrealized gains on available for sale securities ....................    (392,381)     (73,527)
   Discounting of anticipated salvage and subrogation ...................      (2,153)      (2,675)
   Deferred policy acquisition costs ....................................    (218,548)     (74,526)
   Accrued dividends receivable .........................................      (4,223)      (1,439)
   Other goodwill .......................................................     (34,968)        --
   Other ................................................................     (15,187)      (6,023)
                                                                            ---------    ---------
      Net deferred tax asset (liability) ................................   $(310,345)   $ 324,114
                                                                            =========    =========

     Net deferred tax assets and liabilities and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events.

     The provision for federal income taxes at December 31, consists of the following:

                                                           -----------------------------------------
                                                               2000           1999            1998
                                                           -----------------------------------------

Current ................................................   $ 1,662,025    $ 1,706,736    $ 1,341,751
Current recoverable ....................................      (109,052)          --             --
Deferred (benefit) expense .............................       149,603       (142,733)        14,591
                                                           -----------    -----------    -----------
   Federal income taxes ................................   $ 1,702,576    $ 1,564,003    $ 1,356,342
                                                           ===========    ===========    ===========

      The difference between income taxes provided at our effective tax rate and the 34% federal statutory rate at December 31, is as follows:

                                                                            -----------------------------------------
                                                                               2000            1999           1998
                                                                            -----------------------------------------

Federal income tax at statutory rate ....................................   $ 1,911,117    $ 1,854,087    $ 1,615,259
Dividends received and tax exempt interest deductions ...................      (282,613)      (304,367)      (270,333)
Amortization of goodwill and intangible .................................        41,114         19,760          5,474
Non-deductible interest expense .........................................        12,904          2,838           --
Other ...................................................................        20,054         (8,315)         5,942
                                                                            -----------    -----------    -----------
     Federal income taxes ...............................................   $ 1,702,576    $ 1,564,003    $ 1,356,342
                                                                            ===========    ===========    ===========

(9)   BENEFIT PLANS
      The Ohio Indemnity Employee 401(k) and Profit Sharing Plan (the "401(k) Plan") is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, we match 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $109,395, $83,648 and $85,290 for the year 2000, 1999 and 1998, respectively.

(10)  STOCK OPTION PLANS
      We apply APB Opinion No. 25 and related Interpretations in accounting for options issued to employees, officers and directors under its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and changes the methods for recognition of cost on plans similar to those used by us. Adoption of SFAS 123 is optional; however, pro forma disclosures as if we had adopted the cost recognition requirements under SFAS 123 in 2000, 1999 and 1998 are presented below.

      We have two stock option plans. The 1984 Plan was open to all employees of Bancinsurance and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 50,000 shares outstanding at December 31, 2000 expire at various dates from 2003 through 2004 and range in option price per share from $5.25 to $6.00.

      The 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 shares, 100,000 shares for any one individual, of common stock. Certain key employees, officers, and directors of, and consultants and advisors to, Bancinsurance and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee which will determine to whom

--------------------------------------------------------------------------------
      and when options will be granted along with the terms and conditions of the options. The options for 273,000 shares outstanding at December 31, 2000 expire at dates from 2004 to 2010 and range in option price per share from $2.50 to $6.75.

      A summary of the status of our stock options as of December 31, 2000, 1999 and 1998 and changes during the year ended on those dates is presented below:

                                                     -----------------------------------------------------------------------------
                                                              2000                    1999                     1998

                                                             WEIGHTED-AVERAGE         WEIGHTED-AVERAGE        WEIGHTED-AVERAGE
                                                     SHARES    EXERCISE PRICE   SHARES  EXERCISE PRICE  SHARES  EXERCISE PRICE
                                                     -----------------------------------------------------------------------------
      Outstanding at beginning of year...........     363,500      $ 4.42      295,000       $4.00      216,500       $3.64
      Granted....................................      16,000        4.04       81,000        5.40      103,500        4.84
      Exercised..................................     (39,500)       1.55      (12,500)        .73         -            -
      Expired....................................        -            -           -           -            -            -
      Canceled...................................     (17,000)       4.43         -           -         (25,000)       4.31
                                                     ---------     ------     --------       ----      --------      ------
      Outstanding at end of year.................     323,000      $ 4.76      363,500       $4.42      295,000       $4.00
                                                     ========      ======     ========       =====     ========       =====

      Options exercisable at year-end............     180,500                  180,000                  152,500
                                                     ========                 ========                 ========
      Shares reserved for issuance...............     501,000                  557,500                  570,000
                                                     ========                 ========                 ========
      Options available for future grant.........     178,000                  194,000                  275,000
                                                     ========                 ========                 ========

      Weighted average fair value of options
        granted during the year..................    $ 2.1071                 $ 2.7789                 $ 2.2844
                                                     ========                 ========                 ========

      The fair value of each option granted during 2000, 1999 and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 43.06% for 2000, 44.36% for 1999 and 38.91% for 1998, (2) risk-free interest rate of 6.72% for options granted May 17, 2000, 6.52% for options granted May 31, 2000, 5.39% for options granted April 30, 1999, 5.98% for options granted June 2, 1999, 5.82% for options granted July 16, 1999, 5.48% for options granted January 5, 1998 and 5.62% for options granted June 3, 1998 and (3) expected life of 6 years for all years.

      The following table summarizes information about stock options outstanding at December 31, 2000:

                                                              OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                                ------------------------------------------------------------------------------------
                                                    NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE   NUMBER      WEIGHTED-AVERAGE
                                                 OUTSTANDING       REMAINING          EXERCISE        EXERCISABLE    EXERCISE
       RANGE OF EXERCISE PRICES                  AT 12/31/00   CONTRACTUAL LIFE       PRICE          AT 12/31/00      PRICE
                                                ------------------------------------------------------------------------------------


          $ 2.50 - 2.875........................      31,500          4.91          $ 2.25              31,500      $ 2.55
            3.375 - 3.875.......................      39,000          5.94            3.82              25,000        3.80
            4.00 - 4.75.........................     115,500          6.47            4.64              47,000        4.62
            5.25 - 5.625........................      89,000          7.69            5.38              29,000        5.33
            6.00 - 6.75.........................      48,000          3.37            6.08              48,000        6.08
                                                  ----------                                         ---------
            2.50 - 6.75.........................     323,000          6.13            4.76             180,500        4.65
                                                  ==========                                         =========

      If compensation cost for our 2000, 1999 and 1998 grants for stock-based compensation plans had been determined consistent with SFAS 123, our net income and net income per common share would approximate the pro forma amounts below:

                                                ----------------------------------------------------------------------------------
                                                               AS REPORTED                               PRO FORMA
                                                    2000           1999         1998            2000        1999         1998
                                                ----------------------------------------------------------------------------------

       Net income.........................       $3,918,357    $3,889,195   $3,394,420       $3,916,083  $3,876,851   $3,369,496
                                                  ---------     ---------    ---------        ---------   ---------    ---------
       Net income per common share,
          diluted.........................       $      .66    $      .63   $      .55       $      .66  $      .63   $      .55
                                                  ---------     ---------    ---------        ---------   ---------    ---------

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

(11)  STATUTORY RESTRICTIONS

      Generally, Ohio Indemnity is restricted by the insurance law of its domiciliary state as to amounts that can be transferred in the form of dividends, loans, or advances without the approval of the Department. Under these restrictions, during 2001, dividends, loans or advances in excess of $3,693,686 will require the approval of the Department.

--------------------------------------------------------------------------------

(12)  STATUTORY SHAREHOLDERS' EQUITY AND NET INCOME
      As of December 31, 2000, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:

                                                                               SHAREHOLDERS'       NET
                                                                              EQUITY/SURPLUS      INCOME
                                                                              ------------    ------------

Statutory .................................................................   $ 27,831,131    $  3,693,686
Reconciling items:
 Non-admitted assets ......................................................            793            --
 Deferred policy acquisition costs ........................................        642,787         423,594
 Deferred taxes ...........................................................       (348,547)       (149,603)
 Unrealized gain on available for sale fixed maturities ...................        163,467            --
                                                                              ------------    ------------
GAAP ......................................................................   $ 28,289,631    $  3,967,677
                                                                              ============    ============

      As of December 31, 1999, Ohio Indemnity's statutory surplus differed from GAAP shareholder's equity by an amount of $888 in nonadmitted assets, $219,193 in deferred policy acquisition costs, $271,780 in deferred taxes and $441,776 in unrealized loss on available for sale fixed maturities. Statutory net income for the year ended December 31, 1999 differed from GAAP net income by $66,515 in deferred policy acquisition costs and $134,233 in deferred taxes. Statutory net income for the year ended December 31, 1998 differed from GAAP net income by $152,678 in deferred policy acquisition costs and $(14,590) in deferred taxes.

      The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The domiciliary state of Ohio Indemnity has adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that Ohio Indemnity uses to prepare their statutory-basis financial statements. Management believes the impact of these changes to Ohio Indemnity's statutory-basis capital and surplus as of January 1, 2001 will not be significant.

(13)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

      Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows:
      [Dollars in thousands]

                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------------------------------

Balance at January 1 .............................   $  3,723    $  2,798    $  1,532
 Less reinsurance recoverables ...................          2           3           8
                                                     --------    --------    --------
Net Balance at January 1 .........................      3,721       2,795       1,524
                                                     --------    --------    --------
Incurred related to:
 Current year ....................................     17,169      16,177      13,008
 Prior years .....................................     (2,100)     (1,592)        (47)
                                                     --------    --------    --------
Total incurred ...................................     15,069      14,585      12,961
                                                     --------    --------    --------
Paid related to:
 Current year ....................................     14,210      12,459      10,100
 Prior years .....................................      1,641       1,200       1,590
                                                     --------    --------    --------
Total paid .......................................     15,851      13,659      11,690
                                                     --------    --------    --------
Net Balance at December 31 .......................      2,939       3,721       2,795
 Plus reinsurance recoverables ...................         20           2           3
                                                     --------    --------    --------
Balance at December 31 ...........................   $  2,959    $  3,723    $  2,798
                                                     ========    ========    ========

      As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $2,100,000 and $1,592,000 in 2000 and 1999, respectively, due to redundancy in ultimate loss coverage reserves for prior accident years and decreased $47,000 in 1998, primarily from salvage and subrogation received from a significant ultimate loss insurance program customer.

(14)  REINSURANCE

      We maintain a quota share reinsurance agreement for an insurance product, by which Ohio Indemnity cedes a portion of its insurance to a reinsurer. This arrangement limits the net claim liability potential arising from specific policies. This reinsurance agreement does not relieve us from our obligations to policyholders. Consequently, failure of the reinsurer to honor its obligations could result in losses to us. We currently recover 75% of the paid losses and loss adjustment expense applicable to mortgage protection insurance policies.

      As of December 31, ceded reinsurance decreased commission expense incurred by $49,988, $73,420 and $38,925 in 2000, 1999 and 1998, respectively.

--------------------------------------------------------------------------------

(15)  RELATED PARTIES
      Included in loans to affiliates at December 31, 2000 is a $15,000 loan to an officer/director of the Company. Interest only is payable in quarterly installments at the rate of two points above prime through July 28, 2001. In addition, included in loans to affiliates at December 31, 1999 and 1998 is a loan to an officer of Ohio Indemnity, due June 13, 2000. Interest only is payable in quarterly installments at the rate of two points above prime. At December 31, 1999 and 1998, the outstanding balance was $40,000 and $24,000, respectively. On April 1, 2000, the entire unpaid principal balance of $25,000 together with all accrued interest was forgiven.

      During 1994, we entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 2000, we had loaned the trustee $502,339 under this agreement for payment of insurance premiums. Amounts loaned by us to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,750 shares of the Company's common stock contributed by the officer/shareholder to the Trust. In February 2000, we entered into a Split-Dollar Insurance Agreement for the benefit of another officer in the face amount of $1,000,000. At December 31, 2000, $11,000 was included in loans to affiliates for payment of insurance premiums. All premiums paid by the Company in connection with the Split-Dollar insurance policy are to be repaid, in full, without interest, upon the death, retirement or termination of the officer.

      During 2000, we agreed to repurchase shares from an officer of Ohio Indemnity concurrent with the issuance of stock through exercise of stock options. The $58,750 payment to settle the option grant was recorded as compensation expense.

      The executive offices of the Company are shared with consolidated subsidiaries and other affiliated entities. Rental, equipment and bookkeeping expense are allocated among them pursuant to management fee agreements.

(16)  CONCENTRATIONS
      Three customers in the ultimate loss insurance program represented $3,550,000, $2,843,525 and $2,683,880 of our net premiums earned in 2000 and $3,825,000, $2,643,601and $2,859,446 of the net premiums earned in
      1999, and $558,065, $2,160,493 and $649,200 of the net premiums earned in
      1998, respectively.

(17)  STOCK DIVIDEND
      On May 5, 1999, we declared a 5% common stock dividend to shareholders of record on May 25, 1999. Accordingly, all common share data have been adjusted to include the effect of the stock dividend.

(18)  COMMON SHARE REPURCHASE PROGRAM
      On August 16, 1999, the Board of Directors adopted a common share repurchase program. The program allows us to repurchase, from time to time, up to a total of 500,000 of its common shares. The program expired on December 31, 2000. Through December 31, 2000, we repurchased 491,448 shares at an average price per share of $4.62 under this program. Repurchases were funded by cash flows from operations.

(19)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
      Our results of operations have varied, and in the future may vary from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:

                                                                                           2000
                                                           ---------------------------------------------------------------
                                                              FIRST          SECOND            THIRD             FOURTH
                                                             QUARTER        QUARTER          QUARTER            QUARTER
                                                           ---------------------------------------------------------------

          Net premiums earned........................      $5,615,626       $6,399,555       $6,680,951        $6,145,683
          Net investment and other income............       1,353,045        2,076,951        1,122,905           986,280
          Total revenue..............................       6,968,671        8,476,506        7,803,856         7,131,963
          Losses and operating expenses..............       6,063,087        6,570,227        5,944,642         6,182,107
          Net income ................................         653,869        1,313,062        1,239,733           711,693
          Net income per common share................             .11              .22              .21               .12
          Net income per common share,
            assuming dilution........................             .11              .22              .21               .12

--------------------------------------------------------------------------------

                                                                                           1999
                                                           ---------------------------------------------------------------
                                                              FIRST          SECOND            THIRD             FOURTH
                                                             QUARTER        QUARTER          QUARTER            QUARTER
                                                           ---------------------------------------------------------------

          Net premiums earned........................     $5,704,178       $6,574,867       $7,096,115        $5,840,471
          Net investment and other income............      1,351,824        1,510,310        1,634,869         1,549,273
          Total revenue..............................      7,056,002        8,085,177        8,730,984         7,389,744
          Losses and operating expenses..............      5,806,635        6,408,487        7,280,724         6,312,863
          Net income ................................        880,775        1,182,998        1,034,943           790,479
          Net income per common share................            .14              .19              .17               .13
          Net income per common share,
            assuming dilution........................            .14              .19              .17               .13


      Common share data have been adjusted to include the effect of the stock dividend.

(20)  REGULATORY STANDARD
      Ohio Indemnity is subject to a Risk Based Capital test applicable to property and casualty insurers. The Risk Based Capital calculation serves as a benchmark of insurance enterprises' solvency by state insurance regulators by establishing statutory surplus targets which will require certain Company level or regulatory level actions. Based on our analysis, our total adjusted capital is in excess of all required action levels.

(21)  LITIGATION
      There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best of our knowledge, threatened against us or against any of our assets, interests or rights or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a material adverse effect. Neither we nor any of our subsidiaries is a party to any order, judgment or decree which has had or could reasonably be expected to have a material adverse effect on us.

(22)  DISPUTE SETTLEMENT
      Included in other income is a $900,000 payment received in May 2000, in connection with the settlement of a dispute with an unaffiliated party.

(23)  SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                                     ------------------------------------
                                                                         2000        1999        1998
                                                                     ------------------------------------

Net income .......................................................   $3,918,357   $3,889,195   $3,394,420
                                                                     ----------   ----------   ----------

Income available to common stockholders,
   assuming dilution .............................................   $3,918,357   $3,889,195   $3,394,420
                                                                     ----------   ----------   ----------


Weighted average common shares outstanding .......................    5,891,752    6,106,117    5,843,115
Adjustments for dilutive securities:
   Dilutive effect of outstanding options ........................       18,831       74,131       91,974
                                                                     ----------   ----------   ----------
Diluted common shares ............................................    5,910,583    6,180,248    5,935,089
                                                                     ==========   ==========   ==========


Net income per common share ......................................   $      .66   $      .64   $      .55
Net income per common share, assuming dilution ...................   $      .66   $      .63   $      .55

      Common Share data has been adjusted to include the effect of the stock dividend.

(24)  SEGMENT INFORMATION
      We operate primarily in the property/casualty insurance industry. There are intersegment management and commission fees. The allocations of certain general expenses within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.

--------------------------------------------------------------------------------
                                       20

                                                                               DECEMBER 31, 2000
                               -----------------------------------------------------------------------------------------------------
                                                                 WORKERS                      MUNICIPAL
                               PROPERTY/CASUALTY    TITLE      COMPENSATION     INSURANCE        CODE          ALL      CONSOLIDATED
                                   INSURANCE       AGENCY     ADMINISTRATION     AGENCY       PUBLISHING      OTHER        TOTALS
                               -----------------------------------------------------------------------------------------------------

Revenues from external customers   $26,954,064   $   115,724    $   427,036    $   155,942   $ 1,884,067  $    10,280    $29,547,113
Intersegment revenues ..........         5,880          --             --          642,113          --         71,240        719,233
Interest revenue ...............     1,489,992          --             --               98          --         63,026      1,553,116
Interest expense ...............         7,526            90           --               40          --        250,328        257,984
Depreciation and amortization ..       118,651           419          2,746        107,189        39,823       58,696        327,524
Segment profit (loss) ..........     5,751,667       (37,138)       (37,177)       373,978       266,025       22,811      6,340,166
Income tax expense (benefit) ...     1,677,890          --             --          161,852       102,077     (239,243)     1,702,576
Segment assets .................    40,285,510          --             --        2,492,767     1,464,405    2,888,620     47,131,302

                                                                      DECEMBER 31, 1999
                               -----------------------------------------------------------------------------------------
                                                                 WORKERS
                               PROPERTY/CASUALTY    TITLE      COMPENSATION     INSURANCE       ALL      CONSOLIDATED
                                   INSURANCE       AGENCY     ADMINISTRATION     AGENCY        OTHER        TOTALS
                               -----------------------------------------------------------------------------------------

Revenues from external customers   $26,804,050   $ 2,387,351   $   591,654    $   479,197   $       109    $30,262,361
Intersegment revenues ..........         9,480          --            --          375,014        10,440        394,934
Interest revenue ...............     1,364,876          --            --             --          29,604      1,394,480
Interest expense ...............         5,054         2,814            29             51       254,693        262,641
Depreciation and amortization ..        65,907        64,555         4,685         43,928        76,929        256,004
Segment profit (loss) ..........     5,626,008        33,556       (36,867)       261,278       (35,843)     5,848,132
Income tax expense (benefit) ...     1,615,479        13,927          --          103,604      (169,007)     1,564,003
Segment assets .................    37,205,839       940,140       248,952      2,409,474     3,349,718     44,154,123

                                                                     DECEMBER 31, 1998
                               -----------------------------------------------------------------------------------------
                                                                 WORKERS
                               PROPERTY/CASUALTY    TITLE      COMPENSATION     INSURANCE       ALL      CONSOLIDATED
                                   INSURANCE       AGENCY     ADMINISTRATION     AGENCY        OTHER        TOTALS
                               -----------------------------------------------------------------------------------------

Revenue from external customers   $22,338,307   $ 1,959,384    $   570,302   $      --     $      --      $24,867,993
Intersegment revenues .........         9,480          --             --            --          10,440         19,920
Interest revenue ..............     1,323,824          --             --            --          25,816      1,349,640
Interest expense ..............         2,921         4,003            373          --         277,733        285,030
Depreciation and amortization .        89,875        40,664          4,741          --          56,807        192,087
Segment profit (loss) .........     5,578,439      (165,149)         8,676          --        (651,284)     4,770,682
Income tax expense (benefit) ..     1,634,827          --            3,608          --        (282,093)     1,356,342
Segment assets ................    33,332,485       626,141        153,570          --       2,958,511     37,070,707

--------------------------------------------------------------------------------
                                      21

                                                              --------------------------------------------
                                                                   2000           1999            1998
                                                              --------------------------------------------
Revenue

Total revenues for reportable segments ....................   $ 29,547,113    $ 30,262,361    $ 24,867,993
Interest revenue ..........................................      1,553,116       1,394,480       1,349,640
Elimination of intersegment revenues ......................       (719,233)       (394,934)        (19,920)
                                                              ------------    ------------    ------------

Total consolidated revenue ................................   $ 30,380,996    $ 31,261,907    $ 26,197,713
                                                              ============    ============    ============

Profit

Total profit for reportable segments ......................   $  6,317,355    $  5,883,975    $  5,421,966
Other loss ................................................         22,811         (35,843)       (651,284)
Elimination of intersegment profits .......................       (719,233)       (394,934)        (19,920)
                                                              ------------    ------------    ------------

Income before income taxes ................................   $  5,620,933    $  5,453,198    $  4,750,762
                                                              ============    ============    ============

Assets

Total assets for reportable segments ......................   $ 44,242,682    $ 40,804,405    $ 34,112,196
Other assets ..............................................      2,888,620       3,349,718       2,958,511
Elimination of intersegment receivables ...................     (1,230,318)     (1,706,010)     (1,122,040)
                                                              ------------    ------------    ------------

Consolidated assets .......................................   $ 45,900,984    $ 42,448,113    $ 35,948,667
                                                              ============    ============    ============

(25)  SALES OF SUBSIDIARIES
      On January 24, 2000, we entered into an agreement for the sale of our wholly-owned subsidiary Custom Title Services, Inc. See Note 5. A $34,512 gain on disposal of subsidiary was recognized in earnings. The business operates as a title lien search and mortgage service company. Title and appraisal fees represented .4%, 7.6% and 7.5% of total revenue for 2000, 1999 and 1998, respectively.

      On October 6, 2000, we sold our wholly-owned subsidiary, BCIS Services, Inc. for $40,000. A $24,625 gain on disposal of subsidiary was recognized in earnings. The business operates as a third party administrator specializing in certain workers' compensation programs. Claims administration fees represented 1.4%, 1.9% and 2.2% of our total revenue for 2000, 1999 and 1998, respectively.

(26)  POLICY RESCISSION
      On July 11, 2000, we entered into an Agreement to Rescind and Release a policy which provided coverage to auto dealers (or agents) who sold auto warranty contracts. The policy rescission resulted in an underwriting gain of $243,000 for the nine months ended September 30, 2000 primarily due to the release of reserves associated with the program.

(27)  ADOPTION OF NEW ACCOUNTING STANDARDS
      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. As we do not hold or own any derivative securities, SFAS 133 does not impact our financial statements.

(28)  SUBSEQUENT EVENTS
      On January 16, 2001 the building and land used by Paul Boardway and Associates consisting of an office facility with 1,232 square feet on approximately one acre of land in Gloversville, New York was sold. Accounting operations will be managed from the corporate headquarters in Columbus, Ohio. A $15,848 gain on sale of property will be recognized in the first quarter of 2001.

--------------------------------------------------------------------------------
                                       22

                                  [LETTERHEAD]
[LOGO] ERNST & YOUNG

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bancinsurance Corporation

We have audited the accompanying consolidated balance sheet of Bancinsurance Corporation as of December 31, 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bancinsurance Corporation for the years ended December 31, 1999 and 1998 were audited by other auditors whose report dated March 13, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancinsurance Corporation at December 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

Columbus, Ohio
March 1, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OVERVIEW

     Our principal sources of revenue are premiums paid by insureds for insurance policies issued by us. Premium volume principally is earned as written due to the nature of the monthly policies issued by us for its major line of insurance coverage. Our principal costs are losses and loss adjustment expenses. The principal factor in determining the level of our profit is the difference between these premiums earned and losses and loss adjustment expenses incurred.

     Losses and loss adjustment expense reserves are estimates of what an insurer expects to pay on behalf of claimants. We are required to maintain reserves for payment of estimated losses and loss adjustment expenses for both reported claims and incurred but not reported claims. Our ultimate liability may be different from current reserve estimates.

     Losses and loss adjustment expense reserves for incurred by not reported claims are estimated based on many variables including historical and statistical information, inflation, legal developments, economic conditions, general trends in claim severity and frequency and other factors that could affect the adequacy of loss reserves. We review case and incurred but not reported reserves monthly and make appropriate adjustments.

     SUMMARY RESULTS

     The following table sets forth period to period changes in selected financial data:

                                                         ------------------------------------------------------------
                                                                     PERIOD TO PERIOD INCREASE (DECREASE)
                                                                           YEARS ENDED DECEMBER 31,
                                                         ------------------------------------------------------------

                                                                   1999-2000                        1998-99
                                                         ----------------------------   -----------------------------
                                                            AMOUNT            %CHANGE      AMOUNT            %CHANGE
                                                            ------            -------      ------            -------

Premiums written .....................................   $(1,615,552)          (6.0)%   $ 6,047,979           28.8%
Net premiums earned ..................................      (373,816)          (1.5)%     4,346,343           20.8%
Net investment income ................................      (415,110)         (24.1)%       315,584           22.4%
Total revenue ........................................      (880,911)          (2.8)%     5,064,194           19.3%
Loss and loss adjustment expenses,
  net of reinsurance recoveries ......................       483,279            3.3%      1,624,204           12.5%
Operating expenses ...................................    (1,527,268)         (13.9)%     2,759,943           33.7%
Interest expense .....................................        (4,657)          (1.8)%       (22,389)          (7.9)%
Operating income .....................................       167,735            3.1%        702,436           14.8%
Net income ...........................................        29,162             .7%        494,775           14.6%


     The combined ratio, which is the sum of the loss ratio and expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:

                                                                                 2000           1999        1998
                                                                               ----------------------------------

      Statutory:
         Loss ratio......................................................        59.7%          62.5%        63.9%
         Expense ratio...................................................        29.1%          23.9%        16.6%
                                                                               ------         ------      -------
         Combined ratio..................................................        88.8%          86.4%        80.5%
                                                                               ======         ======      =======
      GAAP:

         Loss ratio......................................................        60.7%          57.8%        62.1%
         Expense ratio...................................................        27.4%          26.6%        18.3%
                                                                               ------         ------      -------
         Combined ratio..................................................        88.1%          84.4%        80.4%
                                                                               ======         ======      =======

     Investments of Ohio Indemnity's assets are restricted to those permitted by the Ohio insurance laws. Our overall investment policy is determined by our Board of Directors and is reviewed periodically. We principally invest in investment-grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in favorable net yields. We have the ability and intent to hold held to maturity fixed income securities to maturity or to the put date, and as a result we carry held to maturity fixed income securities at amortized cost for GAAP purposes. As our fixed income securities mature, there can be no assurance that we will be able to reinvest in securities with comparable yields.

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999

Premiums Written; Premiums Earned. Premiums written decreased 6.0% from $27,019,384 in 1999 to $25,403,832 in 2000, while premiums earned remained relatively constant from $25,215,631 in 1999 to $24,841,815 in 2000. Premiums written for Ultimate Loss Insurance increased 4.2% from $20,765,936 in 1999 to $21,643,668 in 2000. Premiums earned for Ultimate Loss Insurance remained relatively constant from $20,222,904 in 1999 to $20,377,066 in 2000. Premiums written for the Unemployment Insurance program decreased 18.6% from $4,689,962 in 1999 to $3,819,154 in 2000, while premiums earned decreased 18.8% from $4,692,875 in 1999 to $3,810,995 in 2000. The decrease in premiums written and premiums earned in our Unemployment Insurance program were primarily attributable to a reduction in premium associated with a decline in risk exposure resulting from higher deductibles on two significant policies. In 1999, we began providing auto warranty contract coverage to automobile dealers or agents. We decided to discontinue offering this policy during the third quarter of 2000, as it was not achieving expected results. This resulted in return premiums, which totaled $1,250,592 and a reduction in premiums written in the same amount. The policy represented negative earned premium of $61,241 during 2000. See Note 26 to our Consolidated Financial Statements.

Net Investment Income. Net investment income decreased 24.1% from $1,722,674 in 1999 to $1,307,564 in 2000. The decrease was due to realized losses which were $320,742 in 2000 compared with realized gains of $226,826 in 1999. A weaker outlook for U.S. corporate profits and the slowdown in consumer spending attributed to a repositioning of our equity portfolio in the fourth quarter. While most stocks were down, technology and telecommunication stocks were down the most. The broader indices were also down for 2000, with the NASDAQ dropping approximately 20% in the fourth quarter. Our investment strategy is based on current market conditions and other factors which we review from time to time. Our investment portfolio is concentrated in municipal tax-free investment-grade securities. We strive to maintain a high quality investment portfolio. The average yield on our investment portfolio was 5.3% in 1999 and 2000.

Codification and Subscription Fees. Codification and subscription fees generated by our recently acquired American Legal Publishing subsidiary accounted for $1,884,067 of the revenues for 2000.

Claims Administration Fees. Claims administration fees generated by our BCIS Services subsidiary accounted for $591,654 of the revenues for 1999 and $427,036 in 2000. The business operates as a third party administrator specializing in certain workers' compensation programs. On October 6, 2000, we sold BCIS Services. Management does not expect the sale to have a material adverse effect on our operating results. See Note 25 to our Consolidated Financial Statements.

Title and Appraisal Fees. Title services and appraisal fees generated by our Custom Title Services subsidiary accounted for $2,387,351 of the revenues for 1999 and $115,724 in 2000. On January 24, 2000, we sold Custom Title Services. Management does not expect the sale to have a material adverse effect on our operating results. See Note 25 to our Consolidated Financial Statements.

Management Fees. Management fees decreased from $1,153,663 in 1999 to $659,929 in 2000. The decrease was attributable to recognition of less favorable results from a closed year of operations of the Bonded Service program. We expect fees to vary from year to year depending on claims experience in the Bonded Service program. See Note 1(m) to our Notes to Consolidated Financial Statements.

Commission Fees. Net commission fees generated by our Paul Boardway and Associates subsidiary accounted for $103,430 of the revenues for 1999 and $155,942 for 2000. Paul Boardway was acquired by us during the third quarter of 1999. See Note 1(f) to our Consolidated Financial Statements.

Other Income. Other income increased from $87,504 in 1999 to $988,919 in 2000. The increase was attributable to other income of $900,000 received by us in the second quarter of 2000 in settlement of a dispute with an unaffiliated party.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $14,585,351, or 57.8% of premiums earned in 1999 versus $15,068,630 or 60.7% of premiums earned in 2000. Losses and loss adjustment expenses for the Ultimate Loss Insurance program decreased 5.7% from $15,064,387 in 1999 to $14,203,678 in 2000. Losses and loss adjustment expenses for the Unemployment Insurance program decreased 39.4% from $299,363 in 1999 to $181,506 in 2000. These decreases were primarily due to favorable loss experience on reserves for prior accident years and further complemented by the release of $304,664 of loss reserves due to the recission of the auto warranty contract program. See Note 26 to our Consolidated Financial Statements.

Operating Expenses. Operating expenses consist of experience rating adjustments, commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Experience rating adjustments decreased from $1,169,999 in 1999 to $(233,026) in 2000. Operating expenses decreased 1.3% from $9,790,718 in 1999 to $9,666,475 in 2000. Commission expense remained relatively constant from $3,623,761 in 1999 to $3,639,642 in 2000. Prior to August 25, 1999, Paul Boardway and Associates was an unaffiliated independent insurance agency. Subsequent to the acquisition, all intercompany commission transactions and balances have been eliminated in consolidation. Other insurance operating expenses increased 2.8% from $2,855,542 in 1999 to $2,936,666 in 2000, primarily due to increases in computer consulting services, tax, license and fees, allocable salaries and legal expense. General and administrative expenses decreased 6.7% from $3,311,415 in 1999 to $3,090,167 in 2000 primarily due to decreases in title business expense, salaries and related benefits, rent and bad debt expense. BCIS Services incurred operating expenses of $628,534 in 1999 compared with $464,213 in 2000. Custom Title discontinued business operations under our ownership January 24, 2000. Paul Boardway and Associates incurred operating expenses in 1999 of $217,919 from its acquisition on August 25, 1999 to $412,459 during 2000. American Legal Publishing incurred operating expenses of $1,607,258 from its acquisition, February 29, 2000 through December 31, 2000.

--------------------------------------------------------------------------------

Federal Income Taxes. For the year 2000, we had income before taxes of $5,620,933 and recorded a provision of $1,702,576, as compared to income before taxes of $5,453,198 and a provision for income taxes of $1,564,003 in 1999. The effective consolidated income tax rate was 28.7% for 1999 and 30.3% in 2000. See
Note 8 to the Notes to Consolidated Financial Statements.

Statutory Combined Ratios. The change in the statutory combined ratio from 86.4% in 1999 to 88.8% in 2000 was an anticipated increase in the loss ratio due to management's continuing emphasis on larger accounts in the Ultimate Loss Insurance program.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

Premiums Written; Premiums Earned. Premiums written increased 28.8% from $20,971,405 in 1998 to $27,019,384 in 1999, while premiums earned increased 20.8% from $20,869,288 in 1998 to $25,215,631 in 1999. Premiums increased due to strong performance in the Company's expanding core product lines of business. Premiums written for Ultimate Loss Insurance increased 23.7% from $16,784,547 in 1998 to $20,765,936 in 1999. Premiums earned for Ultimate Loss Insurance increased 21.1% from $16,701,678 in 1998 to $20,222,904 in 1999. The increase in premiums written and premiums earned was primarily attributable to five major financial institutions added as customers during the second half of 1998. Premiums written for the Unemployment Insurance program increased 15.3% from $4,066,883 in 1998 to $4,689,962 in 1999, while premiums earned from the Unemployment Insurance program increased 15.5% from $4,064,285 in 1998 to $4,692,875 in 1999. The increases in premiums written and premiums earned on the Unemployment Insurance program were primarily attributable to the addition of one trust and increases in employee enrollment among existing trust members resulting in higher service fees. A no-charge-back excess of loss program added during 1999 recorded $1,321,760 of premiums written and $132,410 of premiums earned.

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

Management Fees. Management fees decreased from $1,328,083 in 1998 to $1,153,663 in 1999. The decrease was attributable to recognition of less favorable results from a closed year of operations of the Bonded Service program. The Company expects management fees to vary from year to year depending on claims experience in the Bonded Service program. See Note 1(m) to the Notes to Consolidated Financial Statements.

Commission Fees. Net commission fees generated by Paul Boardway, a consolidated subsidiary, accounted for $103,430 of the revenues during 1999. Paul Boardway was acquired by the Company during the third quarter of 1999.

Losses and Loss Adjustment Expenses, Net of Reinsurance Recoveries. Losses and loss adjustment expenses totaled $13,340,737, or 63.9% of premiums earned in 1998 versus $15,755,350 or 62.5% of premiums earned in 1999. Losses and loss adjustment expenses, as a percentage of premiums earned, remained relatively constant for the comparable period. Losses and loss adjustment expenses for the Ultimate Loss Insurance program increased 19.8% from $12,576,801 in 1998 to $15,064,387 in 1999. The increase was primarily attributable to claims associated with three significant policies which incurred loss and loss adjustment expenses of $2,260,829 and $7,442,285 in 1998 and 1999, respectively. See Note 16 to the Notes to Consolidated Financial Statements. Losses and loss adjustment expenses for the Unemployment Insurance program increased 11.7% from $268,101 in 1998 to $299,363 in 1999 primarily due to adverse development on prior year reserves.

Operating Expenses. Operating expenses consist of commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Experience rating adjustments increased from $379,590 in 1999 to $1,169,999 in 2000. Operating expenses increased 25.2% from $7,821,184 in 1998 to $9,790,718 in 1999. Commission expense increased 54.4% from $2,346,798 in 1998 to $3,623,761 in 1999, primarily due to both higher direct and contingent commissions associated with the increase in premiums written in the Ultimate Loss Insurance and Unemployment Insurance programs. Other insurance operating expenses increased 17.8% from $2,423,997 in 1998 to $2,855,542 in 1999, primarily due to increases in allocable salaries and related benefits, consulting and appraisal fees, office supplies and travel expenses. General and administrative expenses increased 8.6% from $3,050,389 in 1998 to $3,311,415 in 1999 primarily due to increases in salaries, temporary services, depreciation and shareholder expense. BCIS Services incurred operating expenses of $561,602 in 1998 compared with $628,534 in 1999. Custom Title's operating expenses increased 10.8% from $2,124,533 during 1998 compared with $2,353,795 in 1999, principally due to increases in subcontract search and closing fees, bad debt expense and depreciation. Paul Boardway incurred operating expenses of $217,919 from August 25, 1999.

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

DISCONTINUED PRODUCTS
On January 24, 2000, we sold Custom Title Services, Inc. and on October 6, 2000 we sold BCIS Services, Inc. as part of an overall strategy to focus on historically profitable core lines of business. On July 11, 2000, we entered into an Agreement to Rescind and Release a significant policy for a product which provided coverage to auto dealers or agents who sold auto warranty contracts. Our management does not expect these transactions will have a material adverse effect on our operating results.

LIQUIDITY AND CAPITAL RESOURCES

We are an insurance holding company whose principal asset is the stock of Ohio Indemnity. We are, and will continue to be, dependent on dividends from Ohio Indemnity to meet its liquidity requirements, including debt service obligations. We have a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that we would be able to receive in 2001 from Ohio Indemnity, absent regulatory consent, is $3,693,686. See Note 11 to the Notes to Consolidated Financial Statements. Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from us. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by operating activities equaled $4,404,312, $5,156,635 and $4,311,302 for the years ended December 31, 1998, 1999 and 2000, respectively. Net cash provided by (used in) financing activities was $(750,000), $215,016 and $(1,490,448) for the years ended December 31, 1998, 1999 and 2000, respectively. Net cash provided by (used in) our investing activities was $(218,461), $(7,552,507) and $1,338,612 for the years ended December 31, 1998, 1999 and
2000, respectively.

American Legal Publishing derives its funds principally from codification and subscription fees and Paul Boardway and Associates from commission fees which are sufficient to meet their respective operating obligations. We have pursued selected growth opportunities to build upon existing strengths and industry experience. As each business segment is continually evaluated with goals of increased revenue and profitability, management will reposition assets to those areas which contribute to our overall financial objectives.

Our balance sheet liquidity remains favorable as evidenced by invested assets that exceed liabilities. The liquidity position has been enhanced by positive underwriting and favorable loss experience.

We maintain a level of cash and liquid short-term investments which we believe will be adequate to meet anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 2001. Due to the nature of the risks we insure, losses and loss adjustment expenses emanating from its policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, we believe that we can estimate our cash needs to meet our loss and expense payment obligations through the end of 2001.

Our investments at December 31, 2000 consisted primarily of investment-grade fixed maturity securities. Cash and short-term investments at December 31, 2000 amounted to $12,580,218, or 34.1% of total cash and invested assets. The fair values of our held to maturity fixed maturity securities are subject to market fluctuations but are carried on the balance sheet at amortized cost because we have the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed maturity securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in accumulated other comprehensive income. We earned net investment income of $1,407,090, $1,722,674 and $1,307,564 for the years ended December 31, 1998, 1999 and 2000, respectively.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. We mitigate this risk by attempting to ladder the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, we would have to sell assets prior to maturity and recognize a gain or loss.

We have produced favorable equity growth over the past year, driven by operating earnings which were tempered by our stock repurchase program. Management believes we are sufficiently capitalized to support future business growth.

All our material capital commitments and financial obligations are reflected in our financial statements, except our risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on these programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $368,000 and $405,100 at December 31, 2000 and 1999, respectively.

Under applicable insurance statutes and regulations, Ohio Indemnity is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. Ohio Indemnity is in compliance with all applicable statutory capital and surplus requirements. Ohio Indemnity's investments consist only of permitted investments under Ohio insurance laws.

DISCLOSURE ABOUT MARKET RISK

The following discussion about our risk-management activities includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

--------------------------------------------------------------------------------

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and other relevant market rate or price changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how those exposures are currently managed as of December 31, 2000. Our market risk sensitive instruments are entered into for purposes other than trading.

The carrying value of our investment portfolio as of December 31, 2000 was $30,378,207, 64% of which is invested in fixed maturity securities and 20% of which is invested in short-term investments. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities as well as fixed-rate short-term investments. We have no foreign exchange risk or direct commodity risk.

For fixed maturity securities, the short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding our objectives and strategies pertaining to the investment portfolio, see the Liquidity and Capital Resources section of this Management's Discussion and Analysis.

For our investment portfolio, there were no significant changes in our primary market risk exposures or in how these exposures are managed compared to the year ended December 31, 1999. We do not anticipate significant changes in our primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

The following table summarizes the financial instruments held by us at December 31, 2000, which are sensitive to changes in interest rates. The instruments held by us are held for purposes other than trading. Excluded from the financial instruments shown below, are those fixed-rate instruments with a maturity of less than twelve months at December 31, 2000, as we have determined the interest rate risk related to these instruments to be relatively immaterial. Also excluded from the cash flow information disclosed below are cash receipts and payments related to interest. In the normal course of business, we also face risks that are either nonfinancial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following table:

                                                             PROJECTED CASH FLOWS
                                  ---------------------------------------------------------------------------


                                      2001         2002            2003           2004           2005
                                  ---------------------------------------------------------------------------

Assets
Fixed maturity securities:
  Held to maturity ............   $ 1,247,000    $ 1,135,000    $ 1,000,000    $   135,000    $   125,000
  Available for sale ..........
Loans to affiliates ...........

Weighted Average Interest Rate:
  Fixed maturity securities ...          4.83%          6.12%          6.49%          6.80%          4.75%
  Loans to affiliates .........

                                                PROJECTED CASH FLOWS
                                  ---------------------------------------------
                                                                 DECEMBER 31,
                                                                     2000
                                      THEREAFTER        TOTAL      FAIR VALUE
                                  ---------------------------------------------

Assets
Fixed maturity securities:
  Held to maturity ............       $ 1,395,000    $ 5,037,000   $ 5,144,356
  Available for sale ..........                                    $14,486,864
Loans to affiliates ...........       $   513,339    $   513,339   $   486,762

Weighted Average Interest Rate:
  Fixed maturity securities ...              5.32%
  Loans to affiliates .........              0.00%

The amounts reported as cash flows in the above table for held-to-maturity fixed maturities represent par values at maturity date or call date, if applicable. The fair values of fixed maturities as disclosed in the above table are based upon quoted market prices or dealer quotes for comparable securities. The fair values of the fixed rate short-term investments, as well as the loans to affiliates are based upon the amount of total cash flows discounted over the applicable term at interest rates that approximate market yields on similar investments at December 31, 2000. The fair value of the notes payable is based on the amount of cash flows discounted over the applicable term at our borrowing rate at December 31, 2000. The cash flows for the loans to affiliates and notes payable represent the principal amounts outstanding at December 31, 2000 at respective due dates.

FACTORS TO CONSIDER FORWARD-LOOKING
Going forward, management will consider underwriting, acquisition and investment opportunities which fit our strategy of penetrating niche markets within the financial services industry. These decisions will be in areas where management feels it has an understanding of the underwriting and inherent risks. Management is intent on adding independent agents to expand its market presence. We will further concentrate on penetrating larger financial institutions for collateral protection insurance, expanding financial institution programs and auto dealer service contract programs. We will consider opportunities for underwriting additional non-profit organizations as they continue to consolidate into national trusts and seek to retain and transfer their unemployment claim exposure.

On January 24, 2000, we sold Custom Title Services, Inc. and on October 6, 2000, we sold BCIS Services, Inc. as part of an overall strategy to reposition assets to those areas which contribute to our overall financial objectives. Management does not expect either of these transactions will have a material adverse effect on our operating results. A portfolio investment, American Legal Publishing, which has extensive information management, document imaging and electronic publishing capabilities, was merged with us on February 29, 2000.

--------------------------------------------------------------------------------

TRENDS
Management does not know of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on our liquidity, capital resources or results of operations.

Our results of operations have varied from quarter to quarter principally because of fluctuations in underwriting results. Our experience indicates that more loans for automobile purchases are financed during spring and summer months due to seasonal consumer buying habits. Several of our products are dependent on automobile sales. On average, automobile sales decreased 12% during the twelve months ended December 31, 2000. Codification and subscription fees vary principally because of fluctuations in production. Sales typically increase during the second and third quarters as a result of sales to basic code subscribers. We expect that such quarterly fluctuations may lessen as the percentage of our new sales are made to clients with fiscal years other than December 31, although there can be no assurance that this will occur. Investments in our infrastructure, particularly in the areas of information technology, marketing and product development will continue to be implemented during 2001. As a result, earnings for the year 2001 may be below the prior year.

FORWARD-LOOKING INFORMATION
Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" that indicate our or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that our actual results could differ materially from those projected in these forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, we do not have an intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Some of the factors that could cause actual results to differ from our forward-looking statements include the following: (i) the demand for Ultimate Loss and Bonded Service insurance will vary with factors beyond our control such as changes in interest rates, level of automobile financing activity, cost of automobiles, consumer confidence, unemployment levels, inflation and general economic activity; (ii) the risk that losses from claims are greater than anticipated such that reserves for possible claims are inadequate; (iii) the risk that unanticipated adverse changes in securities markets could result in material losses on our investments; (iv) the dependence on key management personnel with skills critical to our long-term success.

INFLATION
We do not believe that inflation has, or will have in the foreseeable future, a material impact upon our operating results.

INSURANCE REGULATORY MATTERS
The NAIC has developed a risk-based capital measurement formula to be applied to all property/casualty insurance companies. This formula calculates a minimum required statutory net worth, based on the underwriting, investment, credit, loss reserve and other business risks inherent in an individual company's operations. Under the current formula, any insurance company which does not meet threshold risk-based capital measurement standards could be forced to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. Based on our analysis, our total adjusted capital is in excess of all required action levels and that no corrective action will be necessary. The Risk Based Capital provisions have been enacted into the Ohio Revised Code.

RESERVES
The amount of incurred losses and loss adjustment expenses is dependent upon a number of factors, including claims frequency and severity, and the nature and types of losses incurred and the number of policies written. These factors may fluctuate from year to year and do not necessarily bear any relationship to the amount of premiums written or earned.

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating incurred but not reported claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet our claim obligations. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in our results of operations. Our independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 2000, were reasonable.

--------------------------------------------------------------------------------

MARKET INFORMATION
Bancinsurance Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 9, 2001, the last reported sale price of the Company's common stock was $4.438.

                                                                        Low Sale                 High Sale
                                                                        --------                 ---------

          March 31, 1999                                                  5.250                     6.500
          June 30, 1999                                                   4.500                     6.125
          September 30, 1999                                              4.875                     6.125
          December 31, 1999                                               5.000                     6.000
          March 31, 2000                                                  4.250                     5.500
          June 30, 2000                                                   3.875                     4.859
          September 30, 2000                                              3.938                     4.625
          December 31, 2000                                               4.188                     4.625


HOLDERS
The number of registered holders of record of the Company's common stock as of February 9, 2001 was 882.

DIVIDENDS
No cash dividends were declared or paid on our outstanding common stock in the two most recent fiscal years. We intend to retain earnings to finance the growth of its business and the business of Ohio Indemnity, American Legal Publishing, Paul Boardway and, therefore, do not anticipate paying any cash dividends to holders of our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 11 to the Notes to Consolidated Financial Statements for a description of the restrictions on payment of dividends to us from Ohio Indemnity.

ANNUAL MEETING
The annual meeting of shareholders will be held on May 30, 2001, at 10:00 a.m. local time, at The Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio.

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                     2000        1999         1998           1997           1996           1995             1994
-----------------------------------------------------------------------------------------------------------------------------------

Premiums earned                  $24,841,815    $25,215,631   $20,869,288   $11,226,584     $10,138,104   $19,783,307   $25,535,824
Investment and other income        5,539,181      6,046,276     5,328,425     4,661,158       2,566,770     2,027,037     2,140,734
Total revenues                    30,380,996     31,261,907    26,197,713    15,830,401      12,704,874    21,810,344    27,676,558
Losses and loss adjustment
  expenses, net of reinsurance
  recoveries                      15,068,630     14,585,351    12,961,147     6,070,954       5,404,484    12,760,094    15,564,508
Operating expenses                 9,691,433     11,223,358     8,485,804     6,090,799       4,179,093     7,452,466     9,459,652
Operating income                   5,620,933      5,453,198     4,750,762     3,668,648       3,121,297     1,597,784     2,652,398
Income taxes                       1,702,576      1,564,003     1,356,342       967,354         780,249       176,698       335,403
Net income                         3,918,357      3,889,195     3,394,420     2,701,294       2,341,048     1,421,086     2,316,995
Net income per common
     share, diluted(1)                  $.66           $.63          $.55          $.44            $.38          $.23          $.37

SELECTED BALANCE SHEET DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                     2000        1999        1998           1997           1996           1995              1994
-----------------------------------------------------------------------------------------------------------------------------------


Total assets                     $45,900,984    $42,448,113   $35,948,667   $31,404,432    $28,274,952    $27,750,234   $43,774,264
Note payable to bank               5,142,000      5,145,000     4,250,000     5,000,000      5,600,000      5,616,132     5,916,132
Net shareholders' equity          28,535,359     25,193,289    22,504,482    19,079,801     15,906,817     13,710,410    11,838,424

     (1) Earnings per share assuming dilution is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding adjusted for any dilutive potential common shares for the period and restated for common stock dividends.

--------------------------------------------------------------------------------
                                      31

---------------------------------------------------------------------------------------------------
                                    1993             1992           1991             1990
---------------------------------------------------------------------------------------------------


Premiums earned                   $19,787,858     $10,657,111      $6,852,544      $4,596,382
Investment and other income         1,879,007       1,241,158         653,300         343,776
Total revenues                     21,666,865      11,898,269       7,505,844       4,940,158
Losses and loss adjustment
  expenses, net of reinsurance
  recoveries                       10,918,649       5,063,855       3,444,370       2,582,505
Operating expenses                  7,506,212       3,938,717       2,786,956       1,739,441
Operating income                    2,826,614       2,895,697       1,274,518         618,212
Income taxes                          580,379         758,167         332,108         178,466
Net income                          2,294,822       2,137,530         942,410         439,746
Net income per common
     share, diluted(1)                   $.38            $.35            $.15            $.08

SELECTED BALANCE SHEET DATA

---------------------------------------------------------------------------------------------------
                                    1993             1992           1991             1990
---------------------------------------------------------------------------------------------------


Total assets                      $43,612,249     $28,014,631     $15,534,604     $11,581,617
Note payable to bank                5,316,132       3,500,000       3,350,000       3,600,000
Net shareholders' equity            9,909,742       7,581,232       5,239,984       4,247,832

------------------------------------------------------------------------------------------------------
                                           1989           1988             1987            1986
------------------------------------------------------------------------------------------------------


Premiums earned                         $3,326,437      $3,327,362      $2,717,607      $2,413,136
Investment and other income                379,287         275,331         264,709         192,960
Total revenues                           3,705,724       3,602,693       2,982,316       2,606,096
Losses and loss adjustment
  expenses, net of reinsurance
  recoveries                             2,119,556       1,957,693       1,418,484       1,280,981
Operating expenses                       1,074,691         774,083         643,867         544,173
Operating income                           511,477         870,917         919,965         780,942
Income taxes                                72,596         240,220         258,315         276,392
Net income                                 438,881         630,697         628,226         504,550
Net income per common
     share, diluted(1)                        $.08            $.10            $.10            $.08

SELECTED BALANCE SHEET DATA

------------------------------------------------------------------------------------------------------
                                           1989           1988             1987            1986
------------------------------------------------------------------------------------------------------


Total assets                            $7,492,524      $5,755,781      $4,021,011      $3,456,108
Note payable to bank                     1,600,000       1,650,000         368,000         388,000
Net shareholders' equity                 3,685,010       3,342,282       2,777,141       2,255,976

--------------------------------------------------------------------------------

                                       33