Form 10-K405, Exhibit 13
period 2001-12-31
BANCINSURANCE CORP
filed 2002-03-21
CIK 276400


                                                                                                                       EXHIBIT 13(a)
------------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                                                                             DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         2001           2000
                                                                                                   --------------  ------------
ASSETS
Investments:
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $4,869,247 in 2001 and $5,144,356 in 2000)....... $   4,746,889   $  5,048,466

 Available for sale:
  Fixed maturities, at fair value (amortized cost $14,211,422 in 2001 and $14,323,397 in 2000).....    14,273,152     14,486,863

  Equity securities, at fair value (cost $5,981,774 in 2001 and $3,852,659 in 2000)................     6,715,572      4,823,438

 Short-term investments, at cost which approximates fair value.....................................     5,476,140      6,019,440
                                                                                                    -------------   ------------

     TOTAL INVESTMENTS.............................................................................    31,211,753     30,378,207
                                                                                                    -------------   ------------


Cash ..............................................................................................    19,547,132      6,560,778

Premiums receivable................................................................................     5,189,123      2,591,617

Accounts receivable, net of allowance for doubtful accounts........................................       590,401        441,315

Reinsurance receivable.............................................................................        90,018         20,250

Reinsurance recoverable on paid losses.............................................................        32,027         99,631

Prepaid reinsurance premiums.......................................................................       901,482         50,048

Deferred policy acquisition costs..................................................................     1,522,533        642,787

Estimated earnings in excess of billings on uncompleted codification contracts.....................       151,507        159,295

Loans to affiliates................................................................................       699,208        533,039

Notes receivable...................................................................................       400,000        441,000

Land and building, net.............................................................................           -           34,546

Furniture, fixtures and leasehold improvements, net................................................       150,024        134,691

Excess of investment over net assets of subsidiaries, net..........................................     2,534,596      2,635,424

Intangible asset, net..............................................................................       864,912        422,416

Accrued investment income..........................................................................       338,300        336,803

Other assets ......................................................................................       447,661        419,137
                                                                                                    -------------   ------------

     TOTAL ASSETS.................................................................................. $  64,670,677   $ 45,900,984
                                                                                                    =============   ============

See accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------------------
                                                             13(a) - 1


------------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                                                                             DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         2001           2000
                                                                                                   --------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses..........................................  $   4,872,598    $ 2,958,615

Unearned premiums...............................................................................      6,030,273      2,740,418

Experience rating adjustments payable...........................................................      6,472,413      1,316,563

Retrospective premium adjustments payable.......................................................      3,716,869        855,567

Funds held under reinsurance treaties...........................................................      1,001,520           -

Contract funds on deposit.......................................................................      1,937,924      2,073,529

Notes payable...................................................................................      5,696,839      5,142,000

Acquisition liability...........................................................................           -           159,659

Taxes, licenses, and fees payable...............................................................        552,873        216,923

Federal income taxes payable....................................................................        374,861         47,314

Deferred federal income taxes...................................................................        109,001        310,345

Commissions payable.............................................................................      1,350,924        821,777

Billings in excess of estimated earnings on uncompleted codification contracts..................        107,452         64,195

Other...........................................................................................      1,055,221        658,720
                                                                                                  -------------  -------------

     TOTAL LIABILITIES..........................................................................     33,278,768     17,365,625
                                                                                                  -------------  -------------


Shareholders' equity:
 Non-voting preferred stock:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
    no shares issued or outstanding.............................................................         -              -

  Class B Serial Preference shares without par value; authorized 98,646 shares;
    no shares issued or outstanding ............................................................         -              -

 Common shares without par value; authorized 20,000,000 shares; 6,170,341 shares issued.........      1,794,141      1,794,141

 Additional paid-in capital.....................................................................      1,337,242      1,336,805

 Accumulated other comprehensive income.........................................................        525,048        748,602

 Retained earnings..............................................................................     29,539,902     26,464,712
                                                                                                  -------------  -------------
                                                                                                     33,196,333     30,344,260

 Less:  Treasury shares, at cost (400,156 in 2001 and 401,106 in 2000 common shares)............     (1,804,424)    (1,808,901)
                                                                                                  -------------- -------------

     TOTAL SHAREHOLDERS' EQUITY.................................................................     31,391,909     28,535,359
                                                                                                  -------------  -------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................................................  $  64,670,677  $  45,900,984
                                                                                                  =============  =============

See accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------------------
                                                             13(a) - 2


------------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
                                                                                                 YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       2001           2000            1999
                                                                                       ----           ----            ----
INCOME:
 Premiums written .................................                               $ 41,853,030    $ 25,403,832    $ 27,019,384
 Increase in unearned premiums ....................                                 (3,289,854)       (344,940)     (1,676,683)
                                                                                  ------------    ------------    ------------
     Premiums earned ..............................                                 38,563,176      25,058,892      25,342,701
 Premiums ceded ...................................                                   (254,438)       (217,077)       (127,070)
                                                                                  ------------    ------------    ------------
     Net premiums earned ..........................                                 38,308,738      24,841,815      25,215,631
 Investment income ................................                                  1,496,621       1,628,306       1,495,848
 Net realized gain (loss) on investments ..........                                     22,542        (320,742)        226,826
 Gain on sale of property .........................                                     15,848            --              --
 Codification and subscription fees ...............                                  2,652,231       1,884,067            --
 Claims administration fees .......................                                       --           427,036         591,654
 Title and appraisal fees .........................                                       --           115,724       2,387,351
 Management fees ..................................                                    846,446         659,929       1,153,663
 Commission fees ..................................                                     67,065         155,942         103,430
 Other income .....................................                                     78,631         988,919          87,504
                                                                                  ------------    ------------    ------------

     Total revenue ................................                                 43,488,122      30,380,996      31,261,907
                                                                                  ------------    ------------    ------------

LOSSES AND OPERATING EXPENSES:
 Losses and loss adjustment expenses ..............                                 21,823,538      15,230,041      14,595,243
 Reinsurance recoveries ...........................                                   (164,794)       (161,411)         (9,892)
 Experience rating adjustments ....................                                  5,155,850        (233,026)      1,169,999
 Commission expense ...............................                                  5,918,461       3,639,642       3,623,761
 Other insurance operating expenses ...............                                  3,126,234       2,936,666       2,855,542
 General and administrative expenses ..............                                  3,334,200       3,090,167       3,311,415
 Interest expense .................................                                     28,076         257,984         262,641
                                                                                  ------------    ------------    ------------
     Total expenses ...............................                                 39,221,565      24,760,063      25,808,709
                                                                                  ------------    ------------    ------------

     Income before federal income taxes ...........                                  4,266,557       5,620,933       5,453,198

Federal income taxes ..............................                                  1,191,367       1,702,576       1,564,003
                                                                                  ------------    ------------    ------------


     Net income ...................................                               $  3,075,190    $  3,918,357    $  3,889,195
                                                                                  ============    ============    ============


Net income per common share .......................                               $        .53    $        .66    $        .64
                                                                                  ============    ============    ============
Net income per common share, assuming dilution.....                               $        .53    $        .66    $        .63
                                                                                  ============    ============    ============


See accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------------------
                                                             13(a) - 3


------------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                 YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            2001             2000           1999
                                                                                            ----             ----           ----
Net income ...................................................................          $ 3,075,190    $ 3,918,357   $ 3,889,195


Other comprehensive income:
 Unrealized holding gains (loss) on securities arising during period, net of income tax (benefit) expense of $(115,164),
     $314,841 and $(268,087), respectively ...................................             (223,554)       611,162      (520,404)
                                                                                        -----------    -----------   -----------

Comprehensive income .........................................................          $ 2,851,636    $ 4,529,519   $ 3,368,791
                                                                                        ===========    ===========   ===========


See accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------------------
                                                             13(a) - 4


---------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------

                                                                                     ACCUMULATED
                                                                       ADDITIONAL      OTHER
                                     PREFERRED SHARES     COMMON        PAID-IN     COMPREHENSIVE   RETAINED     TREASURY
                                   CLASS A     CLASS B    SHARES        CAPITAL        INCOME       EARNINGS      SHARES
---------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998........      --        --      $   315,567   $1,495,387   $  657,844   $ 20,136,198   $ (100,514)
  Net income.....................      --        --            --          --           --          3,889,195        --
  Change in unrealized loss
   on investments, net of
   income tax benefit of
   $268,087......................      --        --            --          --         (520,404)       --             --
  5% common share dividend
   at fair value.................      --        --        1,478,574       --           --         (1,479,038)       --
  Purchase of 124,630 treasury
   shares........................      --        --            --          --           --            --          (688,583)
  12,500 shares issued in
   connection with the
   exercise of stock
   options.......................      --        --            --         (52,614)      --            --            61,677
                                   --------  ---------    ----------   ----------  -----------   ------------ ------------
Balance December 31, 1999........      --        --        1,794,141    1,442,773      137,440     22,546,355     (727,420)
  Net income.....................      --        --            --          --           --          3,918,357        --
  Change in unrealized gain
   on investments, net of
   income taxes  of
   $314,841......................      --        --            --          --          611,162        --             --
  Issue of 73,504 treasury
   shares in purchase acquisition
   (note 1(f))...................      --        --            --         (37,196)      --            --           337,195
  Purchase of 349,318 treasury
   shares........................      --        --            --          --           --            --        (1,525,012)
  22,000 shares issued in
   connection with the
   exercise of stock
   options.......................      --        --            --         (68,772)      --            --           106,336
                                   --------  ---------    ----------   ----------  -----------   ------------ ------------
Balance December 31, 2000........      --        --        1,794,141    1,336,805      748,602     26,464,712   (1,808,901)
  NET INCOME.....................      --        --            --          --           --          3,075,190       --
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES BENEFIT OF
   $115,164......................      --        --            --          --         (223,554)       --            --
  PURCHASE OF 1,050 TREASURY
   SHARES........................      --        --            --          --           --            --            (4,542)
  CAPITAL CONTRIBUTED IN ASSET
   PURCHASE......................      --        --            --             437       --            --             9,019
                                   --------  ---------    ----------   ----------  -----------   ------------ ------------
BALANCE DECEMBER 31, 2001........      --        --       $1,794,141   $1,337,242  $   525,048   $ 29,539,902 $(1,804,424)
                                   ========  =========    ==========   ==========  ===========   ============ ============



-------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-------------------------------------------------------------------------------

                                       TOTAL
                                    SHAREHOLDERS'
                                       EQUITY
-------------------------------------------------------------------------------

Balance December 31, 1998........     $22,504,482
  Net income.....................       3,889,195
  Change in unrealized loss
   on investments, net of
   income tax benefit of
   $268,087......................        (520,404)
  5% common share dividend
   at fair value.................            (464)
  Purchase of 124,630 treasury
   shares........................        (688,583)
  12,500 shares issued in
   connection with the
   exercise of stock
   options.......................           9,063
                                       -----------
Balance December 31, 1999........      25,193,289
  Net income.....................       3,918,357
  Change in unrealized gain
   on investments, net of
   income taxes  of
   $314,841......................         611,162
  Issue of 73,504 treasury
   shares in purchase acquisition
   (note 1(f))...................         299,999
  Purchase of 349,318 treasury
   shares........................      (1,525,012)
  22,000 shares issued in
   connection with the
   exercise of stock
   options.......................          37,564
                                       -----------
Balance December 31, 2000........      28,535,359
  NET INCOME.....................       3,075,190
  CHANGE IN UNREALIZED GAIN
   ON INVESTMENTS, NET OF
   INCOME TAXES BENEFIT OF
   $115,164......................        (223,554)
  PURCHASE OF 1,050 TREASURY
   SHARES........................          (4,542)
  CAPITAL CONTRIBUTED IN ASSET
   PURCHASE......................           9,456
                                       -----------
BALANCE DECEMBER 31, 2001........      $31,391,909
                                       ===========


See accompanying notes to consolidated financial statements.



-------------------------------------------------------------------------------
                                    13(a) - 5


--------------------------------------------------------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       2001            2000            1999
                                                                                       ----            ----            ----
Cash flows from operating activities:
Net income ....................................................................   $  3,075,190    $  3,918,357    $  3,889,195
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Net realized gain on disposal of subsidiaries ...............................           --           (59,936)           --
  Net realized (gain) loss on investments .....................................        (22,542)        320,742        (226,826)
  Net realized (gain) loss on disposal of property and equipment ..............        (14,800)          1,497           2,599
  Net realized loss on debt forgiveness .......................................           --            30,000            --
  Depreciation and amortization ...............................................        306,061         327,524         256,004
  Deferred federal income tax (benefit) expense ...............................        (86,180)        319,316        (346,873)
  Change in operating assets and liabilities:
     Premiums receivable ......................................................     (2,597,506)       (378,339)       (429,559)
     Accounts and reinsurance receivable, net .................................     (1,002,684)        709,732        (172,942)
     Deferred policy acquisition costs ........................................       (879,746)       (423,594)        (66,515)
     Other assets .............................................................       (147,402)       (121,202)       (252,868)
     Reserve for unpaid losses and loss adjustment expenses ...................      1,913,983        (764,397)        924,757
     Unearned premiums ........................................................      3,289,855         309,642       1,711,981
     Funds held under reinsurance treaties ....................................      1,001,520            --              --
     Experience rating adjustments payable ....................................      5,155,850        (233,026)      1,169,999
     Retrospective premium adjustments payable ................................      2,861,302         772,043          72,011
     Contract funds on deposit ................................................       (135,605)       (198,648)       (645,691)
     Other liabilities ........................................................      1,525,649        (218,409)       (728,637)
                                                                                  ------------    ------------    ------------
     Net cash provided by operating activities ................................     14,242,945       4,311,302       5,156,635
                                                                                  ------------    ------------    ------------

 Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to redemption or maturity      1,341,000       1,020,000         438,000
 Proceeds from available for sale: fixed maturities sold, redeemed and matured       7,383,150       6,342,760       4,998,051
 Proceeds from available for sale: equity securities sold .....................     13,175,789      10,288,020       5,212,493
 Cost of investments purchased:
  Held to maturity: fixed maturities ..........................................       (299,955)       (884,859)       (699,375)
  Available for sale: fixed maturities ........................................     (8,064,552)     (5,099,713)    (10,358,534)
  Equity securities ...........................................................    (15,288,282)     (9,903,848)     (5,864,798)
 Net change in short-term investments and securities purchased under
  agreements to resell ........................................................        543,300         627,764         438,126
 Purchase of furniture, equipment and leasehold improvements ..................       (108,822)        (86,253)       (225,070)
 Cash used in purchase of subsidiary ..........................................           --          (958,094)     (1,500,000)
 Cash used in acquisition of assets ...........................................       (403,503)           --              --
 Other ........................................................................         11,826          (7,165)          8,600
                                                                                  ------------    ------------    ------------
     Net cash provided by (used in) investing activities ......................     (1,710,049)      1,338,612      (7,552,507)
                                                                                  ------------    ------------    ------------
Cash flows from financing activities:
 Proceeds from note payable to bank ...........................................     20,350,000      17,157,000      7,345,0000
 Repayments of note payable to bank ...........................................    (19,892,000)    (17,160,000)     (6,450,000)
 Proceeds from stock options exercised ........................................           --            37,564           9,063
 Acquisition of treasury stock ................................................         (4,542)     (1,525,012)       (688,583)
 Dividends paid ...............................................................           --              --              (464)
                                                                                  ------------    ------------    ------------
     Net cash provided by (used in) financing activities ......................        453,458      (1,490,448)        215,016
                                                                                  ------------    ------------    ------------
Net increase (decrease) in cash ...............................................     12,986,354       4,159,466      (2,180,856)
Cash at beginning of year .....................................................      6,560,778       2,401,312       4,582,168
                                                                                  ------------    ------------    ------------
Cash at end of year ...........................................................   $ 19,547,132    $  6,560,778    $  2,401,312
                                                                                  ============    ============    ============
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest .....................................................................   $     13,398    $    230,200    $    233,958
                                                                                  ============    ============    ============
 Income taxes .................................................................   $    950,000    $  1,445,000    $  1,865,000
                                                                                  ============    ============    ============
Supplemental schedule of noncash investing activities:
 Common shares issued in purchase acquisition .................................   $      9,456    $    300,000    $       --
                                                                                  ============    ============    ============
 Common shares received in debenture conversion ...............................   $       --      $       --      $     50,000
                                                                                  ============    ============    ============


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------------------------------------------------------
                                    13(a) - 6

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION
          Bancinsurance Corporation ("the Company") was incorporated in the State of Ohio in 1970. The Company is primarily engaged, through its wholly-owned subsidiary, Ohio Indemnity Company ("Ohio Indemnity"), in the underwriting of specialized property and casualty insurance. Insurance written is principally in two lines of business, ultimate loss insurance and a bonded service program. Ohio Indemnity is licensed in forty-seven states and the District of Columbia and licensed for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the "Department") and the regulations of each state in which it operates. In August 1999, the Company acquired the stock of Paul Boardway and Associates, Inc. ("Paul Boardway"). Paul Boardway is a property/casualty insurance agency serving lending institutions. On February 29, 2000, American Legal Publishing Corporation ("American Legal Publishing") became a wholly-owned subsidiary through a merger. American Legal Publishing's primary business consists of the codification of municipal and county codes of ordinances and the supplementing thereof. During 1997, Custom Title Services, Inc. (formerly known as Title Research Corporation) ("Custom Title") was incorporated in Ohio as a wholly-owned subsidiary. Custom Title is a title lien search and mortgage service company. On January 29, 2000, the Company entered into an agreement for the Sale of Custom Title. During 1993, BCIS Services, Inc. ("BCIS Services") was incorporated as a wholly-owned subsidiary. BCIS Services provides workers' compensation claims management and loss control services to employers who self-insure this obligation. On October 6, 2000, the Company entered into an agreement for the sale of BCIS Services. No single customer of the Company accounts for a predominant share of consolidated revenue, except for four customers in the ultimate loss insurance program. See Note 16.

     (b)  BASIS OF FINANCIAL STATEMENT PRESENTATION
          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by the State of Ohio. Effective January 1, 2001, the State of Ohio required that insurance companies domiciled in the state of Ohio prepare their statutory basis financial statements in accordance with the NAIC Accounting Practices and Procedures Manual. The effects of these differences on shareholders equity and net income are shown in Note 12.

          The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  CONSOLIDATION POLICY
          The accompanying financial statements include the Company's accounts and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     (d)  INVESTMENTS
          Investments in fixed maturities held as available for sale are carried at fair value. The unrealized holding gain or loss, net of applicable deferred taxes, is reflected in other comprehensive income. Investments in held to maturity fixed maturities, which include fixed maturity securities and preferred stocks with mandatory redemption features, where the Company has the ability and intent to hold to maturity or put date, are carried at amortized cost.

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

     (e)  ACCOUNTS RECEIVABLE
          Accounts receivable at December 31, 2001 are comprised of municipal code contract billings. The Company estimates its allowance for doubtful accounts and bad debts based upon management's assessment of the collectibility of receivables and prior experience.

     (f)  EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY
          The excess of investment over net assets of Ohio Indemnity is not being amortized as the acquisition took place on April 22, 1970, and there is no permanent diminution in value of such excess.

          On August 25, 1999, the Company acquired the stock of Paul Boardway. The Company purchased Paul Boardway for $1,500,000 in cash; $300,000 of the Company's common shares which were issued on the first anniversary of the closing date; and $331,247 of acquisition liabilities. The acquisition was accounted for using the purchase method. The Company is amortizing the resulting goodwill on a straight-line basis over its estimated economic life of twenty years. At December 31, 2001, the net book value of goodwill associated with the acquisition was $1,780,858.

--------------------------------------------------------------------------------
                                    13(a) - 7

--------------------------------------------------------------------------------

(g)  INTANGIBLE ASSET
     On July 19, 1999, the Company entered into an Agreement and Plan of Merger with Westford Group, Inc., an Ohio corporation ("Westford"), whereby Westford would be merged with and into Bancinsurance. On February 29, 2000, the shareholders of Westford approved the merger. The Company paid the Westford shareholders cash in the amount of $.70 per share for each share of Westford common stock, without par value. The total amount of the merger consideration paid was $958,094. The Company paid the merger consideration from existing cash reserves. Preceding the merger, Westford was an affiliate of the Company through a common officer and principal shareholder. This individual owned 42.4% and 45.8% of the outstanding common stock of Westford and Bancinsurance, respectively, at the time of the merger. Immediately following the merger, Westford was dissolved and Westford's wholly-owned subsidiary, American Legal Publishing, became the surviving entity as a wholly-owned subsidiary of Bancinsurance. American Legal Publishing offers a wide range of publishing services including information management, documents imaging, and electronic publishing solutions for state and local governments. American Legal Publishing currently publishes, supplements and distributes codes of ordinances for over 1,300 municipalities. The merger was accounted for as a purchase. The excess of the fair value of net assets acquired over the purchase price of approximately $440,780 was allocated to a database acquired. Pro forma data for the merger is not included as the effect is not material to the Company's financial statements. The database is comprised of the municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of twenty years reflecting the long-lived nature of the municipal codes and is computed on the straight-line method.

     On June 20, 2001, American Legal Publishing, purchased substantially all the net assets of Justinian Publishing Company, an Ohio Corporation ("Justinian"), for (a) $403,503 in cash; (b) 2,000 common shares of the Company; and (c) a $100,000 non-interest bearing promissory note due on the first anniversary of the closing date. The Company paid the acquisition consideration from existing cash reserves. The acquisition was accounted for using the purchase method. The excess of the fair value of the net assets acquired over the purchase price of approximately $478,491 was allocated to a database acquired. The database is comprised of municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of twenty years reflecting the long-lived nature of the municipal data.


(h)  RECOGNITION OF REVENUES AND RELATED EXPENSES
     Insurance premiums are recorded as revenue over the period of risk assumed. For the "Ultimate Loss Insurance" products, a form of physical damage blanket single interest collateral protection insurance sold to lending institutions, premiums are earned in relation to the level of exposure assumed. For the unemployment insurance products, premiums are earned pro rata. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums. Management fees are recorded as revenue in the period a residual in the aggregate loss fund, established in connection with the bonded service program, is shared with the cost containment service firm.

     Commission fees reported for Paul Boardway, claims administration fees reported for BCIS Services and title service and appraisal fees reported for Custom Title are recorded as revenue in the period in which the work was performed and/or services provided.

     Revenue from municipal code contracts is recognized on the percentage-of-completion method. Completion is measured based on the percentage of direct labor costs incurred to date to estimated direct labor costs for each contract. While management uses available information to estimate total direct labor costs on each contract, actual experience may vary from estimated amounts. Under this method, the costs incurred and the related revenues are included in the statement of operations as work progresses. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. If a revised estimate indicates a loss, such loss is provided for in its entirety. The amount by which revenues are earned in advance of contractual collection dates is an unbilled receivable and the amount by which contractual billings exceed earned revenues is unrealized revenue which is carried as a liability.

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

(j)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
     Loss and loss adjustment expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through December
     31. The Company does not discount loss and loss adjustment expense reserves. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and loss adjustment expenses are adequate. The estimates are regularly reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

--------------------------------------------------------------------------------
                                    13(a) - 8

--------------------------------------------------------------------------------

(k)  REINSURANCE
     In the ordinary course of business, the Company assumes and cedes reinsurance with other insurers and reinsurers. Ceded reinsurance transactions are attributable to two Lender/Dealer policies and a mortgage protection product. The Company assumed a quota share participation in the gross liability of an insurer covering bail bond business.

(l)  EXPERIENCE RATING AND RETROSPECTIVE PREMIUM ADJUSTMENTS
     Certain policies are eligible for premium adjustments based upon a comparison of actual losses to expected losses. For certain policies, return premiums are calculated and settled on an annual basis. These balances are presented in the accompanying balance sheets as retrospective premium adjustments payable. For others, an experience rating adjustment payable is calculated and adjusted from period to period and settled upon cancellation of the policy. These balances are presented in the accompanying balance sheets as experience rating adjustments payable.

(m)  CONTRACT FUNDS ON DEPOSIT
     The Company has an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by the Company. The Company and the cost containment service firm share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. The Company records management fees in the period the residual is shared with the cost containment service firm. Fees of $846,446, $659,929 and $1,153,663 were recognized in 2001, 2000 and
     1999, respectively, as a result of this arrangement.

(n)  DEPRECIATION AND AMORTIZATION
     Furniture and fixtures are stated at cost and depreciated using the straight-line method over a three year useful life. Leasehold improvements are capitalized and amortized over the remaining office lease term. Maintenance, repairs and minor renewals are charged directly to expense as incurred.

(o)  FEDERAL INCOME TAXES
     The Company files a consolidated federal income tax return with its subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

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

(r)  RECLASSIFICATIONS
     Certain 1999 amounts have been reclassified in order to conform to the 2001 and 2000 presentation.



--------------------------------------------------------------------------------
                                    13(a) - 9

--------------------------------------------------------------------------------

(2)  INVESTMENTS
     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:


                                                                                 DECEMBER 31, 2001
                                                        --------------------------------------------------------------------
                                                                               GROSS            GROSS
                                                           AMORTIZED         UNREALIZED       UNREALIZED        FAIR
                                                             COST              GAINS            LOSSES          VALUE
                                                        --------------------------------------------------------------------
Held to maturity:
  Fixed maturities:
    US Treasury securities and
     obligations of US government
     corporations and agencies ..                         $ 2,235,092       $    80,093        $      --        $ 2,315,185
    Obligations of states and
     political subdivisions .....                           2,415,797            44,541              2,276        2,458,062
    Redeemable preferred stock ..                              96,000              --                 --             96,000
                                                          -----------       -----------        -----------      -----------
                                                            4,746,889           124,634              2,276        4,869,247
                                                          -----------       -----------        -----------      -----------
Available for sale:
 Fixed maturities:
   Obligations of states and
    political subdivisions .....                           13,951,094           179,793            108,860       14,022,027
 Corporate securities ..........                              260,328            43,125             52,328          251,125
 Equity securities .............                            5,981,774         1,364,753            630,955        6,715,572
                                                          -----------       -----------        -----------      -----------
                                                           20,193,196         1,587,671            792,143       20,988,724
                                                          -----------       -----------        -----------      -----------
        Totals .................                          $24,940,085       $ 1,712,305        $   794,419      $25,857,971
                                                          ===========       ===========        ===========      ===========



                                                                                 December 31, 2000
                                                        --------------------------------------------------------------------
                                                                               Gross            Gross
                                                           Amortized         Unrealized       Unrealized        Fair
                                                             Cost              Gains            Losses          Value
                                                        --------------------------------------------------------------------
Held to maturity:
  Fixed maturities:
    US Treasury securities and
      obligations of US government
      corporations and agencies ..                       $ 2,536,673        $    51,529       $     2,622     $ 2,585,580
    Obligations of states and
      political subdivisions .....                         2,214,793             46,983              --         2,261,776
    Redeemable preferred stock ...                           297,000               --                --           297,000
                                                         -----------        -----------       -----------     -----------
                                                           5,048,466             98,512             2,622       5,144,356
                                                         -----------        -----------       -----------     -----------
Available for sale:
  Fixed maturities:
    US Treasury securities and
      obligations of US government
      corporations and agencies ..                           497,793              3,207               120         500,880
    Obligations of states and
      political subdivisions .....                        13,825,604            203,585            43,206      13,985,983
  Equity securities ..............                         3,852,659          1,465,130           494,351       4,823,438
                                                         -----------        -----------       -----------     -----------
                                                          18,176,056          1,671,922           537,677      19,310,301
                                                         -----------        -----------       -----------     -----------
                  Totals .........                       $23,224,522        $ 1,770,434       $   540,299     $24,454,657
                                                         ===========        ===========       ===========     ===========


The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 2001 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


--------------------------------------------------------------------------------
                                    13(a) - 10

--------------------------------------------------------------------------------

                                         ------------------------------------------------------
                                              HELD TO MATURITY           AVAILABLE FOR SALE
                                            AMORTIZED      FAIR         AMORTIZED      FAIR
                                              COST         VALUE          COST         VALUE
                                         ------------------------------------------------------
Due in one year or less ..............   $ 1,051,435   $ 1,066,637   $ 1,857,917   $ 1,863,550
Due after one year through five years      2,915,171     3,011,588     4,699,928     4,754,638
Due after five years through ten years       197,789       196,660     4,934,232     4,925,447
Due after ten years ..................       486,494       498,362     2,719,345     2,729,517
                                         -----------   -----------   -----------   -----------
                                           4,650,889     4,773,247    14,211,422    14,273,152

Redeemable preferred stock ...........        96,000        96,000          --            --
Equity securities ....................          --            --       5,981,774     6,715,572
                                         -----------   -----------   -----------   -----------
                                         $ 4,746,889   $ 4,869,247   $20,193,196   $20,988,724
                                         ===========   ===========   ===========   ===========


Investment income, net of expenses, is summarized below:


                                  ----------------------------------------------
                                        2001            2000             1999
                                  ----------------------------------------------
Held to maturity:
     Fixed maturities .......     $   295,469      $   357,902      $   239,284
Available for sale:
     Fixed maturities .......         835,867          733,583          714,526
     Equity securities ......         196,707          184,805          224,947
Short-term investments ......         173,834          315,755          345,164
Other .......................          44,176           63,006           28,355
Expenses ....................         (49,432)         (26,745)         (56,428)
                                  -----------      -----------      -----------
     Investment income ......     $ 1,496,621      $ 1,628,306      $ 1,495,848
                                  ===========      ===========      ===========


Fixed maturity investments were predominately income producing for the years ended December 31, 2001, 2000 and 1999.

Refer to Note 1 for a description of the methods and significant assumptions used to estimate the fair value of financial instruments.

The proceeds from sales of available-for-sale securities were $20,558,939, $16,630,780 and $10,210,544 for the years ended December 31, 2001, 2000 and
1999, respectively.

Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                                --------------------------------------
                                                                     2001        2000          1999
                                                                --------------------------------------
Gross realized gains:
   Held to maturity:       fixed maturities .........            $    --      $    --      $   4,303
   Available for sale:     fixed maturities .........               53,314       34,111       43,239
                           equity securities ........              665,761      339,940      550,402
                                                                 ---------    ---------    ---------
     Total gains ....................................              719,075      374,051      597,944
                                                                 =========    =========    =========

Gross realized losses:
   Held to maturity:       fixed maturities .........                  400         --           --
   Available for sale:     fixed maturities .........               46,992       56,833       26,198
                           equity securities ........              649,141      637,960      344,920
                                                                 ---------    ---------    ---------
     Total losses ...................................              696,533      694,793      371,118
                                                                 =========    =========    =========

     Net realized gains (losses) ....................            $  22,542    $(320,742)   $ 226,826
                                                                 =========    =========    =========

At December 31, 2001, investments having a par value of $4,204,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.


--------------------------------------------------------------------------------
                                    13(a) - 11

--------------------------------------------------------------------------------

(3)  DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                                        -----------------------------------
                                                                               2001                 2000
                                                                        -----------------------------------
       Deferred, January 1..............................                $      642,787        $     219,193
       Additions:
          Commissions...................................                     1,682,847              599,545
          Premium tax...................................                       122,837               43,459
                                                                        --------------        -------------
                                                                             1,805,684              643,004

       Amortization to expense .........................                       925,938              219,410
                                                                        --------------        -------------

       Deferred, December 31............................                $    1,522,533        $     642,787
                                                                        ==============        =============

(4)  UNCOMPLETED CONTRACTS
     Revenues earned on uncompleted codification contracts by American Legal Publishing were $1,035,321 and $1,027,339 and billings to date on those contracts were $991,266 and $932,239, at December 31, 2001 and 2000, respectively. The excess of costs and estimated earnings over billings to date are presented in the accompanying balance sheets.

(5)  NOTES RECEIVABLE
     On January 24, 2000, the Company sold 85.4% of its 100 shares of Custom Title for $350,000 in the form of a promissory note. The promissory note is co-made by the business owner of the acquiring company and another company with which he is affiliated. The note bears interest at the prime rate, payable quarterly commencing March 1, 2000, and is payable as to principal quarterly commencing March 1, 2002 through January 1, 2007. The Company contributed the remaining 14.6 shares of Custom Title in consideration of a 10% capital investment of $60,000 in the acquiring company. In connection with the sale transaction, the Company loaned $91,000 to the acquiring company. The associated promissory note provided for interest at the prime rate and was paid in full as to interest and principal on February 1, 2001. During the third quarter of 2000, the Company determined the business of the acquiring company was impaired. A $60,000 write-down for the other-than-temporary impairment of the 10% capital investment was recognized in earnings.

(6)  NOTE PAYABLE TO BANK
     As of December 31, 2001, the Company had an uncollateralized $10,000,000 revolving line of credit with a maturity date of June 30, 2004 with an outstanding balance of $5,600,000. The revolving credit agreement provides for interest payable quarterly, at an annual rate equal to 0.75% less than the prime rate (4.0% per annum at December 31, 2001). The bank that provides the credit line is also a policyholder of the Company's. Premium from this policyholder represented 8.8% of revenue for the year ended December 31, 2001.

(7)  LEASES AND SHARED EXPENSES
     The Company routinely leases premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

     Consolidated rental expenses under operating leases were $267,000, $198,353 and $252,809 during 2001, 2000 and 1999, respectively.

     The future minimum lease payments required under these operating leases, are as follows:

                ------------------------------------------------
                         YEAR                    OPERATING
                        ENDING                     LEASES
                ------------------------------------------------

                          2002                 $  179,181
                          2003                    207,172
                          2004                    178,380
                          2005                    175,850
                          2006                    208,769
                          2007                    224,009
                          2008                    229,943
                                               ----------
                                               $1,403,304
                                               ==========

     In January 2001, the Company entered into a new lease for its Columbus office space, replacing the existing commitment. Occupancy was assumed under the new lease on January 1, 2001. Under its provisions, no cash payments are due until April 1, 2002. Rent expense will be recognized evenly over the lease term ending December 31, 2008.


--------------------------------------------------------------------------------
                                    13(a) - 12

(8)  FEDERAL INCOME TAXES
     Deferred income taxes for 2001 and 2000 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax liability at December 31 are as follows:

                                                                ------------------------
                                                                    2001        2000
                                                                ------------------------
       Deferred tax assets:
          Unpaid loss and loss adjustment expense reserves ..   $  79,395    $  79,845
          Unearned premium reserves .........................     354,439      188,625
          Unrealized losses on available for sale securities         --          6,737
          Accrued bonus .....................................      99,079         --
          Capital loss carryforward .........................     108,988         --
          Other reserves ....................................      34,000       34,000
          Book/tax depreciation differences .................      35,061       33,778
          Other .............................................      28,066       14,130
                                                                ---------    ---------
             Subtotal .......................................     739,028      357,115

       Deferred tax liabilities:
          Unrealized gains on available for sale securities .    (270,479)    (392,381)
          Discounting of anticipated salvage and subrogation       (2,752)      (2,153)
          Deferred policy acquisition costs .................    (517,662)    (218,548)
          Accrued dividends receivable ......................      (3,627)      (4,223)
          Other goodwill ....................................     (42,320)     (34,968)
          Book/tax depreciation differences .................      (5,574)        --
          Other .............................................      (5,615)     (15,187)
                                                                ---------    ---------
             Net deferred tax liability .....................   $(109,001)   $(310,345)
                                                                =========    =========

Net deferred tax assets and liabilities and federal income tax expense in future years can be materially affected by changes in enacted tax rates or by unexpected adverse events.

The provision for federal income taxes at December 31, consists of the following:

                                             -------------------------------------------
                                                 2001           2000            1999
                                             -------------------------------------------
        Current .........................    $ 1,056,810    $ 1,662,025     $ 1,706,736
        Current recoverable .............           --         (109,052)           --
        Deferred expense (benefit) ......        134,557        149,603        (142,733)
                                             -----------    -----------     -----------
           Federal income taxes .........    $ 1,191,367    $ 1,702,576     $ 1,564,003
                                             ===========    ===========     ===========

The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31, is as follows:

                                                                ------------------------------------------
                                                                    2001           2000           1999
                                                                ------------------------------------------
        Federal income tax at statutory rate ................   $ 1,450,629    $ 1,911,117    $ 1,854,087
        Dividends received and tax exempt interest deductions      (327,644)      (282,613)      (304,367)
        Amortization of goodwill and intangible .............        46,686         41,114         19,760
        Non-deductible interest expense .....................         1,225         12,904          2,838
        Other ...............................................        20,471         20,054         (8,315)
                                                                -----------    -----------    -----------
             Federal income taxes ...........................   $ 1,191,367    $ 1,702,576    $ 1,564,003
                                                                ===========    ===========    ===========


(9)   BENEFIT PLANS
      The Ohio Indemnity Company Employee 401(k) and Profit Sharing Plan (the "401(k) Plan") is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, the Company matches 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $92,340, $109,395 and $83,648 for the years 2001, 2000 and 1999, respectively.

(10)  STOCK OPTION PLANS
      The Company applies APB Opinion No. 25 and related interpretations in accounting for options issued to employees, officers and directors under its plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and changes the methods for recognition of cost on plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 in 2001, 2000 and 1999 are presented below.

--------------------------------------------------------------------------------
                                    13(a) - 13

--------------------------------------------------------------------------------

The Company has two stock option plans. The Bancinsurance Corporation 1984 Stock Option Plan was open to all employees of the Company and its subsidiaries. All options were granted before May 17, 1994 for a term of not more than ten years. The options for 50,000 shares outstanding at December 31, 2001 expire at various dates from 2003 through 2004 and range in option price per share from $5.25 to $6.00.

The Bancinsurance Corporation 1994 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 500,000 common shares, 100,000 common shares for any one individual. Certain key employees, officers, and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to participate in the 1994 Stock Option Plan. The 1994 Stock Option Plan is administered by the Stock Option Committee which will determine to whom and when options will be granted along with the terms and conditions of the options. The options for 305,500 common shares outstanding at December 31, 2001 expire at dates from 2004 to 2011 and range in option price per share from $2.50 to $6.75.

A summary of the status of the Company's stock options as of December 31, 2001, 2000 and 1999 and changes during the year ended on those dates is presented below:



                                                              2001                    2000                     1999
                                                        WEIGHTED-AVERAGE          WEIGHTED-AVERAGE        WEIGHTED-AVERAGE
                                                     SHARES    EXERCISE PRICE   SHARES  EXERCISE PRICE  SHARES  EXERCISE PRICE
                                                     --------------------------------------------------------------------------
      Outstanding at beginning of year...........     323,000       $4.76       363,500       $4.42      295,000      $  4.00
      Granted....................................      49,000        4.62        16,000        4.04       81,000         5.40
      Exercised..................................     (14,000)       2.89       (39,500)       1.55      (12,500)         .73
      Expired....................................        --           --          --            --          --            --
      Canceled...................................      (2,500)       4.75       (17,000)       4.43         --
                                                     --------       -----     ---------       -----     --------      -------
      Outstanding at end of year.................     355,500       $4.81       323,000       $4.76      363,500       $ 4.42
                                                     ========       =====     =========       =====     ========      =======

      Options exercisable at year-end............     209,300                   180,500                  180,500
                                                     ========                 =========                 ========
      Shares reserved for issuance...............     484,500                   501,000                  557,500
                                                     ========                 =========                 ========
      Options available for future grant.........     128,500                   178,000                  194,000
                                                     ========                 =========                 ========

      Weighted average fair value of options
        granted during the year..................    $ 2.0434                  $ 2.1071                 $ 2.7789
                                                     ========                 =========                 ========

The fair value of each option granted during 2001, 2000 and 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 35.15% for 2001, 43.06% for 2000 and 44.36% for 1999, (2) risk-free interest rate of 5.24% for options granted May 17, 2001, 5.31% for options granted May 30, 2001, 5.20% for options granted May 31, 2001, 6.72% for options granted May 17, 2000, 6.52% for options granted May 31, 2000, 5.39% for options granted April 30, 1999, 5.98% for options granted June 2, 1999 and 5.82% for options granted July 16, 1999 and (3) expected life of 6 years for all years.

The following table summarizes information about stock options outstanding at December 31, 2001:


                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                                ---------------------------------------------------------------------------------

                                                 NUMBER       WEIGHTED-AVERAGE   WEIGHTED-AVERAGE   NUMBER      WEIGHTED-AVERAGE
                                                 OUTSTANDING     REMAINING          EXERCISE        EXERCISABLE    EXERCISE
       RANGE OF EXERCISE PRICES                 AT 12/31/01   CONTRACTUAL LIFE       PRICE          AT 12/31/01      PRICE
                                                ---------------------------------------------------------------------------------
          $ 2.50 - 2.875........................      21,500          3.88          $ 2.57              21,500        $ 2.57
            3.375 - 3.875.......................      35,000          4.93            3.82              28,800          3.81
            4.00 - 4.85........................      162,000          7.23            4.63              67,000          4.64
            5.25 - 5.625........................      89,000          6.71            5.38              44,000          5.36
            6.00 - 6.75.........................      48,000          2.37            6.08              48,000          6.08
                                                  ----------                                         ---------
            2.50 - 6.75.........................     355,500                          4.81             209,300          4.79
                                                  ==========                                         =========

If compensation cost for the Company's 2001, 2000 and 1999 grants for stock-based compensation plans had been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below:

                                                 --------------------------------------------------------------------------------
                                                               AS REPORTED                               PRO FORMA
                                                    2001           2000         1999            2001        2000         1999
                                                 --------------------------------------------------------------------------------
       Net income.........................       $3,075,190    $3,918,357   $3,889,195       $3,068,601  $3,916,083   $3,876,851
                                                  ---------     ---------    ---------        ---------   ---------    ---------
       Net income per common share,
          diluted.........................       $      .53    $      .66   $      .63       $      .53  $      .66   $      .63
                                                  ---------     ---------    ---------        ---------   ---------    ---------


--------------------------------------------------------------------------------
                                    13(a) - 14

--------------------------------------------------------------------------------

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

(11) STATUTORY RESTRICTIONS
     Generally, Ohio Indemnity is restricted by the insurance law of the State of Ohio as to amounts that can be transferred in the form of dividends, loans, or advances without the approval of the Department. Under these restrictions, during 2002, dividends, loans or advances in excess of $2,963,288 will require the approval of the Department.

(12) STATUTORY SURPLUS AND NET INCOME
     As of December 31, 2001, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed or permitted by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:


                                                                   SHAREHOLDERS'       NET
                                                                  EQUITY/SURPLUS      INCOME
                                                                  --------------      ------
        Statutory .............................................   $ 29,632,880    $  2,567,615
        Reconciling items:
         Non-admitted assets ..................................          2,818            --
         Deferred policy acquisition costs ....................      1,522,533         879,746
         Deferred taxes .......................................       (538,651)       (134,557)
         Unrealized gain on available for sale fixed maturities         61,730            --
         Provision for reinsurance ............................         32,027            --
                                                                  ------------    ------------
        GAAP ..................................................   $ 30,713,337    $  3,312,804
                                                                  ============    ============

     As of December 31, 2000, Ohio Indemnity's statutory surplus differed from GAAP shareholder's equity by an amount of $793 in nonadmitted assets, $642,787 in deferred policy acquisition costs, $348,547 in deferred taxes and $163,467 in unrealized gain on available for sale fixed maturities. Statutory net income for the year ended December 31, 2000 differed from GAAP net income by $423,594 in deferred policy acquisition costs and $149,233 in deferred taxes. Statutory net income for the year ended December 31, 1999 differed from GAAP net income by $66,515 in deferred policy acquisition costs and $134,233 in deferred taxes.

(13) RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
     Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows:


        [Dollars in thousands]

                                                                                   ----------------------------------------
                                                                                       2001            2000          1999
                                                                                   ----------------------------------------
          Balance at January 1............................................          $   2,959     $    3,723    $    2,798
           Less reinsurance recoverables..................................                 20              2             3
                                                                                    ---------     ----------    ----------
          Net Balance at January 1........................................              2,939          3,721         2,795
                                                                                    ---------     ----------    ----------
          Incurred related to:
           Current year...................................................             21,759         17,169        16,177
           Prior years....................................................              (100)         (2,100)       (1,592)
                                                                                    ---------     ----------    ----------
          Total incurred..................................................             21,659         15,069        14,585
                                                                                    ---------     ----------    ----------
          Paid related to:
           Current year...................................................             17,074         14,210        12,459
           Prior years....................................................              2,741          1,641         1,200
                                                                                    ---------     ----------    ----------
          Total paid......................................................             19,815         15,851        13,659
                                                                                    ---------     ----------    ----------
          Net Balance at December 31......................................              4,783          2,939         3,721
           Plus reinsurance recoverables..................................                 90             20             2
                                                                                    ---------     ----------    ----------
          Balance at December 31..........................................          $   4,873     $    2,959    $    3,723
                                                                                    =========     ==========    ==========

     As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $100,000, $2,100,000 and $1,592,000 in 2001, 2000 and 1999, respectively, due to redundancy in ultimate loss coverage reserves for prior accident years.

(14) REINSURANCE
     In the ordinary course of business, the Company assumes and cedes reinsurance with other insurers and reinsurers. Such arrangements serve to enhance the Company's capacity to write business, provide greater diversification and limit the Company's maximum loss arising from large risks. Ceded reinsurance is effected by negotiation on individual risks. Although reinsurance does not discharge the original insurer from its primary liability to its policyholders, it is the practice of insurers for accounting purposes to treat reinsured risks as risks of the reinsurer. The primary insurer would only reassume liability in those situations where the reinsurer is unable to meet the obligations it assumed under the reinsurance agreements. The ability to collect reinsurance is subject to the solvency of the reinsurers.


--------------------------------------------------------------------------------
                                    13(a) - 15

--------------------------------------------------------------------------------

     The Company's ceded reinsurance transactions are attributable to two Lender/Dealer policies and a mortgage protection product. In 2001, the Company assumed a quota share participation in the gross liability of an insurer covering bail bond business.

     A reconciliation of direct to net premiums, on both a written and earned basis, for the years ended December 31, 2001, 2000 and 1999 is as follows:


                               2001                          2000                           1999
                  ----------------------------   ----------------------------   -------------------------------
                     PREMIUMS       PREMIUMS        Premiums      Premiums          Premiums       Premiums
                     WRITTEN        EARNED          Written       Earned            Written        Earned
                  ------------   -------------   ------------   -------------   ------------   ----------------
        Direct    $ 41,523,291   $ 38,390,171    $ 25,403,832   $ 25,058,892    $ 27,019,384   $ 25,342,701
        Assumed        329,739        173,005            --             --              --             --
        Ceded             --         (254,438)           --         (217,077)           --         (127,070)
                  ------------   ------------    ------------   ------------    ------------   ------------
                  $ 41,853,030   $ 38,308,738    $ 25,403,832   $ 24,841,815    $ 27,019,384   $ 25,215,631
                  ============   ============    ============   ============    ============   ============

     The amounts of recoveries pertaining to reinsurance contracts that were deducted from losses incurred during 2001, 2000 and 1999 were: $164,794, $161,411 and $9,892, respectively. Ceded reinsurance decreased commission expense incurred by $160,839, $49,988 and $73,420, respectively.

(15) RELATED PARTIES
     Loans to affiliates at December 31, 2001 includes a $96,000 loan to an officer of the Company. Such indebtedness is due and payable on February 1, 2002 and accrues interest at the prime rate through February 1, 2002 and, if unpaid on such date, 2% above the prime rate thereafter. Pursuant to the terms of a Resignation Agreement and Release between the Company and such officer, the Company has the right to offset any amounts that are due and payable under the cognovit promissory notes against any amounts that are due and payable by the Company under such Resignation Agreement and Release.

     During 1994, the Company entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer/shareholder and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 2001, the Company had loaned the trustee $574,058 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources; cash surrender value of the underlying insurance contracts, death benefits and/or the sale of 15,750 common shares of the Company contributed by the officer/shareholder to the Trust. In February 2000, the Company entered into a Split-Dollar Insurance Agreement for the benefit of another officer in the face amount of $1,000,000. At December 31, 2001, $23,000 was included in loans to affiliates for payment of insurance premiums. All premiums paid by the Company in connection with the Split-Dollar insurance policy are to be repaid, in full, without interest, upon the death, retirement or termination of the officer.

     During 2001 and 2000, the Company agreed to repurchase common shares of the Company from two officers of Ohio Indemnity concurrent with the issuance of such common shares through exercise of stock options. The $22,640 payment in 2001 and the $58,750 payment in 2000 to settle the option grants were recorded as compensation expense.

     The executive offices of the Company are shared with consolidated subsidiaries. Rental, equipment and bookkeeping expenses are allocated among them pursuant to management fee agreements.

(16) CONCENTRATIONS
     Four customers in the ultimate loss insurance program represented $4,238,080, $3,850,000, $3,677,520 and $3,485,288 of the Company's net
     premiums earned in 2001, $0, $3,550,000, $2,843,525 and $2,683,880 of the
     net premiums earned in 2000 and $0, $3,825,000, $2,643,601and $2,859,446 of
     the net premiums earned in 1999, respectively.

(17) STOCK DIVIDEND
     On May 5, 1999, the Company declared a 5% common share dividend to shareholders of record on May 25, 1999. Accordingly, all common share data have been adjusted to include the effect of the stock dividend.

(18) COMMON SHARE REPURCHASE PROGRAM
     On August 16, 1999, the Board of Directors adopted a common share repurchase program. The program allowed the Company to repurchase, from time to time, up to a total of 500,000 of its common shares. The program expired on December 31, 2000. Through December 31, 2000, the Company repurchased 491,448 shares at an average price per share of $4.62 under this program. Repurchases were funded by cash flows from operations.

(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     Our results of operations have varied, and in the future may vary, from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:

--------------------------------------------------------------------------------
                                   13(a) - 16

--------------------------------------------------------------------------------


                                                                                       2001
                                                           --------------------------------------------------------------
                                                              FIRST          SECOND             THIRD            FOURTH
                                                             QUARTER         QUARTER           QUARTER          QUARTER
                                                           --------------------------------------------------------------
          Net premiums earned........................      $7,014,694      $10,618,263      $10,098,238       $10,577,543
          Net investment and other income............       1,669,420        1,291,969        1,320,293           897,702
          Total revenue..............................       8,684,114       11,910,232       11,418,531        11,475,245
          Losses and operating expenses..............       7,790,510       10,728,289       10,410,251        10,292,515
          Net income ................................         654,063          846,258          729,396           845,473
          Net income per common share................             .11              .15              .13               .14
          Net income per common share, ..............
            assuming dilution........................             .11              .15              .13               .14

                                                                                       2000
                                                           --------------------------------------------------------------
                                                              FIRST          SECOND             THIRD            FOURTH
                                                             QUARTER         QUARTER           QUARTER          QUARTER
                                                           --------------------------------------------------------------
          Net premiums earned........................      $5,615,626       $6,399,555       $6,680,951        $6,145,683
          Net investment and other income............       1,353,045        2,076,951        1,122,905           986,280
          Total revenue..............................       6,968,671        8,476,506        7,803,856         7,131,963
          Losses and operating expenses..............       6,063,087        6,570,227        5,944,642         6,182,107
          Net income ................................         653,869        1,313,062        1,239,733           711,693
          Net income per common share................             .11              .22              .21               .12
          Net income per common share,
            assuming dilution........................             .11              .22              .21               .12

     Common share data have been adjusted to include the effect of the stock dividend.


(20) REGULATORY STANDARD
     Ohio Indemnity is subject to a Risk Based Capital test applicable to property and casualty insurers. The Risk Based Capital test serves as a benchmark of insurance enterprises' solvency by state insurance regulators by establishing statutory surplus targets which will require certain company level or regulatory level actions. Ohio Indemnity's total adjusted capital is in excess of all required action levels.

(21) LITIGATION
     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Company's knowledge, threatened against the Company, its subsidiaries or against any of their assets, interests or rights or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a material adverse effect. Neither the Company nor any of the Company's subsidiaries is a party to any order, judgment or decree which has had or could reasonably be expected to have a material adverse effect on the Company.

(22) DISPUTE SETTLEMENT
     Included in other income for the year ended December 31, 2000, is a $900,000 payment received in May 2000, in connection with the settlement of a dispute with an unaffiliated party.

(23) SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                                                  ----------------------------------------------
                                                                                       2001             2000           1999
                                                                                  ----------------------------------------------
       Net income.........................................................        $  3,075,190     $  3,918,357     $  3,889,195
                                                                                  ------------     ------------     ------------
       Income available to common shareholders,
          assuming dilution...............................................        $  3,075,190     $  3,918,357     $  3,889,195
                                                                                  ------------     ------------     ------------


       Weighted average common shares outstanding.........................           5,769,340        5,891,752        6,106,117
       Adjustments for dilutive securities:
          Dilutive effect of outstanding options..........................              20,000           18,831           74,131
                                                                                  ------------     ------------     ------------
       Diluted common shares..............................................           5,789,340        5,910,583        6,180,248
                                                                                  ============     ============     ============

       Net income per common share........................................        $        .53     $        .66     $        .64
       Net income per common share, assuming dilution.....................        $        .53     $        .66     $        .63


     Common Share data has been adjusted to include the effect of the stock dividend.

--------------------------------------------------------------------------------
                                   13(a) - 17

(24) SEGMENT INFORMATION
     The Company operates primarily in the property/casualty insurance industry. There are intersegment management and commission fees. The allocations of certain general expenses within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.



                                                                            DECEMBER 31, 2001
                                     ---------------------------------------------------------------------------------------------
                                                                                 MUNICIPAL
                                      PROPERTY/CASUALTY        INSURANCE           CODE                ALL         CONSOLIDATED
                                          INSURANCE            AGENCY            PUBLISHING           OTHER           TOTALS

                                     ---------------------------------------------------------------------------------------------
Revenues from external customers...   $39,793,214            $    67,065        $ 2,652,231        $    23,147      $42,535,657
Intersegment revenues .............         5,880                340,494               --               81,240          427,614
Interest revenue ..................     1,335,796                    107               --               44,176        1,380,079
Interest expense ..................         9,266                   --                3,162             15,648           28,076
Depreciation and amortization .....        59,829                102,122             78,140             65,970          306,061
Segment profit (loss) .............     4,545,478                141,402            380,425           (373,134)       4,694,171
Income tax expense (benefit) ......     1,229,850                 87,923            143,617           (270,023)       1,191,367
Segment assets ....................    58,283,510              2,610,501          1,878,414          3,967,509       66,739,934





                                                                            DECEMBER 31, 2000
                                      ----------------------------------------------------------------------------------------------
                                                                        WORKERS                   MUNICIPAL
                                      PROPERTY/CASUALTY   TITLE      COMPENSATION     INSURANCE      CODE        ALL   CONSOLIDATED
                                          INSURANCE       AGENCY    ADMINISTRATION     AGENCY     PUBLISHING    OTHER      TOTALS
                                      ----------------------------------------------------------------------------------------------
Revenues from external customers....   $26,954,064     $ 115,724    $ 427,036     $  155,942   $ 1,884,067   $   10,280 $29,547,113
Intersegment revenues ..............         5,880          --           --          642,113          --         71,240     719,233
Interest revenue ...................     1,489,992          --           --               98          --         63,026   1,553,116
Interest expense ...................         7,526            90         --               40          --        250,328     257,984
Depreciation and amortization ......       118,651           419        2,746        107,189        39,823       58,696     327,524
Segment profit (loss) ..............     5,751,667       (37,138)     (37,177)       373,978       266,025       22,811   6,340,166
Income tax expense (benefit) .......     1,677,890          --           --          161,852       102,077     (239,243)  1,702,576
Segment assets .....................    40,285,510          --           --        2,492,767     1,464,405    2,888,620  47,131,302





                                                                            DECEMBER 31, 1999
                                      --------------------------------------------------------------------------------------------
                                                                         WORKERS
                                      PROPERTY/CASUALTY     TITLE      COMPENSATION      INSURANCE       ALL       CONSOLIDATED
                                          INSURANCE         AGENCY    ADMINISTRATION       AGENCY       OTHER         TOTALS
                                      --------------------------------------------------------------------------------------------
Revenues from external customers...   $26,804,050         $ 2,387,351   $   591,654    $   479,197   $       109    $30,262,361
Intersegment revenues .............         9,480                --            --          375,014        10,440        394,934
Interest revenue ..................     1,364,876                --            --             --          29,604      1,394,480
Interest expense ..................         5,054               2,814            29             51       254,693        262,641
Depreciation and amortization .....        65,907              64,555         4,685         43,928        76,929        256,004
Segment profit (loss) .............     5,626,008              33,556       (36,867)       261,278       (35,843)     5,848,132
Income tax expense (benefit) ......     1,615,479              13,927          --          103,604      (169,007)     1,564,003
Segment assets ....................    37,205,839             940,140       248,952      2,409,474     3,349,718     44,154,123



--------------------------------------------------------------------------------
                                   13(a) - 18

--------------------------------------------------------------------------------

                                          ----------------------------------------------
                                               2001            2000            1999
                                          ----------------------------------------------
REVENUE
Total revenues for reportable segments    $ 42,535,657    $ 29,547,113    $ 30,262,361
Interest revenue ......................      1,380,079       1,553,116       1,394,480
Elimination of intersegment revenues ..       (427,614)       (719,233)       (394,934)
                                          ------------    ------------    ------------

Total consolidated revenue ............   $ 43,488,122    $ 30,380,996    $ 31,261,907
                                          ============    ============    ============

PROFIT

Total profit for reportable segments ..   $  5,067,305    $  6,317,355    $  5,883,975
Other loss ............................       (373,134)         22,811         (35,843)
Elimination of intersegment profits ...       (427,614)       (719,233)       (394,934)
                                          ------------    ------------    ------------

Income before income taxes ............   $  4,266,557    $  5,620,933    $  5,453,198
                                          ============    ============    ============

ASSETS

Total assets for reportable segments ..   $ 62,772,425    $ 44,242,682    $ 40,804,405
Other assets ..........................      3,967,509       2,888,620       3,349,718
Elimination of intersegment receivables     (2,069,257)     (1,230,318)     (1,706,010)
                                          ------------    ------------    ------------

Consolidated assets ...................   $ 64,670,677    $ 45,900,984    $ 42,448,113
                                          ============    ============    ============


(25) SALES OF SUBSIDIARIES
     On January 24, 2000, the Company sold its wholly-owned subsidiary Custom Title Services, Inc. See Note 5. A $34,512 gain on disposal of the subsidiary was recognized in earnings. The business operated as a title lien search and mortgage service company. Title and appraisal fees represented 4% and 7.6% of total revenue for 2000 and 1999, respectively.

     On October 6, 2000, the Company sold its wholly-owned subsidiary, BCIS Services, Inc. for $40,000. A $24,625 gain on disposal of subsidiary was recognized in earnings. The business operated as a third party administrator specializing in certain workers' compensation programs. Claims administration fees represented 1.4% and 1.9% of total revenue for 2000 and 1999, respectively.

(26) POLICY RESCISSION
     On July 11, 2000, the Company entered into an Agreement to Rescind and Release a policy which provided coverage to auto dealers (or agents) who sold auto warranty contracts. The policy rescission resulted in an underwriting gain of $243,000 for the nine months ended September 30, 2000 primarily due to the release of reserves associated with the program.

(27) ADOPTION OF NEW ACCOUNTING STANDARDS
     In June 2001, the FASB issued SFAS 141, "Business Combinations," which eliminates the pooling-of-interest method of accounting for business combinations and requires the use of the purchase method. In addition, SFAS 141 requires the reassessment of intangible assets to determine if they are appropriately classified either separately or within goodwill. SFAS 141 is effective for business combinations initiated after June 30, 2001. The Company adopted SFAS 141 on July 1, 2001, with no material impact on the financial statements.

     In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS 142 requires an annual impairment test of goodwill and other intangible assets that are not subject to amortization. The Company adopted SFAS 142 on January 1, 2002.

     In accordance with the provisions of SFAS 142, the Company ceased amortization of goodwill and all intangible assets with indefinite useful lives. The Company has performed the requisite transitional impairment tests for these assets as of January 1, 2002 and has determined that approximately $1.5 million of goodwill, associated with the August 1999 acquisition of Paul Boardway and Associates, Inc., will be recorded as a charge to income in the first quarter of 2002.


--------------------------------------------------------------------------------
                                   13(a) - 19

                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors and Shareholders
Bancinsurance Corporation




We have audited the accompanying consolidated balance sheets of Bancinsurance Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Bancinsurance Corporation for the year ended December 31, 1999 were audited by other auditors whose report dated March 13, 2000 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancinsurance Corporation at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.




/s/Ernst & Young LLP




Columbus, Ohio
February 1, 2002



--------------------------------------------------------------------------------
                                   13(a) - 20

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OVERVIEW

     Our principal sources of revenue are premiums paid by insureds. Premium volume principally is earned as written because of the nature of the monthly policies issued. Our principal costs are losses and loss adjustment expenses. The principal factor in determining the level of our profit is the difference between the premiums earned and losses and loss adjustment expenses incurred.

     Losses and loss adjustment expense reserves are estimates of what an insurer expects to pay on behalf of claimants. We are required to maintain reserves for payment of estimated losses and loss adjustment expenses for both reported claims and incurred but not reported claims. Our ultimate liability may be different from current reserve estimates.

     Losses and loss adjustment expense reserves for incurred by not reported claims are estimated based on several variables including historical and statistical information, inflation, legal developments, economic conditions, general trends in claim severity and frequency and other factors that could affect the adequacy of loss reserves. We review case reserves and incurred but not reported reserves monthly and make appropriate adjustments.

     SUMMARY RESULTS

     The following table sets forth period to period changes in selected financial data:


                                            ---------------------------------------------------
                                                     PERIOD TO PERIOD INCREASE (DECREASE)
                                                           YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------

                                                       2000-2001                 1999-2000
                                            ------------------------- -------------------------
                                                 AMOUNT       %CHANGE      AMOUNT       %CHANGE
                                            -------------    -------- -------------   ---------
        Premiums written .................   $ 16,449,198      64.8%  $ (1,615,552)     (6.0)%
        Net premiums earned ..............     13,466,923      54.2%      (373,816)     (1.5)%
        Net investment income ............        211,599      16.2%      (415,110)    (24.1)%
        Total revenue ....................     13,107,126      43.1%      (880,911)     (2.8)%
        Loss and loss adjustment expenses,
          net of reinsurance recoveries ..      6,590,114      43.7%       483,279       3.3%
        Operating expenses ...............      8,101,296      85.9%    (1,527,268)    (13.9)%
        Interest expense .................       (229,908)    (89.1)%       (4,657)     (1.8)%
        Operating income .................     (1,354,376)    (24.1)%      167,735       3.1%
        Net income .......................       (843,167)    (21.5)%       29,162        .7%


     The combined ratio, which is the sum of the loss ratio and the expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:


                                                         2001           2000        1999
                                                      -------------------------------------
        Statutory:
           Loss ratio ........................           63.9%         59.7%         62.5%
           Expense ratio .....................           23.4%         29.1%         23.9%
                                                         ----          ----          ----
           Combined ratio ....................           87.3%         88.8%         86.4%
                                                         ====          ====          ====
        GAAP:
           Loss ratio ........................           56.5%         60.7%         57.8%
           Expense ratio .....................           35.5%         27.4%         26.6%
                                                         ----          ----          ----
           Combined ratio ....................           92.0%         88.1%         84.4%
                                                         ====          ====          ====

     Investment of Ohio Indemnity's assets is restricted to those investments permitted by the Ohio insurance laws. Our overall investment policy is determined by our Board of Directors and is reviewed periodically. We principally invest in investment-grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in favorable net yields. We have the ability and intent to hold held to maturity fixed income securities to maturity or to the put date, and, as a result, we carry held to maturity fixed income securities at amortized cost for GAAP purposes. As our fixed income securities mature, there can be no assurance that we will be able to reinvest in securities with comparable yields.


--------------------------------------------------------------------------------
                                   13(a) - 21

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO YEAR ENDED DECEMBER 31, 2000 Premiums. Premiums written in fiscal year 2001 increased 64.8% to $41,853,030 from $25,403,832 in fiscal year 2000. Net premiums earned in fiscal year 2001 increased 54.2% to $38,308,738 from $24,841,815 in fiscal year 2000. We attribute these increases in premiums written and net premiums earned primarily to growth in the number of new policies that we issued in 2001 as a result of the addition of four significant financial institutions (and numerous smaller financial institutions) as customers in our Lender/Dealer program. Increased automobile lending, which resulted in higher premium volume on existing policies, also contributed to overall premium growth in fiscal year 2001. Lender/Dealer written premiums increased by $14,366,165 during 2001 over the comparable year to date period in 2000. New policy sales benefited from our expanded marketing department and expanded sales through agency relationships to regional and community financial institutions. The Guaranteed Auto Protection ("GAP") premiums written increased from $293,800 in 2000 to $1,646,279 in 2001 primarily as a result of an agent transferring a book of GAP business to us. Premiums written for our Unemployment Insurance Protection business increased by $400,816 during 2001 over 2000 primarily as a result of growth in Mandated Surety Bonds and increases in premiums on our existing Excess of Loss business. During the third quarter of 2001, we assumed Bail Bond coverage in New Jersey. Premiums written for this business were $329,739 in 2001.

Investment Income. Investment income (before taxes and excluding net realized capital gains/losses) decreased 8.1% to $1,496,621 in 2001 from $1,628,306 in 2000. The decrease in investment income was primarily the result of a decrease in average portfolio yield. As of December 31, 2001 and 2000, the average yield on our portfolio was 3.5% and 4.6%, respectfully. The effective duration of our portfolio at December 31, 2001 was 6.1 years compared with 5.9 years at December 31, 2000. During 2001, we realized gains on investments of $22,542 compared with realized losses of $320,742 in 2000. During the fourth quarter of 2001, we recorded a realized loss on equity investments of $388,333. The Company's investment strategy is based on current market conditions and tax considerations which we regularly monitor.

Codification and Subscription Fees. Codification and subscription fees generated by American Legal Publishing, our consolidated subsidiary, accounted for $1,884,067 of our revenues in 2000 and $2,652,231 of our revenues in 2001. The increase in codification and subscription fees in 2001 was primarily attributable to our acquisition of Justinian Publishing Company, which contributed $301,631 in additional fees. In addition, growth in subscriptions and state league programs contributed to the increase. See Note 1 (g) to our Consolidated Financial Statements.

Claims Administration Fees. Claims administration fees generated by BCIS Services, our former consolidated subsidiary, accounted for $427,036 of our revenues in 2000. On October 6, 2000, we sold BCIS Services. See Note 25 to our Consolidated Financial Statements.

Title and Appraisal Fees. Title services and appraisal fees generated by Custom Title Services, our former consolidated subsidiary, accounted for $115,724 of our revenues in 2000. On January 24, 2000, we sold Custom Title Services. See
Note 25 to our Consolidated Financial Statements.

Management Fees. Management fees increased 28.3% in 2001 from $659,929 in 2000 to $846,446 in 2001. The increase was the result of a 19.2% decline in calendar year benefits charges which were partially offset by a 4.4% reduction in Bonded Service fees, thus increasing the residual reserve distribution. We expect fees to vary from year to year depending on unemployment levels and claims experience in the Bonded Service program. See Note 1(m) to our Consolidated Financial Statements.

Commission Fees. Net commission fees generated by our Paul Boardway and Associates subsidiary accounted for $67,065 of our revenues in 2001 and $155,942 of our revenues in 2000. The decline in commission fees was primarily the result of our action taken during 2000 to preserve the business acquired from Paul Boardway and Associates in 1999 and to provide a claim servicing location closer to its customers. During the first half of 2000, we transferred several policies to another general agency who represents Ohio Indemnity. See Note 1(f) to our Consolidated Financial Statements.

Other Income. Other income decreased from $988,919 in 2000 to $78,631 in 2001. The decrease was primarily the result of recognition of a one-time payment of $900,000 received by us in the second quarter of 2000 in settlement of a dispute with an unaffiliated party.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses increased 43.7% in 2001 to $21,658,744 from $15,068,630 in 2000, respectively.
The resulting net loss and loss adjustment expense GAAP ratios were 56.5% and 60.7% in 2000, respectively. The increase in the loss and loss adjustment expense ratio during 2001 was primarily the result of higher dollar losses expected due to growth in our Lender/Dealer products. Our GAP business incurred loss and loss adjustment expenses of $294,076 in 2001 and $25,362 in 2000. Losses and loss adjustment expenses for the Unemployment Insurance Protection business increased $211,429 from 2000 to 2001, which was primarily caused by less favorable claims experience and higher claims incurred. Our Bail Bond Insurance business incurred loss and loss adjustment expenses of $103,803 in 2001. Partially offsetting these increases, during 2000, we released $304,604 of loss reserves due to the rescission of the auto warranty contract program. See
Note 26 to our Consolidated Financial Statements.

Operating Expenses. Our operating expenses consist of experience rating adjustments, commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Experience rating adjustments increased from $(233,026) in 2000 to $5,155,850 in 2001. Experience rating adjustments are calculated and adjusted from period to period based on policy experience to date and premium growth. Management anticipates that the experience rating adjustment may fluctuate in future years based on this calculation. Commission expense increased 62.6% during 2001 from $3,639,642 in 2000 to $5,918,461 in 2001. The increase in 2001 was consistent with the overall premium activity for 2001. Other insurance operating expenses increased 6.5% as a result of increases in state and local insurance taxes, rent and office supplies. General and administrative expenses increased 7.9% from $3,090,167 in 2000 to $3,334,200 in 2001, primarily as a result of increases in salaries, sales commissions and supplies.


--------------------------------------------------------------------------------
                                   13(a) - 22

--------------------------------------------------------------------------------

Federal Income Taxes. In 2001, we had income before taxes of $4,266,557 and recorded a provision of $1,191,367 for income taxes, as compared to income before taxes of $5,620,933 and a provision for income taxes of $1,702,576 in 2000. The effective consolidated income tax rate was 27.9% and 30.3% in 2001 and 2000, respectively. In 2001, the deductible for dividends received and tax exempt interest was 15.9% higher compared with the prior year. See Note 8 to our Consolidated Financial Statements.

GAAP Combined Ratio. Our combined ratio was 92.0% of net premiums earned for the year 2001 compared to 88.1% the prior year. The 3.9 percentage point increase is attributable to the higher expense ratio. Expressed as a percentage of premiums earned, the loss ratio declined to 56.5% for the year 2001 from 60.7% a year ago. The expense ratio rose to 35.5% for the year 2001 from 27.4% the prior year, principally due to a reclassification of experience rating adjustment expenses during fourth quarter 2000.

YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999

Premiums. Premiums written decreased 6.0% from $27,019,384 in 1999 to $25,403,832 in 2000; while premiums earned remained relatively constant at $25,215,631 in 1999 and $24,841,815 in 2000. Premiums written for Lender/Dealer insurance increased 4.2% from $20,765,936 in 1999 to $21,643,668 in 2000.
Premiums earned for Lender/Dealer insurance remained relatively constant at $20,222,904 in 1999 and $20,377,066 in 2000. Premiums written for the
Unemployment Insurance program decreased 18.6% from $4,689,962 in 1999 to $3,819,154 in 2000; while premiums earned decreased 18.8% from $4,692,875 in 1999 to $3,810,995 in 2000. The decrease in premiums written and premiums earned in our Unemployment Insurance program were primarily the result of a reduction in premium associated with a decline in risk exposure resulting from higher deductibles on two significant policies. In 1999, we began providing auto warranty contract coverage to automobile dealers or agents. We decided to discontinue offering this policy during the third quarter of 2000 because it was not achieving expected results. This resulted in return premiums, which totaled $1,250,592 and a reduction in premiums written in the same amount. The policy represented negative earned premium of $61,241 during 2000. See Note 26 to our Consolidated Financial Statements.

Investment Income. Investment income decreased 24.1% from $1,722,674 in 1999 to $1,307,564 in 2000. The decrease was the result of realized losses which were $320,742 in 2000 compared with realized gains of $226,826 in 1999. A weaker outlook for U.S. corporate profits and the slowdown in consumer spending attributed to a repositioning of our equity portfolio in the fourth quarter. While most stocks were down, technology and telecommunication stocks were generally down the most. The broader indices were also down for 2000, with the NASDAQ dropping approximately 20% of its value in the fourth quarter. Our investment strategy is based on current market conditions and other factors which we review from time to time. Our investment portfolio is concentrated in municipal tax-free investment-grade securities. We strive to maintain a high quality investment portfolio. The average yield on our investment portfolio was 4.6% in 1999 and 2000.

Codification and Subscription Fees. Codification and subscription fees generated by our American Legal Publishing subsidiary accounted for $1,884,067 of our revenues for 2000. We acquired American Legal Publishing on February 29, 2000.

Claims Administration Fees. Claims administration fees generated by our BCIS Services subsidiary accounted for $591,654 of our revenues in 1999 and $427,036 in 2000. On October 6, 2000, we sold BCIS Services. Management does not expect the sale to have a material adverse effect on our operating results. See Note 25 to our Consolidated Financial Statements.

Title and Appraisal Fees. Title services and appraisal fees generated by our Custom Title Services subsidiary accounted for $2,387,351 of our revenues in 1999 and $115,724 in 2000. On January 24, 2000, we sold Custom Title Services. Management does not expect the sale to have a material adverse effect on our operating results. See Note 25 to our Consolidated Financial Statements.

Management Fees. Management fees decreased from $1,153,663 in 1999 to $659,929 in 2000. The decrease was attributable to recognition of less favorable results from a closed year of operations of the Bonded Service program. We expect fees to vary from year to year depending on claims experience in the Bonded Service program. See Note 1(m) to our Consolidated Financial Statements.

Commission Fees. Net commission fees generated by our Paul Boardway and Associates subsidiary accounted for $103,430 of our revenues in 1999 and $155,942 in 2000. We acquired Paul Boardway during the third quarter of 1999. See Note 1(f) to our Consolidated Financial Statements.

Other Income. Other income increased from $87,504 in 1999 to $988,919 in 2000. The increase was attributable to other income of $900,000 received by us in the second quarter of 2000 in settlement of a dispute with an unaffiliated party.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses totaled $14,585,351, or 57.8% of premiums earned in 1999 compared to $15,068,630 or 60.7% of premiums earned in 2000. Losses and loss adjustment expenses for the Lender/Dealer Insurance program decreased 5.7% from $15,064,387 in 1999 to $14,203,678 in 2000. Losses and loss adjustment expenses for the Unemployment Insurance program decreased 39.4% from $299,363 in 1999 to $181,506 in 2000. These decreases were primarily the result of favorable loss experience on reserves for prior accident years and further complemented by the release of $304,664 of loss reserves due to the recission of the auto warranty contract program. See Note 26 to our Consolidated Financial Statements.

Operating Expenses. Operating expenses consist of experience rating adjustments, commission expense, other insurance operating expense, amortization of deferred policy acquisition costs and general and administrative expenses. Operating expenses decreased 1.3% from $9,790,718 in 1999 to $9,666,475 in 2000.
Experience rating adjustments decreased from $1,169,999 in 1999 to $(233,026) in 2000. Commission expense remained relatively constant at $3,623,761 in 1999 and $3,639,642 in 2000. Prior to August 25, 1999, Paul Boardway and Associates was an unaffiliated independent insurance agency. Subsequent to the acquisition, all intercompany commission transactions and balances have been eliminated in consolidation. Other insurance operating expenses increased 2.8% from $2,855,542 in 1999 to $2,936,666 in 2000 primarily as a result of increases in computer consulting services, tax, license and fees, allocable salaries and legal expense. General and administrative


--------------------------------------------------------------------------------
                                   13(a) - 23

--------------------------------------------------------------------------------

expenses decreased 6.7% from $3,311,415 in 1999 to $3,090,167 in 2000 primarily as a result of decreases in title business expense, salaries and related benefits, rent and bad debt expense. BCIS Services incurred operating expenses of $628,534 in 1999 compared with $464,213 in 2000. Custom Title discontinued business operations under our ownership January 24, 2000. Paul Boardway and Associates incurred operating expenses in 1999 of $217,919 from its acquisition on August 25, 1999 to $412,459 during 2000. American Legal Publishing incurred operating expenses of $1,607,258 from its acquisition on February 29, 2000 through December 31, 2000.

Federal Income Taxes. For the year 2000, we had income before taxes of $5,620,933 and recorded a provision of $1,702,576 for income taxes compared with income before taxes of $5,453,198 and a provision for income taxes of $1,564,003 in 1999. The effective consolidated income tax rate was 28.7% for 1999 and 30.3% in 2000. See Note 8 to the Notes to Consolidated Financial Statements.

GAAP Combined Ratio. The change in the GAAP combined ratio from 84.4% in 1999 to 88.1% in 2000 was an anticipated increase in the loss ratio due to management's continuing emphasis on larger accounts in the Lender/Dealer Insurance program.

DISCONTINUED PRODUCTS
On January 24, 2000, we sold Custom Title Services, Inc. and on October 6, 2000 we sold BCIS Services, Inc. as part of an overall strategy to focus on our historically profitable core lines of business. On July 11, 2000, we entered into an Agreement to Rescind and Release a significant policy for a product which provided coverage to auto dealers or agents who sold auto warranty contracts. Management does not expect these transactions will have a material adverse effect on our operating results.

LIQUIDITY AND CAPITAL RESOURCES
We are an insurance holding company whose principal asset is the capital stock of Ohio Indemnity. We are, and will continue to be, dependent on dividends from Ohio Indemnity to meet our liquidity requirements, including debt service obligations. We have a $10 million credit facility to fund working capital requirements. Based on statutory limitations, the maximum amount of dividends that we would be able to receive in 2002 from Ohio Indemnity, absent regulatory consent, is $2,963,288. See Note 11 to our Consolidated Financial Statements. Ohio Indemnity derives its funds principally from net premiums written, reinsurance recoveries, investment income and contributions of capital from us. The principal use of these funds is for payment of losses and loss adjustment expenses, commissions, operating expenses and income taxes. Net cash provided by operating activities equaled $5,156,635, $4,311,302 and $14,242,945 for the years ended December 31, 1999, 2000 and 2001, respectively. Net cash provided by (used in) financing activities was $215,016, $(1,490,448) and $453,458 for the years ended December 31, 1999, 2000 and 2001, respectively. Net cash provided by (used in) our investing activities was $(7,552,507), $1,338,612 and $(1,710,049)
for the years ended December 31, 1999, 2000 and 2001, respectively.

American Legal Publishing derives its funds principally from codification and subscription fees which are currently sufficient to meet its operating obligations. Paul Boardway and Associates derives its funds principally from commission fees which are currently sufficient to meet its operating obligations. When expanding our business through acquisitions, we have selected growth opportunities to build upon existing strengths and industry experience. As each business segment is continually evaluated with goals of increased revenue and profitability, management will reposition assets to those areas which contribute to our overall financial objectives.

We maintain a level of cash and liquid short-term investments which we believe will be adequate to meet our anticipated payment obligations without being required to liquidate intermediate-term and long-term investments through the end of 2002. Because of the nature of the risks we insure, losses and loss adjustment expenses emanating from our policies are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, we believe that we can estimate our cash needs to meet our loss and expense payment obligations through the end of 2002.

Our investments at December 31, 2001 consisted primarily of investment-grade fixed income securities. Cash and short-term investments at December 31, 2001 amounted to $25,023,272 or 49.3% of total cash and invested assets. The fair values of our held to maturity fixed income securities are subject to market fluctuations but are carried on our balance sheet at amortized cost because we have the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in accumulated other comprehensive income. We earned net investment income of $1,722,674, $1,307,564 and $1,519,163 for the years ended December 31, 1999, 2000 and 2001, respectively.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. We mitigate this risk by attempting to ladder the maturity schedule with the expected payouts of our liabilities. To the extent that liabilities come due more quickly than assets mature, we would have to sell assets prior to maturity and recognize a gain or loss.

All our material capital commitments and financial obligations are reflected in our financial statements, except our risk on surety bonds and state mandated performance bonds, written in connection with the Bonded Service program. The financial statements include reserves for losses on these programs for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $425,500 and $368,000 at December 31, 2001 and 2000, respectively.

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


--------------------------------------------------------------------------------
                                   13(a) - 24

--------------------------------------------------------------------------------


Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and other relevant market rate or price changes. Market risk is influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how those exposures are currently managed as of December 31, 2001. Our market risk sensitive instruments are entered into for purposes other than trading.

The carrying value of our investment portfolio as of December 31, 2001 was $31,211,753, 60.9% of which is invested in fixed income securities, 21.5% in equity securities and 17.6% in short-term investments. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed income securities as well as fixed-rate short-term investments. We have no foreign exchange risk or direct commodity risk.

For fixed income securities, the short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding our objectives and strategies pertaining to the investment portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

For our investment portfolio, for the year ended December 31, 2001, there were no material changes in our primary market risk exposures or in how these exposures were managed compared to the year ended December 31, 2000. We do not anticipate material changes in our primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect during future reporting periods.

The following table summarizes the financial instruments held by us at December 31, 2001, which are sensitive to changes in interest rates. The instruments held by us are held for purposes other than trading. Excluded from the financial instruments shown below, are those fixed-rate instruments with a maturity of less than twelve months at December 31, 2001, as we have determined the interest rate risk related to these instruments to be relatively immaterial. Also excluded from the cash flow information disclosed below are cash receipts and payments related to interest. In the normal course of business, we also face risks that are either nonfinancial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following table:


                                                                        PROJECTED CASH FLOWS
                                        -----------------------------------------------------------------------------------------


                                               2002       2003        2004        2005       2006    THEREAFTER       TOTAL
                                        -----------------------------------------------------------------------------------------
ASSETS
Fixed income securities:
  Held to maturity ............        $ 1,141,000    $1,400,000   $ 135,000   $ 145,000  $ 700,000   $ 1,195,000   $  4,716,000
  Available for sale ..........
Loans to affiliates ...........                                                                       $   597,058   $    597,058

Weighted Average Interest Rate:
  Fixed income securities .....               5.36%         5.74%       6.80%       4.75%      4.92%         5.19%
  Loans to affiliates .........                                                                              0.00%


                                       PROJECTED CASH FLOWS
                                       --------------------
                                           DECEMBER 31,
                                               2001
                                            FAIR VALUE
                                       --------------------
ASSETS
Fixed income securities:
  Held to maturity ............            $  4,869,247
  Available for sale ..........            $ 14,273,152
Loans to affiliates ...........                 488,801

Weighted Average Interest Rate:
  Fixed income securities .....
  Loans to affiliates .........


The amounts reported as cash flows in the above table for held-to-maturity fixed income securities represent par values at maturity date or call date, if applicable. The fair values of fixed income securities as disclosed in the above table are based upon quoted market prices or dealer quotes for comparable securities. The fair values of the fixed rate short-term investments, as well as the loans to affiliates, are based upon the amount of total cash flows discounted over the applicable term at interest rates that approximate market yields on similar investments at December 31, 2001. The cash flows for the loans to affiliates represent the principal amounts outstanding at December 31, 2001 at respective due dates.

FACTORS TO CONSIDER FORWARD-LOOKING
Going forward, management will consider underwriting, acquisition and investment opportunities which fit our strategy of penetrating specialized insurance markets within the financial services industry. These decisions will be in areas where management feels we have an understanding of the underwriting and inherent risks. Management intends to add independent agents to expand our market presence. We will further concentrate on penetrating larger financial institutions for collateral protection insurance, expanding financial institution programs and auto dealer service contract programs. We will also consider opportunities for underwriting additional non-profit organizations as they continue to consolidate into national trusts and seek to retain and transfer their unemployment claim exposure.

TRENDS
During 2001, we experienced a material increase in loss and loss adjustment expenses. We attribute this increase primarily to the condition of the national economy. Specifically, we believe that rising unemployment levels and increased loan defaults and automobile repossessions caused such increase. To the extent that unemployment levels continue to rise, loan defaults and automobile repossessions continue to increase in frequency and the national economy continues to weaken, we anticipate that this trend will continue during our first quarter of 2002.



--------------------------------------------------------------------------------
                                   13(a) - 25

--------------------------------------------------------------------------------

We also anticipate that our premiums earned in the first quarter of 2002 will be affected by the condition of the national economy. Specifically, the tragedies of September 11, 2001 motivated captive finance companies of automobile manufacturers to offer 0% financing programs. As a result, banks and finance companies, our primary customers, are experiencing lower demand for automobile loans. Although we are uncertain of the long-term impact of this trend, we anticipate that it will cause a decrease in premiums earned by our Lender/Dealer Insurance programs during our first quarter of 2002.

FORWARD-LOOKING INFORMATION
Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" that indicate our and shareholder values, intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that our actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, we have no obligation, and we do not intend to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Some of the factors that could cause our actual results to differ from our forward-looking statements include the following: (i) the demand for Ultimate Loss and Bonded Service insurance varies with factors beyond our control such as changes in interest rates, level of automobile financing activity, cost of automobiles, consumer confidence, unemployment levels, and general economic activity; (ii) the risk that losses from claims are greater than anticipated such that reserves for possible claims are inadequate; (iii) the risk that unanticipated adverse changes in securities markets could result in material losses in our investments; and (iv) the dependence on key management personnel with skills critical to our long-term success.

INFLATION
We do not believe that inflation has, or will have in the foreseeable future, a material impact upon our operating results.

INSURANCE REGULATORY MATTERS
The NAIC has developed a risk-based capital measurement formula to be applied to all property/casualty insurance companies. This formula calculates a minimum required statutory net worth, based on the underwriting, investment, credit, loss reserve and other business risks inherent in an individual company's operations. Under the current formula, any insurance company which does not meet threshold risk-based capital measurement standards could be forced to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. Based on our analysis, our total adjusted capital is in excess of all required action levels and no corrective action will be necessary. The risk based capital provisions have been enacted into the Ohio Revised Code.

RESERVES
The amount of incurred losses and loss adjustment expenses is dependent upon a number of factors, including claims frequency and severity, the nature and types of losses incurred and the number of policies written. These factors may fluctuate from year to year and do not necessarily bear any relationship to the amount of premiums written or earned.

As claims are incurred, provisions are made for unpaid losses and loss adjustment expenses by accumulating case reserve estimates for claims reported prior to the close of the accounting period and by estimating incurred but not reported claims based upon past experience modified for current trends. Notwithstanding the variability inherent in such estimates, management believes that the provisions made for unpaid losses and loss adjustment expenses are adequate to meet our claim obligations. Such estimates are reviewed monthly by management and annually by an independent consulting actuary and, as adjustments thereto become necessary, such adjustments are reflected in our results of operations. Our independent consulting actuary has opined that loss and loss adjustment expense reserve levels, as of December 31, 2001, were reasonable.



--------------------------------------------------------------------------------
                                   13(a) - 26

--------------------------------------------------------------------------------

BANCINSURANCE CORPORATION
SELECTED FINANCIAL DATA

                                 ---------------------------------------------------------------------------------------------------
                                     2001           2000          1999           1998           1997           1996          1995
                                 ---------------------------------------------------------------------------------------------------
Premiums earned                  $38,308,738    $24,841,815   $25,215,631    $20,869,288    $11,169,243   $10,138,104    $19,783,307
Investment and other income        5,179,384      5,539,181     6,046,276      5,328,425      4,661,158     2,566,770      2,027,037
Total revenues                    43,488,122     30,380,996    31,261,907     26,197,713     15,830,401    12,704,874     21,810,344
Losses and loss adjustment
  expenses, net of reinsurance
  recoveries                      21,658,744     15,068,630    14,585,351     12,961,147      6,070,954     5,404,484     12,760,094
Operating expenses                17,562,821      9,691,433    11,223,358      8,485,804      6,090,799     4,179,093      7,452,466
Operating income                   4,266,557      5,620,933     5,453,198      4,750,762      3,668,648     3,121,297      1,597,784
Income taxes                       1,191,367      1,702,576     1,564,003      1,356,342        967,354       780,249        176,698
Net income                         3,075,190      3,918,357     3,889,195      3,394,420      2,701,294     2,341,048      1,421,086
Net income per common
   share, diluted(1)                     .53           $.66          $.63           $.55           $.44          $.38           $.23



SELECTED BALANCE SHEET DATA

                                 ---------------------------------------------------------------------------------------------------
                                     2001           2000          1999           1998           1997           1996          1995
                                 ---------------------------------------------------------------------------------------------------
Total assets                     $64,670,677    $45,900,984   $42,448,113    $35,948,667    $31,404,432    $28,274,952   $27,750,234
Note payable to bank               5,600,000      5,142,000     5,145,000      4,250,000      5,000,000      5,600,000     5,616,132
Net shareholders' equity          31,391,909     28,535,359    25,193,289     22,504,482     19,079,801     15,906,817    13,710,410



     (1) Earnings per share assuming dilution is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding adjusted for any dilutive potential common shares for the period and restated for common stock dividends.



--------------------------------------------------------------------------------
                                   13(a) - 27

        ---------------------------------------------------------------------------------------------------------------------------
            1994            1993             1992           1991            1990             1989           1988            1987
        ---------------------------------------------------------------------------------------------------------------------------
        $25,535,824     $19,787,858     $10,657,111      $6,852,544      $4,596,382      $3,326,437      $3,327,362      $2,717,607
          2,140,734       1,879,007       1,241,158         653,300         343,776         379,287         275,331         264,709
         27,676,558      21,666,865      11,898,269       7,505,844       4,940,158       3,705,724       3,602,693       2,982,316


         15,564,508      10,918,649       5,063,855       3,444,370       2,582,505       2,119,556       1,957,693       1,418,484
          9,459,652       7,506,212       3,938,717       2,786,956       1,739,441       1,074,691         774,083         643,867
          2,652,398       2,826,614       2,895,697       1,274,518         618,212         511,477         870,917         919,965
            335,403         580,379         758,167         332,108         178,466          72,596         240,220         258,315
          2,316,995       2,294,822       2,137,530         942,410         439,746         438,881         630,697         628,226


               $.37            $.38            $.35            $.15            $.08            $.08            $.10            $.10



        ---------------------------------------------------------------------------------------------------------------------------
            1994            1993             1992           1991            1990             1989           1988            1987
        ---------------------------------------------------------------------------------------------------------------------------
        $43,774,264     $43,612,249     $28,014,631     $15,534,604     $11,581,617      $7,492,524      $5,755,781      $4,021,011
          5,916,132       5,316,132       3,500,000       3,350,000       3,600,000       1,600,000       1,650,000         368,000
         11,838,424       9,909,742       7,581,232       5,239,984       4,247,832       3,685,010       3,342,282       2,777,141


--------------------------------------------------------------------------------
                                   13(a) - 28

--------------------------------------------------------------------------------

MARKET INFORMATION
The Company's common stock shares are traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "BCIS." The following table sets forth for the periods indicated the high and low sale prices for the Company in the over-the-counter market as reported by the National Quotation Bureau, Inc. The prices shown represent quotation between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions. On February 8, 2002, the last reported sale price of the Company's common shares was $4.35.


          Fiscal Quarter Ended              Low Sale          High Sale
          --------------------              --------          ---------

          March 31, 2000                      4.250              5.500
          June 30, 2000                       3.875              4.859
          September 30, 2000                  3.938              4.625
          December 31, 2000                   4.188              4.625
          March 31, 2001                      4.313              4.688
          June 30, 2001                       4.370              5.120
          September 30, 2001                  4.150              5.160
          December 31, 2001                   4.450              5.000

HOLDERS
The number of registered holders of record of the Company's common shares as of February 8, 2002 was 864.


DIVIDENDS
No cash dividends were declared or paid on our outstanding common shares in the two most recent fiscal years. We intend to retain earnings to finance the growth of our business and the business of Ohio Indemnity, American Legal Publishing and Paul Boardway and, therefore, do not anticipate paying any cash dividends to holders of our common shares. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. Reference is made to Note 11 to our Consolidated Financial Statements for a description of the restrictions on payment of dividends to us from Ohio Indemnity.


ANNUAL MEETING
The annual meeting of shareholders will be held on June 3, 2002, at 10:30 a.m. local time, at the offices of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio.


--------------------------------------------------------------------------------
                                   13(a) - 29