Form 10-K, Exhibit 13
period 2002-12-31
BANCINSURANCE CORP
filed 2003-03-25
CIK 276400

                                                                               .
                                                                               .
                                                                               .

                                                                   EXHIBIT 13(a)

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                           DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2002                 2001
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
  Held to maturity:
   Fixed maturities, at amortized cost (fair value $4,691,903 in 2002 and
    $4,869,247 in 2001).........................................................               $      4,487,749   $        4,746,889

  Available for sale:
   Fixed maturities, at fair value (amortized cost $15,557,400 in 2002 and
    $14,211,422 in 2001)........................................................                     15,912,650           14,273,152

   Equity securities, at fair value (cost $6,051,043 in 2002 and $5,981,774 in
    2001).......................................................................                      7,203,650            6,715,572

  Short-term investments, at cost which approximates fair value.................                     25,135,305            5,476,140
                                                                                               ----------------   ------------------

      TOTAL INVESTMENTS.........................................................                     52,739,354           31,211,753
                                                                                               ----------------   ------------------

Cash  ..........................................................................                      4,306,007           19,547,132

Premiums receivable.............................................................                      5,910,719            5,189,123

Accounts receivable, net of allowance for doubtful accounts.....................                        844,059              590,401

Reinsurance receivable..........................................................                        283,417               90,018

Reinsurance recoverable on paid losses..........................................                              -               32,027

Prepaid reinsurance premiums....................................................                      1,228,632              901,482

Deferred policy acquisition costs...............................................                      2,653,826            1,522,533

Estimated earnings in excess of billings on uncompleted codification contracts..                        224,837              151,507

Loans to affiliates.............................................................                        685,856              699,208

Prepaid federal income taxes....................................................                        295,235                    -

Excess of investment over net assets of subsidiaries, net.......................                        753,737            2,534,596

Intangible asset, net...........................................................                        994,566              864,912

Accrued investment income.......................................................                        328,751              338,300

Other assets ...................................................................                      1,206,208              997,685
                                                                                               ----------------   ------------------

      TOTAL ASSETS..............................................................               $     72,455,204   $       64,670,677
                                                                                               ================   ==================


See accompanying notes to consolidated financial statements.

                                    13(a) - 1

BANCINSURANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                            DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     2002                 2001
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Reserve for unpaid losses and loss adjustment expenses..........................               $      7,559,503   $       4,872,598

Unearned premiums...............................................................                     10,304,769           6,030,273

Experience rating adjustments payable...........................................                      4,764,329           6,472,413

Retrospective premium adjustments payable.......................................                      3,951,898           3,716,869

Funds held under reinsurance treaties...........................................                      1,513,297           1,001,520

Contract funds on deposit.......................................................                      1,317,663           1,937,924

Notes payable...................................................................                      2,166,355           5,696,839

Taxes, licenses, and fees payable...............................................                        297,418             552,873

Federal income taxes payable....................................................                              -             374,861

Deferred federal income taxes...................................................                         82,027             109,001

Commissions payable.............................................................                      1,990,436           1,350,924

Billings in excess of estimated earnings on uncompleted codification contracts..                         93,894             107,452

Other ..........................................................................                      1,511,777           1,055,221
                                                                                               ----------------    ----------------

      TOTAL LIABILITIES.........................................................                     35,553,366          33,278,768
                                                                                               ----------------    ----------------

Minority interest in consolidated subsidiary:
  Redeemable preferred securities of subsidiary trust...........................                      8,000,000                   -
                                                                                               ----------------    ----------------

Shareholders' equity:
 Non-voting preferred shares:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
    no shares issued or outstanding.............................................                              -                   -

  Class B Serial Preference shares without par value; authorized 98,646 shares;
   no shares issued or outstanding .............................................                              -                   -

Common shares without par value; authorized 20,000,000 shares; 6,170,341 shares issued at December 31, 2002 and 2001, 5,000,291 shares outstanding at December
   31, 2002 and 5,770,185 shares outstanding at December 31, 2001...............                      1,794,141           1,794,141

Additional paid-in capital......................................................                      1,337,138           1,337,242

Accumulated other comprehensive income..........................................                        995,186             525,048

Retained earnings...............................................................                     30,429,515          29,539,902
                                                                                               ----------------    ----------------
                                                                                                     34,555,980          33,196,333

Less: Treasury shares, at cost (1,170,050 in 2002 and 400,156 in 2001 common
   shares)......................................................................                     (5,654,142)         (1,804,424)
                                                                                               ----------------    ----------------

      TOTAL SHAREHOLDERS' EQUITY................................................                     28,901,838          31,391,909
                                                                                               ----------------    ----------------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................................               $     72,455,204   $      64,670,677
                                                                                               ================   =================


See accompanying notes to consolidated financial statements.

                                    13(a) - 2

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           2002            2001            2000
------------------------------------------------------------------------------------------------------------------------------------
INCOME:
  Premiums earned ..................................................................  $  41,390,132    $ 38,563,176    $ 25,058,892
     Premiums ceded.................................................................       (507,895)       (254,438)       (217,077)
                                                                                      -------------    ------------    ------------
  Net premiums earned...............................................................     40,882,237      38,308,738      24,841,815
  Investment income.................................................................      1,301,511       1,496,621       1,628,306
  Net realized gain (loss) on investments...........................................     (1,220,477)         22,542        (320,742)
  Codification and subscription fees................................................      3,324,037       2,652,231       1,884,067
  Management fees...................................................................        749,442         846,446         659,929
  Commission fees...................................................................          8,463          67,065         155,942
  Other income......................................................................        188,815          94,479       1,531,679
                                                                                      -------------    ------------    ------------

      Total revenue.................................................................     45,234,028      43,488,122      30,380,996
                                                                                      -------------    ------------    ------------

LOSSES AND OPERATING EXPENSES:
  Losses and loss adjustment expenses...............................................     28,546,254      21,823,538      15,230,041
  Reinsurance recoveries............................................................       (231,998)       (164,794)       (161,411)
  Experience rating adjustments.....................................................     (1,708,084)      5,155,850        (233,026)
  Commission expense................................................................      7,230,636       5,918,461       3,639,642
  Other insurance operating expenses................................................      3,868,830       3,126,234       2,936,666
  Codification and subscription expenses............................................      2,889,981       2,276,360       1,607,258
  General and administrative expenses...............................................      1,195,085       1,057,840       1,482,909
  Interest expense .................................................................         97,575          28,076         257,984
                                                                                      -------------    ------------    ------------
      Total expenses................................................................     41,888,279      39,221,565      24,760,063
                                                                                      -------------    ------------    ------------

      Income before federal income taxes, provision for trust preferred
        securities dividends and cumulative effect of change in accounting principle      3,345,749       4,266,557       5,620,933

Federal income tax expense..........................................................        940,530       1,191,367       1,702,576
                                                                                      -------------    ------------    ------------

      Income before provision for trust preferred securities dividends and
        cumulative effect of change in accounting principle.........................      2,405,219       3,075,190       3,918,357

Preferred dividends on minority interest in consolidated subsidiary - redeemable
  preferred securities of subsidiary trust..........................................        (33,748)              -               -
                                                                                      -------------    ------------    ------------

      Income before cumulative effect of change in accounting principle.............      2,371,471       3,075,190       3,918,357

Cumulative effect of change in accounting principle.................................     (1,481,858)              -               -
                                                                                      -------------    ------------    ------------

      Net income....................................................................  $     889,613    $  3,075,190    $  3,918,357
                                                                                      =============    ============    ============

Basic net income per share:
     Before cumulative effect of change in accounting principle.....................  $         .42    $        .53    $        .66
     Cumulative effect of change in accounting principle............................           (.26)              -               -
                                                                                      -------------    ------------    ------------
     Basic net income per share.....................................................  $         .16    $        .53    $        .66
                                                                                      =============    ============    ============

Dilutive net income per share:
     Before cumulative effect of change in accounting principle.....................  $         .41    $        .53    $        .66
     Cumulative effect of change in accounting principle............................           (.25)              -               -
                                                                                      -------------    ------------    ------------
     Diluted net income per share...................................................  $         .16    $        .53    $        .66
                                                                                      =============    ============    ============

See accompanying notes to consolidated financial statements.

                                    13(a) - 3

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           2002            2001            2000
------------------------------------------------------------------------------------------------------------------------------------
Net income......................................................................      $     889,613    $  3,075,190   $   3,918,357

Other comprehensive income:
 Unrealized holding gains (loss) on securities arising during period, net of income tax (benefit) expense of $236,478, $(115,164) and  $314,841,
      respectively..............................................................            470,138        (223,554)        611,162
                                                                                      -------------    ------------   -------------

Comprehensive income............................................................      $   1,359,751    $  2,851,636   $   4,529,519
                                                                                      =============    ============   =============

See accompanying notes to consolidated financial statements.

                                    13(a) - 4

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                  ACCUMULATED
                                             PREFERRED SHARES                      ADDITIONAL        OTHER
                                             ----------------        COMMON         PAID-IN      COMPREHENSIVE      RETAINED
                                           CLASS A      CLASS B      SHARES         CAPITAL          INCOME         EARNINGS
------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999...............                           $  1,794,141   $  1,442,773   $     137,440   $  22,546,355
   Net income...........................                                                                             3,918,357
   Change in unrealized gain
    on investments, net of
    income taxes of
    $314,841............................                                                               611,162
   Issue of 73,504 treasury
    shares in purchase acquisition .....                                               (37,196)                        337,195
   Purchase of 349,318 treasury
    shares..............................
   22,000 shares issued in
    connection with the
    exercise of stock
    options.............................                                               (68,772)
                                           -------      --------   ------------   ------------   -------------   -------------
Balance December 31, 2000...............                              1,794,141      1,336,805         748,602      26,464,712
   Net income...........................                                                                             3,075,190
   Change in unrealized gain
    on investments, net of
    income taxes benefit of
    $115,164............................                                                              (223,554)
   Purchase of 1,050 treasury
    shares..............................
   Capital contributed in asset
    purchase............................                                                   437
                                           -------      --------   ------------   ------------   -------------   -------------
Balance December 31, 2001...............                              1,794,141      1,337,242         525,048      29,539,902
   NET INCOME...........................                                                                               889,613
   CHANGE IN UNREALIZED GAIN
    ON INVESTMENTS, NET OF
    INCOME TAXES EXPENSE OF
    $236,478............................                                                               470,138
   PURCHASE OF 770,494 TREASURY
    SHARES..............................
   600 SHARES ISSUED IN
    CONNECTION WITH THE
    EXERCISE OF STOCK
    OPTIONS.............................                                                  (104)
                                           -------      --------   ------------   ------------   -------------   -------------
BALANCE DECEMBER 31, 2002...............                           $  1,794,141   $  1,337,138   $     995,186   $  30,429,515
                                           =======      ========   ============   ============   =============   =============

-----------------------------------------------------------------------
                                                              TOTAL
                                            TREASURY       SHAREHOLDERS
                                             SHARES           EQUITY
-----------------------------------------------------------------------
Balance December 31, 1999...............   $  (727,420)   $  25,193,289
   Net income...........................                      3,918,357
   Change in unrealized gain
    on investments, net of
    income taxes of
    $314,841............................                        611,162
   Issue of 73,504 treasury
    shares in purchase acquisition .....       299,999
   Purchase of 349,318 treasury
    shares..............................    (1,525,012)      (1,525,012)
   22,000 shares issued in
    connection with the
    exercise of stock
    options.............................       106,336           37,564
                                           -----------    -------------
Balance December 31, 2000...............    (1,808,901)      28,535,359
   Net income...........................                      3,075,190
   Change in unrealized gain
    on investments, net of
    income taxes benefit of
    $115,164............................                       (223,554)
   Purchase of 1,050 treasury
    shares..............................        (4,542)          (4,542)
   Capital contributed in asset
    purchase............................         9,019            9,456
                                           -----------    -------------
Balance December 31, 2001...............    (1,804,424)      31,391,909
   NET INCOME...........................                        889,613
   CHANGE IN UNREALIZED GAIN
    ON INVESTMENTS, NET OF
    INCOME TAXES EXPENSE OF
    $236,478............................                        470,138
   PURCHASE OF 770,494 TREASURY
    SHARES..............................    (3,852,611)      (3,852,611)
   600 SHARES ISSUED IN
    CONNECTION WITH THE
    EXERCISE OF STOCK
    OPTIONS.............................         2,893            2,789
                                           -----------    -------------
BALANCE DECEMBER 31, 2002...............   $(5,654,142)   $  28,901,838
                                           ===========    =============

See accompanying notes to consolidated financial statements.

                                    13(a) - 5

BANCINSURANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          2002           2001            2000
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income.........................................................................   $   889,613    $  3,075,190    $  3,918,357
Adjustments to reconcile net income to net cash provided by operating activities:
  Net realized (gain) loss on investments..........................................     1,220,477         (22,542)        320,742
  Net realized loss on goodwill impairment.........................................     1,660,858               -               -
  Net realized (gain) loss on disposal of property and equipment...................         1,073         (14,800)          1,497
  Net realized gain on disposal of subsidiaries....................................             -               -         (59,936)
  Net realized loss on debt forgiveness............................................             -               -          30,000
  Depreciation and amortization....................................................       311,459         306,061         327,524
  Deferred federal income tax (benefit) expense....................................      (269,166)        (86,180)        319,316
  Change in operating assets and liabilities:
     Premiums receivable...........................................................      (721,596)     (2,597,506)       (378,339)
     Accounts and reinsurance receivable, net......................................      (742,180)     (1,002,684)        709,732
     Deferred policy acquisition costs.............................................    (1,131,293)       (879,746)       (423,594)
     Other assets..................................................................      (508,042)       (147,402)       (121,202)
     Reserve for unpaid losses and loss adjustment expenses........................     2,686,905       1,913,983        (764,397)
     Unearned premiums.............................................................     4,274,496       3,289,855         309,642
     Experience rating adjustments payable.........................................    (1,708,084)      5,155,850        (233,026)
     Retrospective premium adjustments payable.....................................       235,029       2,861,302         772,043
     Funds held under reinsurance treaties.........................................       511,777       1,001,520               -
     Contract funds on deposit.....................................................      (620,261)       (135,605)       (198,648)
     Other liabilities.............................................................       356,316       1,525,649        (218,409)
                                                                                      -----------    ------------    ------------
    Net cash provided by operating activities......................................     6,447,381      14,242,945       4,311,302
                                                                                      -----------    ------------    ------------
 Cash flows from investing activities:
 Proceeds from held to maturity: fixed maturities due to redemption or maturity....     1,250,400       1,341,000       1,020,000
 Proceeds from available for sale: fixed maturities sold, redeemed and matured.....     5,933,115       7,383,150       6,342,760
 Proceeds from available for sale: equity securities sold..........................    19,056,907      13,175,789      10,288,020
 Cost of investments purchased:
  Held to maturity: fixed maturities...............................................    (1,102,131)       (299,955)       (884,859)
  Available for sale: fixed maturities.............................................    (7,530,214)     (8,064,552)     (5,099,713)
  Equity securities................................................................   (20,098,251)    (15,288,282)     (9,903,848)
 Net change in short-term investments and securities purchased under
  agreements to resell.............................................................   (19,659,165)        543,300         627,764
 Purchase of furniture, equipment and leasehold improvements.......................      (164,345)       (108,822)        (86,253)
 Cash used in purchase of subsidiary...............................................             -               -        (958,094)
 Cash used in acquisition of assets................................................       (25,000)       (403,503)              -
 Other.............................................................................             -          11,826          (7,165)
                                                                                      -----------    ------------    ------------
     Net cash provided by (used in) investing activities...........................   (22,338,684)     (1,710,049)      1,338,612
                                                                                      -----------    ------------    ------------
Cash flows from financing activities:
 Proceeds from note payable to bank................................................    20,040,000      20,350,000      17,157,000
 Repayments of note payable to bank................................................   (23,540,000)    (19,892,000)    (17,160,000)
 Proceeds from stock options exercised.............................................         2,789               -          37,564
 Acquisition of treasury stock.....................................................    (3,852,611)         (4,542)     (1,525,012)
 Issuance of redeemable preferred securities of subsidiary trust...................     8,000,000               -               -
                                                                                      -----------    ------------    ------------
     Net cash provided by (used in) financing activities...........................       650,178         453,458      (1,490,448)
                                                                                      -----------    ------------    ------------
Net increase (decrease) in cash....................................................   (15,241,125)     12,986,354       4,159,466
Cash at beginning of year..........................................................    19,547,132       6,560,778       2,401,312
                                                                                      -----------    ------------    ------------
Cash at end of year................................................................   $ 4,306,007    $ 19,547,132    $  6,560,778
                                                                                      ===========    ============    ============
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest .........................................................................   $   100,098    $     13,398    $    230,200
                                                                                      ===========    ============    ============
 Income taxes......................................................................   $ 1,988,102    $    950,000    $  1,445,000
                                                                                      ===========    ============    ============
Supplemental schedule of noncash investing activities:
 Common shares issued in purchase acquisition......................................   $         -    $      9,456    $    300,000
                                                                                      ===========    ============    ============

See accompanying notes to consolidated financial statements.

                                   13(a) - 6

BANCINSURANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) ORGANIZATION

         Bancinsurance Corporation (the "Company" or "Bancinsurance") is a specialty property insurance holding company incorporated in the State of Ohio in 1970. Our principal sources of revenue are premiums paid by insureds for insurance policies issued by our wholly-owned subsidiary, Ohio Indemnity Company ("Ohio Indemnity"). Ohio Indemnity is licensed in 47 states and the District of Columbia and for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the "Department") and the regulations of each state in which it operates. The majority of Ohio Indemnity's premiums are derived from two distinct lines of business:
         (1) products designed for automobile lenders/dealers and (2) unemployment insurance protection products. Our automobile lender/dealer group offers two types of products. First, ultimate loss insurance, a blanket vendor single interest coverage, is the primary product we offer to financial institutions nationwide. This lender product insures banks and financial institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. An ultimate loss insurance policy is generally written to cover a lender's complete portfolio of collateralized personal property loans, typically automobiles. During 2002, we began issuing creditor placed insurance policies, which are an alternative to our traditional blanket vendor single interest product. While both products cover the risk of damage to uninsured collateral in a lender's automobile loan portfolio, creditor placed insurance covers a lender's portfolio through tracking individual borrower insurance. Second, our guaranteed auto protection insurance ("GAP") pays the difference or gap between the amount owed by the customer on a lease or loan contract and the amount of primary insurance company coverage in the event a vehicle is damaged beyond repair or stolen and never recovered. The GAP product is sold to automobile dealers, lenders and lessors who then sell coverage directly to the borrower at the time of purchasing or leasing an automobile. Our unemployment insurance protection products are utilized by not-for-profit entities which elect not to pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agency to former employees. Certain national cost containment firms provide programs to assure that reimbursing employers discharge their unemployment compensation commitments. Ohio Indemnity bonds these firms for their program responsibilities. Ohio Indemnity also provides this coverage to groups of not-for-profits under trust arrangements. In addition, state mandated surety bonds, which are required by certain state Departments of Labor are underwritten. Ohio Indemnity also assumes bail bond coverage. No single customer of our Company accounts for a predominant share of consolidated revenue, except for two lender insurance product customers.

         Our wholly-owned subsidiary, American Legal Publishing Corporation ("ALPC"), publishes and distributes ordinances for over 1,500 municipalities and counties nationwide in addition to state governments. Ordinance codification is the process of collecting, organizing and publishing legislation for state and local governments.

         In July 2002, we formed Ultimate Services Agency, LLC, an Ohio limited liability company ("USA"). USA will act as an agency for placing property and casualty insurance policies offered and written by Ohio Indemnity and by other property and casualty insurance companies. Our wholly-owned subsidiary, Paul Boardway and Associates, Inc., a property/casualty insurance agency, was dissolved in the fourth quarter of 2002.

         In December 2002, we organized BIC Statutory Trust I, a Connecticut special purpose business trust ("BIC Trust"), which issued $8,000,000 of floating rate trust preferred securities in a private placement offering. BIC Trust was formed for the sole purpose of issuing and selling the floating rate trust preferred securities and investing the proceeds from such securities in subordinated notes of the Company, which notes have the same terms and conditions as the floating rate trust preferred securities.

     (b) BASIS OF FINANCIAL STATEMENT PRESENTATION

         Our accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by the State of Ohio. Effective January 1, 2001, the State of Ohio required that insurance companies domiciled in the State of Ohio prepare their statutory basis financial statements in accordance with the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual. The effects of these differences on shareholders equity and net income are shown in Note 13.

         The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     (c) CONSOLIDATION POLICY

         Our accompanying financial statements include the Company's accounts and our wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

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

                                   13(a) - 7

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

     (e) ACCOUNTS RECEIVABLE

         Accounts receivable at December 31, 2002 are comprised of ALPC's municipal code contract billings. We estimate our allowance for doubtful accounts and bad debts based upon our assessment of the collectibility of receivables and prior experience.

     (f) EXCESS OF INVESTMENT OVER NET ASSETS OF SUBSIDIARY

         Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS 142, we no longer amortize goodwill and intangibles which have indefinite lives. SFAS 142 requires that we assess goodwill and intangibles with indefinite lives for impairment at least annually, based on the fair value of the related reporting unit. Our annual impairment assessment will be performed in the fourth quarter on an on-going basis.

         As an initial step in the SFAS 142 implementation process, we assigned goodwill and intangibles to our property casualty insurance, insurance agency and municipal code publishing reporting units. Following such assignment, the fair value of each reporting unit was compared to its carrying value. Fair values were determined by discounting estimated future cash flows.

         Based on our impairment testing, a net after-tax impairment charge of $1,481,858 was recognized as a cumulative effect of change in accounting principle in the first quarter of 2002. The impairment charge was associated with the August 1999 acquisition of Paul Boardway and Associates, Inc.

         We dissolved Paul Boardway and Associates, Inc. in the fourth quarter of 2002. As a result, the remaining goodwill of $179,000 was recorded as a pre-tax impairment charge to income.

     (g) INTANGIBLE ASSET

         On July 19, 1999, we entered into an Agreement and Plan of Merger with Westford Group, Inc., an Ohio corporation ("Westford"), whereby Westford would be merged with and into Bancinsurance. On February 29, 2000, the shareholders of Westford approved the merger. Immediately following the merger, Westford's wholly-owned subsidiary, ALPC, became a wholly-owned subsidiary of Bancinsurance. The merger was accounted for as a purchase. The excess of the fair value of net assets acquired over the purchase price of approximately $440,782 was allocated to a database acquired. The database is comprised of municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of 20 years reflecting the long-lived nature of the municipal codes and is computed on the straight-line method.

         On June 20, 2001, ALPC, purchased substantially all the net assets of Justinian Publishing Company, an Ohio Corporation ("Justinian"), for
         (1) $403,503 in cash; (2) 2,000 Bancinsurance common shares; and (3) a $100,000 non-interest bearing promissory note due on the first anniversary of the closing date. We paid the acquisition consideration from existing cash reserves. The acquisition was accounted for using the purchase method. The excess of the fair value of the net assets acquired over the purchase price of approximately $478,491 was allocated to a database acquired. The database is comprised of municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of 20 years (and is computed on a straight-line method).

         On July 19, 2002, ALPC purchased substantially all the net assets of Burlington Publishing Systems, a Kentucky corporation, for $100,000 which was made up of $25,000 in cash and a $75,000 non-interest bearing promissory note payable in five installments of $15,000 on the first, second, third, fourth and fifth anniversaries of the closing date. The excess of the fair value of the net assets acquired over the purchase price of $89,894 was allocated to a database. The database is comprised of municipal code data and related files. Provision for amortization of the database is based on an estimated useful life of 20 years and is computed on the straight-line method.

         As a result of assigning goodwill and intangibles to our reporting units, in connection with our SFAS 142 impairment assessment, we identified a noncompete agreement in the amount of $120,001 that was separately classified as an intangible with a definite life of five years.

     (h) RECOGNITION OF REVENUE AND RELATED EXPENSES

         Ohio Indemnity's insurance premiums are earned over the terms of the related insurance policies and reinsurance contracts. For our lender/dealer insurance products, premiums are earned in proportion to the risk assumed. For our unemployment insurance protection products, premiums are earned pro rata over the policy term. The portion of premiums written applicable to the unexpired portion of insurance contracts is recorded in the balance sheet as unearned premiums.

         Revenue from ALPC municipal code contracts is recognized on the percentage-of-completion method. Completion is measured based on the percentage of direct labor costs incurred to date to estimated direct labor costs for each contract. While we use available information to estimate total direct labor costs on each contract, actual experience may vary from estimated amounts. Revenue from code supplements is recognized on the completed-contract method because the typical supplement is completed in a few months.

                                   13(a) - 8

         Commission fee revenues for USA (and Paul Boardway and Associates prior to its dissolution) are recognized when earned based on contractual rates and services provided.

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

     (j) RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

         Loss and loss adjustment expense reserves represent our best estimate of the estimated ultimate net cost of all reported and unreported losses incurred through December 31. We do not discount loss and loss adjustment expense reserves. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, we believe the reserves for losses and loss adjustment expenses are adequate. The estimates are regularly reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

     (k) REINSURANCE

         In the ordinary course of business, we cede and assume reinsurance with other insurers and reinsurers. Ceded reinsurance transactions are attributable to a lender insurance policy. The assumed business represents a quota share participation in the gross liability of an insurer covering bail bond business.

     (l) EXPERIENCE RATING AND RETROSPECTIVE PREMIUM ADJUSTMENTS

         Certain policies are eligible for premium adjustments based upon a comparison of actual losses to expected losses. For certain policies, return premiums are calculated and settled on an annual basis. These balances are presented in the accompanying balance sheets as retrospective premium adjustments payable. Certain other policies are eligible for an experience rating adjustment that is calculated and adjusted from period to period and settled upon cancellation of the policy. These balances are presented in the accompanying balance sheets as experience rating adjustments payable.

     (m) CONTRACT FUNDS ON DEPOSIT

         We have an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a surety bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by us. Together with the cost containment service firm, we share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. We record management fees in the period the residual is shared with the cost containment service firm. Fees of $749,442, $846,446 and $659,929 were recognized in 2002, 2001 and 2000, respectively, as a result of this arrangement.

     (n) DEPRECIATION AND AMORTIZATION

         Furniture and fixtures are stated at cost and depreciated using the straight-line method over a three year useful life. Leasehold improvements are capitalized and amortized over the remaining office lease term. Maintenance, repairs and minor renewals are charged directly to expense as incurred.

     (o) FEDERAL INCOME TAXES

         We file a consolidated federal income tax return with our subsidiaries. Accordingly, deferred tax liabilities and assets have been recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns.

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

         Redeemable preferred securities:

         Fair value is estimated using discounted cash flow calculations based on interest rates currently being offered for similar obligations with maturities consistent for the obligation being valued.

                                   13(a) - 9

     (q) CASH AND CASH EQUIVALENTS

         We classify investments as cash equivalents if their original maturity is three months or less. Cash equivalents are stated at cost, which approximates fair value.

     (m) RECLASSIFICATIONS

         Certain prior year amounts have been reclassified in order to conform to the 2002 presentation.

(2)  INVESTMENTS

     The amortized cost and estimated fair values of investments in held to maturity and available for sale securities were as follows:

                                                                   DECEMBER 31, 2002
                                              -------------------------------------------------------------------
                                                                     GROSS            GROSS
                                                AMORTIZED          UNREALIZED       UNREALIZED          FAIR
                                                  COST               GAINS            LOSSES            VALUE
                                              -------------------------------------------------------------------
HELD TO MATURITY:
 FIXED MATURITIES:
   US TREASURY SECURITIES AND
    OBLIGATIONS OF US GOVERNMENT
    CORPORATIONS AND AGENCIES.............    $   1,535,197      $      32,428     $          -     $   1,567,625
   OBLIGATIONS OF STATES AND
    POLITICAL SUBDIVISIONS................        2,952,552            171,726                -         3,124,278
                                              -------------      -------------     ------------     -------------
                                                  4,487,749            204,154                -         4,691,903
                                              -------------      -------------     ------------     -------------
AVAILABLE FOR SALE:
 FIXED MATURITIES:
   OBLIGATIONS OF STATES AND
    POLITICAL SUBDIVISIONS................       15,529,900            385,668           37,918        15,877,650
   CORPORATE SECURITIES...................           27,500              7,500                -            35,000
 EQUITY SECURITIES........................        6,051,043          1,367,886          215,279         7,203,650
                                              -------------      -------------     ------------     -------------
                                                 21,608,443          1,761,054          253,197        23,116,300
                                              -------------      -------------     ------------     -------------
        TOTALS............................    $  26,096,192      $   1,965,208     $    253,197     $  27,808,203
                                              =============      =============     ============     =============

                                                                   December 31, 2001
                                              -------------------------------------------------------------------
                                                                     Gross            Gross
                                                Amortized         Unrealized        Unrealized          Fair
                                                  Cost               Gains            Losses            Value
                                              -------------------------------------------------------------------
Held to maturity:
 Fixed maturities:
   US Treasury securities and
    obligations of US government
    corporations and agencies.............    $   2,235,092      $      80,093     $          -     $   2,315,185
   Obligations of states and
    political subdivisions................        2,415,797             44,541            2,276         2,458,062
   Redeemable preferred stock.............           96,000                  -                -            96,000
                                              -------------      -------------     ------------     -------------
                                                  4,746,889            124,634            2,276         4,869,247
                                              -------------      -------------     ------------     -------------
Available for sale:
 Fixed maturities:
   Obligations of states and
    political subdivisions................       13,951,094            179,793          108,860        14,022,027
   Corporate securities...................          260,328             43,125           52,328           251,125
 Equity securities........................        5,981,774          1,364,753          630,955         6,715,572
                                              -------------      -------------     ------------     -------------
                                                 20,193,196          1,587,671          792,143        20,988,724
                                              -------------      -------------     ------------     -------------
        Totals............................    $  24,940,085      $   1,712,305     $    794,419     $  25,857,971
                                              =============      =============     ============     =============

The amortized cost and estimated fair value of investments in held to maturity and available for sale securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 -------------------------------------------------------------------
                                                        HELD TO MATURITY                   AVAILABLE FOR SALE
                                                   AMORTIZED            FAIR            AMORTIZED          FAIR
                                                     COST               VALUE             COST             VALUE
                                                 -------------------------------------------------------------------
Due in one year or less.......................   $   1,399,283      $   1,419,969     $    320,420     $     321,317
Due after one year but less than five years...         794,880            824,155        3,793,480         3,988,548
Due after five years but less than ten years..       1,809,357          1,938,223        3,852,892         3,935,336
Due after ten years...........................         484,229            509,556        7,590,609         7,667,449
                                                 -------------      -------------     ------------     -------------
                                                 $   4,487,749      $   4,691,903     $ 15,557,401     $  15,912,650
                                                 =============      =============     ============     =============

                                   13(a) - 10

Investment income, net of expenses, is summarized below:

                                                                 ------------------------------------------------
                                                                      2002             2001              2000
                                                                 ------------------------------------------------
Held to maturity:
     Fixed maturities......................................      $     119,609     $    295,469     $     357,902
Available for sale:
     Fixed maturities......................................            884,811          835,867           733,583
     Equity securities.....................................            230,101          196,707           184,805
Short-term investments.....................................            118,141          173,834           315,755
Other......................................................              9,221           44,176            63,006
Expenses...................................................            (60,372)         (49,432)          (26,745)
                                                                 -------------     ------------     -------------
     Investment income.....................................      $   1,301,511     $  1,496,621     $   1,628,306
                                                                 =============     ============     =============

     Fixed maturity investments were predominately income producing for the years ended December 31, 2002, 2001 and 2000.

     See Note 1(p) for a description of the methods and significant assumptions used to estimate the fair value of financial instruments.

     The proceeds from sales of available-for-sale securities were $24,990,022, $20,558,939 and $16,630,780 for the years ended December 31, 2002, 2001 and
     2000, respectively.

     Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                                 ------------------------------------------------
                                                                      2002              2001             2000
                                                                 ------------------------------------------------
Gross realized gains:
   Available for sale: fixed maturities.......................   $      35,508     $     53,314     $      34,111
                       equity securities......................         320,661          665,761           339,940
                                                                 -------------     ------------     -------------
     Total gains..............................................         356,169          719,075           374,051
                                                                 =============     ============     =============

Gross realized losses:
   Held to maturity:   fixed maturities.......................               -              400                 -
   Available for sale: fixed maturities.......................         187,908           46,992            56,833
                       equity securities......................       1,388,738          649,141           637,960
                                                                 -------------     ------------     -------------
     Total losses.............................................       1,576,646          696,533           694,793
                                                                 =============     ============     =============

     Net realized gains (losses)..............................   $  (1,220,477)    $     22,542     $    (320,742)
                                                                 =============     ============     =============

     At December 31, 2002, investments having a par value of $4,157,000 were on deposit with various state insurance departments to meet their respective regulatory requirements.

(3) DEFERRED POLICY ACQUISITION COSTS

    Changes in deferred policy acquisition costs at December 31 are summarized as follows:

                                                          ------------------------------
                                                              2002             2001
                                                          ------------------------------
Deferred, January 1..............................         $   1,522,533    $     642,787
Additions:
   Commissions...................................             1,904,229        1,682,847
   Premium tax...................................               135,711          122,837
                                                          -------------    -------------
                                                              2,039,940        1,805,684

Amortization to expense .........................               908,647          925,938
                                                          -------------    -------------

Deferred, December 31............................         $   2,653,826    $   1,522,533
                                                          =============    =============

(4) UNCOMPLETED CONTRACTS

     Revenues earned on uncompleted codification contracts by ALPC were $1,492,583 and $1,035,321 and billings to date on those contracts were $1,361,640 and $991,266, at December 31, 2002 and 2001, respectively. The excess of costs and estimated earnings over billings to date are presented in the accompanying balance sheets.

(5) GOODWILL AND INTANGIBLE ASSETS

     The changes in the carrying amount of goodwill by reporting unit for the year ended December 31, 2002 are as follows:

                                   13(a) - 11

                               Property/Casualty     Insurance         Municipal
                                   Insurance           Agency       Code Publishing       Total
                               -----------------   -------------    ----------------   ------------
Balance,
  Dec. 31, 2001                  $    753,737      $   1,780,859    $              -    $  2,534,596

Impairment
 write-offs                                 -         (1,660,858)                  -      (1,660,858)

Noncompete
  agreement recognition                     -           (120,001)                  -        (120,001)
                                 ------------      -------------    ----------------    ------------
Balance,
  December 31, 2002              $    753,737      $           -    $              -    $    753,737
                                 ============      =============    ================    ============

     Intangible assets as of December 31 were as follows:


                                                  AS OF DECEMBER 31, 2002                     As of December 31, 2001
                                          ----------------------------------------    --------------------------------------
                                                        ACCUMULATED                                 Accumulated
                                             COST      AMORTIZATION        NET           Cost      Amortization      Net
                                          -----------  -------------   -----------    -----------  -------------  ----------
Amortization Intangibles:
  Databases                               $ 1,008,773    $  (102,562)  $   906,211    $   919,273    $   (54,36   $  864,912
  Noncompete agreement                        120,394        (32,039)       88,355              -             -            -
                                          -----------    -----------   -----------    -----------    -----------  ----------

Total intangible assets                   $ 1,129,167    $  (134,601)  $   994,566    $   919,273    $  (54,361)  $  864,912
                                          ===========    ===========   ===========    ===========    ==========   ==========

     Amortization expense related to amortizable intangible assets was $80,240, $35,995 and $18,366 during 2002, 2001 and 2000, respectively. The estimated amortization expense of intangible assets for the next five fiscal years ending December 31 is as follows:

2003            $  74,518
2004               74,518
2005               74,518
2006               66,518
2007               50,477

     A reconciliation of the previously reported 2001 and 2000 statements of income information to pro forma amounts that reflect the elimination of amortization of goodwill is presented below:

                                                2001                                  2000
                                  ---------------------------------     -------------------------------
                                                      Per Share                            Per Share
                                                  -----------------                     ---------------
                                     Amount       Basic    Diluted         Amount       Basic   Diluted
                                     ------       -----    --------        ------       -----   -------
Net income, as reported           $  3,075,190    $  .53   $    .53     $  3,918,357    $ .66   $   .66
Amortization of goodwill               101,316       .02        .02          102,556      .02       .02
                                  ------------    ------   --------     ------------    -----   -------

Pro forma net income              $  3,176,506    $  .55   $    .55     $  4,020,913    $ .68   $   .68
                                  ============    ======   ========     ============    =====   =======

(6) NOTE PAYABLE TO BANK

    As of December 31, 2002, we had an unsecured $13,000,000 revolving line of credit with a maturity date of June 30, 2006 with an outstanding balance of $2,100,000. The revolving credit agreement provides for interest payable quarterly, at an annual rate equal to 0.75% less than the prime rate (3.5% per annum at December 31, 2002). The bank that provides the credit line is also a policyholder of the Company. Premium from this policyholder represented 10.2% of revenue for the year ended December 31, 2002.

(7) LEASES AND SHARED EXPENSES

    We routinely lease premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

    Consolidated rental expenses under operating leases were $303,781, $267,000 and $198,353 during 2002, 2001 and 2000, respectively.

                                   13(a) - 12

     The future minimum lease payments required under these operating leases for the next five fiscal years ending December 31 are as follows:

 YEAR                    OPERATING
ENDING                    LEASES
----------------------------------
 2003                  $  243,679
 2004                     223,317
 2005                     175,850
 2006                     208,769
 2007                     224,009
                       ----------
                       $1,075,624
                       ==========

     In January 2001, we entered into a new lease for our Columbus office space, replacing the then existing commitment. Under its provisions, no cash payments were due until April 1, 2002. Rent expense will be recognized evenly over the lease term ending December 31, 2008.

(8)  REDEEMABLE PREFERRED SECURITIES

     On December 4, 2002, our Connecticut special purpose business trust subsidiary, BIC Statutory Trust I ("BIC Trust"), sold $8 million of floating rate trust preferred capital securities in an exempt private placement transaction. BIC Trust was formed for the sole purpose of issuing these securities. BIC Trust contributed the proceeds from the issuance of the floating rate trust preferred securities to Bancinsurance who then issued to BIC Trust junior subordinated debentures with the same terms and conditions. We have fully and unconditionally guaranteed all of BIC Trust's obligations with respect to the floating rate trust preferred capital securities. The floating rate trust preferred capital securities are presented in the Consolidated Balance Sheets as "Minority interest in consolidated subsidiary: redeemable preferred securities of subsidiary trust." The floating rate trust preferred capital securities pay interest quarterly at a rate equal to three month LIBOR plus four hundred basis points (5.4% per annum at December 31, 2002), are redeemable at par on or after December 4, 2007 and mature on December 4, 2032. The impact of the junior subordinated debentures has been eliminated in our accompanying financial statements.

(9)  FEDERAL INCOME TAXES

     Deferred income taxes for 2002 and 2001 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax liability at December 31 are as follows:

                                                                 2002           2001
                                                              -------------------------
Deferred tax assets:
   Unpaid loss and loss adjustment expense reserves ........  $   121,063   $    79,395
   Unearned premium reserves ...............................      622,859       354,439
   Accrued bonus ...........................................       99,079        99,079
   Capital loss carryforward ...............................      442,998       108,988
   Other reserves ..........................................       66,908        34,000
   Book/tax depreciation differences .......................       28,109        35,061
   Other ...................................................            -        28,066
                                                              -----------   -----------
      Subtotal .............................................    1,381,016       739,028

Deferred tax liabilities:
   Unrealized gains on available for sale securities .......     (512,671)     (270,479)
   Discounting of anticipated salvage and subrogation ......       (2,752)       (2,752)
   Deferred policy acquisition costs .......................     (902,303)     (517,662)
   Accrued dividends receivable ............................       (4,182)       (3,627)
   Other goodwill ..........................................            -       (42,320)
   Book/tax depreciation differences .......................            -        (5,574)
   Other ...................................................      (41,135)       (5,615)
                                                              -----------   -----------
      Subtotal .............................................   (1,463,043)     (848,029)
                                                              -----------   -----------
      Net deferred tax liability ...........................  $   (82,027)  $  (109,001)
                                                              ===========   ===========

     Net deferred tax assets and liabilities and federal income tax expense in future years can be materially affected by changes in enacted tax rates or by unexpected adverse events.

                                   13(a) - 13

     The provision for federal income taxes at December 31 consists of the following:

                                                                   2002          2001         2000
                                                               ---------------------------------------
Current ....................................................   $ 1,175,825   $ 1,056,810  $ 1,662,025
Current recoverable ........................................             -             -     (109,052)
Deferred expense (benefit) .................................      (235,295)      134,557      149,603
                                                               -----------   -----------  -----------
   Federal income taxes ....................................   $   940,530   $ 1,191,367  $ 1,702,576
                                                               ===========   ===========  ===========

     The difference between income taxes provided at our effective tax rate and the 34% federal statutory rate at December 31 is as follows:

                                                                    2002          2001          2000
                                                                ----------------------------------------
Federal income tax at statutory rate .......................    $ 1,137,555   $ 1,450,629   $ 1,911,117
Dividends received deduction and tax exempt interest .......       (326,397)     (327,644)     (282,613)
Business meals and entertainment ...........................         20,238        46,686        41,114
Non-deductible interest expense ............................              -         1,225        12,904
Other ......................................................        109,134        20,471        20,054
                                                                -----------   -----------   -----------
     Federal income taxes ..................................    $   940,530   $ 1,191,367   $ 1,702,576
                                                                ===========   ===========   ===========

     For tax return purposes, as of December 31, 2002, we have capital loss carryforwards of $1,111,727 that expire, if unused, in 2007.

(10) BENEFIT PLANS

     The Ohio Indemnity Company Employee 401(k) and Profit Sharing Plan (the "401(k) Plan") is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, we match 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $133,353, $92,340 and $109,395 for the years 2002, 2001 and 2000, respectively.

(11) STOCK OPTION PLANS

     We apply APB Opinion No. 25 and related interpretations in accounting for stock options issued to employees, officers and directors under our equity compensation plans. FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued by the FASB in 1995 and changes the methods for recognition of cost on equity compensation plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if we had adopted the cost recognition requirements under SFAS 123 in 2002, 2001 and 2000 are presented below.

     We have stock options outstanding and exercisable at December 31, 2002 under three equity compensation plans, each of which has been approved by our security holders. First, our 1984 Stock Option Plan (the "1984 Stock Option Plan") was open to all employees of the Company and its subsidiaries. All options were granted to employees of our Company before May 17, 1994 and had a term of not more than ten years. Under the 1984 Stock Option Plan, options for 40,000 common shares were outstanding at December 31, 2002 and expire at various dates in 2003 and 2004 and range in option price per share from $5.25 to $6.00.

     Second, our 1994 Stock Option Plan (the "1994 Stock Option Plan") provides for the grant of options to purchase up to an aggregate of 500,000 common shares, with a 100,000 common share maximum for any one participant. Key employees, officers, and directors of, and consultants and advisors to, Bancinsurance and its subsidiaries are eligible to participate in the 1994 Stock Option Plan. The 1994 Stock Option Plan is administered by the Compensation Committee which determines to whom and when options will be granted along with the terms and conditions of the options. Under the 1994 Stock Option Plan, options for 347,900 common shares were outstanding at December 31, 2002 and expire at various dates from 2004 to 2012 and range in option price per share from $2.50 to $6.75. Of the options for 347,900 common shares outstanding, 44,000 have been granted to our non-employee directors and 303,900 have been granted to employees for compensatory purposes.

     Finally, our 2002 Stock Incentive Plan (the "2002 Plan") provides for awards, including grant of options, to purchase up to an aggregate of 600,000 common shares. Key employees, officers and directors of, and consultants and advisors to, Bancinsurance and its subsidiaries are eligible to participate in the 2002 Plan. The 2002 Plan is administered by the Compensation Committee which determines to whom and when options, restricted stock or stock appreciation rights will be granted as well as with the terms and conditions of the award. Under the 2002 Plan, options for 100,000 common shares were outstanding at December 31, 2002 and expire in 2012 and have an option price per share of $4.50.

     A summary of the status of our stock options as of December 31, 2002, 2001 and 2000 and changes during the year ended on those dates is presented below:

                                   13(a) - 14

                                                   2002                           2001                           2000
                                                     WEIGHTED-AVERAGE               WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                           SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE      SHARES     EXERCISE PRICE
                                        --------------------------------------------------------------------------------------------
Outstanding at beginning of year .....     355,500      $  4.81           323,000       $ 4.76           363,500        $ 4.42
Granted ..............................     164,000         4.66            49,000         4.62            16,000          4.04
Exercised ............................        (600)        4.65           (14,000)        2.89           (39,500)         1.55
Expired ..............................           -            -                 -            -                 -             -
Canceled .............................     (31,000)        5.33            (2,500)        4.75           (17,000)         4.43
                                        ----------      -------        ----------       ------        ----------        ------
Outstanding at end of year ...........     487,900      $  4.73           355,500       $ 4.81           323,000        $ 4.76
                                        ----------      -------        ==========       ======        ==========        ======
Options exercisable at year-end ......     242,580                        209,300                        180,500
                                        ==========                     ==========                     ==========
Shares reserved for issuance .........   1,042,900                        434,500                        501,000
                                        ==========                     ==========                     ==========
Options available for future grant ...     555,000                        129,000                        178,000
                                        ==========                     ==========                     ==========
Weighted average fair value of options
  granted during the year ............  $   1.7135                     $   2.0434                     $   2.1071
                                        ==========                     ==========                     ==========

     The fair value of each option granted during 2002, 2001 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 28.97% for 2002, 35.15% for 2001 and 43.06% for 2000, (2) risk-free interest rate of 5.00% for options granted May 17, 2002, 4.71% for options granted June 4, 2002, 3.86% for options granted July 26, 2002, 3.48% for options granted October 28, 2002, 3.41% for options granted November 4, 2002, 5.24% for options granted May 17, 2001, 5.31% for options granted May 30, 2001, 5.20% for options granted May 31, 2001, 6.72% for options granted May 17, 2000 and 6.52% for options granted May 31, 2000 and (3) expected life of 6 years for all years.

     The following table summarizes weighted-average information by range of exercise prices for stock options outstanding and exercisable at December 31, 2002:

                                                         OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                         ------------------------------------------------------------------------------------
                                            NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE       NUMBER      WEIGHTED-AVERAGE
                                         OUTSTANDING       REMAINING          EXERCISE        EXERCISABLE        EXERCISE
       RANGE OF EXERCISE PRICES          AT 12/31/02   CONTRACTUAL LIFE         PRICE         AT 12/31/02          PRICE
                                         ------------------------------------------------------------------------------------
$ 2.50 - 2.875........................      21,500           2.88              $ 2.57            21,500           $ 2.57
  3.375 - 3.875.......................      34,000           3.93                3.82            34,000             3.82
  4.00 - 4.85.........................     282,400           7.83                4.58            96,080             4.65
  5.25 - 5.625........................     112,000           6.60                5.32            53,000             5.37
  6.00 - 6.75.........................      38,000           1.48                6.11            38,000             6.11
                                          --------                                             --------
  2.50 - 6.75.........................     487,900           6.56                4.73           242,580             4.73
                                          ========                                             ========

     If compensation cost for our 2002, 2001 and 2000 grants for stock-based compensation plans had been determined consistent with SFAS 123, our net income and net income per common share would approximate the pro forma amounts below:

                                                        AS REPORTED                             PRO FORMA
                                             2002           2001         2000         2002         2001          2000
                                          -------------------------------------------------------------------------------
Net income............................    $  889,613    $ 3,075,190   $ 3,918,357   $ 875,944   $ 3,068,601   $ 3,916,083
                                          ----------    -----------   -----------   ---------   -----------   -----------
Net income per common share,
   diluted............................    $      .16    $       .53   $       .66   $     .16   $       .53   $       .66
                                          ----------    -----------   -----------   ---------   -----------   -----------

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

(12) STATUTORY RESTRICTIONS

     Generally, Ohio Indemnity is restricted by the insurance laws of the State of Ohio as to amounts that can be transferred to Bancinsurance in the form of dividends, loans, or advances without the approval of the Department. Under these restrictions, during 2003, dividends, loans or advances in excess of $3,235,322 will require the approval of the Department.

(13) STATUTORY SURPLUS AND NET INCOME

     Ohio Indemnity is statutorily required to file financial statements with state regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, each of which may differ from GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the NAIC. Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile. Ohio Indemnity has no permitted statutory accounting practices.

                                   13(a) - 15

     As of December 31, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed by the Department differed from shareholders' equity and net income determined in accordance with GAAP by the following:

                                                                SHAREHOLDERS' EQUITY/SURPLUS            NET INCOME
                                                                ----------------------------    --------------------------
                                                                    2002           2001            2002           2001
                                                                ------------   -------------    -----------   ------------
Statutory....................................................   $ 32,353,218   $ 29,632,880     $ 1,751,827   $ 2,567,615
Reconciling items:
 Non-admitted assets.........................................         91,723          2,818               -             -
 Deferred policy acquisition costs...........................      2,653,826      1,522,533       1,131,292       879,746
 Deferred taxes..............................................     (1,023,087)      (538,651)        166,270      (134,557)
 Unrealized gain on available for sale fixed maturities......        355,249         61,730               -             -
 Provision for reinsurance...................................              -         32,027               -             -
                                                                ------------   ------------     -----------   -----------
GAAP.........................................................   $ 34,430,929   $ 30,713,337     $ 3,049,389   $ 3,312,804
                                                                ============   ============     ===========   ===========

(14) RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows:
     [Dollars in thousands]

                                                                      2002         2001          2000
                                                                   -------------------------------------
Balance at January 1............................................   $   4,873    $    2,959    $   3,723
 Less reinsurance recoverables..................................          90            20            2
                                                                   ---------    ----------    ---------
Net Balance at January 1........................................       4,783         2,939        3,721
                                                                   ---------    ----------    ---------
Incurred related to:
 Current year...................................................      29,121        21,759       17,169
 Prior years....................................................        (858)         (100)      (2,100)
                                                                   ---------    ----------    ---------
Total incurred..................................................      28,263        21,659       15,069
                                                                   ---------    ----------    ---------
Paid related to:
 Current year...................................................      21,103        17,074       14,210
 Prior years....................................................       4,667         2,741        1,641
                                                                   ---------    ----------    ---------
Total paid......................................................      25,770        19,815       15,851
                                                                   ---------    ----------    ---------
Net Balance at December 31......................................       7,276         4,783        2,939
 Plus reinsurance recoverables..................................         283            90           20
                                                                   ---------    ----------    ---------
Balance at December 31..........................................   $   7,559    $    4,873    $   2,959
                                                                   =========    ==========    =========

     As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $858,000, $100,000 and $2,100,000 in 2002, 2001 and 2000, respectively, due to redundancy in ultimate loss coverage reserves for prior accident years.

(15) REINSURANCE

     In the ordinary course of business, we assume and cede reinsurance with other insurers and reinsurers. Such arrangements serve to enhance our capacity to write business, provide greater diversification and limit our maximum loss arising from large risks. Ceded reinsurance is effected by negotiation on individual risks. Although reinsurance does not discharge the original insurer from its primary liability to its policyholders, it is the practice of insurers for accounting purposes to treat reinsured risks as risks of the reinsurer. The primary insurer would only reassume liability in those situations where the reinsurer is unable to meet the obligations it assumed under the reinsurance agreements. The ability to collect reinsurance is subject to the solvency of the reinsurers.

     Our ceded reinsurance transactions are attributable to a lender insurance policy. The assumed business represents a quota share participation in the gross liability of an insurer covering bail bond business.

     A reconciliation of direct to net premiums, on both a written and earned basis, for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                2002                             2001                            2000
                   -----------------------------   -------------------------------   -----------------------------
                      PREMIUMS        PREMIUMS        Premiums         Premiums         Premiums        Premiums
                      WRITTEN          EARNED         Written           Earned          Written          Earned
                   -------------   -------------   ---------------  --------------   --------------  -------------
Direct             $ 45,403,898    $ 40,978,953    $   44,384,593   $  38,390,171    $  26,007,426   $ 25,058,892
Assumed                 495,762         411,179           329,739         173,005                -              -
Ceded                  (835,045)       (507,895)       (1,105,872)       (254,438)        (186,706)      (217,077)
                   ------------    ------------    --------------   -------------    -------------   ------------
                   $ 45,064,615    $ 40,882,237    $   43,608,460   $  38,308,738    $  25,820,720   $  2,841,815
                   ============    ============    ==============   =============    =============   ============

                                   13(a) - 16

     The amounts of recoveries pertaining to reinsurance contracts that were deducted from losses incurred during 2002, 2001 and 2000 were: $231,998, $164,794 and $161,411, respectively. Ceded reinsurance decreased commission expense incurred by $132,344 $160,839 and $49,988, respectively.

(16) RELATED PARTIES

     Loans to affiliates at December 31, 2001 included a $96,000 loan to an officer of the Company. Such indebtedness was due and payable on February 1, 2002. Pursuant to the terms of a Resignation Agreement and Release between the Company and such officer, we offset the loan payable against $96,000 that was due and payable by the Company under such Resignation Agreement and Release at the officers termination on March 31, 2002.

     In 1994, we entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 2002, we had loaned the trustee $645,777 under this agreement for payment of insurance premiums. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources: (1) cash surrender value of the underlying insurance contracts; (2) death benefits; and/or (3) the sale of 15,750 common shares of the Company contributed by the officer to the trust. In February 2000, we entered into a Split-Dollar Insurance Agreement for the benefit of another officer in the face amount of $1,000,000. At December 31, 2002, $30,000 was included in loans to affiliates for payment of insurance premiums in accordance with this agreement. All premiums paid by the Company in accordance with this agreement are to be repaid, in full, without interest, upon the death, retirement or termination of the officer.

     During 2001 and 2000, we agreed to repurchase common shares of the Company from two officers of Ohio Indemnity concurrent with the issuance of such common shares through exercise of stock options. The $22,640 payment in 2001 and the $58,750 payment in 2000 to settle the option grants were recorded as compensation expense.

     We share the Company's executive offices with certain of our consolidated subsidiaries. Rental, equipment and bookkeeping expenses are allocated among them pursuant to management fee agreements.

(17) CONCENTRATIONS

     Two lender insurance product customers represented $5,804,975 and $4,612,120 of our net premiums earned in 2002, $4,238,080 and $3,677,520 of our net premiums earned in 2001 and $0 and $2,683,880 of our net premiums earned in 2000, respectively.

(18) COMMON SHARE REPURCHASE PROGRAM

     On April 25, 2002, the Board of Directors adopted a common share repurchase program. On May 23, 2002, the Board of Directors increased the aggregate number of common shares available for repurchase under the repurchase program to 700,000 common shares from 600,000 common shares originally approved. The repurchase program expires on December 31, 2003. Through December 31, 2002, we repurchased 699,224 common shares at an average price per share of $5.00 under this program. Repurchases were funded by cash flows from operations.

(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Our results of operations have varied, and in the future may vary, from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:

                                                                              2002
                                                ---------------------------------------------------------------
                                                   FIRST           SECOND            THIRD            FOURTH
                                                  QUARTER          QUARTER          QUARTER           QUARTER
                                                ---------------------------------------------------------------
NET PREMIUMS EARNED........................     $ 8,987,460     $ 10,097,226     $ 11,598,795      $ 10,198,756
NET INVESTMENT AND OTHER INCOME............       1,436,848        1,296,028          977,632           641,283
TOTAL REVENUE..............................      10,424,308       11,393,254       12,576,427        10,840,039
LOSSES AND OPERATING EXPENSES..............       8,984,636       10,061,233       12,461,804        10,380,606
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE.................................      (1,481,858)               -                -                 -
NET INCOME (LOSS)..........................        (461,374)         950,951           92,670           307,366
NET INCOME PER COMMON SHARE................            (.08)             .17              .02               .05
NET INCOME PER COMMON SHARE,...............
  ASSUMING DILUTION........................            (.08)             .17              .02               .05

                                   13(a) - 17

                                                                              2001
                                                ---------------------------------------------------------------
                                                   FIRST           SECOND            THIRD            FOURTH
                                                  QUARTER          QUARTER          QUARTER           QUARTER
                                                ---------------------------------------------------------------
Net premiums earned........................     $ 7,014,694     $ 10,618,263     $ 10,098,238      $ 10,577,543
Net investment and other income............       1,669,420        1,291,969        1,320,293           897,702
Total revenue..............................       8,684,114       11,910,232       11,418,531        11,475,245
Losses and operating expenses..............       7,790,510       10,728,289       10,410,251        10,292,515
Net income ................................         654,063          846,258          729,396           845,473
Net income per common share................             .11              .15              .13               .14
Net income per common share, ..............
  assuming dilution........................             .11              .15              .13               .14

(20) REGULATORY STANDARD

     Ohio Indemnity is subject to a Risk Based Capital test applicable to property and casualty insurers. The Risk Based Capital test serves as a benchmark of an insurance enterprise's solvency by state insurance regulators by establishing statutory surplus targets which will require certain company level or regulatory level actions. Ohio Indemnity's total adjusted capital is in excess of all required action levels.

(21) LITIGATION

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to our knowledge, threatened against the Company, its subsidiaries or against any of their assets, interests or rights or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a material adverse effect. Neither the Company nor any of its subsidiaries is a party to any order, judgment or decree which has had or could reasonably be expected to have a material adverse effect on the Company or such subsidiary.

(22) DISPUTE SETTLEMENT

     Included in other income for the year ended December 31, 2000, is a $900,000 payment received in May 2000, in connection with the settlement of a dispute with an unaffiliated party.

(23) SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                                                2002             2001           2000
                                                                           ---------------------------------------------
Net income.........................................................        $   889,613      $  3,075,190     $ 3,918,357
                                                                           ------------     ------------     -----------
Income available to common shareholders,
   assuming dilution...............................................        $    889,613     $  3,075,190     $ 3,918,357
                                                                           ------------     ------------     -----------

Weighted average common shares outstanding.........................           5,376,465        5,769,340       5,891,752
Adjustments for dilutive securities:
   Dilutive effect of outstanding options..........................              34,649           20,000          18,831
                                                                           ------------     ------------     -----------
Diluted common shares..............................................           5,411,114        5,789,340       5,910,583
                                                                           ============     ============     ===========

Net income per common share........................................        $        .16     $        .53     $       .66
Net income per common share, assuming dilution.....................        $        .16     $        .53     $       .66

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

                                                                            DECEMBER 31, 2002
                                      -------------------------------------------------------------------------------------
                                                              MUNICIPAL
                                      PROPERTY/CASUALTY         CODE          INSURANCE           ALL          CONSOLIDATED
                                          INSURANCE           PUBLISHING       AGENCY            OTHER            TOTALS
                                      -------------------------------------------------------------------------------------
Revenues from external customers....    $ 40,953,543         $ 3,324,037   $      8,463      $     2,702      $  44,288,745
Intersegment revenues...............           5,880                   -        155,181          146,034            307,095
Interest revenue....................       1,227,659                   -            116           24,603          1,252,378
Interest expense....................          15,477              11,420          1,327           69,351             97,575
Depreciation and amortization.......         113,591             100,455         28,000           69,413            311,459
Segment profit (loss)...............       4,141,969             522,636     (1,623,255)         611,494          3,652,844
Income tax expense (benefit)........       1,094,558             196,155         18,549         (368,232)           940,530
Segment assets......................      66,692,915           2,153,838        299,257       11,702,233         80,848,243

                                   13(a) - 18

                                                                            DECEMBER 31, 2001
                                      -------------------------------------------------------------------------------------
                                                              MUNICIPAL
                                      PROPERTY/CASUALTY         CODE          INSURANCE           ALL          CONSOLIDATED
                                          INSURANCE           PUBLISHING       AGENCY            OTHER            TOTALS
                                      -------------------------------------------------------------------------------------
Revenues from external customers....    $ 39,793,214         $ 2,652,231      $   67,065       $   23,147     $ 42,535,657
Intersegment revenues...............           5,880                   -         340,494           81,240          427,614
Interest revenue....................       1,335,796                   -             107           44,176        1,380,079
Interest expense....................           9,266               3,162               -           15,648           28,076
Depreciation and amortization.......          59,829              78,140         102,122           65,970          306,061
Segment profit (loss)...............       4,545,478             380,425         141,402         (373,134)       4,694,171
Income tax expense (benefit)........       1,229,850             143,617          87,923         (270,023)       1,191,367
Segment assets......................      58,283,510           1,878,414       2,610,501        3,967,509       66,739,934

                                                                    DECEMBER 31, 2000
                                        -------------------------------------------------------------------
                                                             MUNICIPAL                        WORKERS
                                        PROPERTY/CASUALTY       CODE           INSURANCE    COMPENSATION
                                            INSURANCE        PUBLISHING         AGENCY     ADMINISTRATION
                                        -----------------------------------------------------------------
Revenues from external customers....    $    26,954,064      $1,884,067       $  155,942   $     427,036
Intersegment revenues...............              5,880               -          642,113               -
Interest revenue....................          1,489,992               -               98               -
Interest expense....................              7,526               -               40               -
Depreciation and amortization.......            118,651          39,823          107,189           2,746
Segment profit (loss)...............          5,751,667         266,025          373,978         (37,177)
Income tax expense (benefit)........          1,677,890         102,077          161,852               -
Segment assets......................         40,285,510       1,464,405        2,492,767               -

                                                      DECEMBER 31, 2000
                                         -----------------------------------------
                                           TITLE           ALL        CONSOLIDATED
                                           AGENCY         OTHER          TOTALS
                                         -----------------------------------------
Revenues from external customers....     $ 115,724     $   10,280    $ 29,547,113
Intersegment revenues...............             -         71,240         719,233
Interest revenue....................             -         63,026       1,553,116
Interest expense....................            90        250,328         257,984
Depreciation and amortization.......           419         58,696         327,524
Segment profit (loss)...............       (37,138)        22,811       6,340,166
Income tax expense (benefit)........             -       (239,243)      1,702,576
Segment assets......................             -      2,888,620      47,131,302

                                                                                  2002           2001             2000
                                                                             ----------------------------------------------
Revenue

Total revenues for reportable segments.....................................  $  44,288,745   $  42,535,657   $  29,547,113
Interest revenue...........................................................      1,252,378       1,380,079       1,553,116
Elimination of intersegment revenues.......................................       (307,095)       (427,614)       (719,233)
                                                                             -------------   -------------   -------------
Total consolidated revenue.................................................  $  45,234,028   $  43,488,122   $  30,380,996
                                                                             =============   =============   =============
Profit

Total profit for reportable segments.......................................  $   3,041,350   $   5,067,305   $   6,317,355
Other gain (loss)..........................................................        611,494        (373,134)         22,811
Elimination of intersegment profits........................................       (307,095)       (427,614)       (719,233)
                                                                             -------------   -------------   --------------
Income before income taxes, provision for preferred dividends
  and cumulative effect of change in accounting principle..................  $   3,345,749   $   4,266,557   $   5,620,933
                                                                             =============   =============   ==============
Assets

Total assets for reportable segments.......................................  $  69,146,010   $  62,772,425   $  44,242,682
Other assets...............................................................     11,702,233       3,967,509       2,888,620
Elimination of intersegment receivables....................................     (8,393,039)     (2,069,257)     (1,230,318)
                                                                             -------------   -------------   -------------
Consolidated assets........................................................  $  72,455,204   $  64,670,677   $  45,900,984
                                                                             =============   =============   =============

                                   13(a) - 19

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bancinsurance Corporation

We have audited the accompanying consolidated balance sheets of Bancinsurance Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancinsurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, in 2002 the Company changed its method of accounting for goodwill.

/s/Ernst & Young LLP

Columbus, Ohio
January 24, 2003

                                   13(a) - 20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related footnotes. This discussion contains forward-looking statements. Forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed or implied by forward-looking statements.

OVERVIEW

The discussions of "Results of Operations" and "Liquidity," address our three business segments, which are property/casualty insurance, municipal code publishing and insurance agency. A summary description of the operations of each of these segments is included below.

Ohio Indemnity Company ("Ohio Indemnity") is a specialty property insurance company. Our principal sources of revenue are premiums paid by insureds for insurance policies. Ohio Indemnity is licensed in 47 states and the District of Columbia and for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Department of Insurance of the State of Ohio (the "Department") and the regulations of each state in which it operates. The majority of Ohio Indemnity's premiums are derived from two distinct lines of business: (1) products designed for automobile lenders/dealers and (2) unemployment insurance protection products. Our automobile lender/dealer group offers two types of products. First, ultimate loss insurance, a blanket vendor single interest coverage, is the primary product we offer to financial institutions nationwide. This lender product insures banks and financial institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. An ultimate loss insurance policy is generally written to cover a lender's complete portfolio of collateralized personal property loans, typically automobiles. During 2002, we began issuing creditor placed insurance policies, which are an alternative to our traditional blanket vendor single interest product. While both products cover the risk of damage to uninsured collateral in a lender's automobile loan portfolio, creditor placed insurance covers a lender's portfolio through tracking individual borrower insurance. Second, our guaranteed auto protection insurance ("GAP") pays the difference or gap between the amount owed by the customer on a lease or loan contract and the amount of primary insurance company coverage in the event a vehicle is damaged beyond repair or stolen and never recovered. The GAP product is sold to automobile dealers, lenders and lessors who then sell coverage directly to the borrower at the time of purchasing or leasing an automobile. Our unemployment insurance protection products are utilized by not-for-profit entities which elect not to pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agency to former employees. Certain national cost containment firms provide programs to assure that reimbursing employers discharge their unemployment compensation commitments. Ohio Indemnity bonds these firms for their program responsibilities. Ohio Indemnity also provides this coverage to groups of not-for-profits under trust arrangements. In addition, state mandated surety bonds, which are required by certain state Departments of Labor are underwritten. Ohio Indemnity also assumes bail bond coverage. No single customer of our Company accounts for a predominant share of consolidated revenue, except for two lender insurance product customers.

Our wholly-owned subsidiary, American Legal Publishing Corporation ("ALPC"), publishes and distributes ordinances for over 1,500 municipalities and counties nationwide in addition to state governments. Ordinance codification is the process of collecting, organizing and publishing legislation for state and local governments.

In July 2002, we formed Ultimate Services Agency, LLC, an Ohio limited liability company ("USA"). USA will act as an agency for placing property and casualty insurance policies offered and written by Ohio Indemnity and by other property and casualty insurance companies. Our wholly-owned subsidiary, Paul Boardway and Associates, Inc., a property/casualty insurance agency, was dissolved in the fourth quarter of 2002.

SUMMARY RESULTS

The following table sets forth period to period changes in selected financial data:

                                                                       PERIOD TO PERIOD INCREASE (DECREASE)
                                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------
                                                                      2001-2002                       2000-2001
                                                            ---------------------------     -------------------------
                                                                AMOUNT          %CHANGE         AMOUNT       %CHANGE
                                                            --------------    ----------    -------------   ---------
Premiums written......................................      $   1,456,155          3.3 %    $ 17,787,740      68.9 %
Net premiums earned...................................          2,573,499          6.7 %      13,466,923      54.2 %
Investment income.....................................           (195,110)       (13.0)%        (131,685)     (8.1)%
Net realized gain (loss) on investments...............         (1,243,019)    (5,514.2)%         343,284     107.0 %
Total revenue.........................................          1,745,906          4.0 %      13,107,126      43.1 %
Loss and loss adjustment expenses,
  net of reinsurance recoveries.......................          6,655,512         30.7 %       6,590,114       3.3 %
Operating expenses....................................         (4,058,297)       (23.1)%       8,101,296      85.9 %
Interest expense......................................             69,499        247.5 %        (229,908)    (89.1)%
Operating income......................................           (920,808)       (21.6)%      (1,354,376)    (24.1)%
Cumulative effect of change in accounting principle...          1,481,585        100.0 %               -         -
Net income............................................         (2,185,577)       (71.1)%        (843,167)    (21.5)%

                                   13(a) - 21

The combined ratio, which is the sum of the loss ratio and the expense ratio, is the traditional measure of underwriting experience for insurance companies. The following table reflects the loss, expense and combined ratios of Ohio Indemnity on both a statutory and GAAP basis for each of the years ended December 31:

                                                                            2002      2001      2000
                                                                          ---------------------------
Statutory:
   Loss ratio......................................................         67.9%      63.9%    59.7%
   Expense ratio...................................................         26.0%      23.4%    29.1%
                                                                          ------     ------    -----
   Combined ratio..................................................         93.9%      87.3%    88.8%
                                                                          ======     ======    =====
GAAP:
   Loss ratio......................................................         69.3%      56.5%    60.7%
   Expense ratio...................................................         21.0%      35.5%    27.4%
                                                                          ------     ------    -----
   Combined ratio..................................................         90.3%      92.0%    88.1%
                                                                          ======     ======    =====

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002 AS COMPARED TO YEAR ENDED DECEMBER 31, 2001

Premiums. Premiums written increased 3.3% to $45,064,615 in 2002 from $43,608,460 in 2001. Net premiums earned increased 6.7% to $40,882,237 in 2002 from $38,308,738 in 2001. We attribute these increases in premiums written primarily to GAP policies added and unemployment insurance protection and bail bond volume increases with existing customers. The growth in net premiums earned was primarily attributable to a decrease in retrospective premium adjustments due policyholders in 2002 compared to 2001. We estimate retrospective premium adjustments through the review of each individual retrospectively rated risk, comparing case basis loss development with that anticipated in the policy contract to arrive at the best estimate of return or additional retrospective premium. We record accrued retrospective premium as an adjustment to earned premium. In general, retrospective adjustments decrease as losses and loss adjustment expenses increase. For more information concerning losses and loss adjustment expenses, see "Losses and Loss Adjustment Expenses" below.

Premiums written related to our lender insurance products increased 0.2% to $37,486,639 in 2002 from $37,412,473 in 2001. We attribute this increase to an increase in automobile lending, driven by aggressive financing offers by some of our customers, which helped lender premiums remain relatively constant. We believe the continuing economic downturn has slowed consumer spending on automobiles and therefore, automobile lending has declined for our other customers. Net premiums earned related to our lender insurance products increased 5.0% to $35,060,911 in 2002 from $33,400,437 in 2001. We primarily attribute this increase to the decrease in retrospective premium adjustments.

Premiums written related to our GAP insurance products increased 59.8% to $2,631,083 in 2002 from $1,646,279 in 2001. Net premiums earned related to our GAP insurance products increased 90.6% to $939,014 in 2002 from $492,754 in 2001. We attribute this growth in GAP premiums written and earned to an agent transferring a book of business to us during the third quarter of 2001. As a result, we recorded a full year of activity with respect to such book of business in 2002 compared to a partial year in 2001.

Premiums written related to our unemployment insurance protection and bail bond products increased 8.7% to $4,946,893 in 2002 from $4,549,708 in 2001. Net premiums earned increased 10.6% to $4,882,312 in 2002 from $4,415,547 in 2001.
We attribute this increase in premiums written and earned primarily to the assumption of bail bond coverage.

Investment Income. Our $52,739,354 investment portfolio is allocated among fixed income securities, equity securities and short-term investments. Investment income decreased 13.0% to $1,301,511 in 2002 from $1,496,621 in 2001. Our investment income in recent years has been negatively impacted by declining yields on new investments. As of December 31, 2002 and 2001, the average yield on our portfolio was 2.5% and 3.5%, respectively. The effective duration of our portfolio at December 31, 2002 and 2001 was 6.1 years. We seek to invest in investment grade obligations of states, municipalities and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in more favorable net yields. We have the ability and intent to hold held to maturity fixed income securities to maturity or the put date. As a result, we carry held to maturity fixed income securities at amortized costs. With respect to the equity portion of our portfolio, we regularly evaluate factors that may impact the national economy as well as the outlook for corporate profits.

During 2002, we determined that an other than temporary decline in the value of certain investments had occurred and recorded an impairment on investments held of $931,531, which is included in realized loss on investments in our Consolidated Statements of Income. Net realized investment losses were $1,220,477 in 2002 compared with net realized investment gains of $22,542 in 2001. For more information concerning impairment of investments, see "Other Than Temporary Impairment of Debt and Equity Securities" below.

Codification and Subscription Fees. Codification and subscription fees generated by ALPC accounted for $3,324,037 of our revenues in 2002 and $2,652,231 of our revenues in 2001. We attribute the increase in fees primarily to new codification contracts and to a lesser extent, our acquisition in June 2001 of the net assets of Justinian Publishing Company, which contributed $490,833 and $301,631 in revenue in 2002 and 2001, respectively. In addition, growth in subscriptions and state league programs contributed to the increase.

                                   13(a) - 22

Management Fees. We have an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a surety bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. We hold certain monies allocated toward the payment of these benefits. Together with the cost containment service firm, we share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. We record management fees in the period the residual is shared with the cost containment service firm. Our management fees decreased 11.5% to $749,442 in 2002 from $846,446 in 2001. We primarily attribute this decrease to less favorable unemployment claims experience. We expect management fees to vary from period to period depending on unemployment levels and claims experience.

Commission Fees. Net commission fees generated by Paul Boardway and Associates declined to $8,463 in 2002 from $67,065 in 2001. As a result of strategies initiated in 2000 to preserve business acquired from Paul Boardway and Associates in 1999, we transferred business to another agency representing Ohio Indemnity. We dissolved Paul Boardway and Associates in the fourth quarter of 2002.

Other Income. Other income increased 140.1% to $188,815 in 2002 from $78,631 in 2001. The increase was primarily the result of releasing a $100,000 reserve related to the dismissal of a dispute with an unaffiliated party.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses, net of reinsurance recoveries, increased 30.7% to $28,314,256 in 2002 from $21,658,744 in 2001. Losses and loss adjustment expenses incurred with respect to our lender insurance products increased 22.6% to $25,561,076 in 2002 from $20,842,930 in 2001. With the continued slowdown in the U.S. economy and high consumer debt, financial institutions are experiencing a rise in delinquency dollars. As loan defaults, bankruptcies and automobile repossessions increased in frequency, we experienced higher losses and loss adjustment expenses. Losses and loss adjustment expenses incurred with respect to our GAP products increased 420.7% to $1,531,311 in 2002 from $294,076 in 2001. We attribute these increases to increases in earned premiums and deterioration in underwriting quality of the book of business over time. Losses and loss adjustment expenses incurred with respect to our unemployment insurance protection products increased 134.2% to $1,221,869 in 2002 from $521,738 in 2001. We attribute these increases primarily to increased benefit charges associated with rising unemployment insurance obligations in addition to reserve strengthening. For more information concerning losses and loss adjustment expenses, see "Losses and Loss Adjustment Expense Reserves" below.

Operating Expenses. Our operating expenses consist of experience rating adjustments, commission expense, other insurance operating expenses, codification and subscription expenses and general and administrative expenses. Experience rating adjustments decreased 133.1% to $(1,708,084) in 2002 from $5,155,850 in 2001. We attribute these decreases primarily to less favorable loss development in our lender products line. Experience rating adjustments are calculated and adjusted from period to period based on policy experience to date and premium growth. We anticipate that experience rating adjustments may fluctuate in future years based upon this calculation. Commissions, other insurance operating and general and administrative expenses increased 21.2% to $15,005,532 in 2002 from $12,378,895 in 2001. Commissions and other insurance operating expense increases were consistent with overall premium activity in 2002. Codification and subscription expenses incurred by ALPC increased 27.0% to $2,889,981 in 2002 from $2,276,360 in 2001, which increase was consistent with growth in codification and subscription revenues. Increases in general and administrative expenses were primarily the result of increases in salaries and related benefits and consulting.

Cumulative Effect of Change in Accounting Principle. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS 142, we no longer amortize goodwill and intangibles which have indefinite lives. SFAS 142 requires that we assess goodwill and intangibles with indefinite lives for impairment at least annually based on the fair value of the related reporting unit. We will perform our annual impairment assessment in the fourth quarter on an on-going basis.

As an initial step in the SFAS 142 implementation process, we assigned goodwill and intangibles to our property/casualty insurance, insurance agency and municipal code publishing business segments. Following such assignment, the fair value of each business segment was compared to its carrying value. Fair values were determined by discounting estimated future cash flows.

Based on our impairment testing, a net after-tax impairment charge of $1,481,858 was recognized as a cumulative effect of the change in accounting principle in the first quarter of 2002. The impairment charge was associated with the August 1999 acquisition of Paul Boardway and Associates, Inc.

We dissolved Paul Boardway and Associates, Inc. in the fourth quarter of 2002. As a result, the remaining goodwill of $179,000 was recorded as a pre-tax impairment charge to income.

Amortization expense related to definite-lived intangible assets was $80,240, $35,995 and $18,366 during 2002, 2001 and 2000, respectively. The increase in amortization expense in 2002 compared with 2001 is primarily associated with a database acquired by ALPC in June 2001.

Interest expense. Interest expense increased 247.5% to $97,575 for 2002 from $28,076 in 2001 due to higher borrowing levels on the Company's revolving credit line.

Federal Income Taxes. In 2002, we had income (before taxes, provision for trust preferred securities dividends and cumulative effect of change in accounting principle) of $3,345,749 and recorded a provision of $940,530 for income taxes, as compared to income before taxes of $4,266,557 and a provision for income taxes of $1,191,367 in 2001. The effective consolidated income tax rate was 28.1% and 27.9% in 2002 and 2001, respectively.

                                   13(a) - 23

GAAP Combined Ratio. Our combined ratio was 90.3% of net premiums earned for 2002 compared to 92.0% in the prior year. We attribute the 1.7% decrease to the lower expense ratio. The loss ratio increased to 69.3% for 2002 from 56.5% a year ago principally because of the impact of continued weakness in the U.S. economy. The expense ratio declined to 21.0% for 2002 from 35.5% in the prior year principally because of higher expense ratios in 2001 which resulted from increases in experience rating adjustments related to the addition of a significant policy in the second quarter of 2001.

YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO YEAR ENDED DECEMBER 31, 2000

Premiums. Premiums written in 2001 increased 68.9% to $43,608,460 from $25,820,720 in 2000. Net premiums earned in 2001 increased 54.2% to $38,308,738 from $24,841,815 in 2000. We attribute these increases in premiums written and net premiums earned primarily to growth in the number of new policies that we issued in 2001 as a result of the addition of four significant financial institutions (and numerous smaller financial institutions) as lender insurance customers. Increased automobile lending, which resulted in higher premium volume on existing policies, also contributed to overall premium growth in fiscal year 2001. Lender insurance premiums written increased by $15,536,257 during 2001 over 2000. New policy sales benefited from our expanded marketing department and expanded sales through agency relationships to regional and community financial institutions. The GAP premiums written increased from $293,800 in 2000 to $1,646,279 in 2001 primarily as a result of an agent transferring a book of business to the Company. Premiums written for our unemployment insurance protection products increased by $899,004 during 2001 over 2000 primarily as a result of growth in mandated surety bonds and increases in premiums on our existing excess of loss business. During the third quarter of 2001, we assumed Bail Bond coverage in New Jersey. Premiums written for this business were $329,739 in 2001.

Investment Income. Investment income (before taxes and excluding net realized capital gains/losses) decreased 8.1% to $1,496,621 in 2001 from $1,628,306 in 2000. The decrease in investment income was primarily the result of a decrease in average portfolio yield. As of December 31, 2001 and 2000, the average yield on our portfolio was 3.5% and 4.6%, respectively. The effective duration of our portfolio at December 31, 2001 was 6.1 years compared with 5.9 years at December 31, 2000. During 2001, we realized gains on investments of $22,542 compared with realized losses of $320,742 in 2000. During the fourth quarter of 2001, we recorded a realized loss on equity investments of $388,333. The Company's investment strategy is based on current market conditions and tax considerations which we regularly monitor.

Codification and Subscription Fees. Codification and subscription fees generated by ALPC accounted for $1,884,067 of our revenues in 2000 and $2,652,231 of our revenues in 2001. The increase in codification and subscription fees in 2001 was primarily attributable to our acquisition of Justinian Publishing Company which contributed $301,631 in additional fees. In addition, growth in subscriptions and state league programs contributed to the increase.

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

Commission Fees. Net commission fees generated by our Paul Boardway and Associates subsidiary accounted for $67,065 of our revenues in 2001 and $155,942 of our revenues in 2000. The decline in commission fees was primarily the result of our action taken during 2000 to preserve the business acquired from Paul Boardway and Associates in 1999 and to provide a claim servicing location closer to our customers. During the first half of 2000, we transferred several policies to another general agency who represents Ohio Indemnity.

Other Income. Other income decreased from $988,919 in 2000 to $78,631 in 2001. The decrease was primarily the result of recognition of a one-time payment of $900,000 received by the Company in the second quarter of 2000 in settlement of a dispute with an unaffiliated party.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses increased 43.7% in 2001 to $21,658,744 from $15,068,630 in 2000. The resulting net loss and loss adjustment expense GAAP ratios were 56.5% and 60.7% in 2000 and 2001, respectively. The increase in the loss and loss adjustment expense ratio during 2001 was primarily the result of higher dollar losses than expected due to growth in our lender insurance products. Our GAP business incurred loss and loss adjustment expenses of $294,076 in 2001 and $25,362 in 2000. Losses and loss adjustment expenses for our unemployment insurance protection products increased $211,429 from 2000 to 2001, which was primarily caused by less favorable claims experience and higher claims incurred. Our bail bond insurance business incurred loss and loss adjustment expenses of $103,803 in 2001. Partially offsetting these increases, during 2000, we released $304,604 of loss reserves due to the rescission of the auto warranty contract program.

Operating Expenses. Our operating expenses consist of experience rating adjustments, commission expense, other insurance operating expenses, codification and subscription expenses, amortization of deferred policy acquisition costs and general and administrative expenses. Experience rating adjustments increased from $(233,026) in 2000 to $5,155,850 in 2001. Experience rating adjustments are calculated and adjusted from period to period based on policy experience to date and premium growth. Management anticipates that the experience rating adjustment may fluctuate in future years based on this calculation. Commission expense increased 62.6% during 2001 from $3,639,642 in 2000 to $5,918,461 in 2001. The increase in 2001 was consistent with the overall premium activity for 2001. Other insurance operating expenses increased 6.5% as a result of increases in state and local insurance taxes, rent and office supplies. Codification and subscription expenses incurred by ALPC increased 41.6% to $2,276,360 in 2001 from $1,607,258 for the period February 29, 2000, the date ALPC was acquired, through December 31, 2000. General and administrative expenses decreased 28.7% from $1,482,909 in 2000 to $1,057,840 in 2001, primarily as a result of decreases in claims administration and title and appraisal related expenses. During 2000, we ceased providing claims administration and title and appraisal services.

                                   13(a) - 24

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

GAAP Combined Ratio. Our combined ratio was 92.0% of net premiums earned for 2001 compared to 88.1% the prior year. The 3.9% increase is attributable to the higher expense ratio. Expressed as a percentage of premiums earned, the loss ratio declined to 56.5% for 2001 from 60.7% a year ago. The expense ratio rose to 35.5% for 2001 from 27.4% the prior year, principally due to a reclassification of experience rating adjustment expenses during the fourth quarter of 2000.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of our ability to generate sufficient cash flows to meet the short and long-term cash requirements of our business operations. Our short-term cash needs of our property/casualty business primarily consist of paying losses and loss adjustment expenses and day-to-day operating expenses. Those needs are met through cash receipts from operations, which consist primarily of insurance premiums collected and investment income. Our investment portfolio is also a source of additional liquidity through the sale of readily marketable fixed maturities, equity securities and short-term investments. After satisfying our cash requirements, excess cash flows from these underwriting and investment activities are used to build the investment portfolio and thereby increase future investment income.

Cash flows from operations totaled $6,447,381 in 2002 compared to $14,242,945 and $4,311,302 in 2001 and 2000, respectively. The decline in 2002 (as compared with 2001) was the result of several factors. First, paid losses and loss adjustment expenses of $28,314,256 were 30.7% higher than in 2001, significantly outpacing the 3.3% increase in written premiums. Our premiums written totaled $45,064,615 in 2002. We attribute the improvement in 2001 operational cash flows compared with 2000 to a 68.9% increase in written premiums as compared with 2000.

We do not anticipate receiving any cash dividends from Ohio Indemnity in 2003. We have sufficient resources available at the parent company to fund interest payments, distributions on trust preferred securities and other administrative expenses.

We have a $13,000,000 unsecured revolving line of credit with a maturity date of June 30, 2006. The revolving line of credit provides for interest payable quarterly at an annual rate equal to 0.75% less than the prime rate. The bank that provides the line of credit is also a policyholder of Ohio Indemnity.

ALPC derives its funds principally from codification and subscription fees which are currently sufficient to meet its operating expenses. USA derives its funds principally from commission fees which are currently sufficient to meet its operating obligations. When expanding our business through acquisitions, we have selected growth opportunities to build upon existing strengths and industry experience. As each business segment is continually evaluated with goals of increased revenue and profitability, management will reposition assets to those areas which contribute to our overall financial objectives.

On December 4, 2002, our Connecticut special purpose business trust subsidiary, BIC Statutory Trust I ("BIC Trust") sold $8 million of floating rate trust preferred capital securities in an exempt private placement transaction. BIC Trust was formed for the sole purpose of issuing these securities. BIC Trust contributed the proceeds from the issuance of the floating rate trust preferred securities to Bancinsurance who in turn issued junior subordinated debentures with the same terms and conditions. We plan to use the proceeds for general corporate purposes. We have fully and unconditionally guaranteed BIC Trust's obligations with respect to the floating rate trust preferred capital securities.

We maintain a level of cash and liquid short-term investments which we believe will be adequate to meet our anticipated cash needs without being required to liquidate intermediate-term and long-term investments through the end of 2003. Because of the nature of the risks we insure, losses and loss adjustment expenses emanating from the insurance policies that we issue are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, we believe that we can estimate our cash needs to meet our losses and expenses through the end of 2003.

Our investment portfolio is allocated among investment-grade fixed income securities, equity securities and short-term investments, with short-term investments and securities purchased under agreements to resell constituting the largest allocation. Cash and short-term investments at December 31, 2002 amounted to $29,441,312 or 51.6% of our total cash and invested assets. The fair values of our held to maturity fixed income securities are subject to market fluctuations but are carried on our balance sheet at amortized cost because we have the ability and intent to hold held to maturity fixed income securities to maturity or put date. Available for sale fixed income securities are reported at fair value with unrealized gains or losses, net of applicable deferred taxes, reflected in accumulated other comprehensive income. We earned net investment income of $81,034 and $1,519,163 during 2002 and 2001, respectively. The 94.7% decrease was primarily due to realized losses on investments sold, and, to a lesser extent, declining yields on new investments.

Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. We mitigate this risk by attempting to ladder the maturity schedule of our investments with the expected payouts of our liabilities. To the extent that liabilities come due more quickly than assets mature, we would have to sell assets prior to maturity and recognize a gain or loss.

All our material capital commitments and financial obligations are reflected in our financial statements, except our risk on surety bonds and state mandated performance bonds, written in connection with our unemployment insurance protection products. Our financial statements include reserves for losses on these products for any claims filed and for an estimate of incurred but not reported losses. Such reserves were $888,000 and $425,500 at December 31, 2002 and 2001, respectively.

                                   13(a) - 25

Under applicable insurance statutes and regulations, Ohio Indemnity is required to maintain prescribed amounts of capital and surplus as well as statutory deposits with the appropriate insurance authorities. Ohio Indemnity is in compliance with all applicable statutory capital and surplus requirements. Ohio Indemnity's investments consist only of permitted investments under Ohio insurance laws.

DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and other relevant market rate or price changes. Market risk is influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how we manage those exposures as of December 31, 2002. Our market risk sensitive instruments are entered into for purposes other than trading.

The carrying value of our investment portfolio as of December 31, 2002 was $52,739,354, 38.7% of which is invested in fixed income securities, 13.6% in equity securities and 47.7% in short-term investments. The primary market risk to our investment portfolio is interest rate risk associated with investments in fixed income securities as well as fixed-rate short-term investments. We have no foreign currency exchange risk or direct commodity risk.

For fixed income securities, our short-term liquidity needs and the potential liquidity needs of our business are key factors in managing our portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding our objectives and strategies pertaining to our investment portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

With respect to our investment portfolio, for the year ended December 31, 2002, there were no material changes in our primary market risk exposures or in how these exposures were managed compared to the year ended December 31, 2001. We do not anticipate material changes in our primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect during future reporting periods.

The following table summarizes those financial instruments held by us at December 31, 2002, which are sensitive to changes in interest rates. Such instruments are held for purposes other than trading. We have excluded from the financial instruments shown below those fixed-rate instruments with a maturity of less than 12 months at December 31, 2002 because we have determined the interest rate risk related to those instruments is relatively immaterial. Also, we have excluded from the cash flow information disclosed below cash receipts and payments related to interest. In the normal course of business, we also face risks that are either nonfinancial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following table:

                                                                    PROJECTED CASH FLOWS
                                   -----------------------------------------------------------------------------------------------
                                                                                                                      DECEMBER 31,
                                                                                                                         2002
                                       2003         2004        2005     2006    2007      THEREAFTER       TOTAL      FAIR VALUE
                                   -----------------------------------------------------------------------------------------------
Assets
Fixed income securities:
  Held to maturity...............  $ 1,400,000   $ 135,000   $ 145,000   $  -  $ 500,000   $ 2,245,000   $ 4,425,000  $  4,691,903
  Available for sale.............                                                                                     $ 15,912,650
Loans to affiliates..............                                                          $   675,777   $   675,777  $    651,050

Weighted Average Interest Rate:
  Fixed income securities........         5.74%       6.80%       4.75%     -       4.37%         4.74%
  Loans to affiliates............                                                                 0.00%

The amounts reported as cash flows in the table above for held-to-maturity fixed income securities represent par values at maturity date or call date, if applicable. The fair values of fixed income securities as disclosed in the table above are based upon quoted market prices or dealer quotes for comparable securities. The fair values of the loans to affiliates are based upon the amount of total cash flows discounted over the applicable term at interest rates that approximate market yields on similar investments at December 31, 2002. The cash flows for the loans to affiliates represent the principal amounts outstanding at December 31, 2002.

FACTORS TO CONSIDER FORWARD-LOOKING

We expect improvement in our underwriting results in 2003 as a result of our renewed focus on opportunities emerging in specialized insurance markets within the financial services industry. We are making progress on profit improvement strategies by reviewing each policy loss ratio and managing the loss ratio by increasing premiums and/or amending or canceling coverages. We are increasing our independent agents and will continue to penetrate larger financial institutions. We believe our specialized underwriting expertise, strong financial ratings and solid agency relationships will enable us to benefit in a soft insurance market. Further, an increase in customer appreciation for risk management products and services is expanding opportunities for us to capitalize on our strategies in the marketplace.

                                   13(a) - 26

TRENDS

The Company's results of operations have historically varied from quarter to quarter principally because of fluctuations in underwriting results, and we expect this trend to continue. The majority of our revenues are dependent on the demand for our customers' automobile financing programs. (Increased automobile sales cause increased demand for automobile financing and our products.) An increase in automobile lending, driven by aggressive financing offers by some of our customers in 2002, helped lender premiums remain relatively constant during 2002. We anticipate that as financing incentives are phased-out and the economic downturn continues, consumer spending on automobiles may decline and, therefore, automobile lending may also decrease in the first half of 2003. We are uncertain how long the current economic downturn will continue and when a sustained recovery may occur. Any further decline in general economic conditions would likely result in reduced revenues. With the continued downturn in the economy, continued corporate downsizing and high consumer debt, financial institutions are seeing a rise in delinquency dollars. As loan defaults, bankruptcies and automobile repossessions continue to increase in frequency, we anticipate an increase in losses and loss adjustment experience in the first half of 2003.

FORWARD-LOOKING INFORMATION

Certain statements made in this report are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to future revenue, underwriting income, premium volume, investment income and other investment results, business strategies, profitability, liquidity, capital adequacy, anticipated capital expenditures and business relationships, as well as any other statements concerning the year 2003 and beyond. The forward-looking statements involve risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws of regulations affecting the operations of the company, changes in the business tactics or strategies of the company, the financial condition of the company's business partners, changes in market forces, litigation and the other risk factors that have been identified in the company's filing with the SEC, any one of which might materially affect the operations of the company. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

INFLATION

We do not consider the impact of inflation to be material in the analysis of our overall operations.

INSURANCE REGULATORY MATTERS

The NAIC has developed a risk-based capital measurement formula to be applied to all property/casualty insurance companies. The risk based capital measurement formula has been enacted into the Ohio Revised Code. This formula calculates a minimum required statutory net worth based on the underwriting, investment, credit, loss reserve and other business risks inherent in an individual company's operations. Under the current formula, any insurance company which does not meet the applicable risk-based capital measurement threshold could be forced to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. Based on our analysis, our statutory net worth is in excess of the applicable thresholds and no corrective action is necessary.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, revenues and expenses and related disclosures of contingent assets and liabilities. We regularly evaluate our critical accounting policies, assumptions and estimates, including those related to insurance revenue and expense recognition, asset impairment, loss reserves and valuation and impairment of intangible assets such as goodwill. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. This process forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies require significant judgments and estimates in the preparation of our consolidated financial statements.

Other Than Temporary Impairment of Debt and Equity Securities
We continually monitor the difference between our cost and the estimated fair value of our investments, which involves uncertainty as to whether declines in value are temporary in nature. If we believe a decline in the value of a particular available for sale investment is temporary, we record the decline as an unrealized loss in our shareholders' equity. If we believe the decline in any investment is "other than temporary," we write down the carrying value of the investment and record a realized loss on our consolidated statement of income. Our assessment of a decline in value includes our current judgment as to the financial position and future prospects of the entity that issued the investment security. If that judgment changes in the future, we may ultimately record a realized loss after having originally concluded that the decline in value was temporary.

                                   13(a) - 27

The following table summarizes the total pretax gross unrealized loss recorded in our shareholder's equity at December 31, 2002 and 2001, by invested asset class.

                                                                   2002         2001
                                                                -----------------------
Fixed maturities:
  Obligations of states and political subdivisions............  $   37,918   $  111,136
  Corporate securities........................................           -       52,328

Equity securities:
  Public utilities............................................      12,333        1,968
  Banks, trusts and insurance companies.......................           -      117,175
  Industrial and miscellaneous................................     202,946      511,812
                                                                ----------   ----------
                                                                $  253,197   $  794,419
                                                                ==========   ==========

At December 31, 2002, we did not own any material non-investment grade securities. We believe that a high quality investment portfolio is more likely to generate a stable and predictable investment return. Aside from interest rate risk, we do not believe a material risk, relative to earnings or liquidity, is inherent in holding investment grade securities.

Our equity portfolio does not include any material, non-publicly traded securities.

The following table summarizes, for all securities in an unrealized loss position at December 31, 2002, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position.

                                                                                        GROSS
                                                                       FAIR           UNREALIZED
                                                                       VALUE             LOSS
                                                                   -----------------------------
Fixed maturities:
     0-6 months................................................    $  2,200,627       $   13,677
     7-12 months...............................................         136,304            1,168
     Greater than 12 months....................................       1,292,755           23,073
                                                                   ------------       ----------

           Total...............................................       3,629,686           37,918
                                                                   ------------       ----------

Equities:
     0-6 months................................................       1,105,406          144,825
     7-12 months...............................................          84,810           12,178
     Greater than 12 months....................................         341,098           58,276
                                                                   ------------       ----------

           Total...............................................       1,531,314          215,279
                                                                   ------------       ----------

           Total...............................................    $  5,161,000       $  253,197
                                                                   ============       ==========

We have the ability to hold debt securities with unrealized losses at December 31, 2002 for a period of time sufficient to allow for a recovery in market value.

The following table presents information regarding our fixed maturity investments, by remaining period to maturity date, that were in an unrealized loss position at December 31, 2002.

                                                                              AMORTIZED      ESTIMATED
                                                                                COST        FAIR VALUE
                                                                             -------------------------
Remaining period to maturity date:
   One year or less......................................................    $         -   $         -
   Over one year but less than five years................................          5,000         4,992
   Over five years but less than ten years...............................        775,992       767,710
   Over ten years........................................................      2,886,613     2,856,984
                                                                             -----------   -----------

     Total...............................................................    $ 3,667,605   $ 3,629,686
                                                                             ===========   ===========

The following discussion summarizes our process of reviewing our investments for possible impairment.

                                   13(a) - 28

Fixed Maturities. On a monthly basis, we review our fixed maturities for impairment. We consider the following factors when evaluating potential impairment:

     - The degree to which any appearance of impairment is attributable to an overall change in market conditions (e.g., interest rates);

     - The degree to which an issuer is current or in arrears in making principle and interest payments on the debt securities in question;

     - The issuer's current financial condition and its ability to make future scheduled principal and interest payments on a timely basis;

     - The independent auditors' report on the issuer's recent financial statements;

     - Buy/hold/sell recommendations of outside investment advisors and analysts;

     - Relevant rating history, analysis and guidance provided by rating agencies and analysts; and

     - Our ability and intent to hold the security for a period of time sufficient to allow for recovery in the market value.

Equities. On a monthly basis we review our equity investments for impairment. We consider the following factors when evaluating potential impairment:

     - Whether the decline appears to be related to general market or industry conditions or is issuer-specific;

     - The relationship of market prices per share to book value per share at date of acquisition and date of evaluation;

     - Our ability and intent to hold the security for a period of time sufficient to allow for recovery in the market value;

     - The financial condition and near-term prospects of the issuer, including any specific events that may influence the issuer's operations;

     -    The recent income or loss of the issuer;

     - The independent auditor's report on the issuer's recent financial statements;

     -    Any buy/hold/sell recommendations of investment advisors; and

     -    Rating agency announcements.

The monthly valuation procedures described above are in addition to our ongoing responsibility to continually monitor developments affecting those invested assets, paying particular attention to events that might give rise to impairment write-downs. Included in 2002 net realized losses were other than temporary impairment charges of $931,531. Impairment charges included $108,750 in fixed maturities and $822,781 in equity securities. No impairment charges were recorded during 2001 and 2000.

We recorded aggregate losses of $79,158 in 2002 on $2,953,741 in sales of fixed maturity securities. We realized losses of $565,957 in 2002 on $17,892,836 in sales of equity securities. The majority of our securities sold were above market value in the six months preceding sale. Although we had the ability to continue holding these investments, our intent to hold them changed in 2002 due primarily to decisions to modify our asset allocation and duration within the portfolio to lessen exposure to a particular credit or industry or tax considerations. None of these securities were sold out of necessity to raise cash.

The size of our investment portfolio provides us with flexibility in determining which individual investments should be sold to achieve our primary investment goals of assuring our ability to meet our commitments to policyholders and other creditors and maximizing our investment returns. In order to meet the objective of maintaining a flexible portfolio that can achieve these goals, our equity and a majority of our fixed maturity investments are classified as available-for-sale. We continually evaluate these instruments, and our purchases and sales of investments are based on our cash requirements, the characteristics of our insurance liabilities and current market conditions. At the time we determine an other than temporary impairment in the value of a particular investment has occurred, we consider the current facts and circumstances and make a decision to either record a writedown in the carrying value of the security or sell the security; in either case, recognizing a realized loss.

Losses and Loss Adjustment Expense Reserves

Our projection of ultimate loss and loss adjustment expense ("LAE") reserves are estimates of future events, the outcomes of which are unknown to us at the time the projection is made. Considerable uncertainty and variability are inherent in the estimation of loss reserves. As a result, it is possible that actual experience may be materially different than the estimates reported. As such, we cannot guarantee that future experience will be as expected or recorded by us.

In establishing our reserves, we tested our data for reasonableness, such as ensuring there are no case outstanding reserves on closed claims, and consistency with data used in our previous estimates. We found no material discrepancies or inconsistencies in our data.

Our estimates of ultimate loss are based on historical loss development experience. In using this historical information, we assume that past loss development is predictive of future development. The majority of our losses are short-tail in nature and adjustments to reserve amounts occur rather quickly.

Our assumptions allow for changes in claims and underwriting expectations, as now known or anticipated, which may impact the level of required reserves or the emergence of losses. However, we do not anticipate any extraordinary changes in the legal, social or economic environments that could affect the ultimate outcome of claims or the emergence of claims from causes not currently recognized in our historical data. Such extraordinary changes or claims emergence may impact the level of required reserves in ways that are not presently quantifiable. Thus, while we believe our reserve estimates are reasonable given the information currently available, actual emergence of losses could deviate from amounts recorded by us.

                                   13(a) - 29

We conduct a reserve study using generally accepted actuarial methods each quarter from which point estimates of ultimate losses and loss adjustment expenses by product line or coverage within product line are selected. In selecting the point estimates, data points are reviewed and judgment is applied broadly. Each quarter we record our best estimate of the liability for loss and LAE reserve by considering these point estimates. Our best estimate recognizes that there is uncertainty underlying the actuarial point estimates. Reasonable range estimates around the point estimates are used by us to validate our best estimate of the liability.

Our indicated reserve range for loss and LAE is $5.7 million to $8.7 million. As our recorded gross reserve of $7.6 million falls within this range we believe it is a reasonable provision for our unpaid loss and LAE obligations as of December 31, 2002.

Our reserves reflect anticipated salvage and subrogation, included as a reduction to loss reserves in the amount of $45,000. We record reserves on an undiscounted basis. We do not provide coverage that could reasonably be expected to produce asbestos and/or environmental liability claims activity. We do not provide coverage that could reasonably be expected to produce material levels of exposure to claims-made extended reporting options.

We prepared our analysis based on each category of our business. The first is ultimate loss collateral protection provided to banks on automobile loans. Ultimate loss insurance coverage is provided in two forms. One is standard coverage and the other is aggregate limit coverage in which the policy runs at a maximum loss ratio. The second is GAP coverage. Third is unemployment insurance protection coverage to cover the unemployment exposure on non-profit organizations.

Our 2002 written premium is summarized in the following table:

Category      2002 Written Premium
--------      --------------------
Direct            $ 45,403,898
Assumed                495,762
Ceded                 (835,045)
                  ------------
                  $ 45,064,615

We prepared our estimates of the gross and net loss and allocated LAE liabilities using loss development triangles for each category of our business:

     -    Ultimate Loss Insurance - non-aggregate limit

     -    Ultimate Loss Insurance - aggregate limit

     -    GAP

     -    Unemployment Insurance Protection

Our reserve for these independently estimated categories comprise the majority of our total recorded loss and allocated LAE reserves as of December 31, 2002 on a gross and net of reinsurance basis. We prepared independent estimates for unallocated LAE reserves.

Annual accident year loss development triangles were used to estimate ultimate loss and allocated LAE for the ultimate loss non-aggregate limit policies, GAP and unemployment insurance protection policies. Our data for the ultimate loss aggregate limit policies consisted of premium and loss data and maximum loss ratio by insured bank. This data was used to determine the required reserve under the maximum loss ratio.

We computed loss reserve estimates by applying the following generally accepted actuarial techniques to paid and case incurred loss and allocated LAE data:

     -    Paid Loss Development Method

     -    Incurred Loss Development Method

The reported (case incurred) loss development method relies on the assumption that, at any given state of maturity, ultimate losses can be predicted by multiplying cumulative reported losses (paid losses plus case reserves) by a cumulative development factor. The validity of the results of this method depends on the stability of our claim reporting and settlement rates, as well as the consistency of our case reserve levels. Case reserves do not have to be adequately stated for this method to be effective; they only need to have a fairly consistent level of adequacy at all stages of maturity.

Historical "age-to-age" loss development factors ("LDF") were calculated to measure the relative development of an accident year from one maturity point to the next. We then selected appropriate age-to-age LDFs based on these historical factors. We used the selected factors to project the ultimate losses.

The paid loss development method is mechanically identical to the incurred loss development method described above, except the paid method does not rely on case reserves or claim reporting patterns in making projections.

The validity of the results from using a loss development approach can be affected by many conditions, such as our claim department processing changes, a shift between single and multiple payments per claim, legal changes or variations in our mix of business from year to year. Also, because the percentage of losses paid for immature years is often low, development factors are volatile. A small variation on the number of claims paid can have a leveraging effect that can lead to significant changes in estimated ultimates. Therefore, ultimate values for immature accident years are often based on alternative estimation techniques.

                                   13(a) - 30

Activity in the reserve for unpaid losses and LAE is summarized as follows:
[Dollars in thousands]

                                                                      2002          2001          2000
                                                                   ---------------------------------------
Balance at January 1............................................   $   4,873     $    2,959    $    3,723
 Less reinsurance recoverables..................................          90             20             2
                                                                   ---------     ----------    ----------
Net Balance at January 1........................................       4,783          2,939         3,721
                                                                   ---------     ----------    ----------
Incurred related to:
 Current year...................................................      29,121         21,759        17,169
 Prior years....................................................        (858)          (100)       (2,100)
Total incurred..................................................      28,263         21,659        15,069
                                                                   ---------     ----------    ----------
Paid related to:
 Current year...................................................      21,103         17,074        14,210
 Prior years....................................................       4,667          2,741         1,641
                                                                   ---------     ----------    ----------
Total paid......................................................      25,770         19,815        15,851
                                                                   ---------     ----------    ----------
Net Balance at December 31......................................       7,276          4,783         2,939
 Plus reinsurance recoverables..................................         283             90            20
                                                                   ---------     ----------    ----------
Balance at December 31..........................................   $   7,559     $    4,873    $    2,959
                                                                   =========     ==========    ==========

As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and LAE decreased by $858,000, $100,000 and $2,100,000 in 2002, 2001 and 2000, respectively, due to redundancy in vendor single interest-aggregate limit coverage reserves for prior accident years.

We prepared our estimate of unallocated LAE reserves using the relationship of calendar year unallocated LAE payments to calendar year loss payments. Our selected unallocated LAE factor of 3% was selected judgmentally based on a review of historical unallocated LAE-to-loss payments from 1998 to 2002. The incurred but not reported ("IBNR") reserve is then split into IBNR on known claims and IBNR on claims yet to be reported (pure IBNR). This is based on our assumption that all of the unemployment insurance protection reserve is pure IBNR and the vendors single interest and GAP policies will have a one week lag in claim reporting. The unallocated LAE factor is applied to 50% of pure IBNR reserves and 50% of the remaining reserves on the premise that half of our unallocated LAE costs are incurred when the claim is reported and the other half when the claim is closed.

Insurance Revenue and Expense Recognition

Premium for property and casualty related coverages, net of premium ceded to reinsurers, are recognized as income over the policy period in proportion to the risk assumed. Policy acquisition costs, primarily commission expenses and premium taxes, are capitalized and expensed over the terms of the related policies on the same basis as the related premiums are earned. Selling and administrative expenses that are not primarily related to premium written are expensed as incurred.

Codification and Subscription Revenue and Expense Recognition

Revenue from ALPC's municipal code contract is principally recognized on the percentage-of-completion method; completion is measured based on the percentage of direct labor costs incurred to date compared to estimated direct labor costs for each contract. While we use available information to estimate total direct labor costs on each contract, actual experience may vary from estimated amounts.

Stock Options

We account for compensation expense under the "intrinsic value" based method under the provisions of Accounting Principles Board Opinion 25. As such, no compensation cost has been recognized for the stock option plans. We are currently assessing the voluntary change to the fair value based approach of accounting for stock based employee compensation for 2003, but have yet to make a final determination.

Intangible Assets (Goodwill)

As required by Statement of Financial Accounting Standards (SFAS) No. 142, we ceased amortizing goodwill effective January 1, 2002. Based on the impairment test required by SFAS No. 142 in the quarter ended March 31, 2002, a non-recurring charge of $1,481,858 after-tax was taken against income and is reported as cumulative effect of change in accounting principle in the income statement. As of December 31, 2002, our remaining goodwill balance was $753,737.

Special Purpose Vehicles or Off Balance Sheet Business Arrangements

We do not utilize any special purpose financing vehicles or have any undisclosed off-balance sheet arrangements. Similarly, we hold no fair value contracts for which a lack of marketplace quotations would necessitate the use of fair value techniques.

                                   13(a) - 31