Form 10-K, Exhibit 13
period 2003-12-31
BANCINSURANCE CORP
filed 2004-03-22
CIK 276400

                                                                               .
                                                                               .
                                                                               .

                                                                   EXHIBIT 13(a)

BANCINSURANCE CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA

                                                  2003             2002            2001            2000             1999
                                              ------------    ------------     ------------    ------------     ------------
INCOME STATEMENT DATA

Net premiums earned........................   $ 47,369,056    $ 40,882,237     $ 38,308,738    $ 24,841,815     $ 25,215,631
Net investment income......................      1,599,064       1,236,138        1,450,761       1,628,306        1,495,848
Net realized gain (loss) on investments....        822,161      (1,220,477)          22,542        (320,742)         226,826
Codification and subscription fees.........      3,819,221       3,324,037        2,652,231       1,884,067                -
Management fees............................        114,094         749,442          846,446         659,929        1,153,663
Other revenue..............................         81,653         197,278          161,544       1,531,679          190,934
Total revenues.............................     53,805,249      45,168,655       43,442,262      30,380,996       31,261,907
Cumulative effect of change in accounting
  principle................................              -      (1,481,558)               -               -                -
Net income.................................      3,909,817         889,613        3,075,190       3,918,357        3,889,195

BALANCE SHEET DATA AT YEAR END
Total cash and investments.................   $ 76,929,462    $ 57,293,361     $ 51,758,885    $ 36,938,985     $ 34,659,801
Total assets...............................    115,869,736      72,703,204       64,670,677      45,900,984       42,448,113
Notes payable..............................         53,276       2,166,355        5,696,839       5,142,000        5,145,000
Trust preferred debt issued to affiliates..     15,465,000       8,248,000              -               -                -
Shareholders' equity.......................     33,365,028      28,901,838       31,391,909      28,535,359       25,193,289
Common shares outstanding..................      4,920,050       5,000,291        5,770,185       5,769,235        6,023,049

PER COMMON SHARE DATA
Income before cumulative effect of
   change in accounting principle..........   $        .77    $        .41     $        .53    $        .66     $        .63
Net income.................................            .77             .16              .53             .66              .63
Year-end book value........................           6.78            5.78             5.44            4.95             4.18

GAAP RATIOS
Loss ratio.................................           64.2%           65.1%            70.0%           59.8%            62.4%
Expense ratio..............................           27.8%           27.2%            26.9%           29.4%            23.4%
Combined ratio.............................           92.0%           92.3%            96.9%           89.2%            85.8%

STATUTORY RATIOS
Loss ratio.................................           66.1%           67.9%            63.9%           60.2%            65.0%
Expense ratio..............................           26.2%           25.9%            21.3%           23.0%            19.2%
Combined ratio.............................           92.3%           93.8%            85.2%           83.2%            84.2%
Net premiums written to statutory surplus..            1.6X            1.4x             1.5x             .9x             1.0x

                                Exhibit 13(a) - 1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Bancinsurance Corporation ("Bancinsurance") is a specialty property insurance holding company incorporated in the State of Ohio in 1970. Bancinsurance Corporation and its subsidiaries (collectively, the "Company") have three reportable business segments: (1) property/casualty insurance, (2) municipal code publishing and (3) insurance agency, which are described in more detail below.

PRODUCTS AND SERVICES

Property/Casualty Insurance. Our wholly-owned subsidiary, Ohio Indemnity Company ("Ohio Indemnity"), is a specialty property insurance company. Our principal sources of revenue are premiums paid by insureds for insurance policies written by Ohio Indemnity. Ohio Indemnity, an Ohio corporation, is licensed in 47 states, the District of Columbia and for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Ohio Department of Insurance (the "Department") and the regulations of each state in which it operates. The majority of Ohio Indemnity's premiums are derived from two distinct lines of business: (1) products designed for automobile lenders/dealers and (2) unemployment compensation and bail bond products.

Our automobile lender/dealer line offers three types of products. First, ultimate ULTIMATE LOSS INSURANCE(R) ("ULI"), a blanket vendor single interest coverage, is the primary product we offer to financial institutions nationwide. This product insures banks and financial institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. A ULI policy is generally written to cover a lender's complete portfolio of collateralized personal property loans, typically automobiles. Second, creditor placed insurance ("CPI") is an alternative to our traditional blanket vendor single interest product. While both products cover the risk of damage to uninsured collateral in a lender's automobile loan portfolio, CPI covers the portfolio through tracking individual borrowers' insurance coverage. The lender purchases physical damage coverage for loan collateral after a borrower's insurance has lapsed. Third, our guaranteed auto protection insurance ("GAP") pays the difference or "gap" between the amount owed by the customer on a lease or loan contract and the amount of primary insurance company coverage in the event a vehicle is damaged beyond repair or stolen and never recovered. The GAP product is sold to automobile dealers, lenders and lessors who then sell coverage directly to the borrower at the time of purchasing or leasing an automobile.

We offer three types of unemployment compensation products: (1) bonded service;
(2) excess of loss; and (3) mandated bonds. Our unemployment compensation products are utilized by not-for-profit entities which elect not to pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities' former employees. Certain national cost containment firms provide programs to ensure that reimbursing employers discharge their unemployment compensation commitments. Through its bonded service products, Ohio Indemnity bonds these national cost containment firms for their program service responsibilities. Ohio Indemnity also provides excess of loss coverage, under trust arrangements, to groups of not-for-profit entities that want to declare reimbursing status for their unemployment compensation obligations. We also underwrite state mandated surety bonds. Certain states require that reimbursing employers post a bond as a security for the performance of their reimbursing obligations. Ohio Indemnity provides this mandated bond on behalf of employers enrolled in the bonded service program. In addition to the unemployment compensation products, we provide bail bond coverage through an assumed reinsurance agreement for 15% participation, with other insurers assuming the remaining exposure. This agreement insures a bail bond company against losses arising from the nonperformance of bail requirements.

The Company sells its insurance products through a network of distribution channels, including four managing general agents, approximately thirty independent agents and direct sales.

Municipal Code Publishing. Our wholly-owned subsidiary, American Legal Publishing Corporation ("ALPC"), codifies, publishes, supplements and distributes ordinances for over 1,800 municipalities and counties nationwide in addition to state governments. Ordinance codification is the process of collecting, organizing and publishing legislation for state and local governments.

Insurance Agency. In July 2002, we formed Ultimate Services Agency, LLC ("USA"), a wholly-owned subsidiary. We formed USA to act as an agency for placing property/casualty insurance policies offered and underwritten by Ohio Indemnity and by other property/casualty insurance companies. In the fourth quarter of 2002, we dissolved our wholly-owned subsidiary, Paul Boardway and Associates, Inc., which previously acted as a property/casualty insurance agency.

ECONOMIC FACTORS, OPPORTUNITIES, CHALLENGES AND RISKS

The Company's results of operations have historically varied from quarter to quarter principally due to fluctuations in underwriting results and timing of investment sales. The Company's primary source of revenue and cash is derived from premiums collected and investment activity. The majority of our premium revenues are dependent on the demand for our customers' automobile financing programs. Increased automobile sales generally cause increased demand for automobile financing and, in turn, our lender/dealer products. Our ULI and CPI claims experience is impacted by the rate of loan defaults, bankruptcies and automobile repossessions among our customers. As delinquency dollars rise, our claims experience is expected to increase. In addition, the state of the used car market has a direct impact to our GAP claims. As used car prices decline, there is a larger gap between the balance of the loan or lease and the actual cash value of the automobile, which results in higher severity of GAP claims. Our unemployment compensation products are directly impacted by the nation's unemployment levels. As unemployment levels rise, we would anticipate an increase in the frequency of claims. In addition, the interest rate and market rate environment can have an impact on the yields and valuation of our investment portfolio.

                                Exhibit 13(a) - 2

The Company is focused on opportunities in specialty insurance to extend our product offerings with appropriate levels of risk that will enhance the Company's operating performance. Our strategy emphasizes long-term growth through increased market penetration, product line extensions, and an ongoing commitment to achieve sustainable levels of profitability.

REINSURANCE TRANSACTION

Ohio Indemnity entered into a reinsurance transaction (the "Reinsurance Transaction") in the fourth quarter 2003 which ceded 100% of the business for one of our existing lender/dealer customers. This resulted in $7,882,981 of ceded net premiums earned, $52,928 of ceded commissions, $2,946,616 of ceded losses and loss adjustment expenses, and $4,936,365 of ceded experience rating adjustments for the year ended December 31, 2003. At December 31, 2003, a deferred ceded commission of $853,615 was recorded for this Reinsurance Transaction, which will be earned over the life of the reinsurance agreement not to exceed five years.

Excluding the impact of the Reinsurance Transaction, net premiums earned grew $14,369,800, losses and loss adjustment expenses increased $7,715,532 and experience rating adjustments rose $3,941,539 in 2003 compared to 2002. See note 16 to the consolidated financial statements for a more detailed description of the Company's reinsurance.

SUMMARY RESULTS

The following table sets forth period-to-period changes in selected financial data:

                                                                             Period-to-Period Increase (Decrease)
                                                                                     Years ended December 31,
                                                               ---------------------------------------------------------------
                                                                         2002-2003                         2001-2002
                                                               ----------------------------     ------------------------------
                                                                  AMOUNT          % CHANGE        Amount            % Change
                                                               -----------        --------      -----------         ----------
Net premiums earned........................................    $ 6,486,819           15.9%      $ 2,573,499              6.7%
Net realized gain (loss) on investments....................      2,042,638          167.4%       (1,243,019)        (5,514.2)%
Total revenues.............................................      8,636,594           19.1%        1,726,393              4.0%
Losses and loss adjustment expenses........................      4,786,916           16.8%        6,655,512             30.7%
Experience rating adjustments..............................       (994,826)         (58.2)%      (6,863,964)          (133.1)%
Commissions and other insurance expenses...................      1,839,379           16.7%        2,035,258             22.6%
Income before federal income taxes and cumulative effect
  of change in accounting principle........................      2,211,981           66.8%         (954,556)           (22.4)%
Cumulative effect of change in accounting principle........      1,481,858          100.0%       (1,481,585)          (100.0)%
Net income.................................................      3,020,204          339.5%       (2,185,577)           (71.1)%

Net income for 2003 was $3,909,817, or $0.77 per diluted share, compared to $889,613, or $0.16 per diluted share, in 2002. The most significant factors contributing to the increase was a $2,042,638 favorable comparison in net realized gain (loss) on investments compared to 2002 and adoption of Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets" in the first quarter 2002, which resulted in a non-cash after-tax impairment charge of $1,481,858, or $0.25 per diluted share. Results for 2003 were also impacted by a decrease in management fees of $635,348 as a result of rising unemployment compensation obligations related to the increased level of unemployment. The impact of lower management fees in 2003 was mitigated by growth in our CPI product which was introduced in fourth quarter 2002.

Net income for 2002 was $889,613, or $0.16 per diluted share, compared to $3,075,190, or $0.53 per diluted share, in 2001. The most significant factors contributing to the decrease was a $1,243,019 unfavorable comparison in net realized gain (loss) on investments compared to 2001 and the after-tax impairment charge of $1,481,858 from adoption of SFAS 142 in 2002.

The combined ratio, which is the sum of the loss ratio and the expense ratio, is the traditional measure of underwriting experience for insurance companies. The statutory combined ratio is the sum of the ratio of losses to premiums earned plus the ratio of statutory underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders. Statutory accounting principles differ in certain respects from accounting principles generally accepted in the United States ("GAAP"). Under statutory accounting principles, policy acquisition costs and other underwriting expenses are recognized immediately, not at the same time premiums are earned. To convert underwriting expenses to a GAAP basis, policy acquisition expenses are deferred and recognized over the period in which the related premiums are earned. Therefore, the GAAP combined ratio is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums earned. The following table reflects Ohio Indemnity's loss, expense and combined ratios on both a statutory and a GAAP basis for the years ended December 31:

                                                                                 2003            2002             2001
                                                                                 ----            ----            -----
GAAP:
   Loss ratio......................................................              64.2%           65.1%           70.0%
   Expense ratio...................................................              27.8%           27.2%           26.9%
                                                                                 -----           -----           -----
   Combined ratio..................................................              92.0%           92.3%           96.9%
                                                                                 =====           =====           =====

Statutory:
   Loss ratio......................................................              66.1%           67.9%           63.9%
   Expense ratio...................................................              26.2%           25.9%           21.3%
                                                                                 -----           -----           -----
   Combined ratio..................................................              92.3%           93.8%           85.2%
                                                                                 =====           =====           =====

                                Exhibit 13(a) - 3

RESULTS OF OPERATIONS

2003 COMPARED TO 2002

Net Premiums Earned. Net premiums earned increased 15.9% to $47,369,056 in 2003 from $40,882,237 in 2002. Net premiums earned for 2003 benefited from strong growth in our CPI and GAP products and was also influenced by the Reinsurance Transaction.

Net premiums earned for CPI rose significantly to $5,439,426 in 2003 from $163,729 a year ago. CPI was introduced in the fourth quarter 2002 and particularly benefited from new policies added during 2003. Net premiums earned for GAP increased to $2,733,170 in 2003 compared with $939,014 the prior year. This increase is due to purchases of GAP coverage by two large financial institution customers in 2003 and increased volume with existing customers. Net premiums earned for unemployment compensation and bail bond products (collectively, "UC") grew 18.3% to $5,821,856 in 2003 from $4,920,040 in 2002 primarily due to rate increases with existing customers.

These increases were partially offset by a decrease in ULI net premiums earned of 4.3% from $34,859,454 in 2002 to $33,374,604 in 2003. This decrease was principally due to $7,882,981 of ceded net premiums earned associated with the Reinsurance Transaction. Excluding the Reinsurance Transaction, 2003 ULI net premiums earned increased $6,398,131 or 18.4% in 2003 compared to 2002 principally due to rate and volume increases with existing customers. Higher levels of automobile lending by some of our large financial institution customers, driven by aggressive financing offers, was the primary cause of the increased volume.

Investment Income. At December 31, 2003, our $73,979,835 investment portfolio was allocated as follows: fixed maturity securities (45.7%); equity securities (13.8%); short-term investments (39.1%); and other invested assets (1.4%). We seek to invest in investment-grade obligations of states and political subdivisions because the majority of the interest income from such investments is tax-exempt and such investments have generally resulted in more favorable net yields. Net investment income increased 29.4% to $1,599,064 in 2003 from $1,236,138 in 2002 due to a solid increase in invested assets, which was partially offset by lower interest rates and yields on the investment portfolio.

During 2003, we recorded a net realized gain on investments of $822,161 compared with a net realized loss on investments of $1,220,477 in 2002. This increase was a combination of the timing of the sale of individual securities and other-than-temporary impairments on investments. We generally decide whether to sell securities based upon investment opportunities and tax consequences. We regularly evaluate the quality of our investment portfolio. When we believe that a specific security has suffered an other-than-temporary decline in value, the difference between cost and estimated fair value is charged to income as a realized loss on investments. There were $129,729 in impairment charges included in net realized gain (loss) on investments in 2003 compared to $931,531 in 2002. For more information concerning impairment charges, see "Other-Than-Temporary Impairment of Investments" below.

Codification and Subscription Fees. ALPC's codification and subscription fees increased 14.9% to $3,819,221 in 2003 compared to $3,324,037 in 2002 principally due to new state, city and municipal customers added since fourth quarter 2002 and the provision of additional services, including specialized codification and integrated product offerings.

Management Fees. We have an agreement with a cost containment service firm to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, we have issued a surety bond insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. We hold certain monies allocated toward the payment of these benefits. Together with the cost containment service firm, we share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. We record management fees in the period that the residual is shared with the cost containment service firm. Our management fees in 2003 decreased 84.8% to $114,094 from $749,442 in 2002 as a result of rising unemployment compensation obligations related to the increased level of unemployment. We expect management fees to vary from period to period depending on unemployment levels and claims experience.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses ("LAE") represent claims associated with insured loss events and expenses associated with adjusting and recording policy claims, respectively. Losses and LAE increased 16.8% to $33,083,172 in 2003 from $28,314,256 in 2002 primarily due to loss experience in our CPI, UC and GAP business.

Losses and LAE related to our CPI products increased $1,658,542 to $1,778,494 in 2003 from $119,952 in 2002 principally due to premium growth as the product was introduced in the fourth quarter 2002. UC losses and LAE increased 118.0% to $2,757,672 in 2003 from $1,264,831 in 2002 as a result of reserve strengthening and increased benefit payments associated with rising unemployment compensation obligations. GAP losses and LAE rose 70.0% to $2,610,495 from $1,535,892 in 2002. We attribute this increase primarily to our growth in GAP premiums combined with increased severity of GAP claims. The lower residual value for used automobiles contributed to the increased severity of claims by creating a larger difference between the outstanding balance of a customer's loan or lease and the amount of primary insurance coverage.

ULI losses and LAE increased 2.1% to $25,936,511 in 2003 from $25,393,581 in 2002. ULI losses and LAE were impacted by the $2,946,616 of ceded losses and LAE associated with the Reinsurance Transaction. Excluding the impacts of the Reinsurance Transaction, ULI losses and LAE increased 13.7% from 2002. We attribute these increases primarily to our growth in premiums combined with higher frequency of losses and LAE. With the continued slowdown in the U.S. economy and high consumer debt, financial institutions are experiencing a rise in delinquency dollars. As loan defaults, bankruptcies and automobile repossessions increased, we experienced a higher frequency of losses and LAE. For more information concerning losses and LAE, see "Losses and Loss Adjustment Expense Reserves" below.

                                Exhibit 13(a) - 4

Experience Rating Adjustments. The experience rating adjustment is primarily influenced by ULI policy experience-to-date and premium growth. Experience rating adjustments decreased 58.2% to $(2,702,910) in 2003 from $(1,708,084) in 2002. The most significant factor contributing to the decrease was a $4,936,365 positive adjustment to experience rating adjustments which resulted from the Reinsurance Transaction. Excluding the Reinsurance Transaction, experience rating adjustments increased $3,941,539 in 2003 compared to 2002 primarily as a result of and premium growth in our ULI product line. Management anticipates that experience rating adjustments may fluctuate in future periods based upon loss experience and premium growth.

Commissions and Other Insurance Expenses. Commission expense rose 9.1% to $7,891,016 in 2003 from $7,230,636 in 2002 principally due to the growth in premiums which was partially offset by ceding commissions associated with several reinsurance transactions entered into in 2003. Other insurance operating expenses increased 31.0% to $4,982,456 in 2003 from $3,803,457 in 2002 as a result of an increase in premium taxes, salaries and benefits.

Codification and Subscription Expenses. Codification and subscription expenses incurred by ALPC increased 13.1% to $3,269,714 in 2003 from $2,889,981 in 2002.
These increases were consistent with growth in codification and subscription revenues and were primarily attributable to increases in salaries, outside printing, supplies and consulting fees.

Interest expense. Interest expense grew to $541,248 in 2003 from $131,323 in 2002 as a result of two trust preferred debt offerings in December 2002 and September 2003 that raised $8.2 million and $7.2 million, respectively. The increase in interest expense from the trust preferred debt was partially offset by lower borrowing levels on the Company's revolving credit line during 2003. The proceeds from the trust preferred debt offerings provided additional financial flexibility for the Company. See "Liquidity and Capital Resources" for a more detailed description of the trust preferred debt.

Federal Income Taxes. The Company's effective income tax rate was 29.2% and 28.4% in 2003 and 2002, respectively. The increase in the effective tax rate was primarily due to declining yields on tax exempt interest income.

GAAP Combined Ratio. The Company's specialty insurance products are underwritten by Ohio Indemnity, whose results represent the Company's combined ratio. For 2003, the combined ratio improved slightly to 92.0% from 92.3% in 2002. The loss ratio declined to 64.2% for 2003 from 65.1% in 2002, principally due to the decrease in the experience rating adjustments which was partially offset by reserve strengthening and higher loss experience due to persistent weaknesses in the national economy. The expense ratio increased to 27.8% in 2003 from 27.2% in 2002, which primarily resulted from an increase in premium taxes, salaries and benefits.

2002 COMPARED TO 2001

Net Premiums Earned. Net premiums earned increased 6.7% to $40,882,237 in 2002 from $38,308,738 in 2001. We attribute this increase in net premiums earned primarily to an increase in our lender/dealer business.

Net premiums earned related to ULI products increased 4.4% to $34,859,454 in 2002 from $33,400,437 in 2001. We attribute this growth to an increase in automobile lending, driven by aggressive financing offers by some of our large financial institution customers. Net premiums earned related to our GAP products increased 90.6% to $939,014 in 2002 from $492,754 in 2001 due primarily to an agent transferring a book of business to us during the third quarter of 2001. As a result, we recorded a full year of activity with respect to such book of business in 2002 compared to a partial year in 2001. Net premiums earned related to our UC products increased 11.4% to $4,920,040 in 2002 from $4,415,547 in 2001 principally due to the assumption of bail bond coverage. In addition, we introduced CPI in the fourth quarter 2002 which produced net premiums earned of $163,729 in 2002.

Investment Income. Net investment income decreased 14.8% to $1,236,138 in 2002 from $1,450,761 in 2001 principally due to declining yields on new investments. Net realized loss on investments was $1,220,477 in 2002 compared with a net realized gain of $22,542 in 2001. The decrease in net realized gain (loss) on investments was principally due to impairment charges of $931,531 recorded during 2002 (none in 2001)

Codification and Subscription Fees. ALPC's codification and subscription fees increased 25.3% to $3,324,037 in 2002 compared to $2,652,231 in 2001 primarily due to new codification contracts and to a lesser extent, our acquisition in June 2001 of the net assets of Justinian Publishing Company, which contributed $490,833 and $301,631 in revenue in 2002 and 2001, respectively. In addition, growth in subscriptions and state league programs contributed to the increase.

Losses and Loss Adjustment Expenses. Losses and LAE increased 30.7% to $28,314,256 in 2002 from $21,658,744 in 2001. Losses and LAE with respect to our ULI products rose 21.8% to $25,393,581 in 2002 from $20,842,930 in 2001. With the continued slowdown in the U.S. economy and high consumer debt, financial institutions experienced a rise in delinquency dollars which resulted in higher losses and LAE. Losses and LAE with respect to our GAP products increased $1,241,816 to $1,535,892 in 2002 from $294,076 in 2001. We attribute this increase to premium growth and deterioration in underwriting quality of one customer over time. This customer's policy was cancelled at the end of 2002. Losses and LAE with respect to our UC products increased 142.4% to $1,264,831 in 2002 from $521,738 in 2001. We attribute this increase primarily to increased benefit charges associated with rising unemployment insurance obligations in addition to reserve strengthening. Lastly, we introduced CPI in the fourth quarter 2002 which incurred losses and LAE of $119,952 in 2002.

Experience Rating Adjustments. Experience rating adjustments decreased 133.1% to $(1,708,084) in 2002 from $5,155,850 in 2001. We attribute this decrease primarily to the addition of a significant policy in the second quarter of 2001 which resulted in an increase in experience rating adjustments during 2001. Experience rating adjustments are calculated and adjusted from period to period based on policy experience-to-date and premium growth. We anticipate that experience rating adjustments may fluctuate in future periods based upon this calculation.

                                Exhibit 13(a) - 5

Commissions and Other Insurance Expenses. Commissions and other insurance operating expenses increased 22.6% to $11,034,093 in 2002 from $8,998,835 in 2001. Commissions and other insurance operating expense increases were consistent with overall premium activity in 2002 compared to 2001.

Codification and Subscription Expenses. Codification and subscription expenses incurred by ALPC increased 27.0% to $2,889,981 in 2002 from $2,276,360 in 2001, which is attributable to the growth in codification and subscription revenues.

Interest expense. Interest expense increased 367.7% to $131,323 in 2002 from $28,076 in 2001 as a result of interest expense recorded on $8.2 million of trust preferred debt issued in December 2002 combined with higher borrowing levels on the Company's revolving credit line during 2002.

Cumulative Effect of Change in Accounting Principle. Effective January 1, 2002, we adopted SFAS 142. Under SFAS 142, we no longer amortize goodwill and intangibles which have indefinite lives. SFAS 142 requires that we assess goodwill and intangibles with indefinite lives for impairment at least annually based on the fair value of the related reporting segment. Based on our impairment testing, a net after-tax impairment charge of $1,481,858 was recognized as a cumulative effect of the change in accounting principle in the first quarter of 2002. The impairment charge was associated with the August 1999 acquisition of Paul Boardway and Associates, Inc.

Federal Income Taxes. The Company's effective income tax rate was 28.4% and 27.9% in 2002 and 2001, respectively. The increase in the effective tax rate was primarily due to declining yields on tax exempt interest income.

GAAP Combined Ratio. For 2002, the combined ratio improved to 92.3% from 96.9% in 2001. The loss ratio declined to 65.1% for 2002 from 70.0% in 2001, principally due to the decrease in experience rating adjustments which was partially offset by reserve strengthening and higher loss experience due to weaknesses in the national economy. The expense ratio increased to 27.2% in 2002 from 26.9% in 2001, which primarily resulted from an increase in commission expense.

BUSINESS OUTLOOK

During 2004, we will continue to focus on opportunities emerging in specialized insurance markets within the financial services industry. We are making progress on profit improvement strategies by reviewing each policy's loss ratio and managing the loss ratio by increasing premiums and/or amending or canceling coverages. We are increasing our independent agency force and will continue to penetrate larger financial institutions. We believe our specialized underwriting expertise, strong financial ratings and solid customer relationships will enable us to benefit in the marketplace. Further, an increase in customer appreciation for risk management products and services should provide for additional opportunities in the marketplace.

Beginning in 2004, our bonded service program, within our UC line, will be discontinued and replaced with our new UCassure product. The introduction of UCassure will provide the Company with greater control and flexibility in the distribution and expense management of the product.

Although the economy showed signs of recovery in the second half of 2003, financial institutions are continuing to experience a rise in delinquency dollars due to continued corporate downsizing and high consumer debt. If loan defaults, bankruptcies and automobile repossessions continue to increase, we would anticipate an increase in the frequency of losses and LAE for our ULI and CPI products. Increased incentives being offered on new cars by dealers and manufacturers have depressed the value of the used car market, although there were signs late in 2003 that used car prices are stabilizing. If used car prices continue to decline, we would anticipate an increase in the severity of losses and LAE for our GAP products. In addition, if unemployment levels remain high, we would expect higher claims experience and lower management fees from our UC products. Our outlook for 2004 remains cautious.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate sufficient cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. As of December 31, 2003, the Company's capital structure consists of trust preferred debt issued to affiliates and shareholders' equity and is summarized in the following table:

                                                                            2003             2002             2001
                                                                        ------------     ------------     ------------
Trust preferred debt issued to BIC Statutory Trust I............        $  8,248,000     $  8,248,000     $          -
Trust preferred debt issued to BIC Statutory Trust II...........           7,217,000                -                -
                                                                        ------------     ------------     ------------
       Total trust preferred debt issued to affiliates..........          15,465,000        8,248,000                -
                                                                        ------------     ------------     ------------
Total shareholders' equity......................................          33,365,028       28,901,838       31,391,909
                                                                        ------------     ------------     ------------
       Total capitalization.....................................        $ 48,830,028     $ 37,149,838     $ 31,391,909
                                                                        ============     ============     ============
Ratio of total debt obligations to total capitalization.........                31.7%            22.2%             0.0%

                                Exhibit 13(a) - 6

In December 2002, we organized BIC Statutory Trust I ("BIC Trust I"), a Connecticut special purpose business trust, which issued $8,000,000 of floating rate trust preferred capital securities in an exempt private placement transaction. In September 2003, we organized BIC Statutory Trust II ("BIC Trust II"), a Delaware special purpose business trust, which issued $7,000,000 of floating rate trust preferred capital securities in an exempt private placement transaction. BIC Trust I and BIC Trust II (collectively, the "Trusts") were formed for the sole purpose of issuing and selling the floating rate trust preferred capital securities and investing the proceeds from such securities in junior subordinated debentures of the Company. In connection with the issuance of the trust preferred capital securities, the Company issued junior subordinated debentures of $8,248,000 and $7,217,000 to BIC Trust I and BIC Trust II, respectively. The floating rate trust preferred capital securities and the junior subordinated debentures have substantially the same terms and conditions. The Company has fully and unconditionally guaranteed the obligations of the Trusts with respect to the floating rate trust preferred capital securities. The Trusts distribute the interest received from the Company on the junior subordinated debentures to the holders of their floating rate trust preferred capital securities to fulfill their dividend obligations with respect to such trust preferred securities. BIC Trust I's floating rate trust preferred capital securities, and the junior subordinated debentures issued in connection therewith, pay dividends and interest, as applicable, on a quarterly basis at a rate equal to three month LIBOR plus four hundred basis points (5.18% and 5.40% at December 31, 2003 and 2002, respectively), are redeemable at par on or after December 4, 2007 and mature on December 4, 2032. BIC Trust II's floating rate trust preferred capital securities, and the junior subordinated debentures issued in connection therewith, pay dividends and interest, as applicable, on a quarterly basis at a rate equal to three month LIBOR plus four hundred and five basis points (5.21% at December 31, 2003), are redeemable at par on or after September 30, 2008 and mature on September 30, 2033. The proceeds from the junior subordinated debentures were used for general corporate purposes and provided additional financial flexibility to the Company. The terms of the junior subordinated debentures contain various restrictive covenants. As of December 31, 2003, the Company was in compliance with all such covenants.

We also have a $10,000,000 unsecured revolving line of credit with a maturity date of June 30, 2007 with no outstanding balance at December 31, 2003 ($2,100,000 at December 31, 2002). The revolving line of credit provides for interest payable quarterly at an annual rate equal to the prime rate less 75 basis points. Under the terms of the revolving credit agreement, our consolidated shareholders' equity must not fall below $20,000,000 and Ohio Indemnity's ratio of net premiums written to policyholders surplus cannot exceed three to one.

The short-term cash requirements of our property/casualty business primarily consist of paying losses and LAE, reinsurance premiums and day-to-day operating expenses. Historically, the Company has met those requirements through cash receipts from operations, which consist primarily of insurance premiums collected, reinsurance recoveries and investment income. Our investment portfolio is a source of additional liquidity through the sale of readily marketable fixed maturities, equity securities and short-term investments. After satisfying our cash requirements, excess cash flows from these underwriting and investment activities are used to build the investment portfolio and thereby increase future investment income.

Because of the nature of the risks we insure, losses and LAE emanating from the insurance policies that we issue are characterized by relatively short settlement periods and quick development of ultimate losses compared to claims emanating from other types of insurance products. Therefore, we believe that we can estimate our cash needs to meet our loss and expense obligations through the end of 2004. We maintain a level of cash and liquid short-term investments which we believe will be adequate to meet our anticipated cash needs without being required to liquidate intermediate-term and long-term investments through the end of 2004. At December 31, 2003, cash and short-term investments amounted to $31,854,307 or 41.4% of our total cash and invested assets.

ALPC derives its funds principally from codification and subscription fees which are currently sufficient to meet its operating expenses. USA derives its funds principally from commission fees which are currently sufficient to meet its operating expenses.

Cash flows provided by operating activities totaled $13,755,991, $6,447,381 and $14,242,945 for 2003, 2002 and 2001, respectively. The increase in 2003 (as compared to 2002) was primarily the result of growth in net premiums collected of $10,155,105 to $54,498,123 in 2003 compared to $44,343,018 in 2002, which was partially offset by an increase in net paid losses and LAE. The decrease in cash flows provided by operating activities in 2002 (as compared with 2001) was principally due to an increase in net paid losses and LAE of 30.7%, which outpaced the increase in premiums collected of 8.1%.

Ohio Indemnity is restricted by the insurance laws of the State of Ohio as to amounts that can be transferred to Bancinsurance in the form of dividends without the approval of the Department. During 2004, the maximum amount of dividends that may be paid to Bancinsurance by Ohio Indemnity without prior approval is limited to $3,629,310. Bancinsurance received cash dividends of $0, $1,290,000 and $630,000 from Ohio Indemnity during 2003, 2002 and 2001, respectively. We do not anticipate receiving any cash dividends in 2004.

Ohio Indemnity is subject to a Risk Based Capital test applicable to property/casualty insurers. The Risk Based Capital test serves as a benchmark of an insurance enterprise's solvency by state insurance regulators by establishing statutory surplus targets which will require certain company level or regulatory level actions. Ohio Indemnity's total adjusted capital is in excess of all required action levels as of December 31, 2003.

Given the Company's historic cash flow and current financial results, management believes that the cash flow from operating activities over the next year will provide sufficient liquidity for the operations of the Company. Our line of credit provides us with additional liquidity that could be used for short-term cash requirements if cash from operations and investments is not sufficient. If necessary, we believe our financial strength continues to provide us with the flexibility and capacity to obtain funds externally through debt or equity financings on both a short-term and long-term basis.

                                Exhibit 13(a) - 7

CONTRACTUAL OBLIGATIONS

The following table sets forth the Company's contractual obligations at December 31, 2003:

                                                                           Payments Due By Period
                                                  -----------------------------------------------------------------------
                                                                   Less than        1-3            3-5        More than
                                                      Total          1 year         years         years        5 years
                                                  ------------    -----------    ----------    -----------   ------------
Contractual Obligations:
  Trust preferred debt issued to affiliates(1)    $ 15,465,000    $         -    $        -    $         -   $ 15,465,000
  Operating leases........................           1,061,888        223,317       384,619        453,952              -
                                                  ------------    -----------    ----------    -----------   ------------
    Total.................................        $ 16,526,888    $   223,217    $  384,619    $   453,952   $ 15,465,000
                                                  ============    ===========    ==========    ===========   ============

(1) In accordance with the provisions of the debt agreements, the BIC Trust I and BIC Trust II debt obligations are redeemable at par on December 4, 2007 and September 30, 2008, respectively. The table above assumes payout at maturity date rather than redemption date.

DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. Market risk is influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how we manage those exposures. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all the risks the Company is exposed to in the ordinary course of business.

The primary market risks to the Company are interest rate risk associated with investments in fixed maturity securities and fixed-rate short-term investments and equity price risk associated with investments in equity securities. Interest rate risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. We mitigate this risk by attempting to ladder the maturity schedule of our investments with the expected payouts of our liabilities. At December 31, 2003, the fixed maturity portfolio had an average duration of 3.03 years (3.67 years at December 31, 2002). At December 31, 2003, we did not own any material non-investment grade securities. We believe that a high quality investment portfolio is more likely to generate a stable and predictable investment returns. Aside from interest rate risk, we do not believe a material risk, relative to earnings or liquidity, is inherent in holding investment grade fixed maturity securities.

Equity price risk is the potential loss in market value resulting from an adverse change in price. We mitigate this risk by diversifying our portfolio across industries and concentrations in any one company are limited by parameters established by senior management, as well as by statutory requirements. We have no foreign exchange risk or direct commodity risk. Our market risk sensitive instruments are entered into for purposes other than trading. During 2003, there were no material changes in our primary market risk exposures or in how these exposures were managed compared to 2002.

The carrying value of our investment portfolio at December 31, 2003 was $73,979,835, 45.7% of which is invested in fixed maturity securities, 39.1% in short-term investments, 13.8% in equity securities and 1.4% in other invested assets. Approximately 19% of our fixed maturity investment portfolio is invested in variable rate redeemable preferred stock with reset provisions at par and interest rates that adjust to market on a periodic basis ranging from every month to on an annual basis. Approximately 87% of our short-term investment portfolio is invested in variable rate short-term investments with interest rates that adjust to market every seven days. The Company does not maintain a trading portfolio.

The following table summarizes the projected cash flows and estimated fair values of those financial instruments held by us at December 31, 2003, which are sensitive to changes in interest rates. We have excluded short-term investments and variable rate redeemable preferred stock from the financial instruments shown below because we have determined the interest rate risk related to those instruments to be immaterial. The table also presents the average interest rate for each period presented.

                                                                        Projected Cash Flows
                                ----------------------------------------------------------------------------------------------------
                                                                                                                   December 31, 2003
                                                                                            There-                     Estimated
                                   2004        2005        2006        2007       2008      after        Total         Fair Value
                                ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------------
Assets
Fixed maturity securities:
   Held to maturity........     $  635,000  $  145,000  $1,008,000  $  480,000  $      -  $2,505,000  $ 4,773,000     $ 5,066,125
   Available for sale......     $2,742,358  $3,850,925  $4,785,135  $3,771,280  $540,292  $5,835,582  $21,525,572     $22,459,867

Weighted-average interest rate:
   Fixed maturity securities          5.67%       6.35%       5.89%       5.83%     5.39%       5.78%        5.89%

INFLATION

We do not consider the impact of inflation to be material in the analysis of our overall operations.

                               Exhibit 13(a) - 8

CRITICAL ACCOUNTING POLICIES

The preparation of the consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, revenues, liabilities and expenses and related disclosures of contingent assets and liabilities. We regularly evaluate these estimates, assumptions and judgments. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company's significant accounting policies are more fully described in note 1 to the Company's consolidated financial statements. Set forth below are the critical accounting policies that we believe require significant judgments, estimates and assumptions and are critical to an understanding of our consolidated financial statements.

OTHER-THAN-TEMPORARY IMPAIRMENT OF INVESTMENTS

We continually monitor the difference between our cost and the estimated fair value of our investments, which involves uncertainty as to whether declines in value are temporary in nature. If we believe a decline in the value of a particular available for sale investment is temporary, we record the decline as an unrealized loss in our shareholders' equity. If we believe the decline in any investment is "other-than-temporarily impaired," we write down the carrying value of the investment and record a realized loss on investments. Our assessment of a decline in value includes our current judgment as to the financial position and future prospects of the entity that issued the investment security. If that judgment changes in the future, we may ultimately record a realized loss after having originally concluded that the decline in value was temporary.

The following discussion summarizes our process of reviewing our investments for possible impairment.

Fixed Maturities. On a monthly basis, we review our fixed maturity securities for impairment. We consider the following factors when evaluating potential impairment:

     - the length of time and extent to which the estimated fair value has been less than book value;

     - the degree to which any appearance of impairment is attributable to an overall change in market conditions (e.g., interest rates);

     - the degree to which an issuer is current or in arrears in making principal and interest/dividend payments on the securities in question;

     - the financial condition and future prospects of the issuer, including any specific events that may influence the issuer's operations and its ability to make future scheduled principal and interest payments on a timely basis;

     - the independent auditor's report on the issuer's most recent financial statements;

     -    buy/hold/sell recommendations of investment advisors and analysts;

     - relevant rating history, analysis and guidance provided by rating agencies and analysts; and

     - our ability and intent to hold the security for a period of time sufficient to allow for recovery in the market value.

Equity Securities. On a monthly basis, we review our equity securities for impairment. We consider the following factors when evaluating potential impairment:

     - the length of time and extent to which the estimated fair value has been less than book value;

     - whether the decline appears to be related to general market or industry conditions or is issuer-specific;

     - the financial condition and future prospects of the issuer, including any specific events that may influence the issuer's operations;

     -    the recent income or loss of the issuer;

     - the independent auditor's report on the issuer's most recent financial statements;

     -    buy/hold/sell recommendations of investment advisors and analysts;

     -    rating agency announcements; and

     - our ability and intent to hold the security for a period of time sufficient to allow for recovery in the market value.

In addition to the monthly valuation procedures described above, we continually monitor developments affecting our invested assets, paying particular attention to events that might give rise to impairment write-downs. There were $129,729, $931,531 and $0 in impairment charges included in net realized gain (loss) on investments for the years ended December 31, 2003, 2002 and 2001, respectively. Additional impairments within the portfolio during 2004 are possible if current economic and financial conditions worsen. See note 2 to the Company's consolidated financial statements for analysis and discussion with respect to securities in an unrealized loss position at December 31, 2003.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

Our projection of ultimate loss and LAE reserves are estimates of future events, the outcomes of which are unknown to us at the time the projection is made. Considerable uncertainty and variability are inherent in the estimation of loss reserves. As a result, it is possible that actual experience may be materially different than the estimates reported. As such, we cannot guarantee that future experience will be as expected or recorded by us.

In establishing our reserves, we tested our data for reasonableness, such as ensuring there are no case outstanding reserves on closed claims, and consistency with data used in our previous estimates. We found no material discrepancies or inconsistencies in our data.

                               Exhibit 13(a) - 9

Our estimates of ultimate loss are based on our historical loss development experience. In using this historical information, we assume that past loss development is predictive of future development. Our assumptions allow for changes in claims and underwriting operations, as now known or anticipated, which may impact the level of required reserves or the emergence of losses. However, we do not anticipate any extraordinary changes in the legal, social or economic environments that could affect the ultimate outcome of claims or the emergence of claims from causes not currently recognized in our historical data. Such extraordinary changes or claims emergence may impact the level of required reserves in ways that are not presently quantifiable. Thus, while we believe our reserve estimates are reasonable given the information currently available, actual emergence of losses could deviate materially from our estimates and from amounts recorded by us.

We conduct a reserve study using historical losses and LAE by product line or coverage within product line. We compute a range of reasonable estimates as well as select an estimate of indicated reserves. The indicated range includes estimates of expected losses and LAE given the information currently available to us.

As of December 31, 2003, our indicated reserve range for losses and LAE was $11.7 million to $17.3 million. As our gross reserve of $14.4 million as of December 31, 2003 falls within this range, we believe it is a reasonable provision in the aggregate for our unpaid losses and LAE obligations as of December 31, 2003.

At December 31, 2003, losses and LAE reserves, net of reinsurance recoverables, totaled $9.5 million. Management's recorded best estimate, on a net basis, is based on various assumptions, including but not limited to, historical experience and historical loss patterns. Management's estimate was deemed reasonable by our independent actuary. As a result of changes in estimates of insured events in prior years, the provision for losses and LAE decreased by $2.8 million. The majority of this change relates primarily to favorable development attributable to aggregate limit ultimate loss coverage reserves. losses incurred in 2002. The majority of our losses are short-tail in nature and adjustments to reserve amounts occur rather quickly. There were no specific events in 2003 that caused a change in our overall reserve assumptions. Conditions that affected this change may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate this redundancy to future periods.

We did not experience any significant change in the number of claims paid (other than for growth in our business), average claim paid or average claim reserve that would be inconsistent with the types of risks we insured in the respective years. The increase in claims opened correlates to the increase in policies in force for each policy.

Our reserves reflect anticipated salvage and subrogation included as a reduction to loss and LAE reserves in the amount of $521,157. We record reserves on an undiscounted basis. We do not provide coverage that could reasonably be expected to produce asbestos and/or environmental liability claims activity or material levels of exposure to claims-made extended reporting options.

We prepared our estimates of the gross and net loss and allocated LAE (expenses that can be specifically assigned to a particular claim) liabilities using loss development triangles for each of our principal insurance products as follows:

     -    ULI - non-aggregate limit

     - ULI - aggregate limit (in which the policy runs at a maximum loss ratio)

     -    CPI

     -    GAP

     -    UC

Our reserves for these independently estimated principal insurance products comprise the majority of our total recorded loss and allocated LAE reserves as of December 31, 2003 on a gross and net of reinsurance basis. We prepared independent estimates for unallocated LAE reserves (expenses associated with adjusting and recording policy claims, other than those included in allocated
LAE).

Annual accident year loss development triangles were used to estimate ultimate loss and allocated LAE for the ULI non-aggregate limit , CPI, GAP and UC policies. Our data for the ULI aggregate limit policies consisted of premium and loss data and maximum loss ratio by insured bank. This data was used to determine the required reserve under the maximum loss ratio.

Historical "age-to-age" loss development factors ("LDF") were calculated to measure the relative development of an accident year from one maturity point to the next. We then selected appropriate age-to-age LDFs based on these historical factors. We used the selected factors to project the ultimate losses.

 The validity of the results from using a loss development approach can be affected by many conditions, such as our claim department processing changes, a shift between single and multiple payments per claim, legal changes or variations in our mix of business form year to year. Also, because the percentage of losses paid for immature years is often low, development factors are volatile. A small variation on the number of claims paid can have leveraging effect that can lead to significant changes in estimated ultimate losses. Therefore, ultimate values for immature accident years are often based on alternative estimation techniques.

We prepared our estimate of unallocated LAE reserves using the relationship of calendar year unallocated LAE payments to calendar year loss payments. Our selected unallocated LAE factor of 3% was selected judgmentally based on a review of historical unallocated LAE-to-loss payments from 1999 to 2003. The incurred but not reported ("IBNR") reserve is then split into IBNR on known claims and IBNR on claims yet to be reported (pure IBNR). This is based on our assumption that all of the UC reserve is pure IBNR and the ULI, CPI and GAP policies will have a one week lag in claim reporting. The unallocated LAE factor is applied to 50% of pure IBNR reserves and 50% of the remaining reserves on the premise that half of our unallocated LAE costs are incurred when the claim is reported and the other half when the claim is closed.

                               Exhibit 13(a) - 10

CODIFICATION AND SUBSCRIPTION REVENUE AND EXPENSE RECOGNITION

Revenue from municipal code contracts is recognized on the percentage-of-completion method: completion is measured based on the percentage of direct labor costs incurred to date compared to estimated direct labor costs for each contract. While we use available information to estimate total direct labor costs on each contract, actual experience may vary from estimated amounts. Under this method, the costs incurred and the related revenues are included in the income statement as work progresses. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. If a revised estimate indicates a loss, such loss is provided for in its entirety. The amount by which revenues are earned in advance of contractual collection dates is an unbilled receivable and the amount by which contractual billings exceed earned revenues is deferred revenue which is carried as a liability.

OFF-BALANCE SHEET TRANSACTIONS

We do not have any off-balance sheet arrangements that either have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is considered material.

FORWARD-LOOKING INFORMATION

Certain statements made in this report are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include certain discussions relating to future revenue, underwriting income, premium volume, investment income and other investment results, business strategies, profitability, liquidity, capital adequacy, anticipated capital expenditures and business relationships, as well as any other statements concerning fiscal year 2004 and beyond. The forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company's business partners, changes in market forces, litigation and the other risk factors that have been identified in the Company's filings with the SEC, any one of which might materially affect the operations of the Company. Another factor is ownership of the Company. As of the date of this report, members of the Sokol family, including the Chairman and Chief Executive Officer and President, owned approximately 61.5% of the Company's outstanding common shares. Therefore, members of the Sokol family have significant voting power. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

                               Exhibit 13(a) - 11

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bancinsurance Corporation

We have audited the accompanying consolidated balance sheets of Bancinsurance Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancinsurance Corporation at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, in 2002 the Company changed its method of accounting for goodwill.

/s/Ernst & Young LLP

Columbus, Ohio
January 30, 2004

                               Exhibit 13(a) - 12

BANCINSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                           Years ended December 31,
                                                                              ----------------------------------------------
                                                                                  2003              2002            2001
                                                                              ------------     ------------     ------------
REVENUES:
 Net premiums earned .....................................................    $ 47,369,056     $ 40,882,237     $ 38,308,738
 Net investment income ...................................................       1,599,064        1,236,138        1,450,761
 Net realized gain (loss) on investments .................................         822,161       (1,220,477)          22,542
 Codification and subscription fees ......................................       3,819,221        3,324,037        2,652,231
 Management fees .........................................................         114,094          749,442          846,446
 Other income ............................................................          81,653          197,278          161,544
                                                                              ------------     ------------     ------------
     TOTAL REVENUES ......................................................      53,805,249       45,168,655       43,442,262
                                                                              ------------     ------------     ------------
EXPENSES:
 Losses and loss adjustment expenses .....................................      33,083,172       28,314,256       21,658,744
 Experience rating adjustments ...........................................      (2,702,910)      (1,708,084)       5,155,850
 Commission expense ......................................................       7,891,016        7,230,636        5,918,461
 Other insurance operating expenses ......................................       4,982,456        3,803,457        3,080,374
 Codification and subscription expenses ..................................       3,269,714        2,889,981        2,276,360
 General and administrative expenses .....................................       1,216,571        1,195,085        1,057,840
 Interest expense ........................................................         541,248          131,323           28,076
                                                                              ------------     ------------     ------------
     TOTAL EXPENSES ......................................................      48,281,267       41,856,654       39,175,705
                                                                              ------------     ------------     ------------
     Income before federal income taxes and cumulative effect of change in
       accounting principle ..............................................       5,523,982        3,312,001        4,266,557
Federal income tax expense ...............................................       1,614,165          940,530        1,191,367
                                                                              ------------     ------------     ------------
     Income before cumulative effect of change in accounting principle ...       3,909,817        2,371,471        3,075,190
Cumulative effect of change in accounting principle ......................               -       (1,481,858)               -
                                                                              ------------     ------------     ------------
     NET INCOME ..........................................................    $  3,909,817     $    889,613     $  3,075,190
                                                                              ============     ============     ============
Basic net income per share:
    Before cumulative effect of change in accounting principle ...........    $        .79     $        .42     $        .53
    Cumulative effect of change in accounting principle ..................               -             (.26)               -
                                                                              ------------     ------------     ------------
    BASIC NET INCOME PER SHARE ...........................................    $        .79     $        .16     $        .53
                                                                              ============     ============     ============
Diluted net income per share:
    Before cumulative effect of change in accounting principle ...........    $        .77     $        .41     $        .53

    Cumulative effect of change in accounting principle ..................               -             (.25)               -
                                                                              ------------     ------------     ------------
    DILUTED NET INCOME PER SHARE .........................................    $        .77     $        .16     $        .53
                                                                              ============     ============     ============

See accompanying notes to consolidated financial statements.

                               Exhibit 13(a) - 13

BANCINSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                                           December 31,
                                                                                                  ----------------------------
                                                                                                      2003             2002
                                                                                                  ------------    ------------
ASSETS
Investments:
 Held to maturity:
  Fixed maturities, at amortized cost (fair value $5,066,125 in 2003 and $4,691,903 in 2002)..    $  4,872,012    $  4,487,749
 Available for sale:
  Fixed maturities, at fair value (amortized cost $28,622,634 in 2003 and $15,557,400 in 2002)      28,918,149      15,912,650
  Equity securities, at fair value (cost $7,621,880 in 2003 and $5,716,906 in 2002)...........      10,235,858       6,869,513
 Short-term investments, at cost which approximates fair value................................      28,904,680      25,135,305
 Other invested assets........................................................................       1,049,136         582,137
                                                                                                  ------------    ------------
     Total investments........................................................................      73,979,835      52,987,354
                                                                                                  ------------    ------------
Cash..........................................................................................       2,949,627       4,306,007
Premiums receivable...........................................................................      10,661,766       5,910,719
Accounts receivable, net......................................................................         993,093         844,059
Reinsurance recoverables......................................................................       4,926,446         283,417
Prepaid reinsurance premiums..................................................................      12,244,588       1,228,632
Deferred policy acquisition costs.............................................................       4,962,150       2,653,826
Estimated earnings in excess of billings on uncompleted codification contracts................         283,336         224,837
Loans to affiliates...........................................................................         770,466         685,856
Current federal income taxes..................................................................               -         295,235
Goodwill......................................................................................         753,737         753,737
Intangible assets, net,.......................................................................         920,048         994,566
Accrued investment income.....................................................................         541,519         328,751
Other assets..................................................................................       1,883,125       1,206,208
                                                                                                  ------------    ------------
     TOTAL ASSETS ............................................................................    $115,869,736    $ 72,703,204
                                                                                                  ============    ============

See accompanying notes to consolidated financial statements.

                               Exhibit 13(a) - 14

BANCINSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, CONTINUED

                                                                                                December 31,
                                                                                      -------------------------------
                                                                                           2003              2002
                                                                                      -------------     -------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Reserve for unpaid losses and loss adjustment expenses ...........................    $  14,385,919     $   7,559,503
Unearned premiums ................................................................       25,124,137        10,304,769
Ceded reinsurance premiums payable ...............................................        1,721,963            50,820
Experience rating adjustments payable ............................................        6,997,784         4,764,329
Retrospective premium adjustments payable ........................................        5,370,273         3,951,898
Funds held under reinsurance treaties ............................................        2,646,693         1,513,297
Contract funds on deposit ........................................................        1,908,184         1,317,663
Taxes, licenses and fees payable .................................................        1,315,443           297,418
Current federal income taxes .....................................................          511,091                 -
Deferred federal income taxes ....................................................          852,625            82,027
Deferred ceded commissions .......................................................        1,224,938                 -
Commissions payable ..............................................................        2,660,979         1,990,436
Billings in excess of estimated earnings on uncompleted codification contracts ...          143,888            93,894
Notes payable ....................................................................           53,276         2,166,355
Other liabilities ................................................................        2,122,515         1,460,957
Trust preferred debt issued to affiliates ........................................       15,465,000         8,248,000
                                                                                      -------------     -------------
     TOTAL LIABILITIES ...........................................................       82,504,708        43,801,366
                                                                                      -------------     -------------
Shareholders' equity:
 Non-voting preferred shares:
  Class A Serial Preference shares without par value; authorized 100,000 shares;
    no shares issued or outstanding ..............................................                -                 -
  Class B Serial Preference shares without par value; authorized 98,646 shares; no
    shares issued or outstanding .................................................                -                 -
 Common shares without par value; authorized 20,000,000 shares; 6,170,341 shares issued at December 31, 2003 and 2002, 4,920,050 shares outstanding at
    December 31, 2003 and 5,000,291 shares outstanding at at December 31, 2002 ...        1,794,141         1,794,141
 Additional paid-in capital ......................................................        1,337,138         1,337,138
 Accumulated other comprehensive income ..........................................        1,920,265           995,186
 Retained earnings ...............................................................       34,339,332        30,429,515
                                                                                      -------------     -------------
                                                                                         39,390,876        34,555,980
 Less:  Treasury shares, at cost (1,250,291 common shares in 2003 and
     1,170,050 common shares in 2002) ............................................       (6,025,848)       (5,654,142)
                                                                                      -------------     -------------
     TOTAL SHAREHOLDERS' EQUITY ..................................................       33,365,028        28,901,838
                                                                                      -------------     -------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..................................    $ 115,869,736     $  72,703,204
                                                                                      =============     =============

See accompanying notes to consolidated financial statements.

                               Exhibit 13(a) - 15

BANCINSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                           ACCUMULATED
                                            PREFERRED SHARES                 ADDITIONAL       OTHER
                                           ------------------     COMMON      PAID-IN     COMPREHENSIVE
                                            CLASS A   CLASS B     SHARES      CAPITAL        INCOME
                                           ---------  -------  ------------ ------------  -------------
Balance at December 31, 2000 .......               -        -  $  1,794,141 $  1,336,805  $    748,602
                                           ---------  -------  ------------ ------------  ------------
Comprehensive income:
  Net income .......................               -        -             -            -             -
  Unrealized losses, net of tax and
   reclassification adjustment .....               -        -             -            -      (223,554)

  Total comprehensive income .......

Purchase of 1,050 treasury shares ..               -        -             -            -             -
Capital contributed in asset
   purchase ........................               -        -             -          437             -
                                           ---------  -------  ------------ ------------  ------------
Balance at December 31, 2001 .......               -        -     1,794,141    1,337,242       525,048
                                           ---------  -------  ------------ ------------  ------------
Comprehensive income:
  Net income .......................               -        -             -            -             -
  Unrealized gains, net of tax and
   reclassification adjustment .....               -        -             -            -       470,138

  Total comprehensive income .......

Purchase of 770,494 treasury shares                -        -             -            -             -
600 shares issued in connection with
 the exercise of stock options .....               -        -             -         (104)            -
                                           ---------  -------  ------------ ------------  ------------
Balance at December 31, 2002 .......               -        -     1,794,141    1,337,138       995,186
                                           ---------  -------  ------------ ------------  ------------
Comprehensive income:
  Net income .......................               -        -             -            -             -
  Unrealized gains, net of tax and
   reclassification adjustment .....               -        -             -            -       925,079

  Total comprehensive income .......

Purchase of 80,241 treasury shares .               -        -             -            -             -
                                           ---------  -------  ------------ ------------  ------------
Balance at December 31, 2003 .......               -        -  $  1,794,141 $  1,337,138  $  1,920,265
                                           =========  =======  ============ ============  ============

                                                                         TOTAL
                                             RETAINED     TREASURY    SHAREHOLDERS'
                                             EARNINGS      SHARES        EQUITY
                                           ------------ ------------- -------------
Balance at December 31, 2000 .......       $ 26,464,712 $ (1,808,901) $ 28,535,359
                                           ------------ ------------  ------------
Comprehensive income:
  Net income .......................          3,075,190            -     3,075,190
  Unrealized losses, net of tax and
   reclassification adjustment .....                  -            -      (223,554)
                                                                      ------------
  Total comprehensive income .......                                     2,851,636
                                                                      ------------
Purchase of 1,050 treasury shares ..                  -       (4,542)       (4,542)
Capital contributed in asset
   purchase ........................                  -        9,019         9,456
                                           ------------ ------------  ------------
Balance at December 31, 2001 .......         29,539,902   (1,804,424)   31,391,909
                                           ------------ ------------  ------------
Comprehensive income:
  Net income .......................            889,613            -       889,613
  Unrealized gains, net of tax and
   reclassification adjustment .....                  -            -       470,138
                                                                      ------------
  Total comprehensive income .......                                     1,359,751
                                                                      ------------
Purchase of 770,494 treasury shares.                  -   (3,852,611)   (3,852,611)
600 shares issued in connection with
 the exercise of stock options .....                  -        2,893         2,789
                                           ------------ ------------  ------------
Balance at December 31, 2002 .......         30,429,515   (5,654,142)   28,901,838
                                           ------------ ------------  ------------
Comprehensive income:
  Net income .......................          3,909,817            -     3,909,817
  Unrealized gains, net of tax and
   reclassification adjustment .....                  -            -       925,079
                                                                      ------------
  Total comprehensive income .......                                     4,834,896
                                                                      ------------
Purchase of 80,241 treasury shares .                  -     (371,706)     (371,706)
                                           ------------ ------------  ------------
Balance at December 31, 2003 .......       $ 34,339,332 $ (6,025,848) $ 33,365,028
                                           ============ ============  ============

See accompanying notes to consolidated financial statements.

                               Exhibit 13(a) - 16

BANCINSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Years ended December 31,
                                                                                   ----------------------------------------------
                                                                                       2003             2002              2001
                                                                                   ------------     ------------     ------------
Cash flows from operating activities:
Net income ....................................................................    $  3,909,817     $    889,613     $  3,075,190
Adjustments to reconcile net income to net cash provided by operating activities:
  Net realized loss on goodwill impairment ....................................               -        1,660,858                -
  Net realized (gain) loss on investments .....................................        (822,161)       1,220,477          (22,542)
  Net realized (gain) loss on disposal of property and equipment ..............               -            1,073          (14,800)
  Depreciation and amortization ...............................................         457,915          311,459          306,061
  Deferred federal income tax (benefit) expense ...............................         294,042         (269,166)         (86,180)
  Change in assets and liabilities:
     Premiums receivable ......................................................      (4,751,047)        (721,596)      (2,597,506)
     Accounts receivable, net .................................................        (149,034)        (253,658)        (149,086)
     Reinsurance recoverables .................................................      (4,643,029)        (161,372)          (2,164)
     Prepaid reinsurance premiums .............................................     (11,015,956)        (327,150)        (851,434)
     Deferred policy acquisition costs ........................................      (2,308,324)      (1,131,293)        (879,746)
     Other assets, net ........................................................        (737,559)        (508,042)        (147,402)
     Reserve for unpaid losses and loss adjustment expenses ...................       6,826,416        2,686,905        1,913,983
     Unearned premiums ........................................................      14,819,368        4,274,496        3,289,855
     Ceded reinsurance premiums payable .......................................       1,671,143           50,820                -
     Experience rating adjustments payable ....................................       2,233,455       (1,708,084)       5,155,850
     Retrospective premium adjustments payable ................................       1,418,375          235,029        2,861,302
     Funds held under reinsurance treaties ....................................       1,133,396          511,777        1,001,520
     Contract funds on deposit ................................................         590,521         (620,261)        (135,605)
     Deferred ceded commissions ...............................................       1,224,938                -                -
     Other liabilities, net ...................................................       3,603,715          305,496        1,525,649
                                                                                   ------------     ------------     ------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ................................      13,755,991        6,447,381       14,242,945
                                                                                   ------------     ------------     ------------
 Cash flows from investing activities:
  Proceeds from held to maturity fixed maturities due to redemption or maturity       1,405,000        1,250,400        1,341,000
  Proceeds from available for sale fixed maturities sold, redeemed or matured .      21,430,449        5,933,115        7,383,150
  Proceeds from available for sale equity securities sold .....................      16,688,164       19,056,907       13,175,789
  Cost of investments purchased:
     Held to maturity fixed maturities ........................................      (1,811,114)      (1,102,131)        (299,955)
     Available for sale fixed maturities ......................................     (34,634,639)      (7,530,214)      (8,064,552)
     Available for sale equity securities .....................................     (17,834,184)     (20,098,251)     (15,288,282)
  Net change in short-term investments and other invested assets ..............      (4,236,374)     (19,659,165)         543,300
  Other .......................................................................        (647,967)        (189,345)        (500,499)
                                                                                   ------------     ------------     ------------
     NET CASH USED IN INVESTING ACTIVITIES ....................................     (19,640,665)     (22,338,684)      (1,710,049)
                                                                                   ------------     ------------     ------------
Cash flows from financing activities:
 Proceeds from note payable to bank ...........................................       5,900,000       20,040,000       20,350,000
 Repayments of note payable to bank ...........................................      (8,000,000)     (23,540,000)     (19,892,000)
 Proceeds from issuance of trust preferred debt to an affiliate ...............       7,000,000        8,000,000                -
 Acquisition of treasury stock ................................................        (371,706)      (3,852,611)          (4,542)
 Proceeds from stock options exercised ........................................               -            2,789                -
                                                                                   ------------     ------------     ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES ................................       4,528,294          650,178          453,458
                                                                                   ------------     ------------     ------------
NET INCREASE (DECREASE) IN CASH ...............................................      (1,356,380)     (15,241,125)      12,986,354
Cash at beginning of year .....................................................       4,306,007       19,547,132        6,560,778
                                                                                   ------------     ------------     ------------
Cash at end of year ...........................................................    $  2,949,627     $  4,306,007     $ 19,547,132
                                                                                   ============     ============     ============
Supplemental disclosures of cash flow information: Cash paid during the year for:
 Interest .....................................................................    $    540,300     $    100,098     $     13,398
                                                                                   ============     ============     ============
 Income taxes .................................................................    $    600,000     $  1,988,102     $    950,000
                                                                                   ============     ============     ============

See accompanying notes to consolidated financial statements.

                               Exhibit 13(a) - 17

BANCINSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - DECEMBER 31, 2003, 2002 AND 2001

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION

          Bancinsurance Corporation ("Bancinsurance") is a specialty property insurance holding company incorporated in the State of Ohio in 1970. Bancinsurance Corporation and its subsidiaries (collectively, the "Company") have three reportable business segments: (1) property/casualty insurance, (2) municipal code publishing and (3) insurance agency, which are described in more detail below.

          Property/Casualty Insurance. Our wholly-owned subsidiary, Ohio Indemnity Company ("Ohio Indemnity"), is a specialty property insurance company. Ohio Indemnity, an Ohio corporation, is licensed in 47 states, the District of Columbia and for surplus lines in Texas. As such, Ohio Indemnity is subject to the regulations of the Ohio Department of Insurance (the "Department") and the regulations of each state in which it operates. The majority of Ohio Indemnity's premiums are derived from two distinct lines of business: (1) products designed for automobile lenders/dealers and (2) unemployment compensation and bail bond products.

          Our automobile lender/dealer line offers three types of products. First, ULTIMATE LOSS INSURANCE(R) ("ULI"), a blanket vendor single interest coverage, is the primary product we offer to financial institutions nationwide. This product insures banks and financial institutions against damage to pledged collateral in cases where the collateral is not otherwise insured. A ULI policy is generally written to cover a lender's complete portfolio of collateralized personal property loans, typically automobiles. Second, creditor placed insurance ("CPI") is an alternative to our traditional blanket vendor single interest product. While both products cover the risk of damage to uninsured collateral in a lender's automobile loan portfolio, CPI covers the portfolio through tracking individual borrower's insurance coverage. The lender purchases physical damage coverage for loan collateral after a borrowers' insurance has lapsed. Third, our guaranteed auto protection insurance ("GAP") pays the difference or "gap" between the amount owed by the customer on a lease or loan contract and the amount of primary insurance company coverage in the event a vehicle is damaged beyond repair or stolen and never recovered. The GAP product is sold to automobile dealers, lenders and lessors who then sell coverage directly to the borrower at the time of purchasing or leasing an automobile.

          We offer three types of unemployment compensation products: (1) bonded service; (2) excess of loss; and (3) mandated bonds. Our unemployment compensation products are utilized by not-for-profit entities which elect not to pay the unemployment compensation tax and instead reimburse the state unemployment compensation for benefits paid by the agencies to the entities' former employees. Certain national cost containment firms provide programs to ensure that reimbursing employers discharge their unemployment compensation commitments. Through its bonded service products, Ohio Indemnity bonds these national cost containment firms for their program service responsibilities. Ohio Indemnity also provides excess of loss coverage, under trust arrangements, to groups of not-for-profit entities that want to declare reimbursing status for their unemployment insurance obligations. We also underwrite state mandated surety bonds. Certain states require that reimbursing employers post a bond as a security for the performance of their reimbursing obligations. Ohio Indemnity provides this mandated bond on behalf of employers enrolled in the bonded service program. In addition to the unemployment compensation products, we provide bail bond coverage through an assumed reinsurance agreement for 15% participation, with other insurers assuming the remaining exposure. This agreement insures a bail bond company against losses arising from the nonperformance of bail requirements.

          The Company sells its insurance products through a network of distribution channels, including four managing general agents, approximately thirty independent agents and direct sales.

          Municipal Code Publishing. Our wholly-owned subsidiary, American Legal Publishing Corporation ("ALPC"), codifies, publishes, supplements and distributes ordinances for over 1,800 municipalities and counties nationwide in addition to state governments. Ordinance codification is the process of collecting, organizing and publishing legislation for state and local governments.

          Insurance Agency. In July 2002, we formed Ultimate Services Agency, LLC ("USA"), a wholly-owned subsidiary. We formed USA to act as an agency for placing property/casualty insurance policies offered and underwritten by Ohio Indemnity and other property/casualty insurance companies. In the fourth quarter of 2002, we dissolved our wholly-owned subsidiary, Paul Boardway and Associates, Inc., which previously acted as a property/casualty insurance agency.

          In December 2002, we organized BIC Statutory Trust I ("BIC Trust I"), a Connecticut special purpose business trust. In September 2003, we organized BIC Statutory Trust II ("BIC Trust II"), a Delaware special prupose business trust. BIC Trust I and BIC Trust II were formed for the sole purpose of issuing and selling the floating rate trust preferred capital securities in exempt private placement transactions and investing the proceeds from such securities in junior subordinated debentures of the Company.

     (b)  BASIS OF FINANCIAL STATEMENT PRESENTATION

          Our accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") which vary in certain respects from accounting practices prescribed or permitted by the Department.

          The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                               Exhibit 13(a) - 18

     (c)  CONSOLIDATION POLICY

          The accompanying financial statements include the Company's accounts and our wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     (d)  INVESTMENTS

          Investments in held to maturity fixed maturities where we have the ability and intent to hold to maturity, are carried at amortized cost. Investments in fixed maturities held as available for sale, which include debt securities and redeemable preferred stock, are carried at fair value. The unrealized holding gain or loss, net of applicable deferred taxes and reclassification adjustment, is reflected in other comprehensive income.

          Available for sale equity securities, which include common stock and non-redeemable preferred stock, are reported at fair value with unrealized gains or losses, net of applicable deferred taxes and reclassification adjustment, reflected in other comprehensive income. Short-term investments are reported at cost which approximates fair value. Other invested assets are reported at cost.

          Realized gains and losses on disposal of investments are determined by the specific identification method. The carrying value of an investment is revised and the amount of revision is charged to net realized losses on investments when management determines that a decline in the value of an investment is other than temporary.

     (e)  ACCOUNTS RECEIVABLE

          Accounts receivable is comprised of ALPC's municipal code contract billings. We estimate our allowance for doubtful accounts and bad debts based upon our assessment of the collectibility of receivables and prior experience.

     (f)  GOODWILL

          Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, we no longer amortize goodwill and intangibles which have indefinite lives. SFAS 142 requires that we assess goodwill and intangibles with indefinite lives for impairment at least annually, based on the fair value of the related reporting unit. Our annual impairment assessment is performed in the fourth quarter, or earlier if deemed necessary.

          As an initial step in the SFAS 142 implementation process, we assigned goodwill and intangibles to our property/casualty insurance, insurance agency and municipal code publishing reporting segments. Following such assignment, the fair value of each reporting segment was compared to its carrying value. Fair values were determined by discounting estimated future cash flows. Based on our initial impairment testing, a net after-tax impairment charge of $1,481,858 was recognized as a cumulative effect of change in accounting principle in the first quarter of 2002. The impairment charge was associated with the August 1999 acquisition of Paul Boardway and Associates, Inc.

          We dissolved Paul Boardway and Associates, Inc. in the fourth quarter of 2002. As a result, the remaining goodwill of $179,000 was recorded as a pre-tax impairment charge to income in the third quarter 2002.

          Our 2003 testing under SFAS 142 determined there was no further impairment of goodwill.

     (g)  INTANGIBLE ASSET

          Intangible assets represent databases acquired by ALPC. The databases are comprised of municipal code data and related files. Provision for amortization of the databases is based on estimated useful lives of twenty years and is computed on the straight-line method.

          As a result of assigning goodwill and intangibles to our reporting segments, in connection with our SFAS 142 assessment in 2002, we identified a noncompete agreement in the amount of $120,001 that was included in goodwill and therefore subsequently reclassified to an intangible asset. Provision for amortization is based on a definite life of five years and is computed on the straight-line method.

     (h)  RECOGNITION OF REVENUE AND RELATED EXPENSES

          Ohio Indemnity's insurance premiums and ceded commissions are earned over the terms of the related insurance policies and reinsurance contracts. For our lender/dealer insurance products, premiums are earned in proportion to the risk assumed. For our unemployment insurance protection products, premiums are earned pro rata over the policy term. The portion of premiums written applicable to the unexpired portion of insurance policies is recorded in the balance sheet as unearned premiums.

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

     (i)  DEFERRED POLICY ACQUISITION COSTS

          Acquisition expenses, mainly commissions and premium taxes, related to unearned premiums are deferred and amortized over the period the coverage is provided. Anticipated losses and other expenses related to those premiums are considered in determining the recoverability of deferred acquisition costs.

                               Exhibit 13(a) - 19

     (j)  RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

          Loss and loss adjustment expense reserves represent our best estimate of the estimated ultimate net cost of all reported and unreported losses incurred through December 31. We do not discount loss and loss adjustment expense reserves. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, we believe the reserves for losses and loss adjustment expenses are adequate. The estimates are regularly reviewed and adjusted as necessary as experience develops or new information becomes known. Such adjustments are included in current operations.

     (k)  REINSURANCE

          In the ordinary course of business, we cede and assume reinsurance with other insurers and reinsurers. Ceded reinsurance transactions are associated with our lender/dealer business. The assumed business represents a quota share participation in the gross liability of an insurer covering bail bond business.

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

     (m)  CONTRACT FUNDS ON DEPOSIT

          We have an agreement with a cost containment service firm involving a program designed to control the unemployment compensation costs of certain non-profit employers. Pursuant to this agreement, a surety bond has been issued insuring the payment of certain reimbursable unemployment compensation benefits on behalf of the employers enrolled in this program. Certain monies allocated toward the payment of these benefits are held by us. Together with the cost containment service firm, we share any residual resulting from the development of benefits to be paid from the contract funds held on deposit. We record management fees in the period the residual is shared with the cost containment service firm. Fees of $114,094, $749,442 and $846,446 were recognized in 2003, 2002 and 2001, respectively, as a result of this arrangement.

     (n)  DEPRECIATION AND AMORTIZATION

          Real estate is stated at cost and depreciated using the straight-line method over thirty-nine years. Property, equipment and computer software are stated at cost and depreciated using the straight-line method over the estimated useful life, ranging from three to five years. Leasehold improvements are capitalized and amortized over the remaining office lease term. Maintenance and repairs are charged directly to expense as incurred.

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

     (p)  CASH AND CASH EQUIVALENTS

          We classify investments as cash equivalents if their original maturity is three months or less. Cash equivalents are stated at cost, which approximates fair value

     (q)  STOCK OPTION ACCOUNTING

          We use the "intrinsic value method" under Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations in accounting for stock options issued to employees, officers and directors under our equity compensation plans. FASB Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," as amended, was issued by the FASB in 1995 and requires the "fair value method" for recognition of cost on equity compensation plans similar to those used by the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures as if we had adopted the cost recognition requirements under SFAS 123 in 2003, 2002 and 2001 are presented below.

                                                     As Reported                               Pro Forma
                                       -------------------------------------    ---------------------------------------
                                          2003           2002         2001            2003        2002         2001
                                       ----------    ----------   ----------    ----------    ----------    -----------
Net income...........................  $3,909,817    $  889,613   $3,075,190    $3,892,127    $  875,944    $ 3,068,601
                                       ----------    ----------   ----------    ----------    ----------    -----------
Basic net income per common share....  $      .79    $      .16   $      .53    $      .79    $      .16    $       .53
                                       ----------    ----------   ----------    ----------    ----------    -----------
Diluted net income per common share..  $      .77    $      .16   $      .53    $      .77    $      .16    $       .53
                                       ----------    ----------   ----------    ----------    ----------    -----------

          The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

     (r)  RECLASSIFICATION

          Certain prior year amounts have been reclassified in order to conform to the 2003 presentation.

                               Exhibit 13(a) - 20

(2)  INVESTMENTS

     The amortized cost, gross unrealized gains and losses and estimated fair value of investments in held to maturity and available for sale securities were as follows:

                                                                           DECEMBER 31, 2003
                                                   -----------------------------------------------------------------
                                                                          GROSS              GROSS       ESTIMATED
                                                     AMORTIZED         UNREALIZED         UNREALIZED       FAIR
                                                       COST               GAINS             LOSSES         VALUE
                                                   ------------       -----------        -----------    ------------
Held to maturity:
   Fixed maturities:
      US Treasury securities and obligations of
       US Government corporations and agencies..   $    437,268       $     5,462        $         -    $    442,730
      Obligations of states and political
       subdivisions.............................      4,434,744           194,351              5,700       4,623,395
                                                   ------------       -----------        -----------    ------------
           Total held to maturity ..............      4,872,012           199,813              5,700       5,066,125
                                                   ------------       -----------        -----------    ------------
Available for sale:
   Fixed maturities:
      US Treasury securities and obligations of
       US Government corporations and agencies..      1,500,000             4,167             16,719       1,487,448
      Obligations of states and political
       subdivisions.............................     18,660,506           300,654             51,095      18,910,065
      Corporate securities......................        628,966             4,050              1,432         631,584
      Asset-backed securities...................      1,433,162                 -              2,392       1,430,770
      Redeemable preferred stock................      6,400,000            58,282                  -       6,458,282
                                                   ------------       -----------        -----------    ------------
           Subtotal ............................     28,622,634           367,153             71,638      28,918,149
   Equity securities............................      7,621,880         2,643,545             29,567      10,235,858
                                                   ------------       -----------        -----------    ------------
           Total available for sale.............     36,244,514         3,010,698            101,205      39,154,007
                                                   ------------       -----------        -----------    ------------
           Total................................   $ 41,116,526       $ 3,210,511        $   106,905    $ 44,220,132
                                                   ============       ===========        ===========    ============

                                                                          December 31, 2002
                                                   ------------------------------------------------------------------
                                                                         Gross              Gross        Estimated
                                                     Amortized        unrealized         unrealized         fair
                                                      cost               gains             losses           value
                                                   ------------       -----------        -----------    -------------
Held to maturity:
   Fixed maturities:
      US Treasury securities and obligations of
       US Government corporations and agencies...  $  1,535,197       $    32,428        $         -    $   1,567,625
      Obligations of states and political
       subdivisions..............................     2,952,552           171,726                  -        3,124,278
                                                   ------------       -----------        -----------    -------------
           Total held to maturity ...............     4,487,749           204,154                  -        4,691,903
                                                   ------------       -----------        -----------    -------------
Available for sale:
   Fixed maturities:
      Obligations of states and political
       subdivisions..............................    15,529,900           385,668             37,918       15,877,650
      Corporate securities.......................        27,500             7,500                  -           35,000
                                                   ------------       -----------         ----------    -------------
           Subtotal .............................    15,557,400           393,168             37,918       15,912,650
   Equity securities.............................     5,716,906         1,367,885            215,278        6,869,513
                                                   ------------       -----------         ----------    -------------
           Total available for sale..............    21,274,306         1,761,053            253,196       22,782,163
                                                   ------------       -----------         ----------    -------------
           Total.................................  $ 25,762,055       $ 1,965,207         $  253,196    $  27,474,066
                                                   ============       ===========         ==========    =============

                               Exhibit 13(a) - 21

The amortized cost and estimated fair value of fixed maturity investments in held to maturity and available for sale securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        DECEMBER 31, 2003
                                              -------------------------------------------------------------------
                                                       HELD TO MATURITY                   AVAILABLE FOR SALE
                                                AMORTIZED          ESTIMATED        AMORTIZED         ESTIMATED
                                                  COST            FAIR  VALUE          COST           FAIR VALUE
                                              -------------      -------------     ------------     -------------
Due in one year or less...................    $     135,363      $     140,105     $    292,878     $     295,446
Due after one year but less than five years       1,950,943          1,998,344        3,749,530         3,834,299
Due after five years but less than ten years      1,982,367          2,090,189        4,591,291         4,610,787
Due after ten years.......................          803,339            837,487       12,155,773        12,288,565
                                              -------------      -------------     ------------     -------------
 Subtotal.................................        4,872,012          5,066,125       20,789,472        21,029,097
                                              -------------      -------------     ------------     -------------
Asset-backed securities...................                -                  -        1,433,162         1,430,770
Redeemable preferred stock................                -                  -        6,400,000         6,458,282
                                              -------------      -------------     ------------     -------------
        Total                                 $   4,872,012      $   5,066,125     $ 28,622,634     $  28,918,149
                                              =============      =============     ============     =============

     Net investment income for the year ended December 31 is summarized below:

                                                                     2003               2002              2001
                                                                 -----------        -----------       -----------
Fixed maturities...........................................      $ 1,240,248        $   995,619       $ 1,131,336
Equity securities..........................................          255,672            251,787           196,707
Short-term investments.....................................          256,450            114,477           173,834
Other......................................................           30,468                  -            44,176
Expenses...................................................         (183,774)          (125,745)          (95,292)
                                                                 -----------        -----------       -----------
     Net investment income.................................      $ 1,599,064        $ 1,236,138       $ 1,450,761
                                                                 ===========        ===========       ===========

     The proceeds from sales of available for sale securities were $38,118,613, $24,990,022 and $20,558,939 for the years ended December 31, 2003, 2002 and
     2001, respectively.

     Pre-tax net realized gains (losses) on investments and changes in unrealized gains (losses) on available for sale investments were as follows for each of the years ended December 31:

                                                                      2003                2002                 2001
                                                                  ------------        ------------        ------------
Gross realized gains:
   Fixed maturities........................................       $    236,224        $     35,508            $ 53,314
   Equity securities.......................................            869,307             320,661             665,761
   Other invested assets...................................            162,094                   -                   -
                                                                  ------------        ------------        ------------
     Total gains...........................................          1,267,625             356,169             719,075
                                                                  ------------        ------------        ------------
Gross realized losses:
   Fixed maturities........................................            132,574              79,158              47,392
   Equity securities.......................................            183,161             565,957             649,141
   Other-than-temporary impairments........................            129,729             931,531                   -
                                                                  ------------        ------------        ------------
     Total losses..........................................            445,464           1,576,646             696,533
                                                                  ------------        ------------        ------------
Net realized gains (losses)................................       $    822,161        $ (1,220,477)       $     22,542
                                                                  ============        ============        ============
Changes in unrealized gains (losses) on available for sale
 investments:
   Fixed maturities........................................       $    (59,735)       $    293,519            (101,736)
   Equity securities.......................................          1,461,371             418,809            (236,981)
                                                                  ------------        ------------        ------------
     Net change in unrealized gains (losses)...............       $  1,401,636        $    712,328        $   (338,717)
                                                                  ============        ============        ============

                               Exhibit 13(a) - 22

    The following table summarizes, for all securities in an unrealized loss position at December 31, 2003, the estimated fair value and pre-tax gross unrealized loss by length of time those securities have been continuously in an unrealized loss position.

                                                                                                           GROSS
                                                                                      ESTIMATED          UNREALIZED
                                                                                     FAIR VALUE             LOSS
                                                                                    ------------       -------------
Fixed maturities:
    0-6 months..................................................................    $  6,494,896       $      41,652
    7-12 months.................................................................       1,800,835              15,867
    Greater than 12 months......................................................         948,208              19,819
                                                                                    ------------       -------------
          Total fixed maturities................................................       9,243,939              77,338
                                                                                    ------------       -------------
Equities:
    0-6 months..................................................................       1,093,326              29,567
    7-12 months.................................................................               -                   -
    Greater than 12 months......................................................               -                   -
                                                                                    ------------       -------------
          Total equities........................................................       1,093,326              29,567
                                                                                    ------------       -------------
          Total.................................................................    $ 10,337,265       $     106,905
                                                                                    ============       =============

     As of December 31, 2003, the Company had unrealized losses on 31 fixed maturity securities of $77,338, including 19, 8, and 4 securities that maintained an unrealized loss position for 0-6 months, 7-12 months, and greater than 12 months, respectively. All 31 fixed maturity securities each had a fair value to cost ratio equal to or greater than 97% as of December 31, 2003.

     As of December 31, 2003, the Company had unrealized losses on 9 equity securities of $29,567, which all maintained an unrealized loss position for 0-6 months. All 9 equity securities each had a fair value to cost ratio equal to or greater than 90% as of December 31, 2003.

     The Company continually monitors developments affecting our invested assets, paying particular attention to events that might give rise to impairment write-downs, including but not limited to: (1) the length of time and extent to which the estimated fair value has been less than book value; (2) whether the decline appears to be related to general market or industry conditions or is issuer-specific; and (3) our ability and intent to hold the security for a period of time sufficient to allow for recovery in the estimated fair value. There were $129,729, $931,531 and $0 in impairment charges included in net realized gain (loss) on investments for the years ended December 31, 2003, 2002 and 2001, respectively. As part of the Company's normal assessment of other-than-temporary impairments of investments, the securities listed were evaluated and no further impairments were deemed necessary as of December 31, 2003.

     At December 31, 2003, investments having a carrying value of $4,511,084 were on deposit with various state insurance departments to meet their respective regulatory requirements.

(3)  DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs for the year ended December 31 are summarized as follows:

                                                                      2003                  2002                2001
                                                                 --------------        -------------        -----------
Deferred, January 1...........................................   $    2,653,826        $   1,522,533        $   642,787
Additions:
   Commissions................................................        5,380,025            1,904,229          1,682,847
   Premium tax................................................          400,315              135,711            122,837
                                                                 --------------        -------------        -----------
        Total additions.......................................        5,780,340            2,039,940          1,805,684
                                                                 --------------        -------------        -----------
Amortization to expense ......................................        3,472,016              908,647            925,938
                                                                 --------------        -------------        -----------
Deferred, December 31.........................................   $    4,962,150        $   2,653,826        $ 1,522,533
                                                                 ==============        =============        ===========

(4)  UNCOMPLETED CONTRACTS

     Revenues earned on uncompleted codification contracts by ALPC were $1,625,993 and $1,492,583 and billings to date on those contracts were $1,486,545 and $1,361,640, at December 31, 2003 and 2002, respectively. The excess of costs and estimated earnings over billings to date are presented in the accompanying balance sheets.

                               Exhibit 13(a) - 23

(5)  GOODWILL AND INTANGIBLE ASSETS

     There were no changes in the carrying amount of goodwill during 2003. The changes in the carrying amount of goodwill by reporting unit for the year ended December 31, 2002 are as follows:

                                        Property/Casualty       Insurance              Municipal
                                            Insurance             Agency            Code Publishing         Total
                                        -----------------    ----------------       ----------------     ------------
Balance at December 31, 2001.........     $     753,737      $      1,780,859       $              -     $  2,534,596
Impairment write-offs................                 -            (1,660,858)                     -       (1,660,858)
Noncompete agreement recognition.....                 -              (120,001)                     -         (120,001)
                                          -------------      ----------------       ----------------     ------------
Balance at December 31, 2002.........     $     753,737      $              -       $              -     $    753,737
                                          =============      ================       ================     ============

     Below is a reconciliation statement of income information to pro forma amounts that reflect the elimination of amortization of goodwill, net of tax, for the year ended December 31, 2001:

                                                                 Per Share
                                              ---------------------------------------------
                                                  Amount              Basic         Diluted
                                              ----------------        -----         -------
Net income, as reported..................     $      3,075,190        $ .53         $   .53
Amortization of goodwill.................              101,316          .02             .02
                                              ----------------        -----         -------
Pro forma net income.....................     $      3,176,506        $ .55         $   .55
                                              ================        =====         =======

     Intangible assets as of December 31 were as follows:

                                                      DECEMBER 31, 2003                             December 31, 2002
                                          ----------------------------------------      ---------------------------------------
                                                       ACCUMULATED                                   Accumulated
                                             COST      AMORTIZATION        NET             Cost      amortization        Net
                                          -----------  ------------    -----------      ----------   ------------    ----------
Amortizing intangibles:
  Databases............................   $ 1,008,773   $  (153,001)   $   855,772      $ 1,008,773   $ (102,562)    $  906,211
  Noncompete agreement.................       120,394       (56,118)        64,276          120,394      (32,039)        88,355
                                          -----------   -----------    -----------      -----------   ----------     ----------
Total intangible assets                   $ 1,129,167   $  (209,119)   $   920,048      $ 1,129,167   $ (134,601)    $  994,566
                                          ===========   ===========    ===========      ===========   ==========     ==========

     Amortization expense related to amortizable intangible assets was $74,518, $80,240 and $35,995 during 2003, 2002 and 2001, respectively. The estimated amortization expense of intangible assets for the next five fiscal years ending December 31 is as follows:

2004                 $   74,518
2005                     74,518
2006                     66,518
2007                     50,477
2008                     50,439
                     ----------
                     $  316,470
                     ==========

(6)  NOTES PAYABLE

     As of December 31, 2003, we had an unsecured $10,000,000 revolving line of credit with a maturity date of June 30, 2007 with no outstanding balance ($2,100,000 at December 31, 2002). The revolving credit agreement provides for interest payable quarterly, at an annual rate equal to 0.75% less than the prime rate (3.25% per annum at December 31, 2003). The Company was in compliance with all provisions of our debt covenants at December 31, 2003. The bank that provides the credit line is also a policyholder of the Company.

(7)  LEASE EXPENSES

     We routinely lease premises for use as administrative offices, vehicles and office equipment under operating leases for varying periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases. Effective January 2001, we entered into a new lease for our Columbus office space. Under its provisions, no cash payments were due until April 1, 2002. Rent expense is recognized evenly over the lease term ending December 31, 2008. Rental expenses under operating leases were $271,656, $303,781 and $267,000 during 2003, 2002 and 2001, respectively.

     The future minimum lease payments required under these operating leases for the next five fiscal years ending December 31 are as follows:

2004                 $  223,317
2005                    175,850
2006                    208,769
2007                    224,009
2008                    229,943
                     ----------
                     $1,061,888
                     ==========

                               Exhibit 13(a) - 24

(8)  TRUST PREFERRED DEBT ISSUED TO AFFILIATES

     In December 2002, we organized BIC Statutory Trust I ("BIC Trust I"), a Connecticut special purpose business trust, which issued $8,000,000 of floating rate trust preferred capital securities in an exempt private placement transaction. In September 2003, we organized BIC Statutory Trust II ("BIC Trust II"), a Delaware special purpose business trust, which issued $7,000,000 of floating rate trust preferred capital securities in an exempt private placement transaction. BIC Trust I and BIC Trust II were formed for the sole purpose of issuing and selling the floating rate trust preferred capital securities and investing the proceeds from such securities in junior subordinated debentures of the Company. In connection with the issuance of the trust preferred capital securities, the Company issued junior subordinated debentures of $8,248,000 and $7,217,000 to BIC Trust I and BIC Trust II, respectively. The floating rate trust preferred capital securities and the junior subordinated debentures have substantially the same terms and conditions. The Company has fully and unconditionally guaranteed the obligations of BIC Trust I and BIC Trust II with respect to the floating rate trust preferred capital securities. BIC Trust I and BIC Trust II distribute the interest received from the Company on the junior subordinated debentures to the holders of their floating rate trust preferred capital securities to fulfill their dividend obligations with respect to such trust preferred securities. BIC Trust I's floating rate trust preferred capital securities, and the junior subordinated debentures issued in connection therewith, pay dividends and interest, as applicable, on a quarterly basis at a rate equal to three month LIBOR plus four hundred basis points (5.18% at December 31, 2003), are redeemable at par on or after December 4, 2007 and mature on December 4, 2032. BIC Trust II's floating rate trust preferred capital securities, and the junior subordinated debentures issued in connection therewith, pay dividends and interest, as applicable, on a quarterly basis at a rate equal to three month LIBOR plus four hundred and five basis points (5.21% at December 31, 2003), are redeemable at par on or after September 30, 2008 and mature on September 30, 2033. Interest on the junior subordinated debentures is charged to income as it accrues. Interest expense related to the junior subordinated debentures for the period ended December 31, 2003 and 2002 was $538,056 and $33,748, respectively. The Company was in compliance with all provisions of our debt covenants at December 31, 2003.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which requires the consolidation of certain entities considered to be variable interest entities ("VIEs"). An entity is considered to be a VIE when it has equity investors who lack the characteristics of having a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor will absorb a majority of the VIE's expected losses if they occur, receive a majority of the VIEs expected residual returns if they occur, or both. The Company adopted FIN 46 on July 1, 2003. Upon adoption, BIC Trust I was deconsolidated effective July 1, 2003 with prior periods reclassified in the consolidated financial statements. The deconsolidation did not have any impact on net income. In accordance with FIN 46, BIC Trust II was not consolidated upon formation in September 2003.

(9)  FEDERAL INCOME TAXES

     Deferred income taxes for 2003 and 2002 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured on an income tax basis. Temporary differences which give rise to the net deferred tax liability at December 31 are as follows:

                                                                                     2003                 2002
                                                                                 -----------          -----------
Deferred tax assets:
   Unpaid loss and loss adjustment expense reserves....................          $   171,539          $   121,063
   Unearned premium reserves...........................................            1,211,482              622,859
   Accrued bonus.......................................................                    -               99,079
   Capital loss carryforward...........................................                    -               26,009
   Other than temporary impairment of investments......................               88,245              316,721
   Deferred ceded commissions..........................................              416,479                    -
   Other...............................................................              121,596              195,285
                                                                                 -----------          -----------
      Subtotal.........................................................            2,009,341            1,381,016
                                                                                 -----------          -----------

Deferred tax liabilities:

   Unrealized gains on available for sale securities...................             (989,227)            (512,671)
   Discounting of anticipated salvage and subrogation..................               (9,609)              (2,752)
   Deferred policy acquisition costs...................................           (1,687,131)            (902,303)
   Accrued dividends receivable........................................              (17,950)              (4,182)
   Other...............................................................             (158,049)             (41,135)
                                                                                 -----------          -----------
      Subtotal.........................................................           (2,861,966)          (1,463,043)
                                                                                 -----------          -----------
      Net deferred tax liability.......................................          $  (852,625)         $   (82,027)
                                                                                 ===========          ===========

     Net deferred tax assets and liabilities and federal income tax expense in future years can be materially affected by changes in enacted tax rates or by unexpected adverse events.

                               Exhibit 13(a) - 25

     The provision for federal income taxes for the period ended December 31 consists of the following:

                                                                      2003              2002             2001
                                                                  ------------      ------------    ------------
Current ...................................................       $  1,320,123      $  1,175,825    $  1,056,810
Deferred expense (benefit).................................            294,042          (235,295)        134,557
                                                                  ------------      ------------    ------------
   Federal income taxes....................................       $  1,614,165      $    940,530    $  1,191,367
                                                                  ============      ============    ============

      The difference between income taxes provided at our effective tax rate and the 34% federal statutory rate for the period ended December 31 is as follows:

                                                                      2003              2002             2001
                                                                  ------------      ------------    -------------
Federal income tax at statutory rate.......................       $  1,878,154      $  1,137,555    $   1,450,629
Dividends received deduction and tax exempt interest.......           (379,099)         (326,397)        (327,644)
Business meals and entertainment...........................             22,489            20,238           46,686
Other......................................................             92,621           109,134           21,696
                                                                  ------------      ------------    -------------
     Federal income taxes..................................       $  1,614,165      $    940,530    $   1,191,367
                                                                  ============      ============    =============

(10)  BENEFIT PLANS

      The Ohio Indemnity Company Employee 401(k) and Profit Sharing Plan (the "401(k) Plan") is available to full-time employees who meet the 401(k) Plan's eligibility requirements. Under the 401(k) Plan, we match 50% of the qualified employee's contribution up to 6% of salary. The total cost of the matching contribution was $164,057, $133,353 and $92,340 for the years ended December 31, 2003, 2002 and 2001, respectively.

(11)  STOCK OPTION PLANS

      We have stock options outstanding and exercisable at December 31, 2003 under three equity compensation plans, each of which has been approved by our security holders. Our 1984 Stock Option Plan (the "1984 Stock Option Plan") was open to all employees of the Company and its subsidiaries. All options were granted to employees of our Company before May 17, 1994 and had a term of not more than ten years. Under the 1984 Stock Option Plan, options for 10,000 common shares were outstanding at December 31, 2003 and expire in 2004 at an option price per share of $5.25. All of the options outstanding were granted to an employee for compensatory purposes.

      The 1994 Stock Option Plan (the "1994 Stock Option Plan") provides for the grant of options to purchase up to an aggregate of 500,000 common shares, with a 100,000 common share maximum for any one participant. Key employees, officers and directors of, and consultants and advisors to, Bancinsurance and its subsidiaries are eligible to participate in the 1994 Stock Option Plan. The 1994 Stock Option Plan is administered by the Company's Compensation Committee which determines to whom and when options will be granted along with the terms and conditions of the options. Under the 1994 Stock Option Plan, options for 372,400 common shares were outstanding at December 31, 2003 and expire at various dates from 2004 to 2013 and range in option price per share from $2.50 to $6.75. Of the options for 372,400 common shares outstanding, 46,000 have been granted to our non-employee directors and 326,400 have been granted to employees.

      The 2002 Stock Incentive Plan (the "2002 Plan") provides for awards, including grant of options, to purchase up to an aggregate of 600,000 common shares. Key employees, officers and directors of, and consultants and advisors to, Bancinsurance and its subsidiaries are eligible to participate in the 2002 Plan. The 2002 Plan is administered by the Compensation Committee which determines to whom and when options, restricted stock or stock appreciation rights will be granted as well as the terms and conditions of the award. Under the 2002 Plan, options for 204,000 common shares were outstanding at December 31, 2003 and expire at various dates from 2012 to 2013 and range in option price per share from $4.50 to $5.21. All of the options outstanding were granted to employees for compensatory purposes.

     A summary of the status of our stock options as of December 31, 2003, 2002 and 2001 and changes during the year ended on those dates is presented below:

                                                         2003                           2002                          2001
                                              ---------------------------  ----------------------------   --------------------------
                                                         WEIGHTED-AVERAGE              Weighted-average             Weighted-average
                                               SHARES     EXERCISE PRICE      Shares    exercise price    Shares     exercise price
                                              --------   ----------------  ----------  ----------------   --------  ----------------
Outstanding at beginning of year.........      487,900       $  4.73          355,500       $  4.81        323,000       $ 4.76
Granted..................................      159,000          5.56          164,000          4.66         49,000         4.62
Exercised................................      (18,000)         4.92             (600)         4.65        (14,000)        2.89
Expired..................................      (20,000)         6.00                -             -              -            -
Canceled.................................      (22,500)         4.95          (31,000)         5.33         (2,500)        4.75
                                             ---------                     ----------                     --------
Outstanding at end of year...............      586,400          4.90          487,900          4.73        355,500         4.81
                                             =========                     ==========                     ========
Shares reserved for issuance.............      982,400                      1,042,900                      434,500
Options available for future grant.......      396,000                        555,000                      129,000
Weighted-average fair value of options
  granted during the year................    $  1.7068                     $   1.7135                     $ 2.0434

                               Exhibit 13(a) - 26

     The fair value of each option granted during 2003, 2002 and 2001 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 27.44 % for 2003, 28.97% for 2002 and 35.15% for 2001; (2) risk-free interest rate of 3.09% for options granted March 14, 2003, 2.82% for options granted May 16, 2003, 2.74% for options granted June 2, 2003, 2.64% for options granted June 3, 2003, 5.00% for options granted May 17, 2002, 4.71% for options granted June 4, 2002, 3.86% for options granted July 26, 2002, 3.48% for options granted October 28, 2002, 3.41% for options granted November 4, 2002, 5.24% for options granted May 17, 2001, 5.31% for options granted May 30, 2001 and 5.20% for options granted May 31, 2001; (3) expected life of six years for all years; and (4) 0% dividend yield for all years.

     The following table summarizes weighted-average information by range of exercise prices for stock options outstanding and exercisable at December 31, 2003:

                                                    OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                                        -----------------------------------------------  -----------------------------
                                          NUMBER     WEIGHTED-AVERAGE  WEIGHTED-AVERAGE    NUMBER     WEIGHTED-AVERAGE
                                        OUTSTANDING      REMAINING         EXERCISE      EXERCISABLE      EXERCISE
       RANGE OF EXERCISE PRICES         AT 12/31/03  CONTRACTUAL LIFE        PRICE       AT 12/31/03        PRICE
-------------------------------------   -----------  ----------------  ----------------  -----------  ----------------
$ 2.50 - 2.875.......................       19,500          1.92            $ 2.54          19,500         $ 2.54
  3.375 - 3.875......................       32,000          2.96              3.84          32,000           3.84
  4.00 - 4.85........................      268,400          6.77              4.58         143,360           4.64
  5.25 - 5.625.......................      248,500          7.77              5.46          76,000           5.36
  6.00 - 6.75........................       18,000          3.18              6.22           8,000           6.50
                                        ----------                                         -------
  2.50 - 6.75........................      586,400          6.71              4.90         278,860           4.65
                                        ==========                                         =======

(12) STATUTORY RESTRICTIONS

     Generally, Ohio Indemnity is restricted by the insurance laws of the State of Ohio as to amounts that can be transferred to the parent in the form of dividends, loans, or advances without the approval of the Department. Under these restrictions, during 2004, dividends, loans or advances in excess of $3,629,310 will require the approval of the Department.

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

(13) STATUTORY SURPLUS AND NET INCOME

     Ohio Indemnity is statutorily required to file financial statements with state regulatory authorities. The accounting principles used to prepare such statutory financial statements follow prescribed or permitted accounting principles as defined in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual, each of which may differ from GAAP. Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the Department. Ohio Indemnity has no permitted statutory accounting practices.

     As of and for the period ended December 31, Ohio Indemnity's statutory surplus and net income determined in accordance with accounting practices prescribed by the Department differed from shareholder's equity and net income determined in accordance with GAAP by the following:

                                                     Shareholder's Equity/Surplus                      Net Income
                                               ----------------------------------------  -----------------------------------
                                                   2003          2002          2001          2003         2002       2001
                                               -----------    -----------   -----------  -----------  ----------  ----------
Statutory..................................    $36,293,102    $32,353,218   $29,632,880  $ 2,427,321  $1,751,827  $2,567,615
Reconciling items:
 Non-admitted assets.......................         33,682         91,723         2,818            -           -           -
 Deferred policy acquisition costs.........      4,962,150      2,653,826     1,522,533    2,308,324   1,131,292     879,746
 Deferred ceded commissions................       (371,323)             -             -     (371,323)          -           -
 Deferred taxes............................     (1,660,512)    (1,023,087)     (538,651)     (37,523)    166,270    (134,557)
 Unrealized gain on available for sale fixed
   maturities and redeemable preferred stock       293,031        355,249        61,730            -           -           -
 Provision for reinsurance.................         47,000              -        32,027            -           -           -
                                               -----------    -----------   -----------  -----------  ----------  ----------
GAAP........................................   $39,597,130    $34,430,929   $30,713,337  $ 4,326,799  $3,049,389  $3,312,804
                                               ===========    ===========   ===========  ===========  ==========  ==========

                               Exhibit 13(a) - 27

(14) OTHER COMPREHENSIVE INCOME

     The related federal income tax effects of each component of other comprehensive income (loss) are as follows:

                                                                                 YEAR ENDED DECEMBER 31, 2003
                                                                  --------------------------------------------------------
                                                                    BEFORE-TAX             INCOME              NET-OF-TAX
                                                                      AMOUNT             TAX EFFECT              AMOUNT
                                                                  -------------         -------------         ------------
Net unrealized holding gains on securities:
  Unrealized holding gains arising during 2003..................  $   2,061,702         $     700,979         $  1,360,723
  Less: reclassification adjustments for gains realized in
    net income..................................................        660,067               224,423              435,644
                                                                  -------------         -------------         ------------
  Net unrealized holding gains..................................      1,401,635               476,556              925,079
                                                                  -------------         -------------         ------------
Other comprehensive income......................................  $   1,401,635         $     476,556         $    925,079
                                                                  =============         =============         ============

                                                                                       Year ended December 31, 2002
                                                                               -----------------------------------------
                                                                                Before-tax       Income      Net-of-tax
                                                                                   amount       tax effect      amount
                                                                               --------------  -----------   -----------
Net unrealized holding gains on securities:
   Unrealized holding losses arising during 2002............................   $    (321,214)  $ (109,213)   $ (212,001)
   Less: reclassification adjustments for losses realized in net income.....      (1,033,544)    (351,405)     (682,139)
                                                                               -------------   ----------    ----------
   Net unrealized holding gains.............................................         712,330      242,192       470,138
                                                                               -------------  -----------   -----------
Other comprehensive income..................................................   $     712,330  $   242,192   $   470,138
                                                                               =============  ===========   ===========

                                                                                      Year ended December 31, 2001
                                                                               -----------------------------------------
                                                                                Before-tax      Income        Net-of-tax
                                                                                 amount       tax effect         amount
                                                                               -----------   ------------     ----------
Net unrealized holding losses on securities:
   Unrealized holding losses arising during 2001............................   $  (316,176)   $  (107,500)    $ (208,676)
   Less: reclassification adjustments for gains realized in net income......        22,542          7,664         14,878
                                                                               -----------   ------------     ----------
   Net unrealized holding losses............................................      (338,718)      (115,164)      (223,554)
                                                                               -----------    -----------     ----------
Other comprehensive income loss.............................................   $  (338,718)   $  (115,164)    $ (223,554)
                                                                               ===========    ===========     ==========

(15) RESERVE FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the reserve for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):

                                                2003                    2002                    2001
                                            ------------           -------------           ------------
Balance at January 1...................     $      7,559           $       4,873           $      2,959
  Less reinsurance recoverables........              283                      90                     20
                                            ------------           -------------           ------------
Net Balance at January 1...............            7,276                   4,783                  2,939
                                            ------------           -------------           ------------
Incurred related to:
  Current year.........................           35,888                  29,121                 21,759
  Prior years..........................           (2,805)                   (807)                  (100)
                                            ------------           -------------           ------------
Total incurred.........................           33,083                  28,314                 21,659
                                            ------------           -------------           ------------
Paid related to:
  Current year.........................           21,120                  21,103                 17,074
  Prior years..........................            9,779                   4,718                  2,741
                                            ------------           -------------           ------------
Total paid.............................           30,899                  25,821                 19,815
                                            ------------           -------------           ------------
Net Balance at December 31.............            9,460                   7,276                  4,783
  Plus reinsurance recoverables........            4,926                     283                     90
                                            ------------           -------------           ------------
Balance at December 31.................     $     14,386           $       7,559           $      4,873
                                            ============           =============           ============

     As a result of changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $2,805,000, $807,000 and $100,000 in 2003, 2002 and 2001, respectively, due to favorable development, primarily attributable to aggregate limit ultimate loss coverage reserves.

                               Exhibit 13(a) - 28

(16) REINSURANCE

     In the ordinary course of business, we assume and cede reinsurance with other insurers and reinsurers. Such arrangements serve to enhance our capacity to write business, provide greater diversification and limit our maximum loss arising from certain risks. Although reinsurance does not discharge the original insurer from its primary liability to its policyholders, it is the practice of insurers for accounting purposes to treat reinsured risks as risks of the reinsurer. The primary insurer would only reassume liability in those situations where the reinsurer is unable to meet the obligations it assumed under the reinsurance agreements. The ability to collect reinsurance is subject to the solvency of the reinsurers.

     We report balances pertaining to reinsurance transactions "gross" on the balance sheet, meaning that reinsurance recoverables on unpaid losses, ceded experience rating adjustments payable and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

     The Company's ceded reinsurance transactions are attributable to our lender/dealer business. The assumed business represents a quota share participation in the gross liability of an insurer covering bail bond business. During 2003, the Company entered into two new quota share reinsurance agreements whereby 100% of our lender/dealer business was ceded for two customers. Under the two separate agreements, the Company ceded written premium of $18,459,771 and $8,826,954, respectively, during 2003. At December 31, 2003, the Company recorded a reinsurance recoverable of $1,475,632 and $3,067,461, respectively, and prepaid reinsurance premiums of $5,127,910 and $5,638,647, respectively, for these two separate agreements. For both agreements, the Company has obtained collateral in the form of a letter of credit and a trust from the reinsurers to secure their obligations. Under the provisions of the reinsurance agreements, the collateral must be equal to or greater than 102% of the reinsured reserves and the Company has immediate access to such collateral if necessary.

     A reconciliation of direct to net premiums, on both a written and earned basis, for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                         2003                             2002                            2001
                          --------------------------------   -----------------------------   -----------------------------
                              PREMIUMS         PREMIUMS        Premiums        Premiums        Premiums         Premiums
                              WRITTEN           EARNED          written         earned          written          earned
                          ---------------   --------------   ------------     ------------   ------------     ------------
Direct.................   $    85,697,160   $   69,417,859   $ 45,403,898     $ 40,978,953   $ 44,384,593     $ 38,390,171
Assumed................           367,466          409,024        495,762          411,179        329,739          173,005
Ceded..................       (28,537,419)     (22,457,827)      (835,045)        (507,895)    (1,105,872)        (254,438)
                          ---------------   --------------   ------------     ------------   ------------     ------------
                          $    57,527,207   $   47,369,056   $ 45,064,615     $ 40,882,237   $ 43,608,460     $ 38,308,738
                          ===============   ==============   ============     ============   ============     ============

     The amounts of recoveries pertaining to reinsurance that were deducted from losses incurred during 2003, 2002 and 2001 were $9,917,371, $231,998 and
     $164,794, respectively. The amount of recoveries pertaining to reinsurance that was deducted from experience rating adjustments during 2003 was $4,936,365 (none in 2002 and 2001). During 2003, 2002 and 2001, ceded reinsurance decreased commission expense incurred by $7,380,273, $132,344 and $160,839, respectively.

(17) RELATED PARTIES

     Loans to affiliates at December 31, 2001 included a $96,000 loan to an officer of the Company. Such indebtedness was due and payable on February 1, 2002. Pursuant to the terms of a Resignation Agreement and Release between the Company and such officer, we offset the loan payable against $96,000 that was due and payable by the Company under such Resignation Agreement and Release at the officer's termination on March 31, 2002.

     In 1994, we entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of an officer and his spouse. The bank has acquired a second-to-die policy on the lives of the insureds, in the aggregate face amount of $2,700,000. At December 31, 2003 and 2002, we had loaned the trustee $717,496 and $645,777, respectively, under this agreement for payment of insurance premiums, which is included in loans to affiliates. Amounts loaned by the Company to the trustee are to be repaid, in full, without interest from any of the following sources: (1) cash surrender value of the underlying insurance policies; (2) death benefits; and/or (3) the sale of 15,750 common shares of the Company contributed by the officer to the trust. In February 2000, we entered into a Split-Dollar Insurance Agreement for the benefit of another officer in the face amount of $1,000,000. At December 31, 2003 and 2002, $30,000 was included in loans to affiliates for payment of insurance premiums in accordance with this agreement. All premiums paid by the Company in accordance with this agreement are to be repaid, in full, without interest, upon the death, retirement or termination of the officer.

     During 2003 and 2001, we agreed to repurchase common shares of the Company from two officers of Ohio Indemnity concurrent with the issuance of such common shares through exercise of stock options. The $4,680 payment in 2003 and the $22,640 payment in 2001 to settle the option grants were recorded as compensation expense.

     We share the Company's executive offices with certain of our consolidated subsidiaries. Rental, equipment and bookkeeping expenses are allocated among them pursuant to management fee agreements.

                               Exhibit 13(a) - 29

(18) CONCENTRATIONS

     The Company has the following concentrations of net premiums earned within our property/casualty insurance business segment for the years ended December 31:

                  PRODUCT - CUSTOMER TYPE                                   2003             2002             2001
----------------------------------------------------------------        ------------      ----------      -----------
Lender/Dealer-Managing General Agent............................        $ 10,889,155      $9,724,753      $ 7,219,390
Lender/Dealer-Managing General Agent............................           6,512,701       5,521,061        5,121,341
Lender/Dealer-Managing General Agent............................           5,439,426         163,729                -
Lender/Dealer-Policyholder......................................           7,062,900       5,804,975        4,238,080

(19) COMMON SHARE REPURCHASE PROGRAM

     On April 25, 2002, the Board of Directors adopted a common share repurchase program. On May 23, 2002, the Board of Directors increased the aggregate number of common shares available for repurchase under the repurchase program to 700,000 common shares from 600,000 common shares originally approved. The repurchase program expired on December 31, 2003. Through December 31, 2003, we repurchased 699,465 common shares at an average price per share of $5.00 under this program. Repurchases were funded by cash flows from operations.

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

     Short-term investments: The carrying amounts are reasonable estimates of fair value.

     Fixed maturities and equity securities: Fair values are based upon quoted market prices or dealer quotes for comparable securities.

     Accounts receivable: The carrying amounts are reasonable estimates of fair value.

     Notes payable: Rates currently available to us for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. As the interest rate adjusts regularly, the carrying amount is a reasonable estimate of fair value.

     Trust preferred debt issued to affiliates: Fair value is estimated using discounted cash flow calculations based on interest rates currently being offered for similar obligations with maturities consistent with the obligation being valued. As the interest rate adjusts regularly, the carrying amount is a reasonable estimate of fair value.

     The carrying amount and estimated fair value of financial instruments subject to disclosure requirements were as follows at December 31:

                                                               2003                                 2002
                                                 --------------------------------       ----------------------------
                                                   CARRYING           ESTIMATED           Carrying       Estimated
                                                    AMOUNT           FAIR  VALUE           amount        fair value
                                                 -------------      -------------       ------------   -------------
Assets:
   Held to maturity fixed maturities.........    $   4,872,012      $   5,066,125       $  4,487,749   $   4,691,903
   Available for sale fixed maturities.......       28,918,149         28,918,149         15,912,650      15,912,650
   Available for sale equity securities......       10,235,858         10,235,858          6,869,513       6,869,513
   Short-term investments....................       28,904,680         28,904,680         25,135,305      25,135,305
   Cash......................................        2,949,627          2,949,627          4,306,007       4,306,007
Liabilities:
   Notes payable.............................           53,276             53,276          2,166,355       2,166,355
   Trust preferred debt issued to affiliates.       15,465,000         15,465,000          8,248,000       8,248,000

(21) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Our results of operations have varied, and in the future may vary, from quarter to quarter principally because of fluctuations in underwriting results. Consequently, quarterly results are not necessarily indicative of full year results, nor are they comparable to the results of other quarters. The following table sets forth certain unaudited quarterly consolidated financial and operating data:

                                                                                 2003
                                                ----------------------------------------------------------------
                                                    FIRST           SECOND            THIRD            FOURTH
                                                   QUARTER          QUARTER           QUARTER          QUARTER
                                                ------------     ------------      ------------     ------------
Total revenues.............................     $ 12,771,501     $ 16,732,220      $ 17,497,669     $  6,803,859
Income before federal income taxes.........        1,437,535        1,622,924           927,856        1,535,667
Net income.................................        1,029,003        1,146,128           750,175          984,511
Earnings per common share:
   Basic...................................              .21              .23               .15              .20
   Diluted.................................              .20              .23               .15              .19

                               Exhibit 13(a) - 30

                                                                            2002
                                                ----------------------------------------------------------------
                                                    First           Second            Third            Fourth
                                                   Quarter          Quarter           Quarter          Quarter
                                                ------------     ------------      ------------     ------------
Total revenues.............................     $ 10,407,965     $ 11,284,189      $ 12,613,057     $ 10,863,444
Income before federal income taxes and
 cumulative effect of change in accounting
 principle.................................        1,439,672        1,332,021           114,623          425,685
Income before cumulative effect of change in
 accounting principle......................        1,020,484          950,951            92,670          307,366
Net income (loss)..........................         (461,374)         950,951            92,670          307,366
Earnings per common share:
   Basic:
     Income before cumulative effect of change
       in accounting principle.............              .18              .17               .02              .05
     Net income (loss).....................             (.08)             .17               .02              .05
   Diluted:
     Income before cumulative effect of change
       in accounting principle.............              .17              .17               .02              .05
     Net income (loss).....................             (.08)             .17               .02              .05

(22) LITIGATION

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to our knowledge, threatened against the Company, its subsidiaries or against any of their assets, interests or rights that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is a party to any order, judgment or decree which has had or could reasonably be expected to have a material adverse effect on the Company or such subsidiary.

(23) SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                          2003                     2002                 2001
                                                    -----------------       -----------------      ---------------
Net income.......................................   $       3,909,817       $         889,613      $     3,075,190
                                                    -----------------       -----------------      ---------------
Income available to common shareholders,
    assuming dilution............................   $       3,909,817       $         889,613      $     3,075,190
                                                    -----------------       -----------------      ---------------
Weighted-average common shares outstanding.......           4,941,731               5,376,465            5,769,340
    Dilutive effect of outstanding options.......             108,282                  34,649               20,000
                                                    -----------------       -----------------      ---------------
Diluted common shares............................           5,050,013               5,411,114            5,789,340
                                                    =================       =================      ===============
Basic net income per common share................   $             .79       $             .16      $           .53
Diluted net income per common share..............   $             .77       $             .16      $           .53

(24) SEGMENT INFORMATION

     As described in Note 1, the Company has three reportable business segments:
     (1) Property/Casualty Insurance; (2) Municipal Code Publishing; and (3) Insurance Agency. There are intersegment management and commission fees. The allocations of certain general expenses within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.

                                                                DECEMBER 31, 2003
                                   ----------------------------------------------------------------------------
                                                             MUNICIPAL                               REPORTABLE
                                   PROPERTY/CASUALTY           CODE              INSURANCE            SEGMENT
                                      INSURANCE             PUBLISHING             AGENCY               TOTAL
                                   -----------------       -------------        -----------        -------------
Revenues from external customers     $  48,500,430         $   3,819,221        $     3,735        $  52,323,386
Intersegment revenues.........               5,880                  -               370,871              376,751
Interest revenue..............           1,685,726                  -                     9            1,685,735
Interest expense..............                 549                 2,032               -                   2,581
Depreciation and amortization.             222,280                92,609               -                 314,889
Segment profit................           6,072,662               457,490            310,813            6,840,965
Income tax expense............           1,745,863               187,881            106,564            2,040,308
Segment assets................         105,342,377             2,551,413            547,206          108,440,996

                               Exhibit 13(a) - 31

                                                                     December 31, 2002
                                   ---------------------------------------------------------------------------
                                                           Municipal                              Reportable
                                   Property/Casualty         Code              Insurance            Segment
                                       Insurance          Publishing             Agency               Total
                                   -----------------     -------------        -----------        -------------
Revenues from external customers     $  40,822,797       $   3,324,037        $     8,463        $  44,155,297
Intersegment revenues.........               5,880                   -            155,181              161,061
Interest revenue..............           1,293,032                   -                116            1,293,148
Interest expense..............              15,477              11,420              1,327               28,224
Depreciation and amortization.             113,591             100,455             28,000              242,046
Segment profit (loss).........           4,141,969             522,636         (1,623,255)           3,041,350
Income tax expense............           1,094,048             243,066             18,049            1,355,163
Segment assets................          66,692,915           2,153,838            299,257           69,146,010

                                                             December 31, 2001
                                ------------------------------------------------------------------------------
                                                           Municipal                              Reportable
                                   Property/Casualty         Code              Insurance            Segment
                                       Insurance          Publishing            Agency               Total
                                   -----------------     -------------        -----------        -------------
Revenues from external customers     $  39,747,354       $   2,652,231        $    67,065        $  42,466,650
Intersegment revenues.........               5,880                  -             340,494              346,374
Interest revenue..............           1,335,796                  -                 107            1,335,903
Interest expense..............               9,266               3,162                  -               12,428
Depreciation and amortization.              59,829              78,140            102,122              240,091
Segment profit................           4,545,478             380,425            141,402            5,067,305
Income tax expense............           1,229,850             143,617             87,923            1,461,390
Segment assets................          58,283,510           1,878,414          2,610,501           62,772,425

     The following is a reconciliation of the segment results to the consolidated amounts reported in the consolidated financial statements:

                                                                           2003                2002            2001
                                                                     ---------------     --------------   -------------
Revenue
Total revenues for reportable segments............................   $    52,323,386     $   44,155,297   $  42,466,650
Other revenues....................................................           218,772              2,702          23,147
Interest revenue..................................................         1,739,082          1,317,751       1,380,079
 Elimination of intersegment revenues.............................          (475,991)          (307,095)       (427,614)
                                                                     ---------------     --------------   -------------
 Total consolidated revenue.......................................   $    53,805,249     $   45,168,655   $  43,442,262
                                                                     ===============     ==============   =============
Profit
Total profit for reportable segments..............................   $     6,840,965     $    3,041,350   $   5,067,305
Other gain (loss).................................................          (840,992)           577,746        (373,134)
Elimination of intersegment profits...............................          (475,991)          (307,095)       (427,614)
                                                                     ---------------     --------------   -------------
Income before income taxes and cumulative effect of change
    in accounting principle.......................................   $     5,523,982     $    3,312,001   $   4,266,557
                                                                     ===============     ==============   =============
Assets
Total assets for reportable segments..............................   $   108,440,996     $   69,146,010   $  62,772,425
Parent company assets.............................................         8,122,851         11,950,233       3,967,509
Elimination of intersegment receivables...........................          (694,111)        (8,393,039)     (2,069,257)
                                                                     ---------------     -------------    ------------
 Consolidated assets..............................................   $   115,869,736     $   72,703,204   $  64,670,677
                                                                     ===============     ==============   =============

                               Exhibit 13(a) - 32

MARKET INFORMATION

The Company's common shares are traded on the Nasdaq National Market under the symbol "BCIS." The following table sets forth, for the periods indicated, the high and low closing sale prices for the Company's common shares. On February 27, 2004, the last reported sale price of the Company's common shares was $7.93.

FISCAL QUARTER ENDED            LOW SALE                 HIGH SALE
--------------------            --------                 ---------
March 31, 2002                    4.05                      4.95
June 30, 2002                     4.75                      5.37
September 30, 2002                4.50                      5.33
December 31, 2002                 4.51                      5.15
March 31, 2003                    4.45                      5.15
June 30, 2003                     4.58                      6.00
September 30, 2003                5.52                      6.58
December 31, 2003                 6.20                      7.67

HOLDERS

The number of registered holders of record of the Company's common shares as of February 27, 2004 was 760.

DIVIDENDS

No cash dividends were declared or paid on our outstanding common shares in the two most recent fiscal years. We intend to retain earnings to finance the growth of our business and the business of Ohio Indemnity and American Legal Publishing and, therefore, do not anticipate paying any cash dividends to holders of our common shares in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, legal and regulatory restrictions, and other factors deemed relevant at the time. For a description of the restrictions on payment of dividends to us from Ohio Indemnity, see note 12 to the consolidated financial statements.

ANNUAL MEETING

The annual meeting of shareholders will be held on June 2, 2004, at 10:30 a.m. local time, at The Columbus Club, 181 East Broad Street, Columbus, Ohio.

                               Exhibit 13(a) - 33